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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
AON CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of
Stockholders,
Proxy Statement and
2005 Annual Financial Report

Aon Corporation

www.aon.com

Table of Contents
i	A letter from the Executive Chairman
ii	A letter from the President and Chief Executive Officer
Notice of Annual Meeting of Stockholders
Proxy Statement—Annual Meeting of Stockholders—May 19, 2006
1	Why did I receive these proxy materials?
What matters will be presented for consideration at the Annual Meeting?
Will any other matters be decided at the Annual Meeting?
Who is entitled to vote at the Annual Meeting?
2	What is the difference between holding shares of Common Stock as a stockholder of record and as a beneficial owner?
How do I vote?
3	What should I do if I receive more than one proxy card?
How is a quorum determined?
What is a broker non-vote?
What are the voting requirements to elect Directors and approve each of the proposals?
4	Can I change my vote?
Will the Annual Meeting be webcast?
Who can attend the Annual Meeting?
What do I need to do to attend the Annual Meeting?
Who will pay the costs of this proxy solicitation?
5	Who will count the vote?
6	Principal Holders of Voting Securities
8	Agenda Item No. 1—Election of Directors
14	Security Ownership of Certain Beneficial Owners and Management
16	Compensation of the Board of Directors
19	Board of Directors—Corporate Governance
23	Board of Directors—Committees and Meetings
27	Report of the Audit Committee
28	Agenda Item No. 2—Ratification of Appointment of Independent Registered Public Accounting Firm
30	Executive Compensation
44	Stock Performance Graph
45	Organization and Compensation Committee Report on Executive Compensation
51	Agenda Item No. 3—Approval of Material Terms of Performance Goals Under and Amendment to the Senior Officer Incentive Compensation Plan
54	Agenda Item No. 4—Approval of Material Terms of Performance Goals Under and Amendment to the Aon Stock Incentive Plan
61	Equity Compensation Plan Information
64	Compensation Committee Interlocks and Insider Participation
Certain Relationships and Related Transactions
66	Legal Proceedings Against Officers and Directors
Section 16(a) Beneficial Ownership Reporting Compliance
Stockholder Proposals for 2007 Annual Meeting
67	Annual Report on Form 10-K
Incorporation by Reference
Other Matters
A-1	Appendix A—Senior Officer Incentive Compensation Plan
B-1	Appendix B—Aon Stock Incentive Plan
C-1	Appendix C—Amended and Restated Audit Committee Charter
D-1	Appendix D—2005 Annual Financial Report
E-1	Appendix E—Corporate Information

Executive Chairman

To Our Stockholders:

        I have always taken great pride in Aon Corporation, but never more so than in the year 2005. The year began with uncertain markets as the investigation by the New York Attorney General and other government agencies proceeded, but the steps we have taken to provide greater transparency to our clients have brought us more closely in touch with their needs while better illustrating the true value of our counsel and services. Our people have responded to new business opportunities and processes with energy, efficiency and enthusiasm, and their integrity and client focus continue to be among Aon's finest assets.

        In early April, we welcomed Gregory C. Case as Aon's new president and chief executive officer—a decision in which our Board can take great pride. Greg and his leadership team have already made enormous contributions to Aon's next chapter. Our people have shown confidence in and support for our new leadership team, and there is a palpable increase in momentum, energy and enthusiasm throughout our organization.

        Another great source of pride was Aon's response to natural disasters around the world including a hurricane season unmatched in its severity. Our Aon team responded to clients immediately, helping them to implement business recovery and continuity strategies, assess losses, file claims and negotiate with insurance companies. This work will continue for months—if not years—before every claim is satisfied. Negotiations can be extremely complex, but the people of Aon are known for their ability to persevere and to prevail, providing exemplary expertise and commitment to those we serve.

        Thanks to the many contributions of Aon colleagues around the world and the leadership exhibited at every level of the organization—in every geography—we've reported very positive results for 2005. We are fundamentally a stronger firm today than we were only a year ago, with a bold operating plan to improve business performance and our competitive position.

        I have never been more confident in our future nor more proud of the Aon team. My 47,000 colleagues are applying their tremendous knowledge and expertise every day to bring ever-more distinctive value to our clients and to our stockholders. I am deeply appreciative of their commitment and grateful for the opportunity to continue to serve our clients, our industry and our stockholders.

Patrick G. Ryan

i

Aon Corporation 2005

President and Chief Executive Officer

To Our Stockholders:

        The year 2005 was a year of transition for Aon, for our industry and for me personally. It has been my pleasure to serve as president and chief executive officer for this great organization for the past 12 months, and each day I am reminded of the wealth of opportunities we face as well as the impressive capabilities we have to address them.

        We began 2005 with uncertainty as we transitioned to a new brokerage compensation model and more transparent ways of doing business with clients. Our colleagues in the United Kingdom, faced with a difficult environment, led the industry by securing broad agreement for a new transparency and compensation model. It may have been one of the most difficult years the industry has ever seen, but despite regulatory investigations and a catastrophic hurricane season, our business fared well. Many of the uncertainties have been resolved and, thanks to my Aon colleagues, we have completed 2005 with steady improvements in our business performance and a 51 percent increase in our stock price over the course of the year.

        In November, Aon's Board authorized the repurchase of up to $1 billion of the company's common stock. The authorization recognizes that Aon is well capitalized and that we expect to continue to generate cash in excess of what we need to run the business and invest for growth. We believe that a share repurchase program is an effective way to return excess capital to our stockholders.

In our brokerage segment

        In our Americas operation, organic revenue trends gained momentum throughout the year, achieving 10 percent growth by the fourth quarter. The effort was led by new business development in all geographic regions and by outstanding performance in our affinity business—one of Aon's brightest stars and a business we will continue to grow and strengthen. France and Spain were superlative in our International arena, and we are also particularly proud of our colleagues in Japan for winning performance and a growing profit contribution. The European economy is strengthening, and our long-standing presence in this market puts us in a great position for growth in 2006.

        Growth in reinsurance was challenging, affected by pricing and higher risk retention, although we did benefit from strong renewals and new business in our Americas reinsurance business in the fourth quarter. One highlight I would like to mention: Aon Re China Limited secured 100 percent placement of the first agricultural reinsurance contract in China. This historic deal opens up a new era in the nation's insurance industry for cooperation between local agricultural insurers and global reinsurance providers.

        We are very encouraged by the trends within our brokerage segment. Despite a generally challenging revenue environment, over recent quarters we have been able to report higher earnings and higher margins due to the expense discipline that our organization has embraced. As we maintain that discipline, implement our restructuring plan, and capitalize on a number of meaningful growth opportunities, our brokerage businesses are well positioned for the future.

Aon Corporation 2005

In Aon Consulting

        It was a year of transition for Aon Consulting as well as Don Ingram announced his retirement after 35 years of dedicated service to Aon and its predecessor organizations. We are grateful to Don for his leadership and wish him a long and very happy retirement.

        In July, we welcomed new CEO Andrew Appel, who is working with his team to focus on five growth platforms for our consulting business: global benefits, mid-market human resources outsourcing, global recruitment and employment process outsourcing, pension liability transfer, and global financial advisory and litigation consulting services. While U.S. employee benefits led to a much improved fourth quarter for Aon Consulting in 2005, we still have much work to do to improve our performance. That said, I believe Andrew and his team are charting a course that will lead to future success.

In insurance underwriting

        Our underwriting segment has demonstrated good organic revenue growth. Combined Insurance Company had another great year with terrific sales performance for its supplemental health product. In November, we announced that we would explore strategic alternatives for our warranty, credit insurance and property & casualty businesses to determine if the potential of these businesses can be more fully realized under different ownership.

Writing the next chapter

        We have outlined three key imperatives to move Aon forward over the long term: providing distinctive value to our clients, pursuing operational excellence, and attracting and retaining the top talent in our industry. We believe these imperatives will be the key factors in our success while providing a strong framework for us as we proceed.

        Aon has a compelling and unique opportunity to provide truly distinctive value to our clients. Although many companies are global in size and scope, the needs they address are usually local in nature. Our new Global Large Corporate business unit is a great step in integrating and leveraging our global resources to provide solutions that meet the risks and requirements unique to each client's specific political, geographic and regulatory environment. The world's top 1,500 organizations spend over $5 billion each year on risk management and global benefits, so there is significant opportunity. Aon's new Centers of Excellence are designed to improve our approach to those opportunities while providing clients with valuable information and services tailored to this segment's unique needs.

        We will continue to focus on the middle market as well. Aon is the largest middle-market broker in the world—it is the bedrock of our franchise—and yet the growth potential is still tremendous. Local marketing drives sales, local service teams provide greater depth, but Aon has the advantage over regional brokers in that when specialty expertise is needed, we have it. Whether in property & casualty or health & welfare, Aon is poised to serve this fast-growing and attractive market.

        Our work in pursuing operational excellence is closely linked to driving value for our clients. Operational excellence does not mean arbitrary or unfocused cost-cutting. It requires a sharp focus on the operational issues that drive and sustain value for our clients, colleagues and stockholders - investing in what is important and eliminating those expenses that add to our cost base with little or no value to our clients. There have been numerous day-to-day operating improvements and more systematic investment and control in areas such as information technology, real estate, purchasing and outsourcing. Further, we are leveraging technology applications across businesses and geographies, e.g., deploying our client-facing applications on a global basis.

        A review of our businesses, operations and cost structures against the reality of today's competitive environment led to the restructuring plan we announced last summer, designed to improve

Aon Corporation 2005

performance and achieve long-term growth. Major restructuring of U.K. insurance broking and risk management operations have realigned business more effectively around clients' needs in light of the structural changes in the London insurance market.

        We are adding systems, service lines and people to ensure that Aon is positioned to win where we choose to compete.

        In a service organization, the firm is only as strong as its talent, and Aon's talent base—those who tirelessly serve our clients and support our efforts—is a critical and impressive asset. Our Global Executive Program, developed with the Kellogg Graduate School of Management at Northwestern University, is receiving rave reviews from participants as we work to develop our existing talent. We are also moving forward with training such as the Catalyst programs in the Americas and the U.K. and rotational development programs for early-career associates.

        In November, Tom Haak, one of our finest HR professionals, took on a first-of-its-kind role devoted solely to global talent management. And, talent management is a global endeavor at Aon. For example, Steve McGill, who joined us in spring 2005 as head of our Global Large Corporate segment, has relocated to the United States to become CEO of Aon Risk Services in the Americas. A global organization needs a global workforce, and steps like these ensure that the great talent we already have can develop, grow and contribute to all that we are trying to accomplish.

        We have also made a number of significant additions to our talent this year including Ted Devine as head of strategy, Bill Pieroni as global chief information officer, Bobbie Gregg as global chief compliance officer and Phil Clement as global chief marketing officer. Ted Devine recently also took on chief operating officer responsibilities for Risk Services in the Americas. Corbette Doyle has moved from her position in Risk Services to become Aon's first global chief diversity officer. Doug Wendt has joined Combined Insurance as chief operating officer. Bal Dail has joined Aon Consulting as global chief operating officer, and Roelof Hendriks is the new vice chairman of Aon Holdings and regional leader for the Far East and Africa.

Going forward . . .

        The world is becoming more complicated with new classes of risk emerging. Further, threats from terrorist activities will continue to haunt us, natural disasters will continue to strike and a worldwide flu pandemic may soon be wreaking havoc on clients' businesses as well as their health. Workforce productivity remains a challenge as organizations face a convergence of issues including escalating retiree and health care costs, continued pressure on budgets and greater need for efficient processes and solutions. To manage these risks and challenges in the context of changing regulatory environments, political uncertainties and fluctuating economies is where Aon excels and why our future is so promising.

        Our leadership team will continue to pursue ways to deliver unsurpassed expertise and service while structuring our business to generate appropriate returns to our stockholders. Aon is an asset-rich institution with the best talent in the industry. We have thousands of established client relationships and global reach with a network that allows us to find the absolute best solutions for our clients. We believe that 2006 will be a watershed year for Aon as we strive to meet the challenges of a changing marketplace.

        As I celebrate my first anniversary with Aon, I must tell you that I am delighted to be part of an organization comprised of thousands of consummate professionals who intensely care about doing the right thing for their clients and coworkers as well as for our stockholders. I owe a tremendous debt of gratitude to all of my colleagues who have provided guidance and insight. At the head of that list is our founder, Pat Ryan, who is a tireless supporter involved in the success and growth of Aon.

Aon Corporation 2005

        It's a great time to be Aon, and it seems only to be getting better. We still have much to accomplish, but I am gratified by what I have seen and by the progress we are making. It is my pleasure to be a part of this great company and this extraordinary team.

Gregory C. Case

v

Aon Corporation 2005

AON CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Holders of Common Stock of Aon Corporation:

        The 2006 Annual Meeting of Stockholders of Aon Corporation will be held on Friday, May 19, 2006, at 10:00 A.M (local time), at the Indiana Room, Aon Center, 200 East Randolph Street, Chicago, Illinois 60601, for the following purposes:

  1.
  To elect fourteen Directors to serve until our 2007 Annual Meeting of Stockholders. Our Board of Directors unanimously recommends that you vote "FOR" the election of all nominees.

  2.
  To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year 2006. Our Board of Directors unanimously recommends that you vote "FOR" the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

  3.
  To approve the material terms of the performance goals under, and an amendment to, the Senior Officer Incentive Compensation Plan. Our Board of Directors unanimously recommends that you vote "FOR" the proposal to approve the material terms of the performance goals under, and the amendment to, the Senior Officer Incentive Compensation Plan.

  4.
  To approve the material terms of the performance goals under, and an amendment to, the Aon Stock Incentive Plan. Our Board of Directors unanimously recommends that you vote "FOR" the proposal to approve the material terms of the performance goals under, and the amendment to, the Aon Stock Incentive Plan.

  5.
  To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

        Only holders of common stock at the close of business on March 22, 2006 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A list of the stockholders entitled to vote at the Annual Meeting will be available for inspection, for any purpose germane to the Annual Meeting, both at the Annual Meeting and during normal business hours at our corporate offices for ten days prior to the Annual Meeting.

                      By Order of the Board of Directors,

                      Kevann M. Cooke
                       Senior Vice President and Corporate Secretary

  Chicago, Illinois
  April 12, 2006

        Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote as promptly as possible by telephone, through the Internet or by completing and returning the enclosed proxy card.

Aon Corporation
200 East Randolph Street
Chicago, Illinois 60601

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS – MAY 19, 2006

  Why did I receive these proxy materials?

        We are providing this proxy statement in connection with the solicitation of proxies by the Board of Directors of Aon Corporation ("Aon," "we," "us" or "our"), a Delaware corporation, for use at the 2006 Annual Meeting of Stockholders to be held at the Indiana Room, Aon Center, 200 East Randolph Street, Chicago, Illinois 60601, at 10:00 a.m. (local time), on Friday, May 19, 2006, and at any adjournment or postponement thereof.

        This proxy statement and the accompanying proxy card are first being mailed to stockholders on or about April 12, 2006.

  What matters will be presented for consideration at the Annual Meeting?

        Action will be taken at the Annual Meeting with respect to the following items:

  1.
  Election of fourteen Directors to serve until our 2007 Annual Meeting of Stockholders.

  2.
  Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year 2006.

  3.
  Approval of the material terms of the performance goals under, and an amendment to, the Senior Officer Incentive Compensation Plan.

  4.
  Approval of the material terms of the performance goals under, and an amendment to, the Aon Stock Incentive Plan.

  Will any other matters be decided at the Annual Meeting?

        At the date of this proxy statement, we did not know of any other matters to be raised at the Annual Meeting other than those described in this proxy statement. If any other matters are properly presented at the Annual Meeting for consideration, your signed proxy card gives authority to the persons named in your proxy card to vote on such matters in their discretion.

  Who is entitled to vote at the Annual Meeting?

        Holders of our common stock, par value $1.00 per share (the "Common Stock") as of the close of business on March 22, 2006, are entitled to vote at the Annual Meeting. As of that date, there were 320,318,690 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter properly brought before the Annual Meeting.

Aon Corporation 2005

        What is the difference between holding shares of Common Stock as a stockholder of record and as a beneficial owner?

        If your shares of Common Stock are registered directly in your name with Aon's transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares of Common Stock, the stockholder of record, and these proxy materials are being sent directly to you by Aon.

        If your shares of Common Stock are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares of Common Stock by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or through the Internet.

  How do I vote?

        If you are a stockholder of record, you may vote using any of the following methods:

  •
  By telephone using the toll-free telephone number shown on your proxy card;

  •
  Through the Internet at www.computershare.com/expressvote;

  •
  By completing and signing your proxy card and returning it in the prepaid envelope provided;

  •
  By written ballot at the Annual Meeting.

        Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day. If you vote by telephone or through the Internet, your vote must be received by 11:59 p.m., Eastern Time, on Thursday, May 18, 2006, the day before the Annual Meeting. If you properly cast your vote by telephone, through the Internet or by executing and returning the enclosed proxy card, and your vote is not subsequently revoked, your Common Stock will be voted in accordance with your instructions. If you execute and return the enclosed proxy card but do not give instructions, your proxy will be voted as follows: FOR the election of all nominees for Director named below, FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year 2006, FOR the approval of the material terms of the performance goals under, and the amendment to, the Senior Officer Incentive Compensation Plan, FOR the approval of the material terms of the performance goals under, and the amendment to, the Aon Stock Incentive Plan, and otherwise in accordance with the judgment of the person or persons voting the proxy on any other matter properly brought before the Annual Meeting.

        If you are a beneficial owner, you should follow the voting directions provided by your broker, bank or other nominee. You may complete and mail a voting instruction card to your broker, bank or other nominee, or, in most cases, submit voting instructions by telephone or through the Internet to your broker, bank or other nominee.

        We will distribute written ballots to anyone who wants to vote at the Annual Meeting. If you are a beneficial owner, you must obtain a legal proxy from your broker, bank or other nominee and present it to the inspectors of election with your ballot to be able to vote at the Annual Meeting.

Aon Corporation 2005

  What should I do if I receive more than one proxy card?

        We have endeavored to consolidate all of your Common Stock on one proxy card; however, if you receive more than one proxy card, you should vote the Common Stock represented by each proxy card to ensure that all of your Common Stock is voted.

  How is a quorum determined?

        The presence of the holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and broker non-votes will be counted as present and entitled to vote for purposes of determining a quorum at the Annual Meeting.

  What is a broker non-vote?

        A broker non-vote occurs when a nominee, such as a broker or bank, holding shares of Common Stock on behalf of a beneficial owner does not vote on a particular proposal because the nominee has not received instructions from the beneficial owner and does not have discretionary voting power with respect to that proposal.

        What are the voting requirements to elect Directors and approve each of the proposals?

        Except as otherwise required by applicable law or our Second Amended and Restated Certificate of Incorporation, as amended, any proposal properly presented at a meeting in which a quorum is present will be decided by the affirmative vote of the holders of a majority of the Common Stock present in person or represented by proxy and entitled to vote on the proposal at that meeting. Accordingly, the election of fourteen Directors, the ratification of the appointment of our independent registered public accounting firm, the approval of the material terms of the performance goals under, and the amendment to, the Senior Officer Incentive Compensation Plan and the approval of the material terms of the performance goals under, and the amendment to, the Aon Stock Incentive Plan, will be decided by the vote of the holders of a majority of the Common Stock present in person or represented by proxy and entitled to vote on these matters. For the election of Directors, a vote withheld for a nominee for Director will have the effect of a vote against that nominee. For the ratification of the appointment of our independent registered public accounting firm, the approval of the material terms of the performance goals under, and the amendment to, the Senior Officer Incentive Compensation Plan and the approval of the material terms of the performance goals under, and the amendment to, the Aon Stock Incentive Plan, a stockholder who submits a ballot or proxy is considered present and entitled to vote, so an abstention will have the effect of a vote against the proposal.

        Under the rules of the New York Stock Exchange (the "NYSE"), if you are a beneficial owner, your broker, bank or other nominee has discretion to vote your shares of Common Stock on the election of Directors, the ratification of the appointment of our independent registered public accounting firm and the approval of the material terms of the performance goals under, and the amendment to, the Senior Officer Incentive Compensation Plan, even if it does not receive voting instructions from you. Your bank, broker or other nominee does not have discretion to vote on the approval of the material terms of the performance goals under, and the amendment to, the Aon Stock Incentive Plan. Without your voting instructions, a broker non-vote will occur. Broker non-votes are not considered entitled to vote and, therefore, will have no effect on the outcome of the vote.

Aon Corporation 2005

  Can I change my vote?

        If you are a stockholder of record, you can change your vote or revoke your proxy at any time before the Annual Meeting by:

  •
  Entering a later-dated vote by telephone or through the Internet; or

  •
  Delivering a valid, later-dated proxy card;

  •
  Sending written notice to the Office of the Corporate Secretary of Aon; or

  •
  Voting by ballot in person at the Annual Meeting.

If you are a beneficial owner of shares of Common Stock, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described above under "How do I vote?"

All shares of Common Stock that have been properly voted and not revoked will be voted at the Annual Meeting. Attending the Annual Meeting without taking further action will not automatically revoke your prior telephone or Internet vote or your proxy.

  Will the Annual Meeting be webcast?

        You may listen to the Annual Meeting on the World Wide Web by logging on to our website at www.aon.com and following the on-screen instructions. We have included our website address in this proxy statement for reference purposes only. The information contained on our website is not incorporated by reference into this proxy statement.

  Who can attend the Annual Meeting?

        Stockholders as of the close of business on March 22, 2006, which is the record date for voting, may attend the Annual Meeting.

  What do I need to do to attend the Annual Meeting?

        If you are a stockholder of record, you do not need to take any additional action in order to attend the Annual Meeting. If you are a beneficial owner of shares of Common Stock and would like to attend the Annual Meeting, you will need to bring an account statement or other acceptable evidence of ownership of your Common Stock as of the close of business on March 22, 2006, which is the record date for voting. Alternatively, you may contact the broker, bank or other nominee in whose name your Common Stock is registered and obtain a proxy to bring to the Annual Meeting.

  Who will pay the costs of this proxy solicitation?

        We will pay the expenses of the preparation of proxy materials and the solicitation of proxies for the Annual Meeting. In addition to the solicitation of proxies by mail, solicitation may be made on our behalf by certain directors, officers or employees of Aon and our subsidiaries telephonically, electronically or by other means of communication, and by Georgeson Shareholder Communications Inc., whom we have hired to assist in the solicitation and distribution of proxies. Directors, officers and employees of Aon and our subsidiaries will receive no additional compensation for such solicitation. Georgeson will receive a fee of $7,000 for its services. We will also reimburse banks, brokers and other nominees for costs incurred by them in mailing proxy materials to beneficial owners in accordance with applicable rules.

Aon Corporation 2005

  Who will count the vote?

        Representatives of our transfer agent, Computershare Trust Company, N.A., will count the vote and serve as inspectors of election.

2005 Annual Financial and General Information Report

        Appendix D to this proxy statement contains our 2005 Annual Financial Report, including our consolidated financial statements, the notes thereto and management's discussion and analysis of financial condition and results of operations, as well as certain other financial and other information required by the rules and regulations of the Securities and Exchange Commission (the "SEC").

Aon Corporation 2005

PRINCIPAL HOLDERS OF VOTING SECURITIES

        As of March 22, 2006, the beneficial owners of 5% or more of our Common Stock entitled to vote at the Annual Meeting and known to us were:

Name and Address of Beneficial Owner	Number of Shares of Common Stock		Percent of Class
Patrick G. Ryan c/o Aon Corporation, 200 East Randolph Street, Chicago, IL 60601	22,511,898	(1)	7.03
Southeastern Asset Management, Inc. 6410 Poplar Avenue, Suite 900, Memphis, TN 38119	42,060,800	(2)	13.13
State Street Bank and Trust Company 225 Franklin Street, Boston, MA 02110	17,985,762	(3)	5.62
Davis Selected Advisers, L.P. 2949 East Elvira Road, Suite 101, Tucson, AZ 85706	16,832,594	(4)	5.26

(1)
Includes 8,997,494 shares of Common Stock beneficially owned by Mr. Ryan and 9,885,846 shares of Common Stock beneficially owned and attributed to Mr. Ryan pursuant to trusts for the benefit of family members. Also includes 979,000 shares of Common Stock owned by a charitable foundation for which Mr. Ryan acts as trustee and has sole voting and shared investment control. Also includes 390,558 shares of Common Stock representing a beneficial interest in shares of Common Stock of the Employee Stock Ownership Plan ("ESOP") Account of the Aon Savings Plan attributable to Mr. Ryan and a beneficial interest in shares of Common Stock of the Aon Common Stock Fund of the Aon Savings Plan attributable to Mr. Ryan. Under the terms of the Aon Savings Plan, as a participant in such plan, Mr. Ryan is entitled to direct the manner in which the trustees will vote the shares of Common Stock attributed to him; in addition, all shares of Common Stock for which voting instructions are not received are voted by the trustees in the same proportion as the shares of Common Stock for which voting instructions are received. Also includes 2,259,000 shares of Common Stock that Mr. Ryan has the right to acquire pursuant to presently exercisable stock options and options that will become exercisable within 60 days of March 22, 2006.

(2)
Based upon information contained in an amendment filed February 10, 2006 pursuant to Rule 13d-1(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to a Schedule 13G originally filed on January 10, 2003. Southeastern Asset Management, Inc. ("Southeastern") is a registered investment adviser and has: (a) sole voting power as to 22,204,800 shares of Common Stock; (b) shared voting power as to 14,627,000 shares of Common Stock; (c) no voting power as to 5,229,000 shares of Common Stock; (d) sole dispositive power as to 27,408,800 shares of Common Stock; (e) shared dispositive power as to 14,627,000 shares of Common Stock; and (f) no dispositive power as to 25,000 shares of Common Stock. All of the shares of Common Stock covered by the Schedule 13G are owned legally by Southeastern's investment advisory clients and none are owned directly or indirectly by Southeastern. As permitted by Rule 13d-4 of the Exchange Act, Southeastern disclaims beneficial ownership of the shares of Common Stock covered by the Schedule 13G.

(3)
Based upon information contained in a Schedule 13G filed February 13, 2006 pursuant to Rule 13d-1(b) of the Exchange Act. State Street Bank and Trust Company ("State Street') is a bank as defined in Section 3(A)(6) of the Exchange Act that acts in various fiduciary capacities

Aon Corporation 2005

  with respect to certain benefit plans of Aon. State Street has: (a) sole voting power as to 9,029,009 shares of Common Stock; (b) shared voting power as to 8,956,753 shares of Common Stock; (c) sole dispositive power as to 0 shares of Common Stock; and (d) shared dispositive power as to 17,985,762 shares of Common Stock. State Street expressly disclaims beneficial ownership of all shares of Common Stock reported in the Schedule 13G pursuant to Rule 13d-4 of the Exchange Act.

(4)
Based on information contained in an amendment filed February 14, 2006 pursuant to Rule 13d-1(b) of the Exchange Act to a Schedule 13G originally filed on February 12, 2004. Davis Selected Advisers, L.P. is a registered investment adviser and has sole voting and sole dispositive power as to 16,832,594 shares of Common Stock.

Aon Corporation 2005

AGENDA ITEM NO. 1—ELECTION OF DIRECTORS

        Fourteen directors are to be elected at the Annual Meeting of Stockholders. All of our current Board members are standing for election. The term of each Director expires at the next Annual Meeting of Stockholders, and each Director will continue in office until the election and qualification of his or her respective successor or until his or her earlier death, removal or resignation. The Board of Directors consists of a number of Directors as is fixed from time to time by resolution adopted by the Board of Directors as provided in our bylaws. The Board of Directors currently is authorized to have up to twenty-one members.

        With the exception of Richard B. Myers, all nominees are currently Directors of Aon. All nominees for Director have consented to be named and have agreed to serve as Directors if elected. As of the date of the Annual Meeting, each of Mr. Jannotta and Mr. McKenna will have reached the retirement age of 75 set forth in Aon's Governance Guidelines; however, the Board utilized the peer evaluation process to evaluate their expertise and contributions to the Board, and requested that each of them serve for an additional term.

        The fourteen Directors will be elected by the vote of the majority of the Common Stock present in person or represented by proxy at the Annual Meeting. Accordingly, since votes withheld will count as present at the Annual Meeting (and will therefore also count toward the establishment of a quorum), a vote withheld for a nominee will adversely affect that nominee's ability to secure the necessary majority of votes present at the Annual Meeting.

        Unless a proxy directs to the contrary, it is intended that the proxies will be voted for the election of the fourteen nominees for Director named on the following pages, to hold office until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. We have no reason to believe that any of the nominees will not be available to serve as a Director. However, if any of them should become unavailable to serve for any reason, the proxies will be voted for such substitute nominees as may be designated by the Board of Directors.

        Set forth on the following pages is biographical information concerning each nominee for election as a Director, the nominee's principal occupation and the period during which the nominee has served as a Director of Aon, including service as a Director or employee of Ryan Insurance Group, Inc. ("Ryan Group"), which merged with Aon in 1982. The information presented has been confirmed by each nominee for purposes of its inclusion in this proxy statement. Ages shown for all Directors are as of December 31, 2005.

Aon Corporation 2005

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF ALL NOMINEES.

Patrick G. Ryan	Director since 1965

        Mr. Ryan has been Chairman of the Board of Aon since 1990 and was Chief Executive Officer from 1982 until April 4, 2005. He currently serves as Aon's Executive Chairman. He was elected President and Chief Executive Officer of Aon at the time of the merger of Aon and Ryan Group in 1982, and served as President of Aon until April 1999. Prior to the merger, Mr. Ryan served as Chairman of the Board and Chief Executive Officer of Ryan Group. Mr. Ryan serves as Chairman of the Board of Trustees of Northwestern University and as a Life Trustee of Rush-Presbyterian-St. Luke's Medical Center. He serves as Chairman of the Executive Committee of our Board of Directors and as a Director of Aon Foundation.

        Age: 68

Gregory C. Case	Director since 2005

        Mr. Case was elected President, Chief Executive Officer and Director of Aon on April 4, 2005. Prior to joining Aon, Mr. Case was with McKinsey & Company, the international management consulting firm, for 17 years, most recently serving as head of the Financial Services Practice. He previously was responsible for McKinsey's Global Insurance Practice, and was a member of McKinsey's governing Shareholders' Committee. Prior to joining McKinsey, Mr. Case was with the investment banking firm of Piper, Jaffray and Hopwood and the Federal Reserve Bank of Kansas City. He serves as a member of the Executive Committee of our Board of Directors and as a Director of Aon Foundation.

        Age: 43

Edgar D. Jannotta	Director since 1995

        In March 2001, Mr. Jannotta was named Chairman of William Blair & Company, L.L.C., an international investment banking firm, and Chairman of its Executive Committee. Mr. Jannotta joined William Blair & Company in May 1959 as an Associate, became a Partner in January 1965, Assistant Managing Partner in June 1973, Managing Partner in September 1977, Senior Partner in January 1995, and Senior Director in January 1996. He is a Trustee of the University of Chicago and Chairman of the Board of the Lyric Opera of Chicago. Mr. Jannotta is a Director of Bandag, Incorporated; Molex Incorporated; and Exelon Corporation. He serves as a member of the Compliance Committee, Executive Committee and Investment Committee of our Board of Directors.

        Age: 74

Aon Corporation 2005

Jan Kalff	Director since 2003

        Mr. Kalff is the former Chairman of the Managing Board of ABN AMRO Holding N.V./ABN AMRO Bank N.V., an international banking concern. Mr. Kalff is a member of the International Advisory Committee of the Federal Reserve Bank of New York. Mr. Kalff also serves on the Supervisory Boards of Concertgebouw N.V., Hagemeyer N.V., Koninklijke Volker Wessels Stevin N.V., N.V. Luchthaven Schiphol and Stork N.V. He serves as a member of the Governance/Nominating Committee and Investment Committee of our Board of Directors.

        Age: 68

Lester B. Knight	Director since 1999

        Mr. Knight is a Founding Partner of RoundTable Healthcare Partners and the former Vice Chairman and Director of Cardinal Health, Inc., a diversified healthcare service company. Mr. Knight was Chairman of the Board and Chief Executive Officer of Allegiance Corporation from 1996 until February 1999, and had been with Baxter International, Inc. from 1981 until 1996 where he served as Corporate Vice President from 1990, Executive Vice President from 1992, and as a Director from 1995. He was Chairman and a Director of The Baxter Allegiance Foundation. He is a Director of Evanston Northwestern Healthcare and Junior Achievement of Chicago and a Trustee of Northwestern University. Mr. Knight serves as Chairman of the Investment Committee and as a member of the Organization and Compensation Committee of our Board of Directors.

        Age: 47

J. Michael Losh	Director since 2003

        From July 2004 to May 2005, Mr. Losh served as Interim Chief Financial Officer of Cardinal Health, Inc., a diversified healthcare service company. From 2000 until 2002, Mr. Losh served as non-executive Chairman of Metaldyne Corporation, a leading global designer and supplier of metal-based components, assemblies and modules for transportation-related powertrain and chassis applications. From 1994 until 2000, Mr. Losh served as Chief Financial Officer and Executive Vice President of General Motors Corporation, the world's largest automaker. Mr. Losh spent 36 years in various capacities with General Motors, where he served as Chairman of GMAC, its financial services group, Group Vice President of North American Sales, Service and Marketing, and Vice President and General Manager of both its Oldsmobile Division and Pontiac Division. Mr. Losh currently serves on the Board of Directors of AMB Property Corporation, Cardinal Health, Inc., H.B. Fuller Corporation, Masco Corp., Metaldyne Corporation and TRW Automotive Corp. He previously served as a Director of The Quaker Oats Company (prior to its acquisition by PepsiCo, Inc.), Delphi Corporation, Electronic Data Systems Corporation and Hughes Electronics Corporation. Mr. Losh serves as a member of the Governance/Nominating Committee and Organization and Compensation Committee of our Board of Directors.

        Age: 59

Aon Corporation 2005

R. Eden Martin	Director since 2002

        Mr. Martin is Senior Counsel to the law firm Sidley Austin LLP, having served as a Partner from 1975 to 2004, and as Chairman of the Management Committee from 1989 until 1999. Mr. Martin has served as President of The Commercial Club of Chicago and President of its Civic Committee since 1999. Among other civic and professional involvements, Mr. Martin is a member of the Board of Directors of the Chicago Board Options Exchange, a member of the Board of Directors of Nicor Inc., a Life Trustee of the Chicago Symphony Orchestra and a member of the Board of Trustees of Northwestern University, as well as Chair of its Audit Committee. Mr. Martin serves as a member of the Compliance Committee, Executive Committee and Investment Committee of our Board of Directors and as Chairman of Aon Foundation.

        Age: 65

Andrew J. McKenna	Director since 1970

        Mr. McKenna served as a Director of Ryan Group from 1970 until 1982 when he was elected to our Board of Directors. He is Chairman of Schwarz, a printer, converter, producer and distributor of packaging and promotional materials, and has served as a Director of McDonald's Corporation since 1991, and as its Non-Executive Chairman of the Board since April 2004. In addition, he is a Director of Click Commerce, Inc. and Skyline Corporation. He is a Trustee and Chairman Emeritus of the Board of Trustees of the University of Notre Dame and the former Chairman of the Civic Committee of the Commercial Club of Chicago. Mr. McKenna is also a Director of Children's Memorial Hospital and the Lyric Opera of Chicago, and a Trustee and Chairman Emeritus of the Museum of Science and Industry. He serves as Chairman of the Governance/Nominating Committee and as a member of the Organization and Compensation Committee of our Board of Directors and as a Director of Aon Foundation.

        Age: 76

Robert S. Morrison	Director since 2000

        Most recently, Mr. Morrison served as Interim Chairman and Chief Executive Officer of 3M from June to December 2005. Earlier, he retired as Vice Chairman of PepsiCo, Inc. in February 2003. From 1997 until the 2001 merger with PepsiCo, he led The Quaker Oats Company as Chairman, President and Chief Executive Officer. PepsiCo and Quaker Oats are companies engaged in the processing of packaged foods and beverages. Previously, he served as Chairman and Chief Executive Officer of Kraft Foods, Inc., a division of Philip Morris Companies Inc., from 1994 until 1997. He also serves as a Director of 3M, Illinois Tool Works Inc. and Tribune Company. He serves as a member of the Audit Committee and Organization and Compensation Committee of our Board of Directors.

        Age: 63

Aon Corporation 2005

Richard B. Myers	Nominee

        General Myers served as the fifteenth Chairman of the Joint Chiefs of Staff from October 1, 2001 until his retirement on September 30, 2005. In this capacity, he was the highest-ranking officer in the United States military, and served as the principal military advisor to the President, the Secretary of Defense and the National Security Council. Prior to becoming Chairman, General Myers served as Vice Chairman of the Joint Chiefs of Staff from March 2000 to September 2001. From August 1998 to February 2000, General Myers was Commander in Chief, North American Aerospace Defense Command and U.S. Space Command; Commander, Air Force Space Command; and Department of Defense manager, space transportation system contingency support at Peterson Air Force Base, Colorado. Prior to assuming that position, he was Commander, Pacific Air Forces, Hickam Air Force Base, Hawaii, from July 1997 to July 1998. From July 1996 to July 1997 he served as Assistant to the Chairman of the Joint Chiefs of Staff, the Pentagon; and from November 1993 to June 1996 General Myers was Commander of U.S. Forces Japan and 5th Air Force at Yokota Air Base, Japan.

        Age: 63

Richard C. Notebaert	Director since 1998

        Mr. Notebaert was elected Chairman and Chief Executive Officer of Qwest Communications International Inc., a leading provider of broadband Internet-based data, voice and image communications, in June 2002. He previously served as President and Chief Executive Officer of Tellabs, Inc., which designs and markets equipment to providers of telecommunications services worldwide, from August 2000 to June 2002 and as a Director of Tellabs from April 2000 to June 2002. He served as Chairman of the Board and Chief Executive Officer of Ameritech Corporation, a full-service communications company, from April 1994 until December 1999. Mr. Notebaert first joined Ameritech Communications in 1983 and served in significant positions within the Ameritech organization before his election as Vice Chairman of Ameritech in January 1993, President and Chief Operating Officer in June 1993 and President and Chief Executive Officer in January 1994. Mr. Notebaert is a Director of Cardinal Health, Inc., a Trustee of the University of Notre Dame and a member of The Business Council. He serves as Chairman of the Organization and Compensation Committee and as a member of the Audit Committee and Governance/Nominating Committee of our Board of Directors.

        Age: 58

John W. Rogers, Jr.	Director since 1993

        Mr. Rogers is Chairman and Chief Executive Officer of Ariel Capital Management, LLC ("Ariel"), an institutional money management firm specializing in equities and founded in January 1983. In addition, Ariel serves as the investment adviser to the Ariel Investment Trust, an open-end management investment company. Mr. Rogers is a Trustee of Ariel Investment Trust. Mr. Rogers is also a Director of Bally Total Fitness Holding Corporation, Exelon Corporation and McDonald's Corporation. He is a member of the Board of Directors of the Chicago Urban League; Director of the John S. and James L. Knight Foundation; Trustee of Rush-Presbyterian-St. Luke's Medical Center; Life Trustee of the Chicago Symphony Orchestra; Trustee of the University of Chicago; and a former member of the Board of Trustees of Princeton University. He serves as Chairman of the Audit Committee and as a member of the Investment Committee of our Board of Directors.

        Age: 47

Aon Corporation 2005

Gloria Santona	Director since 2004

        Ms. Santona is Executive Vice President, General Counsel and Secretary of McDonald's Corporation. She is also a member of the senior management team of McDonald's. Since joining McDonald's in 1977, Ms. Santona has held positions of increasing responsibility in the legal department, serving as U.S. General Counsel from December 1999 to June 2001 and corporate General Counsel since June 2001. She is a member of the American and Chicago Bar Associations and a member of the Board of Directors of the American Corporate Counsel Association. She is a former member of the Board of Directors of the American Society of Corporate Secretaries and the Minority Corporate Counsel Association. She is also a member of the Board of Trustees of Rush University Medical Center, and a former member of the Board of Trustees of the Chicago Zoological Society. She serves as Chair of the Compliance Committee and as a member of the Audit Committee and Governance/Nominating Committee of our Board of Directors.

        Age: 55

Dr. Carolyn Y. Woo	Director since 1998

        Dr. Woo assumed the deanship of the Mendoza College of Business at the University of Notre Dame in July 1997. From 1995 to 1997 she served as Associate Executive Vice President of Academic Affairs at Purdue University, and from 1993 to 1995 she served as Director of the Professional Master's Programs in the Krannert School of Management at Purdue University. She joined Purdue University as an Assistant Professor in 1981 and was promoted to Full Professor in 1991. Dr. Woo currently serves on the Board of Directors of NiSource Industries, Inc. and Circuit City Stores, Inc., and is a former Director of Arvin Industries, Inc., Bindley-Western Industries, Inc. and St. Joseph Capital Bank. She serves as a member of the Audit Committee, Compliance Committee and Governance/Nominating Committee of our Board of Directors.

        Age: 51

Aon Corporation 2005

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the number of shares of Common Stock beneficially owned as of March 22, 2006 by each Director and nominee, by each individual who served as Chief Executive Officer of Aon during 2005, by each of the other named executive officers of Aon as set forth in the Summary Compensation Table in this proxy statement, and by all Directors, nominees and executive officers of Aon as a group. As used in this proxy statement, beneficially owned means a person has, or may have within 60 days, the sole or shared power to vote or direct the voting of a security and/or the sole or shared investment power with respect to a security (i.e., the power to dispose or direct the disposition of a security). Therefore, the table does not include the "phantom stock" shares held by or attributable to any individual under our benefit plans.

Name	Aggregate Number of Shares of Common Stock Beneficially Owned(1)	Percent of Class(2)
Patrick G. Ryan** (3)(4)(5)(6)	22,511,898	7.03
Gregory C. Case**(6)	12,500	*
David P. Bolger**(6)	114,360	*
Edgar D. Jannotta	56,025	*
Jan Kalff	4,789	*
Lester B. Knight(4)	30,000	*
J. Michael Losh	3,000	*
Dennis L. Mahoney**(6)	349,542	*
R. Eden Martin	5,000	*
Andrew J. McKenna	31,775	*
Robert S. Morrison	1,000	*
Richard B. Myers	-0-	*
Richard C. Notebaert	11,500	*
Michael D. O'Halleran**(4)(5)(6)	828,751	*
John W. Rogers, Jr.	36,643	*
Gloria Santona	4,136	*
Dirk P.M. Verbeek**(6)	587,897	*
Carolyn Y. Woo	3,148	*
All Directors, nominees and executive officers as a group (28 persons)	25,872,535	8.08

(1)
The Directors, nominees and named executive officers, and all Directors, nominees and executive officers of Aon combined, have sole voting power and sole investment power over the shares of Common Stock listed, except as indicated in note (4) and in the table below:

	Shared Voting Power	Shared Investment Power
Patrick G. Ryan	9,301,904	10,280,904
(2)
An asterisk indicates that the percentage of shares of Common Stock beneficially owned by the named individual does not exceed one percent (1%) of our outstanding shares of Common Stock. Named executive officers are indicated in the table by a double asterisk.

Aon Corporation 2005

(3)
Includes 8,997,494 shares of Common Stock beneficially owned by Mr. Ryan and 979,000 shares of Common Stock owned by a charitable foundation for which Mr. Ryan acts as trustee and has sole voting and shared investment control.

(4)
The following shares of Common Stock are beneficially owned by members of the immediate family of the following Directors and named executive officers: 9,885,846 by trusts for the benefit of Mrs. Ryan; 15,000 by a trust for the benefit of Mr. Knight's wife; 36,119 by Mrs. O'Halleran; 1,658 by each of the daughter and son of Mr. O'Halleran. As to the shares of Common Stock held by his wife, daughter and son, Mr. O'Halleran disclaims beneficial ownership.

(5)
Includes a beneficial interest in shares of Common Stock of the ESOP Account of the Aon Savings Plan attributable to the following Directors, named executive officers and the other executive officers who are not named executive officers, and includes a beneficial interest in shares of Common Stock of the Aon Common Stock Fund of the Aon Savings Plan attributable to the following Directors, named executive officers and the other executive officers who are not named executive officers, as follows: Patrick G. Ryan, 390,558; Michael D. O'Halleran, 26,618; and the other executive officers as a group, 34,784. The shares of Common Stock of the ESOP Account and the Aon Common Stock Fund of the Aon Savings Plan are voted by the trustees as directed by their respective participants; all shares of Common Stock for which voting instructions are not received are voted by the trustees in the same proportion as shares of Common Stock for which voting instructions are received.

(6)
Includes the following number of shares of Common Stock which the respective Directors, nominees, named executive officers and the other executive officers who are not named executive officers have or will have the right to acquire pursuant to presently exercisable employee stock options, or stock options which will become exercisable or stock awards which will become vested within 60 days following March 22, 2006: Patrick G. Ryan, 2,259,000; Gregory C. Case, 12,500; Dennis L. Mahoney, 345,788; Dirk P.M. Verbeek, 488,500; Michael D. O'Halleran, 663,000; David P. Bolger, 99,000; and the other executive officers as a group, 930,086.

Aon Corporation 2005

COMPENSATION OF THE BOARD OF DIRECTORS

        Mr. Ryan and Mr. Case, who are employees of Aon and also serve as Directors, receive no additional compensation for service as a Director. All non-employee Directors are referred to in this proxy statement as "outside Directors" or "non-management Directors."

Cash Compensation and Stock Award

        For 2005, each outside Director received a $30,000 retainer for services to the Board of Directors. No additional fees were payable for Board or committee attendance or for service chairing a committee. In addition, under the Aon Corporation Outside Director Stock Award and Retirement Plan (as amended and restated effective January 1, 2003, and as further amended from time to time, as a subplan of the Aon Stock Incentive Plan) (the "Award Plan"), each outside Director was granted a number of shares of Common Stock having a value equal to $50,000.

Deferred Compensation

        Pursuant to the Aon Corporation Outside Director Deferred Compensation Plan, effective January 1, 2003 (as a subplan of the Aon Stock Incentive Plan) (the "Deferred Plan"), and pursuant to the Award Plan, outside Directors have the ability to defer receipt of cash compensation and shares of Common Stock until, generally, retirement from the Board.

        Under the Deferred Plan, outside Directors elect that portion of the annual retainer (referred to as "Fees") that will be credited to either a cash account, the earnings of which are based on six-month Treasury bills, or a stock account. Both accounts are maintained for bookkeeping purposes only and no amounts are actually invested or set aside for the outside Directors' benefit. The outside Directors' stock accounts are credited with the number of shares that could have been purchased with the Fees at the average of the high and low prices of the shares of Common Stock on the date the Fees are earned. As dividends are declared and paid on shares of Common Stock, each outside Director's stock account, for bookkeeping purposes, is credited with the amount of shares of Common Stock that could have been purchased had such dividends been reinvested in shares of Common Stock. Distributions generally commence upon termination of Director status or retirement of the outside Director from the Board. With regard to the deferred Fees, distributions may be made in cash or in shares of Common Stock, at the election of the Director.

        Under the Award Plan, outside Directors may also elect to defer receipt of the annual award of shares of Common Stock. For Directors who elect to defer, we maintain accounts for bookkeeping purposes that are credited with the number of shares of Common Stock that could have been purchased with the annual award if shares were priced at the average price of shares of Common Stock during the first three months of the year the annual award is made. As dividends are declared and paid on shares of Common Stock, each outside Director's account, for bookkeeping purposes, is credited with the amount of shares of Common Stock that could have been purchased had such dividends been reinvested in shares of Common Stock. Distributions are made in shares of Common Stock.

Retirement Benefits

        In addition, under the Award Plan, during 2005 outside Directors were also entitled to certain deferred benefits when they retire from the Board. The Award Plan provided for $20,000 to be credited to an account on behalf of each outside Director for Board service in 2005. Upon retirement from the

Aon Corporation 2005

Board, or upon death or disability, the vested value accumulated in the account as to a particular outside Director will be distributed in ten installments consisting of shares of Common Stock.

        The following table shows, as of March 22, 2006, the total number of shares of Common Stock equivalents credited to the phantom stock accounts of each outside Director under the Deferred Plan and under the Award Plan (the "Phantom Shares"), and the total number of shares of Common Stock equivalents representing the deferred benefits the Director is entitled to receive upon retirement (the "Retirement Shares").

Director	Phantom Shares	Retirement Shares
Edgar D. Jannotta	33,128	6,782
Jan Kalff	-0-	1,567
Lester B. Knight	21,020	4,339
J. Michael Losh	10,808	1,567
R. Eden Martin	13,933	2,381
Andrew J. McKenna	74,937	12,975
Robert S. Morrison	16,570	3,539
Richard C. Notebaert	24,680	4,803
John W. Rogers, Jr.	33,562	8,095
Gloria Santona	3,548	806
Carolyn Y. Woo	11,748	4,803

Total	243,934	51,657

Bequest Plan

        In 1994, Aon established a bequest program for outside Directors (the "Bequest Plan"). The purpose of the Bequest Plan is to acknowledge the service of outside Directors, to recognize the mutual interest of Aon and our outside Directors in supporting worthy charitable institutions and to assist us in attracting and retaining outside Directors of the highest caliber. Aon is funding the Bequest Plan generally through the maintenance of life insurance policies on our outside Directors. Individual outside Directors derive no financial benefit from the Bequest Plan since any and all insurance proceeds and tax-deductible charitable donations accrue solely to us. Charitable donations by Aon will be directed to charitable institutions designated by the outside Directors. Each eligible outside Director is eligible to recommend total charitable donations of up to $1,000,000 and to designate up to five tax qualified institutions to receive a portion of such bequest (subject to a $100,000 minimum per institution). The bequest will be contributed in 10 annual installments to the designated tax qualified institutions following the death of that Director or any Director with whom he or she is paired for purposes of the Bequest Plan.

Matching Charitable Contributions

        During 2005, Aon Foundation matched up to $10,000 of charitable contributions made to an approved organization by any outside Director.

Expense Reimbursements

        Aon also pays or reimburses directors for reasonable travel, lodging and related expenses in connection with their attendance at Board, committee or Company business meetings and for other reasonable expenses related to Board service such as continuing education.

Aon Corporation 2005

Outside Director Compensation—2006 Changes

        On March 17, 2006, Aon's Board approved changes to the form and amount of compensation paid to Aon's outside Directors. The modifications were recommended to the Board by its Organization and Compensation Committee (the "Committee") after the Committee undertook a careful review of market practices and, based upon advice from the Committee's outside compensation consultant, the Committee found the outside Directors' compensation programs to provide compensation that was significantly below the competitive level relative to non-employee directors at companies in Aon's peer group.

        The Board authorized the following changes to outside Director compensation, effective January 1, 2006, to bring such compensation to a competitive level:

  •
  The annual retainer will be increased to $85,000. As before, directors will be eligible to defer all or a portion of the retainer pursuant to the Deferred Compensation Plan.

  •
  An outside Director that chairs a Board committee shall receive an additional $10,000 annual retainer; provided, however, that the chairperson of the Audit Committee shall receive in lieu thereof an additional $20,000 annual retainer and the lead independent director (the "Lead Independent Director") shall receive an additional $20,000 less any additional retainer for his service as chairperson of a Board committee.

  •
  Annual awards of Common Stock with a value of $50,000 will be discontinued. In lieu thereof, an annual grant of deferred stock units with a value of $85,000 shall be made to each outside Director on the date of each annual Aon stockholders' meeting and shall vest over the course of a year. The deferred stock units will convert to shares of Common Stock upon the earlier of (a) the third anniversary of the date of grant or (b) the director's termination of service from the Board, unless the director makes a timely election to defer receipt of the grant. Dividend equivalents will be credited on the deferred stock units and the dividend equivalents will be reinvested in additional deferred stock units.

  •
  An outside Director newly elected or appointed to the Board on or after January 1, 2006, shall receive an additional grant of deferred stock units as of his or her first day of service on the Board. The deferred stock units shall be subject to the same rules described directly above and shall be valued at $85,000 for a director elected or appointed to service on the Board at the annual stockholders' meeting.

  •
  The annual $20,000 retirement benefit contribution for all outside Directors shall be discontinued. Existing retirement benefits shall continue to vest and shall remain subject to the terms and conditions of the Award Plan, as it may be amended from time to time.

  •
  An outside Director elected or appointed to serve on the Board beginning on or after January 1, 2006, shall be ineligible to participate in the Bequest Plan.

Aon Corporation 2005

BOARD OF DIRECTORS—CORPORATE GOVERNANCE

        The following discussion highlights some of the corporate governance initiatives taken by our Board of Directors in response to the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and the corporate governance rules of the NYSE:

Corporate Governance Guidelines

        The NYSE corporate governance rules require listed companies to adopt and disclose corporate governance guidelines. We have adopted Governance Guidelines that can be found on our web site at http://www.aon.com/about/corp_governance/bod_governance.jsp and are available in print copy to any stockholder who makes a written request to our Corporate Secretary. Our Governance Guidelines address, without limitation, the following matters:

  •
  Election of Directors. All of our Directors stand for election annually.

  •
  Director Qualification Standards. A majority of our Directors must meet the categorical standards of independence adopted by the Board of Directors. In addition, we have established qualifications to be considered in evaluating potential Board members.

  •
  Director Responsibilities. Directors are responsible for exercising business judgment and acting reasonably in the best interests of Aon and its stockholders. Directors are expected to attend meetings of the Board and meetings of the committees on which they serve, and to devote the time needed to fulfill their responsibilities.

  •
  Director Access to Senior Management and Independent Advisers. Our Board of Directors has unrestricted access to Aon's management and its independent advisers.

  •
  Director Compensation. Our Board sets the level of compensation for Directors based upon the recommendation of the Organization and Compensation Committee. Directors who serve as current employees of Aon receive no additional compensation for service as Directors.

  •
  Retirement of Directors. We have established a retirement age for non-management Directors of 75. Once a Director reaches the retirement age, the Board may utilize the peer evaluation process to determine whether, in light of the Director's expertise and contributions to the Board, the Director should continue to serve on the Board.

  •
  Director Orientation and Continuing Education. Aon conducts an orientation program for all new non-management Directors as soon as practicable following election to the Board. This orientation includes presentations by senior management to familiarize new directors with the following matters: Aon's strategic plans; Aon's significant financial, accounting and risk management issues; Aon's compliance programs; Aon's Code of Ethics, Business Conduct Guidelines and Board Governance Guidelines; and Aon's principal officers. All other Directors are also invited to attend these orientation programs.

  •
  Management Development and Succession Planning. Our Executive Chairman regularly reports to the Board on management development and succession planning.

  •
  Annual Performance Evaluation. Our Board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. In addition, the Board conducts an annual peer review. The Governance/Nominating Committee also reviews with the Board, on an annual basis, the composition of the Board as a whole, as well as the requisite skills and characteristics of potential Board members.

Aon Corporation 2005

Stock Ownership Guidelines

        Effective January 1, 2006, the Governance/Nominating Committee of the Board adopted stock ownership guidelines applicable to members of Aon's Policy Committee, which is the senior management committee composed of business unit heads and other key executives. The purpose of the guidelines is to increase the equity stake of these executives in Aon and align their interests more closely with Aon's stockholders. The guidelines provide a transition period of five years to allow the designated executives to achieve the requisite ownership level.

        The guidelines require Aon's Chief Executive Officer to hold shares of Common Stock having a value equal to four times his or her annual base salary. All other Policy Committee members are expected to hold shares of Common Stock having a value equal to two times their respective annual base salaries. Those holdings that will be considered for purposes of determining whether the required ownership amount has been met include stock owned directly and stock owned through certain benefit plans, including the Aon Savings Plan and Supplemental Savings Plan, Aon's employee stock purchase plan and Aon's deferred compensation plan. Certain holdings will be excluded from the calculation, including unvested restricted stock units and options to purchase shares of Common Stock, whether vested or unvested.

Independence Determination

        The NYSE corporate governance rules require that the Board of Directors of a listed company consist of a majority of independent directors. Aon's Board of Directors consists of a majority of independent directors.

        Pursuant to the NYSE corporate governance rules, the Board of Directors has adopted categorical independence standards to provide assistance in the determination of director independence. The categorical standards are set forth below and provide that a director will not qualify as an independent director if:

  (i)
  The director is, or has been within the last three years, an employee of Aon, or an immediate family member of the director is, or has been within the last three years, an executive officer, of Aon;

  (ii)
  The director has received, or has an immediate family member who has received, during any twelve month period within the last three years, more than $100,000 in direct compensation from Aon, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

  (iii)
  The director is a current partner or employee of Aon's internal or external audit firm, or was within the past three years (but is no longer) a partner or employee of such a firm and personally worked on Aon's audit within that time;

  (iv)
  The director has an immediate family member who (A) is a current partner of a firm that is Aon's internal or external auditor, (B) is a current employee of such a firm and participates in the firm's audit, assurance or tax compliance (but not tax planning) practice or (C) was within the past three years (but is no longer) a partner or employee of such a firm and personally worked on the Aon's audit within that time;

  (v)
  The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Aon's present

Aon Corporation 2005

    executive officers at the same time serves or served on that company's compensation committee;

  (vi)
  The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Aon for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of such other company's consolidated gross revenues; or

  (vii)
  The director or an immediate family member is a current officer, director or trustee of a charitable organization where Aon's annual discretionary charitable contributions to the charitable organization are more than the greater of (i) five percent (5%) of that organization's total annual charitable receipts or (ii) $250,000.

        For purposes of the categorical standards, immediate family member includes a director's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares the director's home.

        The Board of Directors has affirmatively determined, using the categorical independence standards set forth above, that none of the outside Directors has a material relationship with Aon (either directly or as a partner, shareholder or officer of an organization that has a relationship with Aon). In making its determination, the Board of Directors considered all relevant facts and circumstances, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and considered the issue not merely from the standpoint of a Director, but also from that of persons or organizations with which a Director has an affiliation.

        Applying the categorical independence standards and considering all relevant facts and circumstances as set forth above, the Board of Directors has determined that each of Mr. Jannotta, Mr. Kalff, Mr. Knight, Mr. Losh, Mr. Martin, Mr. McKenna, Mr. Morrison, Mr. Notebaert, Mr. Rogers, Ms. Santona and Dr. Woo is an independent Director.

Board Committees

        The Sarbanes-Oxley Act and the NYSE corporate governance rules require us to have an audit committee composed entirely of independent directors. The NYSE corporate governance rules also require us to have a compensation committee and a nominating/corporate governance committee composed entirely of independent directors. Each of our Audit Committee, Governance/Nominating Committee and Organization and Compensation Committee is currently composed of independent directors. Additionally, each member of our Audit Committee meets the heightened requirement for independence set forth in the Sarbanes-Oxley Act.

        The current charters of our Board committees can be found in the Corporate Governance section of our web site at http://www.aon.com/about/corp_governance/board_charters/default.jsp and are available in print copy to any stockholder who makes a written request to our Corporate Secretary. In addition, the amended and restated Audit Committee charter is attached to this proxy statement as Appendix C.

Audit Committee Financial Experts

        Rules promulgated by the SEC under the Sarbanes-Oxley Act require us to disclose annually whether our Audit Committee contains one or more "audit committee financial experts," as defined by the SEC. The Board of Directors has determined that each of John W. Rogers, Jr., the Chairman of our Audit Committee, Robert S. Morrison and Richard C. Notebaert is an "audit committee financial

Aon Corporation 2005

expert." The Board of Directors also has determined that each of the members of the Audit Committee is independent, as defined by the rules of the NYSE.

Code of Ethics

        The Board has adopted a code of ethics regarding business conduct that applies to our Directors, officers and employees. This Code of Ethics can be found on our web site at http://www.aon.com/about/corp_governance/code_of_ethics.jsp and is available in print copy to any stockholder who makes a written request to our Corporate Secretary.

        In addition, the Board has adopted a Code of Ethics for Senior Financial Officers that applies to the principal executive officer and the senior financial officers of Aon and our subsidiaries. The Code of Ethics for Senior Financial Officers can be found on our web site at http://www.aon.com/about/corp_governance/sfo_code.jsp.

        We intend to disclose future amendments to, or waivers from, certain provisions of both the Code of Ethics and the Code of Ethics for Senior Financial Officers on our website promptly following the date of such amendment or waiver.

Meetings of Non-Management Directors

        The NYSE governance rules require that the non-management directors of a listed company meet at regularly scheduled executive sessions without management. Our Governance Guidelines also require that non-management Directors meet regularly in executive session without management participation. Andrew J. McKenna chairs these executive sessions, serving as the Lead Independent Director. Aon's non-management directors met on three occasions in 2005.

Communications with the Board of Directors

        Stockholders and other interested parties may communicate with the Board of Directors by contacting the non-management Directors of Aon Corporation c/o Office of the Corporate Secretary, 200 East Randolph Street, Chicago, IL 60601. Alternatively, stockholders and other interested parties may communicate with Aon's non-management Directors via electronic mail to the following address: corporate_governance@aon.com.

        The non-management Directors have established procedures for handling communications from stockholders and other interested parties. Communications are distributed to Chairman of the Governance/Nominating Committee, the full Board of Directors, the non-management Directors or to any individual Director or Directors as appropriate, depending on the facts and circumstances outlined in the communication. Solicitations, spam, junk mail and mass mailings, resumes and other forms of job inquiries, business solicitations or advertisements and frivolous or inappropriate communications will not be forwarded, but will be made available to any non-management Director upon request.

Board, Committee and Peer Evaluations

        Our Board previously implemented a Board and Committee evaluation process to facilitate an examination and discussion of whether our Board and Committees are functioning effectively. The Board conducted such evaluations in 2005, including specific evaluations of the Audit, Governance/Nominating and Organization and Compensation Committees, and determined that our Board and each of these Committees is functioning effectively. In addition, the Directors conduct a peer evaluation annually. The Directors conducted such an evaluation in 2005 and determined that each Director was contributing effectively to the Board.

Aon Corporation 2005

BOARD OF DIRECTORS—COMMITTEES AND MEETINGS

        The Board of Directors has appointed standing committees, including Executive, Audit, Compliance, Governance/Nominating, Investment and Organization and Compensation Committees. Membership on the committees since the last Annual Meeting of the Board in 2005 has been as follows:

Executive	Audit	Compliance	Governance/Nominating	Investment	Organization and Compensation
Patrick G. Ryan(1) Gregory C. Case Edgar D. Jannotta R. Eden Martin	John W. Rogers, Jr.(1) Robert S. Morrison Richard C. Notebaert Gloria Santona Carolyn Y. Woo	Gloria Santona(1) Edgar D. Jannotta R. Eden Martin Carolyn Y. Woo	Andrew J. McKenna(1) Jan Kalff J. Michael Losh Richard C. Notebaert Gloria Santona Carolyn Y. Woo	Lester B. Knight(1) Edgar D. Jannotta Jan Kalff R. Eden Martin John W. Rogers, Jr.	Richard C. Notebaert(1) Lester B. Knight J. Michael Losh Andrew J. McKenna Robert S. Morrison

(1)
Chair.

Executive Committee

        When the Board of Directors is not in session, the Executive Committee is empowered to exercise the power and authority in the management of the business and affairs of Aon as would be exercised by the Board of Directors, subject to certain exceptions. The Executive Committee acted by unanimous written consent on three occasions in 2005.

Audit Committee

        In 2005, the Audit Committee met eight times. The primary purposes of the Audit Committee are to assist the Board with the oversight of: (i) the integrity of Aon's financial statements; (ii) Aon's compliance with legal and regulatory requirements and ethics programs established by management and the Board; (iii) the independent auditor's qualifications and independence; and (iv) the performance of Aon's internal audit function and independent auditor. In discharging this role, the Audit Committee is authorized to retain outside counsel or other experts as it deems appropriate to carry out its duties and responsibilities.

        The charter of the Audit Committee requires that the Audit Committee be comprised of at least three directors, each of whom meets the independence requirements of the NYSE. In addition, all Committee members must be financially literate, and at least one member must be an "audit committee financial expert" as defined by the SEC

        The Audit Committee:

  •
  Appoints, retains, compensates and terminates, if necessary, the independent auditor;

  •
  Resolves disagreements between management and the independent auditor regarding financial reporting;

  •
  Establishes and reviews with management and Aon's internal auditors procedures for (i) the receipt, retention and treatment of complaints received by Aon regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submission by employees of Aon of concerns regarding questionable accounting or auditing matters;

Aon Corporation 2005

  •
  Preapproves all auditing and non-audit services to be provided to Aon by the independent auditor;

  •
  Obtains and reviews, at least annually, a report by the independent auditor describing: the firm's internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm or by any inquiry or investigation by governmental or professional authorities within the preceding five years, with respect to independent audits, and any steps taken to resolve such issues; and all relationships between the independent auditor and Aon;

  •
  Evaluates the independent auditor's qualifications, including a review and evaluation of the lead partner of the firm assigned to Aon's audit;

  •
  Meets to review and discuss with management and the independent auditor the annual audited financial statements and quarterly financial statements;

  •
  Considers the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditor under auditing standards generally accepted in the United States;

  •
  Discusses earnings press releases, as well as financial information and earnings guidance provided to analysts and ratings agencies;

  •
  Discusses guidelines and policies with respect to risk assessment and risk management;

  •
  Meets separately with management, the internal auditors and the independent auditor periodically;

  •
  Reviews with the independent auditor any audit problems or difficulties and management's response;

  •
  Preapproves the appointment, reassignment or dismissal of the senior internal audit executive;

  •
  Sets clear hiring policies for employees or former employees of the independent auditor;

  •
  Reports regularly to the Board of Directors;

  •
  Conducts an annual performance evaluation of the Committee;

  •
  Reviews any major issues regarding accounting principles and financial statement presentations;

  •
  Reviews analyses prepared by management and/or the independent auditor setting forth significant reporting issues and judgments made in connection with the preparation of the financial statements; and

  •
  Reviews the effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the financial statements of Aon.

Compliance Committee

        In March 2005 the Board of Directors established a Compliance Committee to oversee Aon's policies, programs and procedures to ensure compliance with relevant laws, Aon's Code of Conduct, and other relevant standards. The Compliance Committee also monitors Aon's efforts to implement legal obligations arising from settlement agreements and other similar documents and performs other duties as directed by Aon's Board of Directors. The current charter of the Compliance Committee can

Aon Corporation 2005

be found on the corporate governance section of our web site at http://www.aon.com/about/corp_governance/board_charters/compliance.jsp. The Compliance Committee met twice during 2005.

Governance/Nominating Committee

        The Governance/Nominating Committee identifies and recommends to the Board of Directors candidates for service on the Board, reviews and recommends the renomination of incumbent Directors, reviews and recommends committee appointments and leads the annual performance review of the Board of Directors. In addition, the Governance/Nominating Committee develops and recommends governance guidelines for Aon to the Board of Directors and reviews related party transactions. Each member of the Governance/Nominating Committee is independent as defined in the NYSE listing standards. The current charter of the Governance/Nominating
Committee can be found on the corporate governance section of our web site at
http://www.aon.com/about/corp_governance/board_charters_gov_nom_charter.jsp. The Governance/Nominating Committee met six times during 2005.

        The Governance/Nominating Committee considers recommendations for Director candidates from Aon's Directors, executive officers and stockholders. Although the Governance/Nominating Committee does not specifically solicit suggestions from stockholders regarding possible Director candidates, the Governance/Nominating Committee will consider stockholders' recommendations. Recommendations, together with the name and address of the stockholder making the recommendation, relevant biographical information regarding the proposed candidate and a description of any arrangement or understanding between the stockholder and the proposed nominee, should be sent to our Corporate Secretary. Consistent with our governance guidelines, the Governance/Nominating Committee considers a number of criteria in evaluating Director candidates, including professional background, expertise, reputation for integrity, business experience, leadership capabilities and potential contributions to the Board of Directors and Aon's management. The Governance/Nominating Committee also considers whether a potential nominee would satisfy Aon's categorical independence standards.

        When a vacancy exists on the Board of Directors due to the expansion of the size of the Board of Directors or the resignation or retirement of an existing Director, the Governance/Nominating Committee identifies and evaluates potential Director nominees. The Governance/Nominating Committee considers the recommendations of management, stockholders and others. The Governance/Nominating Committee has sole authority to retain and terminate any search firm to be used to identify Director candidates and sole authority to approve such search firm's fees and other retention terms.

        Candidates for director are evaluated using the criteria discussed above and the existing composition of the Board of Directors, including its size, structure, backgrounds and areas of expertise of existing Directors and the number of independent and management Directors. The Governance/Nominating Committee also considers the specific needs of the various Board committees. The Governance/Nominating Committee recommends potential Director candidates to the full Board of Directors, which is responsible for final approval of any Director candidate. This process is the same for Director candidates who are recommended by our stockholders.

        Recommendations for Director candidates to stand for election at the 2007 Annual Meeting of Stockholders must be submitted in writing to the Corporate Secretary at 200 East Randolph Street, Chicago, IL 60601. Recommendations will be forwarded to the Chairman of the Governance/Nominating Committee for review and consideration.

Aon Corporation 2005

        In 2005, one of Aon's independent Directors submitted a potential candidate to the Governance/Nominating Committee for its consideration. The Governance/Nominating Committee evaluated the background of the potential candidate, solicited and received references for the candidate, and considered the areas of expertise on which the candidate would complement the Board's expertise. Following this evaluation, the entire Board of Directors recommended that Richard B. Myers be nominated for election to the Board of Directors at the Annual Meeting.

Investment Committee

        The Investment Committee is responsible for overseeing the investments of our underwriting segment, reviewing all private placement investments for business units outside the underwriting segment and monitoring the investment performance of our benefit plans. The Investment Committee met four times during 2005.

Organization and Compensation Committee

        The Organization and Compensation Committee annually reviews and determines the compensation of Aon's Executive Chairman and Chief Executive Officer. The Organization and Compensation Committee also reviews, advises and consults with the Chief Executive Officer on the compensation of other officers and key employees and as to Aon's policy on compensation. The Organization and Compensation Committee also administers the Aon Stock Incentive Plan (and its predecessor plans), including granting stock options and stock awards and interpreting the plan, and has general oversight responsibility with respect to Aon's other employee benefit programs. In addition, the Organization and Compensation Committee also renders advice and counsel to the Chief Executive Officer on the selection of senior officers of Aon and key executives of our major subsidiaries. The Organization and Compensation Committee met seven times during 2005, and acted by unanimous written consent on four occasions.

Board of Directors

        The Board of Directors met ten times during 2005 and acted by unanimous written consent on two occasions. During 2005, the non-management Directors of the Board of Directors met in executive session on three occasions. Andrew J. McKenna, the Chairman of the Governance/Nominating Committee and the Lead Independent Director, presided at these executive sessions. All incumbent Directors attended at least seventy-five (75%) of the meetings of the Board and all Committees of the Board on which the respective Directors served.

        Aon's Governance Guidelines provide that Directors are expected to attend Annual Meetings of stockholders. All of our Directors attended the 2005 Annual Meeting of Stockholders held on May 20, 2005.

Aon Corporation 2005

REPORT OF THE AUDIT COMMITTEE

        Based on the New York Stock Exchange listing standards, the Board of Directors has determined that each member of the Audit Committee is an independent director. In addition, the Board of Directors has determined that each of John W. Rogers, Jr., Robert S. Morrison and Richard C. Notebaert is an "audit committee financial expert," as defined by the SEC rules. The Audit Committee operates pursuant to a charter that was last amended and restated by the Board on March 17, 2006, a copy of which is attached to this proxy statement as Appendix C. The charter complies with all current regulatory requirements. The Audit Committee held eight meetings during fiscal year 2005.

        The Audit Committee oversees Aon's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the reporting process.

        Ernst & Young LLP ("E&Y"), Aon's independent registered public accounting firm for 2005, is responsible for expressing opinions on the conformity of Aon's audited financial statements with generally accepted accounting principles and on the effectiveness of Aon's internal control over financial reporting.

        In this context, the Audit Committee reviewed and discussed with management and E&Y the audited financial statements for the year ended December 31, 2005, as well as the effectiveness of Aon's internal control over financial reporting. The Audit Committee has discussed with E&Y the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as may be amended or supplemented.

        In addition, the Audit Committee has discussed with E&Y the independence of that firm from Aon and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as may be amended or supplemented. The Audit Committee has also considered whether E&Y's provision of non-audit services to Aon is compatible with maintaining E&Y's independence. The Audit Committee has concluded that E&Y is independent from Aon and its management.

        The Audit Committee discussed with Aon's internal auditors and E&Y the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Aon's internal controls, and the overall quality of Aon's financial reporting.

        The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management, E&Y, and the internal auditors.

        In reliance on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC. The Audit Committee has approved, and the Board of Directors has requested that stockholders ratify, the selection of E&Y as our independent auditor for the year 2006.

John W. Rogers, Jr., Chairman	Gloria Santona
Robert S. Morrison	Carolyn Y. Woo
Richard C. Notebaert

Aon Corporation 2005

AGENDA ITEM NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has appointed Ernst & Young LLP ("E&Y") as Aon's independent registered public accounting firm for the year 2006, subject to ratification by our stockholders. E&Y was first retained as Aon's independent registered public accounting firm in February 1986. Although this appointment is not required to be submitted to a vote of the stockholders, the Board of Directors believes it appropriate as a matter of policy to request that the stockholders ratify the appointment of the independent registered public accounting firm for the year 2006. In the event a majority of the votes cast at the meeting are not voted in favor of this proposal, the Audit Committee will reconsider the appointment, but may decide to maintain its appointment of E&Y.

        We anticipate that a representative of E&Y will be present at the Annual Meeting. The representative will be given the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to any appropriate questions that may be submitted by stockholders at the Annual Meeting.

        OUR BOARD OF DIRECTORS AND AUDIT COMMITTEE UNANIMOUSLY RECOMMEND THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2006.

        Audit Fees.    Fees for audit services totaled approximately $18.9 million in 2005 and approximately $15.3 million in 2004. For both years, audit fees included services associated with the annual audit, including fees related to Sarbanes-Oxley Section 404, the reviews of Aon's documents filed with the SEC, and statutory audits required domestically and internationally. Fees for required statutory audits and attestation reports in various domestic and foreign jurisdictions were $9.1 million in 2005 and $6.8 million in 2004, respectively.

        Audit-Related Fees.    Fees for audit-related services totaled approximately $0.9 million in 2005. There were no individual projects that exceeded $250,000. In 2004, fees for audit-related services also totaled approximately $0.9 million. There were no individual projects that exceeded $250,000. Audit-related fees include services such as employee benefit plan audits, other attestation services, due diligence in connection with acquisitions and accounting consultations not included in audit fees.

        Tax Fees.    Fees for tax services, including tax compliance, tax advice and tax planning (including expatriate tax services), totaled approximately $1.3 million in 2005 and $2.6 million in 2004.

        All Other Fees.    Fees for all other services not included above totaled approximately $0.2 million in 2005. In 2004, fees for all other services not included above totaled approximately $0.3 million. There were no individual projects that exceeded $250,000.

Audit Committee's Pre-Approval Policies and Procedures

        The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Each pre-approval provides details regarding the particular service or category of service to be provided and is subject to a specific engagement authorization. The Audit Committee requires that the independent registered public accounting firm and management report on the actual fees charged by the independent registered public accounting firm for each category of service at Audit Committee meetings held during the year.

Aon Corporation 2005

        The Audit Committee acknowledges that circumstances may arise throughout the year that require the engagement of the independent registered public accounting firm to provide additional services not contemplated in the initial pre-approval. In those circumstances, the Audit Committee requires that specific pre-approval be obtained before engaging the independent registered public accounting firm. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. Such pre-approvals are reported to the Audit Committee at the next scheduled Audit Committee meeting.

        All audit and non-audit services provided by the independent registered public accounting firm during 2005 were pre-approved.

Aon Corporation 2005

EXECUTIVE COMPENSATION

        The following table discloses the compensation received by each individual who served as Chief Executive Officer of Aon during 2005, as well as Aon's four other most highly compensated executive officers. We refer to these individuals collectively in this proxy statement as the "named executive officers" of Aon.

Summary Compensation Table

		Annual Compensation					Long-Term Compensation
Name and Principal Position	Year	Salary($)		Bonus($)(1)		Other Annual Compensation($)(3)	Restricted Stock Award(s)($)(4)	Securities Underlying Options(#)	All Other Compensation($)(5)
Patrick G. Ryan Executive Chairman & Director(6)	2005 2004 2003	1,125,000 1,161,058 1,125,000		1,620,000 -0- 1,250,000	(2)	57,738 140,610 143,066	604,958 -0- -0-	300,000 300,000 500,000	97,912 166,216 26,250
Gregory C. Case(7) President & Chief Executive Officer	2005	1,120,192		2,800,000		-0-	2,825,000	1,000,000	6,300
Dennis L. Mahoney(8) Chairman and Chief Executive Officer—Aon Limited	2005 2004	1,163,025 1,300,177	(9) (10)	6,836,126 523,165	(2)(9) (2)(10)	489,806 549,153	257,111 194,611	100,000 100,000	-0- -0-
Dirk P.M. Verbeek(8) Chairman and Chief Executive Officer—Aon Holdings b.v.	2005 2004	1,124,464 1,200,314	(11) (12)	974,640 470,835	(2)(11) (2)(12)	76,282 295,075	363,793 175,131	100,000 100,000	-0- -0-
Michael D. O'Halleran Senior Executive Vice President	2005 2004 2003	1,000,000 1,032,051 1,000,000		960,000 -0- 900,000	(2)	42,931 26,635 69,286	888,849 541,350 937,575	-0- 150,000 200,000	6,300 6,150 26,250
David P. Bolger Executive Vice President, Chief Financial Officer and Chief Administrative Officer	2005 2004 2003	750,000 774,039 715,385		1,080,000 560,000 750,000	(2) (2)	8,042 2,000 1,925	1,562,612 1,560,316 2,042,000	100,000 100,000 100,000	6,300 6,150 -0-

(1)
Bonus amounts reflect the bonus earned for the year shown, regardless of the time of payment. In accordance with Aon's Incentive Stock Program ("ISP"), twenty percent (20%) of the bonus amount earned in each of 2005 and 2004 was paid to each of the named executive officers (excluding Mr. Case) in the form of restricted stock units ("RSUs"). As a result, the bonus amount paid in cash and shown in this column for each of 2005 and 2004 represents eighty percent (80%) of the total bonus earned. For information regarding the bonus amount paid in RSUs, please refer to footnotes 2 and 4.

(2)
In accordance with Aon's ISP, twenty percent (20%) of the bonus amount earned in each of 2005 and 2004 was paid to each of the named executive officers (excluding Mr. Case) in the form of RSUs. In addition, pursuant to the ISP, Aon provided an enhancement award of an additional ten percent (10%) of the bonus amount in the form of RSUs. Mr. Case's bonus was paid entirely in cash pursuant to his employment agreement, dated April 4, 2005.

As a result, on March 17, 2006, Mr. Ryan received a grant of 14,687 RSUs, and on March 16, 2006, Mr. Mahoney received a grant of 6,271 RSUs, Mr. Verbeek received a grant of 8,873 RSUs,

Aon Corporation 2005

  Mr. O'Halleran received a grant of 8,739 RSUs and Mr. Bolger received a grant of 9,832 RSUs. These amounts paid in the form of RSUs are reported under "Long-Term Compensation—Restricted Stock Award(s)." For more information regarding the terms of the RSUs, please refer to footnote 4. For purposes of calculating the number of RSUs to be issued to each of the named executive officers, a price of $41.365 was used for Mr. Ryan, and a price of $41.195 was used for each of Messrs. Mahoney, Verbeek, O'Halleran and Bolger, which represents the average of the high and low price of a share of Common Stock on March 17, 2006, and March 16, 2006, respectively. In addition, for purposes of calculating the bonus amount to be paid in cash and RSUs to be issued to Messrs. Mahoney and Verbeek, March 16, 2006 currency translation rates of 0.569039 British pounds sterling to $1.00 and 0.820816 Euros to $1.00 were used, respectively.

The bonus amount shown for Mr. Mahoney for 2005 reflects the payment of a one-time retention bonus in the amount of $6,147,245 on March 23, 2005 pursuant to an agreement dated March 21, 1997. This amount has been converted from British pounds sterling to U.S. dollars based on a March 23, 2005 currency translation rate of 0.534817 British pounds sterling to $1.00.

(3)
For 2005, this amount represents: (a) for Mr. Ryan, the value of company-provided services in connection with personal use of aircraft in the amount of $38,488 and the use of a company-owned automobile of $19,250; (b) for Mr. Mahoney, forgiveness of a company loan, and taxes related thereto, in the amount of $279,309, a mortgage subsidy of $153,232, an automobile allowance of $51,690, a fuel allowance of $4,135 and a telephone benefit of $1,440; (c) for Mr. Verbeek, an automobile allowance and use of a company-owned automobile of $32,425, a financial advisory/tax preparation allowance of $26,401, an insurance allowance of $10,003, an expense allowance of $7,131 and a telephone benefit of $322; (d) for Mr. O'Halleran, an automobile allowance of $20,000, club fees of $7,443, and financial advisory fees of $15,488; (e) for Mr. Bolger, dividend equivalents of $4,042 provided in connection with the RSUs awarded to Mr. Bolger under the ISP in 2005 for 2004 performance and a company contribution to a program providing financial planning and tax return services for certain executives of $4,000.

For 2004, this amount represents: (a) for Mr. Ryan, the value of company-provided services in connection with personal use of aircraft in the amount of $121,360; (b) for Mr. Mahoney, forgiveness of a company loan, and taxes related thereto, in the amount of $312,247 and a mortgage subsidy of $171,302; (c) for Mr. Verbeek, compensation of $216,875 for the adverse financial consequences related to the repayment of a company loan by Mr. Verbeek prior to its maturity; (d) for Mr. O'Halleran, an automobile allowance of $20,641; and (e) for Mr. Bolger, a company contribution to a program providing financial planning and tax return services for certain executives of $2,000.

For 2003, this amount represents: (a) for Mr. Ryan, the value of company-provided automobile transportation in the amount of $56,826 and company-provided services in connection with personal use of aircraft in the amount of $84,040; (b) for Mr. O'Halleran, the value of company-provided automobile transportation in the amount of $45,643; and (c) for Mr. Bolger, the value of an automobile parking allowance of $1,925.

For each of 2005 and 2004, the amount shown for Mr. Ryan for company-provided services in connection with the personal use of aircraft has been calculated based on the incremental cost to Aon of such services. The amount shown for 2003 has been re-calculated in accordance with this methodology. In prior years, the amount was calculated using appropriate multiples of the Standard Industry Fare Level ("SIFL") rate. The services have been valued using a method that

Aon Corporation 2005

  takes into account the following: maintenance, parts and labor; aircraft fuel expenses; landing, parking and flight planning services; supplies and catering; and crew travel expenses.

(4)
The amounts in this column represent the dollar value of the restricted stock and RSUs awarded to, or earned as a bonus by, the named executive officers in the relevant fiscal year, calculated by multiplying the closing price of our Common Stock on the date of grant by the number of shares or units awarded.

With respect to the grants of RSUs made on March 17, 2006 to Mr. Ryan and March 16, 2006 to Messrs. Mahoney, Verbeek, O'Halleran and Bolger and described in footnote 2, the vesting schedule is as follows: 22.22% of the RSUs will vest on each of the first and second anniversaries of the date of grant, and 55.56% of the RSUs will vest on the third anniversary of the date of grant. Amounts shown in this column for these RSUs are calculated using a closing price of $41.19 on March 17, 2006 and $41.00 on March 16, 2006. No voting rights attach to the unvested units. Dividend equivalents are paid quarterly on the unvested units. The Organization and Compensation Committee can take action to cause these RSUs to vest on an accelerated basis.

With respect to the grants of RSUs made on March 17, 2005, the vesting schedules are as follows: (i) 5,595 RSUs granted to Mr. Mahoney, 5,035 RSUs granted to Mr. Verbeek and 5,989 RSUs granted to Mr. Bolger will vest ratably over three years commencing on the first anniversary of the date of grant; and (ii) 2,797 RSUs granted to Mr. Mahoney, 2,517 RSUs granted to Mr. Verbeek and 2,994 RSUs granted to Mr. Bolger will cliff vest on the third anniversary of the date of grant. Amounts shown in this column for these RSUs are calculated using a closing price of $23.19 on March 17, 2005. No voting rights attach to the unvested units. Dividend equivalents are paid quarterly on the unvested units. The Organization and Compensation Committee can take action to cause these RSUs to vest on an accelerated basis.

With respect to the grant made to Mr. Case of 125,000 RSUs on April 4, 2005, the vesting schedule is as follows: under the terms of the Aon Stock Incentive Plan, ten percent (10%) of the RSUs vest on each of the first through fourth anniversaries of continuous employment from the date of grant, and sixty percent (60%) of the RSUs vest on the fifth anniversary of continuous employment from the date of grant. Amounts shown in this column for these RSUs are calculated using a closing price of $22.60 on April 4, 2005. No voting rights attach to, and no dividends are paid on, the unvested units. The Organization and Compensation Committee can take action to cause these RSUs to vest on an accelerated basis.

With respect to the grants made to Mr. O'Halleran of 22,500 RSUs on each of January 1, 2005, January 2, 2004, May 1, 2003 and January 2, 2003, the vesting schedule is as follows: under the terms of the Aon Stock Incentive Plan, twenty percent (20%) of the RSUs vest on each of the third and tenth anniversaries of continuous employment from the date of grant, and ten percent (10%) of the RSUs vest on each of the fourth through ninth anniversaries of continuous employment from the date of grant. Amounts shown in this column for these RSUs are calculated using a closing price of $23.58 on January 3, 2005, $24.06 on January 2, 2004, $22.10 on May 1, 2003 and $19.57 on January 2, 2003. No voting rights attach to, and no dividends are paid on, the unvested units. The Organization and Compensation Committee can take action to cause these RSUs to vest on an accelerated basis.

With respect to the grants made to Mr. Bolger of 50,000 RSUs on March 17, 2005, 50,000 RSUs on March 18, 2004 and 100,000 RSUs on January 8, 2003, the vesting schedule is as follows: under the terms of the Aon Stock Incentive Plan, twenty percent (20%) of the RSUs vest on each of the third and tenth anniversaries of continuous employment from the date of grant, and ten percent

Aon Corporation 2005

  (10%) of the RSUs vest on each of the fourth through ninth anniversaries of continuous employment from the date of grant. Amounts shown in this column for these RSUs are calculated using a closing price of $23.19 on March 17, 2005, $27.04 on March 18, 2004 and $20.42 on January 8, 2003. No voting rights attach to, and no dividends are paid on, the unvested units. The Organization and Compensation Committee can take action to cause these RSUs to vest on an accelerated basis.

As of December 31, 2005, the number and market value of unvested RSUs held by each of the named executive officers (based upon a closing price of $35.95 per share of Common Stock on December 31, 2005) was: Mr. Ryan, 0 units and $0; Mr. Case, 125,000 units and $4,493,750; Mr. Mahoney, 51,892 units and $1,865,517; Mr. Verbeek, 7,552 units and $271,494; Mr. O'Halleran, 189,000 units and $6,794,550; and Mr. Bolger, 208,983 units and $7,512,939.

(5)
For 2005, this amount represents: (a) for Mr. Ryan, a distribution from a supplemental retirement arrangement in the amount of $91,612 and a contribution by Aon of $6,300 to the Aon Savings Plan, a defined contribution plan; (b) for Mr. Case, a contribution of $6,300 to the Aon Savings Plan, a defined contribution plan; (c) for Mr. O'Halleran, a contribution of $6,300 to the Aon Savings Plan, a defined contribution plan; and (d) for Mr. Bolger, a contribution of $6,300 to the Aon Savings Plan, a defined contribution plan. A discussion of the benefits provided to certain of the named executive officers pursuant to Aon's defined benefit plans is set forth below in "Pension Plan Tables—Pension Plan Table—United States."

(6)
Mr. Ryan served as Chairman and Chief Executive Officer of Aon until April 4, 2005. He currently serves as Executive Chairman of Aon.

(7)
Mr. Case became President and Chief Executive Officer of Aon on April 4, 2005.

(8)
Although Messrs. Mahoney and Verbeek were employed by Aon in 2003, they were not executive officers of Aon in 2003. As a result, no compensation disclosure is provided for either of them for 2003.

(9)
The amount shown in the salary column has been converted from British pounds sterling to U.S. dollars based on a December 31, 2005 currency translation rate of 0.580383 British pounds sterling to $1.00. Of the aggregate amount shown in the bonus column, $688,881 represents the bonus paid to Mr. Mahoney in connection with 2005 performance, which has been converted from British pounds sterling to U.S. dollars based on a March 16, 2006 currency translation rate of 0.569039 British pounds sterling to $1.00.

(10)
The amount shown in the salary column has been converted from British pounds sterling to U.S. dollars based on a December 31, 2004 currency translation rate of 0.51916 British pounds sterling to $1.00, and the amount shown in the bonus column has been converted from British pounds sterling to U.S. dollars based on a March 17, 2005 currency translation rate of 0.519913 British pounds sterling to $1.00.

(11)
The total salary paid to Mr. Verbeek in 2005 was €880,000. Of this amount, $574,825 was paid to Mr. Verbeek in United States dollars. The remaining amount has been converted from Euros to U.S. dollars based on a December 31, 2005 currency translation rate of 0.843953 Euros to $1.00. The amount shown in the bonus column has been converted from Euros to U.S. dollars based on a March 16, 2006 currency translation rate of 0.820816 Euros to $1.00.

(12)
The total salary paid to Mr. Verbeek in 2004 was €880,000. Of this amount, $567,601 was paid to Mr. Verbeek in United States dollars. The remaining amount has been converted from Euros to U.S. dollars based on a December 31, 2004 currency translation rate of 0.73314 Euros to $1.00. The amount shown in the bonus column has been converted from Euros to U.S. dollars based on a March 17, 2005 currency translation rate of 0.747608 Euros to $1.00.

Aon Corporation 2005

Option Grants in 2005 Fiscal Year

        Information regarding options to purchase shares of Common Stock granted to each of the named executive officers during 2005 is set forth below.

Name	Number of securities underlying options granted(1)	Percent of total options granted to employees in fiscal year	Exercise or Base price($/Share)	Expiration Date	Grant Date Present Value($)(2)
Patrick G. Ryan	300,000	4.77	23.380	March 17, 2015	1,629,000
Gregory C. Case	1,000,000	15.89	22.610	April 4, 2015	4,932,366
Dennis L. Mahoney	100,000	1.59	23.380	March 17, 2015	543,006
Dirk P.M. Verbeek	100,000	1.59	23.380	March 17, 2015	543,006
Michael D. O'Halleran	-0-	-0-	N/A	N/A	N/A
David P. Bolger	100,000	1.59	23.380	March 17, 2015	543,006

(1)
Options granted in 2005 become exercisable with respect to 33.34% of the shares on the second anniversary of continuous employment of the grant date and 33.33% of the shares on each of the third and fourth anniversaries of continuous employment of the grant date. The Organization and Compensation Committee can take action to cause options to become exercisable on an accelerated basis. For additional information regarding the acceleration of options, please see "Employment and Severance Agreements—Severance Agreements."

(2)
As permitted by SEC rules, the Black-Scholes option pricing model was chosen to estimate the Grant Date Present Value of the options set forth in this table. Aon's use of this model does not constitute an endorsement of its accuracy in valuing options. All stock option valuation models, including the Black-Scholes option pricing model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the Grant Date Present Value of the option grants set forth in the table: (i) for those options awarded to Messrs. Ryan, Mahoney, Verbeek, O'Halleran and Bolger, all of which were granted on March 17, 2005, a volatility rate of 30.01%, a risk-free interest rate of 4.134%, a dividend yield of 2.563% and that four (4.0) years on average elapses between vesting and exercise; and (ii) for those options awarded to Mr. Case, which were granted on April 4, 2005, a volatility rate of 28.39%, a risk-free interest rate of 3.841%, a dividend yield of 2.5340% and that four (4.0) years on average elapses between vesting and exercise.

Aon Corporation 2005

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        The following table provides information on stock option exercises in 2005 by each of the named executive officers, the number of shares subject to options at December 31, 2005 and the value of unexercised in-the-money options at December 31, 2005:

			# Shares Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End($)(1)
Name	# Shares Acquired on Exercise	Value Realized$	Exercisable	Unexercisable	Exercisable	Unexercisable
Patrick G. Ryan	-0-	n/a	1,907,500	1,017,500	6,268,324	11,106,475
Gregory C. Case	-0-	n/a	-0-	1,000,000	0	13,360,000
Dennis L. Mahoney	-0-	n/a	260,713	284,287	1,825,817	3,243,395
Dirk P.M. Verbeek	-0-	n/a	388,500	300,000	1,903,829	3,230,590
Michael D. O'Halleran	-0-	n/a	501,400	198,696	3,378,985	1,449,458
David P. Bolger	-0-	n/a	66,000	234,000	805,530	2,894,470

(1)
Calculated by determining the difference between (i) the average of the high and low price of a share of Common Stock as of December 31, 2005 and (ii) the exercise price of unexercised in-the-money options.

Aon Corporation 2005

Pension Plan Tables

Pension Plan Table—United States

        The following table shows the estimated total annual pension benefits payable to a covered participant at normal retirement age (65 years) under Aon's U.S. qualified defined benefit pension plan (the "Aon Pension Plan"), as well as under Aon's U.S. non-qualified supplemental defined benefit pension program (the "Excess Benefit Plan").

	Years of Service
REMUNERATION	10	15	20	25	30	35	40
$ 425,000	62,322	95,503	119,778	138,094	156,410	174,727	185,254
$ 600,000	80,049	122,870	154,342	178,230	202,118	226,006	239,666
$ 750,000	97,220	149,297	187,656	216,853	246,050	275,246	291,847
$1,000,000	130,409	200,303	251,897	291,275	330,652	370,030	392,229
$1,250,000	163,599	251,309	316,138	365,696	415,255	464,813	492,612
$1,500,000	196,788	302,314	380,379	440,118	499,857	559,596	592,995
$1,750,000	229,978	353,320	444,620	514,540	584,459	654,379	693,377
$2,000,000	263,167	404,326	508,860	588,961	669,062	749,163	793,760
$2,250,000	296,356	455,332	573,101	663,383	753,664	843,946	894,143
$2,500,000	329,546	506,337	637,342	737,804	838,267	938,729	994,525
$2,750,000	362,735	557,343	701,583	812,226	922,869	1,033,512	1,094,908
$3,000,000	395,925	608,349	765,824	886,648	1,007,472	1,128,295	1,195,291
$3,250,000	429,114	659,355	830,065	961,069	1,092,074	1,223,079	1,295,673
$3,500,000	462,303	710,361	894,305	1,035,491	1,176,676	1,317,862	1,396,056
$3,750,000	495,493	761,366	958,546	1,109,913	1,261,279	1,412,645	1,496,439
	New Hire in 2003
$2,100,000	210,000	315,000	420,000	500,000	500,000	500,000	500,000

        The annual pension amounts included in the table above are based upon the following assumptions: (1) that retiring participants have attained age 65 and are fully vested; (2) that retiring participants have chosen to have benefits payable as straight life annuities; and (3) that maximum compensation used in calculating basic pension benefits is $500,000 for plan years on and after January 1, 2002 but is unlimited for purposes of the alternative 1% formula (explained below). The annual pension amounts shown in the table for an employee hired in 2003 reflect future benefits at age 65 with the number of years of service indicated assuming that the employee's final average earnings will be $2,100,000.

        A participant's compensation subject to the Aon Pension Plan and the Excess Benefit Plan is the average of his or her base salary and certain eligible bonus payments for the five consecutive calendar plan years during the last ten years of the participant's career for which the average is the highest or, in the case of a participant who has been employed for less than five full years, the period of his or her employment with Aon and our subsidiaries. Due to the number of acquisitions by Aon and resulting pension plan assumptions and mergers, the formula used to determine pension benefits for service prior to January 1, 1998 is complex. The pension formula for service after January 1, 1998, is 1.15% of final average compensation times years of service, plus 0.45% of final average earnings in excess of Social Security Covered Compensation times years of service (maximum of 35 years). Covered

Aon Corporation 2005

Compensation is the average of the Social Security Taxable Wage Base for the 35-year period prior to the participant's normal retirement age.

        The Internal Revenue Code places limits on compensation and pension benefits for qualified defined benefit programs such as the Aon Pension Plan. For example, in 2006, compensation in excess of $220,000 cannot be used to determine pension benefits from the Aon Pension Plan. Because of these limitations Aon, like other companies, has established a non-qualified supplemental defined benefit pension program to restore, or partially restore, pension benefits not otherwise payable to an executive under the qualified plan. Aon's ability to offer participation in the Excess Benefit Plan has helped Aon attract and retain our top talent. For certain key executives, the company has granted additional service credits to be applied in determining supplemental pension benefits, particularly where a new executive loses similar supplemental pension benefits in connection with his or her previous employer upon joining Aon. Nonetheless, the Excess Benefit Plan contains limitations on compensation and benefits in order to strike a balance between the retentive effects of the plan and the expense of the plan. In addition, there are minimum age and service requirements (attainment of age 50 and 10 years of benefit accrual service) that must be completed before an executive will be entitled to any benefits from the Excess Benefit Plan. Because of its non-qualified tax status, no trust fund exists to formally fund the Excess Benefit Plan and plan benefits are paid on a pay-as-you-go basis from corporate cash flow. As of December 31, 2005, there were 446 active employees who had met the age and service requirements for the Excess Benefit Plan.

        To limit Aon's expense under the Excess Benefit Plan, Aon's Board of Directors approved an amendment to the plan that provides, for years after 2001, earnings in excess of $500,000 will not be included in the calculation of basic benefits. During 2005, Aon's Board of Directors reexamined this change and determined that, for more highly compensated executives, the compensation limitation could result in a decreasing total pension benefit over time and had the unintended result of encouraging the executive to depart Aon during his or her high earnings years. As a result, effective January 1, 2006, Aon's Board of Directors approved an alternative pension formula that provides a benefit of 1% of final average compensation (without limitation) times total years of service subject to a maximum annual pension benefit of $500,000, subject to certain exceptions. Upon retirement a participant will receive the greater of the pension from the basic formula (1.15%/0.45%) or the 1% formula.

        Estimated pensionable earnings in 2006, years of service as of December 31, 2005, and the estimated total annual pension benefit at age 65 (or current age if later) for the named executive officers covered by the Aon Pension Plan and the Excess Benefit Plan are: (a) for Mr. Ryan, estimated pensionable earnings of $3,155,000 (base salary of $1,125,000 plus bonus paid for 2005 performance of $2,025,000) and 41 years of service (26 standard years plus 15 additional years pursuant to the letter agreement between Aon and Mr. Ryan dated December 9, 2005) and estimated total annual pension benefit of $792,478; (b) for Mr. O'Halleran, estimated pensionable earnings of $2,200,000 (base salary of $1,000,000 plus bonus for 2005 performance of $1,200,000), 18 years of service and estimated total annual pension benefit of $500,000; and (c) for Mr. Bolger, estimated pensionable earnings of $2,100,000 (base salary of $750,000 and bonus paid for 2005 performance of $1,350,000, 13 years of service (3 standard years plus 10 additional years of service granted pursuant to his employment agreement dated January 1, 2003) and estimated total annual pension benefits of $500,000.

        Mr. Mahoney and Mr. Verbeek do not participate in the Aon Pension Plan or the Excess Benefit Plan because they do not reside in the United States. The pension plans in which they participate are described below. Mr. Case does not participate in the Aon Pension Plan or the Excess Benefit Plan

Aon Corporation 2005

because participation under both plans was closed to employees hired after December 31, 2003. Instead, like all employees hired in 2004 or later, Mr. Case participates at his election in the Aon Savings Plan, a defined contribution 401(k) plan, and in a sub-account under such plan (the Aon Retirement Account) to which Aon may make a discretionary annual contribution for employees hired on or after December 31, 2003. Mr. Case also participates in a non-qualified defined contribution plan (the Aon Supplemental Savings Plan) for executives hired after December 31, 2003. The Aon Supplemental Savings Plan provides for a company allocation as a percentage of compensation in excess of the IRS limit ($220,000 in 2006). Compensation is limited to $500,000 for the Aon Supplemental Savings Plan. The percentage allocation varies by length of service but in the first five years of employment the allocation percentage is 3% and increases to 7% after 30 years of service. For Mr. Case, the company contribution for 2005 to his Aon Retirement Account under the Aon Savings Plan was $6,300, and the company allocation on his behalf to the Aon Supplemental Savings Plan was $8,700.

Pension Plan—United Kingdom

        Mr. Mahoney is a named executive officer of Aon and is entitled to an annual pension benefit from the Aon A&A U.K. Pension Scheme. A participant's Final Pensionable Salary is subject to the rules of the scheme and is the average of his or her base salary as of the last three consecutive April 1st dates prior to leaving or retirement. Subject to specific provisions of the Aon A&A U.K. Pension Scheme, Mr. Mahoney is granted a benefit equal to two-thirds of his Final Pensionable Salary at age 60. Mr. Mahoney's Pensionable Salary, as at April 1, 2005, and the estimated years of service are £675,000 ($1,163,025) and 21 years, respectively. A current estimate of the annual benefit to be provided to Mr. Mahoney at age 60 is £426,000 ($733,998). The amounts shown in parentheses have been converted from British pounds sterling to U.S. dollars based on a December 31, 2005 currency translation rate of 0.580383 British pounds sterling to $1.00.

Pension Plan Table—The Netherlands

        Mr. Verbeek is a named executive officer of Aon and is entitled to an annual pension benefit from Aon Groep Nederland b.v.'s defined benefit pension scheme. The following table shows the estimated annual pension benefits payable to a covered participant at normal retirement age (62 years) under the defined benefit pension scheme:

	Years of Service
REMUNERATION	10	15	20	25	30	35	37
€ 400,000	€ 71,798	€107,696	€143,595	€179,494	€215,393	€251,292	€265,651
€ 500,000	90,717	136,075	181,433	226,792	272,150	317,508	335,651
€ 600,000	109,636	164,453	219,271	274,089	328,907	383,725	405,651
€ 700,000	128,555	192,832	257,109	321,387	385,664	449,941	475,652
€ 800,000	147,474	221,210	294,947	368,684	442,421	516,158	545,652
€ 900,000	166,393	249,589	332,785	415,982	499,178	582,374	615,652
€1,000,000	185,312	277,967	370,623	463,279	555,935	648,591	685,653

        A participant's remuneration subject to the The Netherlands Pension Scheme is final twelve month salary payments with an 8% load for holiday allowance. Pensionable earnings in 2005 and the estimated years of service for Mr. Verbeek are €430,640 ($510,265) and 30.5 years. The amount shown in parentheses in this paragraph has been converted from Euros to U.S. dollars based on a December 31,

Aon Corporation 2005

2005 currency translation rate of 0.843953 Euros to $1.00. Estimated years of service for Mr. Verbeek reflect an additional 13.5 years of service granted in accordance with a transfer of pension rights from his former employer.

        Mr. Verbeek is eligible for a supplemental pension benefit from Aon Groep Nederland b.v. if he elects to retire on or after attainment of age 56 1/2 but prior to age 62. The annual amount of the supplemental pension benefit would be 100% of Mr. Verbeek's final base salary in The Netherlands (currently €463,869/U.S. $549,638). Aon Groep Nederland b.v. would also continue to pay all required social security charges, healthcare premiums and pension contributions. Mr. Verbeek is also eligible for a second supplemental pension benefit from Aon Groep Nederland b.v. from age 62 to age 65. The annual amount of this second supplemental pension benefit would be 30% of Mr. Verbeek's final base salary in The Netherlands (currently €463,869/U.S. $549,638). The estimated total annual pension benefits at age 62 are €351,465/$416,451.

Employment and Severance Agreements

Employment Agreements

        Mr. Ryan is a party to a letter agreement with Aon in connection with his continued service as Executive Chairman. Each of Messrs. Case, Mahoney, Verbeek, O'Halleran and Bolger has entered into an employment agreement with Aon.

        Aon has entered into a letter agreement with Patrick G. Ryan, our Executive Chairman, dated December 9, 2005. The agreement provides certain supplemental benefits to Mr. Ryan in consideration for his agreement to continue to serve as Aon's Executive Chairman. The agreement addresses certain benefits to be provided to Mr. Ryan by Aon, including: (i) accelerated vesting of stock options; (ii) health care coverage; and (iii) supplemental pension benefits.

        The agreement provides that all of Mr. Ryan's unvested options will immediately vest as of the date he ceases to be employed by Aon. The agreement also extends the expiration date of Mr. Ryan's options until the later of: (a) the 15th day of the third month following the date the exercise period would have expired; and (b) December 31 of the calendar year during which the exercise period would otherwise have expired. In addition, upon cessation of Mr. Ryan's employment, he and his eligible family members are entitled to continue participation in Aon-sponsored group health plans for life. Finally, subject to certain qualifications, the agreement provides that Mr. Ryan shall receive a supplemental pension benefit calculated based upon his actual years of service with Aon plus fifteen years, the latter representing his years of service with Ryan Insurance Group prior to the date such entity was acquired by Aon that would not otherwise be considered in determining Mr. Ryan's pension benefits.

        Aon has entered into an Employment Agreement with Gregory C. Case, our President and Chief Executive Officer, dated April 4, 2005, which commenced April 4, 2005 and will expire April 3, 2010 unless terminated earlier. The agreement provides Mr. Case will be employed as Aon's President and Chief Executive Officer. The agreement also provides that Mr. Case will be appointed to Aon's Board of Directors, and will be nominated for election as a Director at each subsequent annual meeting of stockholders during the period of his employment.

        The agreement provides for a base salary of $1,500,000, subject to adjustment at the discretion of the Board of Directors, and an annual incentive bonus of up to 250% of his base salary, with a targeted annual incentive bonus of not less than 125% of his base salary. The agreement provides that Mr. Case's incentive bonus for 2005 shall be not less than $1,875,000 and will be paid in cash.

Aon Corporation 2005

        Pursuant to the agreement, upon commencement of his employment, Mr. Case received: (i) a restricted stock unit award of 125,000 shares of Common Stock, which will vest in four installments of 12,500 shares on each of the first through fourth anniversaries of the date of grant and in a final installment of 75,000 shares on the fifth anniversary of the date of grant; and (ii) a nonqualified stock option award to purchase 1,000,000 shares of Common Stock, which will vest in three equal annual installments on each of the second through fourth anniversaries of the date of grant. The restricted stock unit award and the portion of the stock option award related to 325,000 shares were granted outside of the Aon Stock Incentive Plan. The agreement provides that, during the term of his employment, Mr. Case is also eligible to receive an annual option grant with a Black-Scholes value of not less than $1,800,000; however, Mr. Case has waived his entitlement to receive such option grants in 2006-2008 as consideration for his participation in Aon's Leadership Performance Program, a sub-plan of the Aon Stock Incentive Plan. In addition, the agreement provides that Mr. Case will be provided with life insurance coverage in the amount of $5,000,000 during the term of the agreement. If Mr. Case's employment is terminated for any reason other than by Aon for cause (as defined in the agreement) after Mr. Case has attained at least age 50 and completed at least 10 years of continuous employment, Mr. Case, his spouse and his dependent children will be eligible for coverage under Aon's retiree medical program.

        In the event of Mr. Case's death during the term of the agreement, his heirs, executors or the administrators of his estate will receive: (i) his accrued base salary through and including his date of death; (ii) any annual incentive bonus earned and payable but not yet paid for the bonus year prior to the year in which termination of employment occurs; (iii) a prorated annual incentive bonus through and including his date of death; (iv) other employee benefits to which he was entitled at the time of his death in accordance with the terms of the plans and programs of Aon; and (v) continued vesting of the stock options and awards granted to him pursuant to the agreement. If Mr. Case's employment is terminated due to his incapacity or disability, he will receive the payments and benefits set forth in items (i) through (v) of the immediately preceding sentence.

        If Aon terminates Mr. Case's employment for cause (as defined in the agreement) as determined by a majority of the members of the Board of Directors (excluding Mr. Case), Mr. Case will be entitled to receive: (i) his accrued base salary through and including his date of termination; (ii) any annual incentive bonus earned and payable but not yet paid for the bonus year prior to the year in which termination of employment occurs; (iii) a prorated annual incentive bonus through and including his date of termination; and (iv) other employee benefits to which he was entitled at the time of his termination in accordance with the terms of the plans and programs of Aon. In the event of a termination for cause, Mr. Case must immediately resign from the Board of Directors.

        If Aon terminates his employment for any other reason (other than for cause as defined in the agreement), Mr. Case will be entitled to receive: (i) his accrued base salary through and including his date of termination; (ii) any annual incentive bonus earned and payable but not yet paid for the bonus year prior to the year in which termination of employment occurs; (iii) a prorated annual incentive bonus through and including his date of termination; (iv) other employee benefits to which he was entitled at the time of his termination in accordance with the terms of the plans and programs of Aon; provided that Aon shall continue to provide medical, dental and vision benefits to Mr. Case, his spouse and dependent children for a period of 24 months following the date of termination, followed with immediate eligibility for coverage under Aon's retiree medical program until Mr. Case, his spouse and dependent children become covered by the plan of another employer providing comparable benefits; (v) accelerated vesting of the restricted stock unit award and continued vesting of the stock option awards granted to him pursuant to the agreement; and (vi) a lump sum cash payment equal to two

Aon Corporation 2005

times the sum of Mr. Case's base salary and his target annual incentive bonus for the bonus year in which his employment terminates, provided that for purposes of this calculation, Mr. Case's base salary and target annual bonus will be no less than his initial base salary and initial target bonus. If Mr. Case voluntarily terminates his employment with good reason (as defined in the agreement), he will be entitled to receive the payments and benefits set forth in items (i) through (vi) of the immediately preceding sentence.

        Non-competition and non-solicitation covenants apply to Mr. Case for a period of two years following the termination of his employment without regard to the reason for such termination.

        Aon Group, Inc. has entered into an Employment Agreement with Dennis L. Mahoney, Chairman and Chief Executive Officer of Aon Limited, dated November 30, 1998, which agreement provides for a base salary of not less than £475,000; and an annual discretionary bonus of up to 150% of his base salary. The agreement also provides that Mr. Mahoney is entitled to receive a mortgage subsidy. If Aon terminates his employment for any reason (other than for cause), Mr. Mahoney will be entitled to receive his base salary and benefits, including pension benefits, in effect at the date of such termination through the original term of the agreement, which ends on November 30, 2008. Non-competition and non-solicitation covenants apply to Mr. Mahoney for a period of up to two years following the termination of his employment without regard to the reason for such termination.

        Aon Groep Nederland b.v. has entered into an Employment Agreement with Dirk P.M. Verbeek, Chairman and Chief Executive Officer of Aon Holdings b.v., dated October 31, 1988, which agreement provides for a base salary of NLG 412,000, subject to adjustment but not below NLG 412,000. Non-competition covenants apply to Mr. Verbeek for a period of three years following the termination of his employment. The agreement does not contain a termination date.

        On February 8, 2006, Aon Groep Nederland b.v. entered into a letter agreement with Dick Verbeek that sets forth the terms of Mr. Verbeek's supplemental pension benefit. For additional information regarding Mr. Verbeek's supplemental pension benefits, see "Pension Plan Tables—Pension Plan Table—The Netherlands."

        Aon has entered into an Employment Agreement dated January 1, 2001, with Michael D. O'Halleran, who currently serves as Senior Executive Vice President. The Agreement will expire on December 31, 2007 unless terminated earlier. The agreement provides for a base salary of $1,000,000 per year subject to adjustment but not below $750,000; an annual incentive bonus of up to 180% of his base salary; 22,500 stock award shares per year; and stock options at the discretion of the Organization and Compensation Committee of the Board of Directors with the advice of the Chairman and Chief Executive Officer.

        If Mr. O'Halleran's employment is terminated due to his disability or incapacity, he will receive his salary through the eighth anniversary of the date of the agreement, subject to reduction for benefits paid to him under any disability insurance policy maintained by us. If Aon terminates Mr. O'Halleran's employment due to his failure to perform the duties under the agreement to the satisfaction of the majority of the members of the Organization and Compensation Committee of the Board of Directors, Mr. O'Halleran will be entitled, among other things, to receive his base salary and annual stock award for two years after the termination. If Aon terminates his employment for any other reason (other than for cause as defined in the agreement), Mr. O'Halleran will be entitled to receive his base salary through the eighth anniversary of the agreement and a fully vested stock award for the number of shares that he would otherwise have received through the eighth anniversary of the agreement. In addition, under those circumstances, his previous stock awards will vest as permitted by the applicable

Aon Corporation 2005

plan and his stock options will become exercisable in full and the Board is also obligated to consider whether it should also make a grant of stock options that it determines to be equitable in light of other stock option grants made to Mr. O'Halleran. Non-competition and non-solicitation covenants apply for two years after termination of employment without regard to the reason for the termination of employment.

        Aon has entered into an Employment Agreement with David P. Bolger, our Chief Financial Officer, Chief Administrative Officer and Executive Vice President, dated January 1, 2003, which commenced January 8, 2003 and will expire December 31, 2009 unless terminated earlier. The agreement provides for a base salary of $750,000, subject to adjustment but not below $750,000; and an annual incentive bonus of up to 150% of his base salary. In addition, the agreement provides that Mr. Bolger will receive a supplemental pension benefit equal to his actual years of service with Aon plus ten years. This supplemental pension benefit will be paid to Mr. Bolger at age 65, or upon termination of employment, if later. In the event of Mr. Bolger's death during the term of the agreement, his executor or the administrator of his estate will receive a lump sum cash amount equal to his salary at the rate in effect at the time of his death to which he would have been entitled from the date of his death through the original term of the agreement, subject to reduction for benefits paid to him under any individual or group life insurance policy maintained by us for the benefit of Mr. Bolger. If Mr. Bolger's employment is terminated due to his disability or incapacity, he will receive his base salary, at the rate in effect at the date of such termination of employment, until January 8, 2011, subject to reduction for benefits paid to him under any disability insurance policy maintained by us for his benefit. If Aon terminates Mr. Bolger's employment due to his failure to perform the duties under the agreement to the satisfaction of the majority of the members of the Governance/Nominating Committee of the Board of Directors, Mr. Bolger will be entitled to receive his base salary in effect at the date of such termination for a period of two years following such termination. If Aon terminates his employment agreement for any other reason (other than for cause as defined in the agreement), Mr. Bolger will be entitled to receive his base salary in effect at the date of such termination through the original term of the agreement. Non-competition and non-solicitation covenants apply to Mr. Bolger for a period of two years following the termination of his employment without regard to the reason for such termination.

Severance Agreements

        Aon has entered into severance agreements with certain of its key executive officers, including Messrs. Case, Mahoney, Verbeek, O'Halleran and Bolger ("Tier 1 executives"). Mr. Ryan is not party to a severance agreement.

        The severance agreements are intended to secure the continued service and to ensure the dedication and objectivity of these executives in the event of an actual or threatened change in control of Aon.

        The agreements provide that covered executives receive the following severance benefits upon qualifying terminations of employment in connection with or within two years following a change in control of Aon: (a) the executive's base salary through the date of termination, a pro rated bonus based upon the executive's average annual cash incentive for the preceding three years and any accrued vacation pay; (b) for key executive officers other than Mr. Case, three times the executive's highest annual base salary in effect during the 12-month period prior to the date of termination (with regard to Mr. Case, three times the sum of (i) his highest annual base salary in effect during the twelve-month period prior to the date of termination and (ii) his target annual incentive bonus for the fiscal year in

Aon Corporation 2005

which the date of termination occurs); (c) the amount forfeited by the executive under any qualified defined contribution plan as a result of the executive's termination; and (d) the executive's accrued benefits under Aon's nonqualified benefit plans, which shall vest and be payable with three additional years of age and service credit and, in the case of the supplemental savings plan, three additional years of plan contributions. Qualifying terminations consist of termination by Aon other than for cause (as defined in the agreements) or by the executive for good reason (as defined in the agreements), in each case in connection with or within two years following a change in control.

        The agreements for executives also require that Aon maintain medical, dental and life insurance on behalf of the executive for three years, or until the executive becomes eligible for substantially equivalent benefits from another employer. In addition, all stock options and other equity awards will become fully vested and each option will remain exercisable until the expiration of its term. The agreements for executives not based in the United States were modified to conform to local benefit practices and to comply with local laws.

        A "change in control" for purposes of the agreements generally consists of any of the following: (a) an acquisition of 30% or more of either outstanding common stock or the combined voting power of the outstanding securities entitled to vote; (b) a change in the majority of the current Board; (c) a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Aon (unless (i) the existing stockholders receive more than 60% of the outstanding common stock and the combined voting power of the surviving company, as the case may be, (ii) no person or group owns 30% or more of the outstanding common stock or combined voting power of the surviving company and (iii) there is no change in the majority of the Board); and (d) a liquidation or dissolution of Aon.

        As a condition to the receipt of payments and benefits pursuant to the agreements for executives, the executive is required to enter into an agreement with Aon providing that the executive will not compete with Aon or solicit employees or customers of Aon for a two-year period and will not use or disclose any confidential information of Aon.

        If an executive is entitled under the agreements for Tier 1 executives to severance payments and benefits or the vesting of equity awards, and any payment or distribution to the executive pursuant to such agreements are, or would otherwise be, subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, then the executive is entitled to a grossed-up payment from the Company sufficient to pay the amount of such excise tax.

        The Board may terminate the agreements for executives, other than Mr. Case, upon 120 days notice to an executive, provided that no termination may occur if the Board has knowledge of an action to effect a change in control or if there has been a change in control. Mr. Case's agreement may not, without his consent, be amended or terminated during the term of his employment agreement. In any event, the agreements for executives will terminate upon the first to occur of the executive's death and the termination of the employment relationship of the executive prior to a change in control.

Aon Corporation 2005

STOCK PERFORMANCE GRAPH

        The following performance graph shows the annual cumulative stockholder return for the five years ended December 31, 2005, on an assumed investment of $100 on December 31, 2000, in Aon, the Standard & Poor's S&P 500 Stock Index and an index of peer group companies.

        The peer group returns are weighted by market capitalization at the beginning of each year. The peer group index reflects the performance of the following peer group companies which are, taken as a whole, in the same industry or which have similar lines of business as Aon: AFLAC Incorporated; Arthur J. Gallagher & Co.; Marsh & McLennan Companies, Inc.; Brown & Brown, Inc.; Unum Provident Corporation; Watson Wyatt & Company Holdings; and Willis Group Holdings Limited. The performance graph assumes that the value of the investment of shares of our Common Stock and the peer group index was allocated pro rata among the peer group companies according to their respective market capitalizations, and that all dividends were reinvested.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL STOCKHOLDER RETURN
Aon Corporation, Standard & Poor's and Peer Group Indices

	2000	2001	2002	2003	2004	2005
AON CORP	100.00	106.34	58.30	75.97	77.59	119.71
S&P 500	100.00	88.12	68.64	88.32	97.92	100.86
PEER Only	100.00	90.55	87.29	97.23	91.15	103.00

Aon Corporation 2005

ORGANIZATION AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Role and Structure of the Organization and Compensation Committee

        The Organization and Compensation Committee is comprised exclusively of non-employee directors and operates pursuant to a written charter, which is available on our website at www.aon.com/about/corp_governance/board_charters/org_comp_charter.jsp. During 2005, we held seven meetings, four of which included executive sessions without management representatives present, and we acted by unanimous written consent on four occasions.

        The roles and responsibilities of the Committee are set forth in our charter. In short, we are responsible for ensuring that Aon's executive compensation and benefit program is competitive and appropriate and reflects the long-term interests of stockholders. We are also responsible for administering Aon's stock program (including the review and approval of equity awards to Aon's executives) and reporting on Aon's executive compensation each year, as part of the annual proxy statement.

        We annually evaluate and establish Aon's compensation strategy for senior executives and review the design of incentive compensation programs. The Committee directly approves all compensation for the Executive Chairman, Chief Executive Officer and members of Aon's Policy Committee. These are the key senior executives in policy-making roles for Aon's major business units, who include the "named executive officers" listed on the Summary Compensation Table appearing on pages 30-33.

Compensation Philosophy

        Under the direction of this Committee, Aon has established an executive compensation program that supports Aon's key business imperatives of: (a) delivering distinctive client value; (b) achieving operational excellence; and (c) strengthening our talent and capability. At the same time, the compensation programs are designed to align the financial interests of our executives with those of our stockholders, both in the short and long term.

Annual Compensation Review Process

        We seek to set executive compensation at levels that are appropriate and competitive, both within Aon's industry and the general-industry marketplace. For this purpose, the Committee annually reviews the levels of executive officer compensation from global pay surveys. Comparisons are also made to selected peer companies (the "Compensation Comparison Group"). The Compensation Comparison Group is generally comprised of companies that are included in the "Peer Group Index" used for the Stock Performance Graph on page 44 as well as additional companies, either in our industry or outside, that are generally similar to Aon in size and with whom Aon competes for executive talent and financial capital.

        Although we do not use a specific formula to set pay in relation to this market data, we generally target a competitive level of total compensation value and mix of elements. Actual compensation may vary above or below the targeted competitive range based on overall company, business unit, and individual performance. Both financial and non-financial goals are considered, along with other relevant factors.

        We approve each element of Aon executive officers' compensation; however, the Chief Executive Officer recommends to us the compensation levels for the executive officers that report directly to him because he has substantially greater knowledge of the contributions made by those executive officers.

Aon Corporation 2005

The Committee meets in executive session to evaluate the performance of the Executive Chairman and Chief Executive Officer and to determine their compensation, which is then reviewed with and approved by all independent members of the Board.

        The Committee has retained George B. Paulin, Chief Executive Officer of Frederic W. Cook & Co., as independent outside compensation consultant to provide expertise on various matters coming before the Committee. Mr. Paulin is engaged by, and reports directly to, the Committee. Neither Mr. Paulin nor his firm advises Aon's management or receives other compensation from Aon. Mr. Paulin attended all of the Committee meetings in 2005.

Elements of Executive Compensation

        The three major elements of our executive compensation program are base salary, annual incentive, and long-term incentives. It should be noted that when we consider any element of an executive officer's compensation, the aggregate amount and mix of the components are taken into consideration in our decisions.

        Base Salary—Salaries for executive officers are reviewed in the first quarter of each year. In determining individual salaries, we consider the scope of job responsibilities, individual contributions, company-wide and business unit performance and competitive levels for comparable positions in the marketplace.

        Annual Incentive—For 2005, incentive compensation eligibility for named executive officers (excluding Aon's Chief Executive Officer, whose range of incentive compensation was defined in his employment agreement) was capped at 180% of the executive's base salary, pursuant to the Senior Officer Incentive Compensation Plan, which was approved and adopted by Aon's stockholders in 2001. Incentives for the Executive Chairman and all other members of Aon's Policy Committee with the exception of the Chief Executive Officer, were discretionary, targeted between 100% and 125% of base salary, and linked 50% to Aon's performance overall and 50% to the performance of the executive's business unit and/or personal performance. The portion of the annual incentive linked to Aon's performance overall was tied to the achievement of a minimum threshold level of 85% targeted pre-tax net income from ongoing operations. This was to emphasize performance of Aon as a whole and directly link executives' rewards to Aon's key business initiatives of delivering distinctive client value and achieving operational excellence. Other specific measurable goals were business unit and individual performance. In general, the named executive officers exceeded their goals for 2005 and earned above-target awards on average, although individuals varied based on the performance of their business units as well as their personal contributions.

        The Committee believes that the proposed approval of the material terms of the performance goals under, and the amendment to, the Senior Officer Incentive Compensation Plan, presented herein for stockholder approval at the Annual Meeting and described below under the heading "Agenda Item No. 3—Approval of Material Terms of Performance Goals Under and Amendment to the Senior Officer Incentive Compensation Plan," will aid and enhance the Committee's ability to achieve its compensation objectives.

        In 2004, Aon implemented an "incentive stock program." The primary goals are to further focus executives' and employees' attention on the longer-term performance of Aon and to further promote employee retention. Under the incentive stock program, generally all annual incentive awards of $50,000 or greater are payable 80% in cash and 20% in restricted stock units. The restricted stock units vest ratably over a three-year period contingent on continued employment and other conditions, and are generally payable in Aon shares along with reinvested dividends. In addition, Aon provides a 10%

Aon Corporation 2005

enhancement to the entire incentive award in the form of additional restricted stock units that become fully vested after the third year contingent on continued employment and other conditions. All restricted stock units awarded in connection with the incentive stock program and the Aon shares issued to settle such awards are pursuant to the Aon Stock Incentive Plan, which was approved and adopted by Aon's stockholders in 2001.

        Long-Term Incentive—Annually, the Committee reviews and approves individual equity-based awards for executive officers, including the Executive Chairman and Chief Executive Officer. We determine the amount of each individual's grant based upon market data and the executive's individual performance. The executive's long-term future contribution to Aon and the amount of equity-based grants already held by the executive are also taken into account.

        The Aon Stock Incentive Plan authorizes grants of options and other stock-based awards. Historically, options and time-vested restricted stock units have been granted. We believe they have been effective for rewarding the creation of stockholder value, attracting and retaining key managers, and encouraging the ownership of Aon stock. Options generally vest over four years and restricted stock units generally vest over five years.

        In line with current shifts in senior executive best practices, Aon continues to explore a shift in the mix of the components of its long-term incentives to utilize a greater percentage of restricted stock unit awards and a greater percentage of equity awards tied to performance. For 2006, the Committee has approved revisions to the structure of long-term incentive awards for the named executive officers and other executives. In addition to option grants, there will be grants of "performance shares" under a new Leadership Performance Program ("LPP"), a sub-plan of the stockholder-approved Aon Stock Incentive Plan, which is intended to further strengthen the relationship between executive capital accumulation and long-term company financial performance and stockholder value. Performance shares will generally be granted in the form of units payable in Aon shares. They will be earned and settled in a range of 0 to 150% of target based on performance results over three-year performance periods. The initial performance period begins January 1, 2006 and will end on December 31, 2008, and performance results will be measured against the specified cumulative earnings per share target. Meanwhile, options granted in 2006 will vest in three equal annual installments and have a six-year term.

        The Committee believes that the proposed approval of the material terms of the performance goals under, and the amendment to, the Aon Stock Incentive Plan, presented herein for stockholder approval at the Annual Meeting and described below under the heading "Agenda Item No. 4—Approval of Material Terms of Performance Goals Under and Amendment to the Aon Stock Incentive Plan," will aid and enhance the Committee's ability to achieve its compensation objectives.

Perquisites and Personal Benefits

        Aon provides perquisites and personal benefits to executives. They are described in this proxy statement under "Executive Compensation—Summary Compensation Table."

Other Plans

        Aon maintains a Deferred Compensation Plan ("DCP") that allows certain employees, including the named executive officers, to defer receipt of their salary and/or annual incentive payments into Common Stock or accounts that mirror several different investment funds selected by Aon. Participants may defer up to 75% of salary and up to 100% of annual incentive compensation until the date(s) they have specified. Aon does not credit above-market interest on deferred compensation, as that term is defined in the U.S. Internal Revenue Code. Aon is not required to make any contributions to the DCP.

Aon Corporation 2005

Aon does not fund the DCP, and participants have an unsecured contractual commitment by Aon to pay the amounts due under the DCP. When such payments are due, the cash and/or stock will be distributed from Aon's general assets.

        Aon also maintains a tax-qualified, defined benefit pension plan (for employees hired on or before December 31, 2003), a supplemental pension program, a tax-qualified 401(k) plan, a supplemental savings program and an employee stock purchase program. The supplemental pension and savings programs are non-qualified, deferred compensation plans that provide eligible employees, including executives, with the opportunity to receive contributions that could not be credited under the qualified plans because of tax limitations and the specific provisions of such plans. Certain aspects of the non-qualified plans are described in this proxy statement under "Pension Plan Tables."

Stock Ownership Guidelines

        On January 20, 2006, the Governance/Nominating Committee of Aon's Board adopted stock ownership guidelines applicable to members of Aon's Policy Committee. The guidelines are designed to increase executives' equity stakes in Aon and to align executives' interests more closely with those of our stockholders. The guidelines provide that the Chief Executive Officer should attain an investment position in Aon stock equal to four times annual base salary and each other executive officer should attain an investment position equal to two times annual base salary. These investment levels should be achieved within five years. Shares counted toward these guidelines include: any shares owned outright; shares held through Aon's tax-qualified 401(k) plan; shares held through Aon's employee stock purchase plan; "phantom" stock held under Aon's non-qualified deferred compensation plan, if such distribution is paid in stock; and "phantom" stock held under Aon's non-qualified supplemental savings plan, if such distribution is paid in stock.

Executive Chairman and Chief Executive Officer Compensation

        The independent non-employee directors meet in the first quarter of each year in executive session to evaluate the performance of the Executive Chairman and Chief Executive Officer, the results of which are used to determine Mr. Ryan's and Mr. Case's compensation. As part of the 2005 annual compensation review process, the Committee reviewed the 2005 performance of the Executive Chairman and Chief Executive Officer. The Committee reviewed compensation tally sheets detailing all aspects of total compensation for the Executive Chairman and the Chief Executive Officer. These tally sheets affixed dollar amounts to all components of the executives' 2005 compensation, including current base salary and bonus, deferred compensation, outstanding equity awards, benefits, perquisites and potential change-in-control severance payments.

        On April 4, 2005, we separated the roles of Chairman and Chief Executive Officer. Mr. Ryan serves as Executive Chairman of the Board, and Mr. Case serves as President and Chief Executive Officer. Each brings extraordinary skills to Aon, and we believe their respective compensation arrangements recognize those skills and their contributions to Aon's continued growth and success.

        Patrick G. Ryan.    From January 1 through April 4, 2005, Mr. Ryan held the joint title of Chairman and Chief Executive Officer. Effective April 4, 2005, Mr. Ryan agreed to serve as Aon's Executive Chairman.

        In general, Mr. Ryan was compensated in 2005 according to the principles and criteria summarized above. In the first quarter of 2005, we reviewed and established Mr. Ryan's 2005 base salary. We did not award a salary increase to him at that time because his existing salary was believed to be consistent with Aon's compensation philosophy and his personal contributions.

Aon Corporation 2005

        Upon the recommendation of this Committee, the independent directors of the Board approved an annual incentive award to Mr. Ryan of $2,025,000 for 2005 performance. Mr. Ryan's annual incentive was based 50% on Aon's performance, as measured by Aon's achievement of targeted pre-tax net income from ongoing operations, and 50% on Mr. Ryan's achievement of individual performance objectives. Mr. Ryan's annual incentive will be paid 80% in cash and 20% in restricted stock units pursuant to Aon's incentive stock program, as described above in the section entitled "Elements of Executive Compensation—Annual Incentive." The 80% cash portion was $1,620,000. The restricted stock unit portion is valued at $604,958, reflecting the remaining 20% of the original total earned bonus plus the 10% restricted stock unit enhancement pursuant to the incentive stock program.

        On March 17, 2005, Mr. Ryan was awarded an option to purchase 300,000 Aon shares. The option award was based on an assessment of his past performance, competitive considerations, and other factors including Mr. Ryan's ownership position. The option has a 10-year term and vests in one-third installments at the end of the second, third and fourth years.

        The Committee also reviewed the value and cost of perquisites and other compensation provided to Mr. Ryan for 2005, and we find Mr. Ryan's total compensation in the aggregate to be appropriate. We specifically considered that Aon does not maintain any employment contract or change in control agreement with Mr. Ryan.

        On December 9, 2005, Aon entered into a Letter Agreement (the "Agreement") with Mr. Ryan to address certain benefits to be provided to him by Aon in consideration for Mr. Ryan's agreement to continue to assist Aon in an Executive Chairman capacity, including: (i) accelerated vesting of stock options; (ii) health care coverage; and (iii) supplemental pension benefits. The Agreement is described in this proxy statement under "Executive Compensation—Employment and Severance Agreements—Employment Agreements" on page 39. The Committee reviewed the Agreement over a period of months prior to its approval and adoption by Aon's board of directors. In connection with that review, the Committee sought advice from its outside compensation consultant and reviewed a compensation tally sheet for Mr. Ryan that detailed the compensation and benefits payable to Mr. Ryan if he were to retire immediately and a calculation of the additional costs attributable to the benefits set forth in the Agreement. The Committee determined that the Agreement was advisable and in the best interests of Aon's stockholders because it encourages Mr. Ryan to continue his employment with Aon and it fairly recognizes his contributions as Aon's founder.

        Gregory C. Case.    Effective April 4, 2005, Aon entered into an employment agreement with Gregory C. Case pursuant to which Mr. Case serves as Aon's President and Chief Executive Officer. The terms of Mr. Case's employment agreement are described in this proxy statement under the heading "Executive Compensation—Employment and Severance Agreements—Employment Agreements."

        In general, Mr. Case was compensated in 2005 according to the principles and criteria summarized above. For 2005, Mr. Case received an annualized base salary of $1,500,000 pursuant to his employment agreement, the scope of activities that he performs and a review of compensation levels among peer group companies. The amount actually paid and reflected in the Summary Compensation Table reflects a lesser amount because Mr. Case's employment with Aon did not commence until April 4, 2005. Mr. Case also received an annual incentive payment for 2005 of $2,800,000. Mr. Case's annual incentive was based 50% on Aon's performance, as measured by Aon's achievement of targeted pre-tax net income from ongoing operations, and 50% on Mr. Case's achievement of individual performance objectives. Because of the specific provisions in Mr. Case's employment agreement regarding his 2005 bonus, the Committee did not designate Mr. Case for participation in the Senior

Aon Corporation 2005

Officer Incentive Compensation Plan for 2005. Mr. Case's annual incentive will be paid in cash pursuant to his employment agreement dated April 4, 2005.

        On April 4, 2005, Mr. Case was awarded 125,000 restricted stock units and an option to purchase 1 million shares of Common Stock. These awards were pursuant to his employment agreement, which is described in this proxy statement under "Executive Compensation—Employment and Severance Agreements—Employment Agreements" on page 39. The restricted stock units vest in four installments of 12,500 shares on each of the first through fourth anniversaries of the grant date, and in a final installment of 75,000 shares on the fifth anniversary of the grant date. The option has a 10-year term and vests in one-third installments at the end of the second, third and fourth years.

        The Committee also reviewed the value and cost of perquisites and other compensation provided to Mr. Case for 2005, and we find Mr. Case's total compensation in the aggregate to be appropriate.

Compensation of Other Named Executive Officers

        The other named executive officers are compensated according to the same principles and criteria as outlined above. However, in certain cases as described elsewhere in this proxy statement, these individuals may be covered by employment contracts or change in control agreements.

Policy With Regard to Deductibility of Compensation

        Section 162(m) of the U.S. Internal Revenue Code precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid executive officers, unless certain specific and detailed criteria are satisfied.

        Among other factors, the Committee considers the company deductibility of compensation paid to the named executive officers. We recognize that the deductibility of some types of compensation payments can depend upon the timing of an executive's vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond our control also can affect deductibility of compensation. Also, in some circumstances factors other than tax deductibility are more important in determining the forms and levels of executive compensation most appropriate and in the best interests of Aon and its stockholders. For these and other reasons, we have determined that we will make a reasonable effort to administer Aon's compensation programs in a tax-effective manner; however, the Committee has from time to time approved elements of compensation for certain officers that are not fully deductible and reserves the right to do so in the future, when appropriate.

        The undersigned members of the Organization and Compensation Committee have submitted this Report on Executive Compensation to the Board of Directors.

        The Organization and Compensation Committee:

Richard C. Notebaert, Chairman	Andrew J. McKenna
Lester B. Knight	Robert S. Morrison
J. Michael Losh	Gloria Santona(1)

(1)
Committee member from January 1, 2005 to May 20, 2005.

Aon Corporation 2005

AGENDA ITEM NO. 3—APPROVAL OF MATERIAL TERMS OF PERFORMANCE GOALS UNDER AND AMENDMENT TO THE SENIOR OFFICER INCENTIVE COMPENSATION PLAN

  Introduction

        United States tax laws generally prevent a publicly held corporation from claiming income tax deductions for compensation in any year in excess of $1 million paid to one of the five highest paid executive officers. Compensation is exempt from this limitation if it is "qualified performance-based compensation." Compensation that is awarded pursuant to pre-established objective performance goals may qualify as performance-based compensation, so long as certain requirements are met, including the approval of the material terms of the performance goals by the stockholders every five years.

        In 2001, in order to allow Aon to obtain tax deductions for annual bonuses paid to senior executive officers, the stockholders approved the Senior Officer Incentive Compensation Plan (the "Senior Officer Plan"). The Senior Officer Plan provides a framework for the Organization & Compensation Committee of Aon's Board of Directors (the "Committee") to establish performance goals for annual bonuses. The Senior Officer Plan describes the group of employees whose compensation would be subject to the performance goals, which is described in the next subsection; the business criteria on which each of the performance goals is based, which are described in the second subsection below; and the maximum amount payable to any executive officer in any calendar year under the Senior Officer Plan, which is described in the third subsection below. This proposal requests stockholder approval to retain the current description of employees whose compensation would be subject to the performance goals; to retain the current description of business criteria on which each of the performance goals is based; and to increase the maximum amount payable in any calendar year to any executive officer under the Senior Officer Plan to $5 million from the current cap of the lesser of $3 million or 180% of the executive's base salary.

        Certain features of the Senior Officer Plan are summarized below. A copy of the complete text of the Senior Officer Plan, as amended and restated to reflect the proposed amendment, is attached to this proxy statement as Appendix A, and the following summary is qualified in its entirety by reference to the text of the Senior Officer Plan.

  Covered Employees

        The Senior Officer Plan defines the group of employees whose compensation would be subject to the performance goals as those key salaried employees of Aon selected by the Committee from time to time. Since 2001, the Committee annually selects Aon's most senior executives to participate in the Senior Officer Plan. Although the tax laws limit deductibility only for compensation paid to the five most highly paid executive officers, the performance goals have been applied to a broader group in the event that one or more of them should become one of these five officers during such year. In addition, the performance goals were applied to a broader group to motivate management to achieve Aon's short term and long term business goals. For 2006, the Committee designated each of Aon's officers who file reports pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, as eligible to participate in the Senior Officer Plan (18 people).

        The Committee reviewed the foregoing definition of employees whose compensation would be subject to the performance goals. The Committee determined no alteration to this definition was necessary or advisable. Upon recommendation of the Committee, Aon's Board of Directors agreed that no changes were necessary to this definition.

Aon Corporation 2005

  Business Criteria

        The framework provided by the Senior Officer Plan allows the Committee to develop performance goals using one or more of the following business criteria: earnings per share; revenues; cash flow; cash flow return on investment; return on assets; return on investment; return on capital; return on equity; identification and/or consummation of investment opportunities or completion of specified projects in accordance with business plans; operating margin; net income; net operating income; pretax earnings; pretax earnings before interest, depreciation and amortization; pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; operating earnings; total stockholder return; economic value created; and any of the above criteria as compared to the performance of a published or special index deemed applicable by the Committee.

        The Committee reviewed the foregoing business criteria and determined that such criteria have served Aon well in providing a relevant basis for awarding performance-based annual bonuses to executives. Although the business criteria upon which bonuses have been based in recent years were typically limited to earnings per share and pre-tax net income from ongoing operations, the Committee believes it is beneficial to have flexibility in selecting the appropriate business criteria to match new corporate goals. Accordingly, the Committee determined no alteration to this list of allowable business criteria was necessary or advisable. Upon recommendation of the Committee, Aon's Board of Directors agreed that no changes were necessary to the list of allowable business criteria.

  Maximum Compensation

        The Senior Officer Plan currently caps the maximum annual compensation payable to an executive under the Senior Officer Plan in any calendar year to the lesser of $3 million or 180% of the executive's base salary. The Committee reviewed compensation data for Aon's peer group, utilizing the same peer group identified for general executive compensation review purposes, and determined that the Senior Officer Plan's cap was below the median level of annual incentive compensation payments for the peer group's executive officers. With assistance from the Committee's independent compensation consultant, the Committee determined that the appropriate maximum amount payable in any calendar year to any executive officer under the Senior Officer Plan is $5 million. Upon recommendation of the Committee, Aon's Board of Directors agreed such change was necessary and advisable. Accordingly, this proposal requests stockholder approval to increase the cap to $5 million from the current maximum of the lesser of $3 million or 180% of the executive's base salary.

  Incentive Compensation Awards Under the Senior Officer Plan

        Annual bonuses under the Senior Officer Plan are determined by the Committee and payable to the senior executive upon achievement of specified performance goals during the year. Within the first 90 days of each calendar year, the Committee specifies in writing the identity of the employees whose compensation will be subject to the performance goals and identifies the performance goal or goals applicable to the senior executive. After the end of each year, the Committee determines whether the performance goals have been attained and, if so, whether the full bonus shall be awarded to the senior executive or whether the Committee should exercise its discretion to reduce the bonus award. Bonus payments are generally made partly in cash and partly in restricted stock units under the terms of Aon's "incentive stock program" (which is described in the Organization and Compensation Committee Report on Executive Compensation) pursuant to which virtually all annual incentive compensation of $50,000 or greater is payable 80% in cash and 20% in restricted stock units.

Aon Corporation 2005

        Payments to be made under the Senior Officer Plan for 2006 depend on the level of attainment of annual performance measures that have been selected by the Committee and are therefore not determinable until the end of 2006. Payments made to the named executive officers (other than the payment to Mr. Case and the one-time retention bonus payment to Mr. Mahoney) under the Senior Officer Plan for 2005 are disclosed in the bonus column in the Summary Compensation Table beginning on page 30. Aon's current executive officers as a group received $9,904,402 and all other employees as a group received $1,500,000 under the Senior Officer Plan for 2005. Members of the Board who are not executive officers are not eligible to participate in the Senior Officer Plan.

  Conclusion

        If the stockholders approve this proposal, the proposed $5 million maximum compensation payable to an executive under the Senior Officer Plan will be added to the material terms of the performance goals under the Senior Officer Plan as described above, which means that the cap will be included in the framework pursuant to which the Committee has established performance goals for bonuses to be earned in 2006 or any year prior to the 2011 annual meeting of stockholders. This proposal does not limit Aon's right to award or pay other forms of compensation outside the Senior Officer Plan (including, but not limited to, salary or stock-based awards) to Aon's executive officers, regardless of whether or not the Senior Officer Plan's performance goals for annual bonuses are achieved in any future year, and whether or not payment of such other forms of compensation would be tax deductible. Without stockholder approval of the material terms of the Senior Officer Plan's performance goals, and the amendment thereto, the compensation paid under the Senior Officer Plan will no longer meet the requirements for the exclusion from the $1 million compensation deduction limit provided for performance-based compensation.

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO APPROVE THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER, AND THE AMENDMENT TO, THE SENIOR OFFICER INCENTIVE COMPENSATION PLAN.

Aon Corporation 2005

AGENDA ITEM NO. 4—APPROVAL OF MATERIAL TERMS OF PERFORMANCE GOALS UNDER AND AMENDMENT TO THE AON STOCK INCENTIVE PLAN

  Introduction

        United States tax laws generally prevent a publicly held corporation from claiming income tax deductions for compensation in any year in excess of $1 million paid to one of the five highest paid executive officers. Compensation is exempt from this limitation if it is "qualified performance-based compensation." Stock-based compensation that is awarded pursuant to pre-established objective performance goals may qualify as performance-based compensation, so long as certain requirements are met, including the approval of the material terms of the performance goals by the stockholders every five years.

        In 2001, in compliance with NYSE rules, to enable certain stock options to be granted under the plan to qualify as "incentive stock options" and in order to allow Aon to obtain tax deductions for certain stock-based awards granted to senior executive officers, the stockholders approved the Aon Stock Incentive Plan (the "Stock Incentive Plan"). The Stock Incentive Plan provides a framework for the Organization & Compensation Committee of Aon's Board of Directors (the "Committee") to establish performance goals for stock-based awards. The Stock Incentive Plan describes the group of eligible employees for whom stock-based awards may become vested, granted or settled contingent upon the achievement of specified performance goals, which is described in the next subsection; the business criteria on which each of the performance goals is based, which are described in the second subsection below; and the maximum number of shares of Common Stock with respect to which awards, including performance awards, may be granted to an individual in any calendar year, which is described in the third subsection below. This proposal requests stockholder approval to retain the current description of employees eligible to receive performance awards; to retain the current description of business criteria on which each of the performance goals is based; and to increase the maximum number of shares of Common Stock with respect to which awards, including performance awards, may be granted to an individual in any calendar year from 675,000 shares to 1,500,000 shares.

        If the stockholders do not approve this proposal, the Stock Incentive Plan will remain in effect. However, Aon may be precluded from deducting compensation attributable to certain performance-based awards under the Stock Incentive Plan to its five highest paid executive officers. In addition, the maximum number of shares of Common Stock with respect to which awards, including performance awards, may be granted to an individual in any calendar year will not be increased.

        Certain features of the Stock Incentive Plan are summarized below. A copy of the complete text of the Stock Incentive Plan, as amended and restated to reflect the proposed amendment, is attached to this proxy statement as Appendix B, and the following summary is qualified in its entirety by reference to the text of the Stock Incentive Plan.

  Eligible Employees

        The Stock Incentive Plan defines the group of employees eligible to receive awards under the Stock Incentive Plan, including performance awards, as all executives, key employees, non-employee directors of Aon, other non-employees selected by the Committee, and prospective executive or key employees who have been offered employment by Aon. Since 2001, the Committee has granted performance awards to executives, key employees and prospective executive and key employees. Although the $1 million compensation deduction limit only applies to compensation paid to any of the five most highly paid executive officers, the performance goals have been applied to a broader group in the event that one or more of them should become one of these five officers during a year for which a

Aon Corporation 2005

compensation deduction for an award to such employee would be subject to such limit. In addition, the performance goals were applied to a broader group to motivate the employees to achieve Aon's short term and long term business goals.

        The Committee reviewed the foregoing definition of employees eligible for performance award grants, and the Committee determined no alteration to this definition was necessary or advisable. Upon recommendation of the Committee, Aon's Board of Directors agreed that no changes were necessary to this definition.

  Business Criteria

        The framework provided by the Stock Incentive Plan allows the Committee to develop performance goals using one or more of the following business criteria: eligible earnings per share; revenues; cash flow; cash flow return on investment; return on assets; return on investment; return on capital; return on equity; identification and/or consummation of investment opportunities or completion of specified projects in accordance with business plans; operating margin; net income; net operating income; pretax earnings; pretax earnings before interest, depreciation and amortization; pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; operating earnings; total stockholder return; economic value created; and any of the above criteria as compared to the performance of a published or special index deemed applicable by the Committee.

        The Committee reviewed the foregoing business criteria and determined that such criteria have served Aon well in providing a relevant basis for awarding performance awards to its executives and key employees. Although the business criteria upon which performance awards have been based in recent years were typically limited to earnings per share, net operating income, pre-tax profit growth and revenue growth, with respect to the employee's business unit or Aon in general, the Committee believes it is beneficial to have flexibility in selecting the appropriate business criteria to match new corporate goals. Accordingly, the Committee determined no alteration to this list of allowable business criteria was necessary or advisable. Upon recommendation of the Committee, Aon's Board of Directors agreed that no changes were necessary to the list of allowable business criteria.

  Maximum Number of Shares for Individual Awards

        The Stock Incentive Plan currently caps the maximum number of shares of Common Stock with respect to which awards in any form, including performance awards, may be granted to an individual in any calendar year at 675,000 shares. The Committee reviewed short term and long term equity award data for Aon's peer group, utilizing the same peer group identified for general executive compensation review purposes, and determined that the Stock Incentive Plan's cap was below the median level of equity awards for the peer group's executive officers. With assistance from the Committee's independent compensation consultant, the Committee determined that the appropriate maximum number of shares of Common Stock with respect to which awards in any form, including performance awards, may be granted to an individual in any calendar year is 1,500,000 shares. Upon recommendation of the Committee, Aon's Board of Directors agreed such change was necessary and advisable. Accordingly, this proposal requests stockholder approval to increase the annual grant cap to 1,500,000 shares from the current maximum of 675,000 shares. Such increase will apply to performance awards and other types of awards under the Stock Incentive Plan.

  Material Features of the Stock Incentive Plan

        The Stock Incentive Plan authorizes the grant of various awards to current and prospective executives, key employees, non-employees selected by the Committee and non-employee directors until

Aon Corporation 2005

April 20, 2011. Permissible awards include stock options, stock appreciation rights and other stock-based awards, including awards the vesting, grant or settlement of which is contingent upon the achievement of specified performance goals, called "performance awards."

        The Stock Incentive Plan is administered by the Committee, which may select eligible employees to whom awards are granted; determine the types of awards to be granted and the number of shares covered by such awards; set the terms and conditions of such awards with respect to vesting, cancellation and forfeiture (including restrictive covenants); and cancel, suspend and amend awards. The Committee's determinations and interpretations under the Stock Incentive Plan are binding on all interested parties. The Committee may delegate its authority to officers or other employees of Aon; provided, however, that all awards to executive officers may be made solely by the Committee.

        Aon's Board of Directors may amend the Stock Incentive Plan at any time, subject to any requirement of stockholder approval required by applicable law or regulation and provided that no amendment may be made without stockholder approval if such amendment would (i) increase the maximum number of shares of Common Stock available under the Stock Incentive Plan, (ii) increase the maximum number of shares of Common Stock with respect to which awards may be granted to any person in any calendar year or (iii) eliminate or change the restrictions on the surrender or repricing of options or stock appreciation rights.

        Under the Stock Incentive Plan, the Committee may grant performance awards, representing a right, contingent upon the attainment of performance goals within a specified performance period, to receive shares of Common Stock, cash, and other awards under the Stock Incentive Plan or other property, as determined by the Committee. Within the first 90 days of the applicable performance period or earlier, the Committee specifies in writing all terms and conditions related to a new performance award, including the identification of the applicable business criteria and the duration of the performance period. The Committee determines all of the terms relating to the satisfaction of the performance measures. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with a performance award, but may not exercise discretion to increase any amount payable with respect to a performance award. The Committee will specify the circumstances in which such performance awards will be forfeited in the event of termination of employment or service prior to the end of a performance period.

        Under the Stock Incentive Plan, the Committee may grant non-qualified and incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, the "Code") to eligible participants. The Committee also may grant stock appreciation rights ("SARs") either independently of, or in tandem with, a stock option. An SAR entitles the holder to receive upon exercise (subject to withholding taxes) shares of Common Stock which may be restricted stock, cash, or a combination thereof with a value equal to the difference between the fair market value of Common Stock on the exercise date and the base price of the SAR. The Committee will determine the terms of each option and SAR; provided, however, that no option or SAR will expire more than 10 years after the date it is granted. The exercise price of an option and the base price of an SAR will not be less than 100% of the fair market value of a share of Common Stock on the date of grant. If an optionee owns greater than ten percent of the voting power of all shares of Aon's capital stock (a "ten percent holder"), an incentive stock option held by such optionee will be exercisable for no more than five years after its date of grant, and the exercise price of such incentive stock option will be the price required by the Code, currently 110% of the fair market value on the date of grant.

        In addition, the Committee may grant time-vested restricted stock awards or grant restricted stock units representing the right to receive either shares of Common Stock or cash at the end of a specified restriction period, and dividend equivalents representing the right to receive cash, shares of Common

Aon Corporation 2005

Stock or other property equal in value to dividends paid on a specified number of shares of Common Stock. The Committee will determine all terms relating to the termination of a restriction period, or the forfeiture and cancellation of a stock-based award upon a termination of employment or service.

        The number of individuals eligible to receive awards under the Stock Incentive Plan is approximately 47,000, including 12 non-employee directors. Unless terminated earlier by Aon's Board, the Stock Incentive Plan will terminate on April 20, 2011. The termination of the Stock Incentive Plan will not affect the terms or conditions of any award outstanding as of the date of termination.

        All awards are evidenced by a written agreement. Awards generally are granted for no cash consideration, and are generally non-transferable except upon the death of a participant or to certain permitted transferees. Except in connection with a change in Aon's capital structure, the Committee may not reduce the exercise or base price of an outstanding option or stock appreciation right or cancel outstanding options or stock appreciation rights and grant substitute awards with a lower exercise or base price. The Stock Incentive Plan does not permit the Committee to grant "reload" options, i.e., options that provide for the automatic grant of a new option upon the exercise of an outstanding option.

        The number of shares of Common Stock available for issuance under the Stock Incentive Plan is equal to 18% of the number of shares of Common Stock outstanding. Such limit is applied at the time an award is granted; provided, however, that a reduction in the number of outstanding common shares that occurs after the date of grant of any award shall not affect the validity or terms of that award. Initially, 19,000,000 shares of Common Stock were approved for issuance under the Stock Incentive Plan. As of March 14, 2006, 57,607,211 shares of Common Stock are approved for issuance under the Stock Incentive Plan and 45,177,429 of those shares relate to outstanding awards. To the extent that shares of Common Stock subject to an outstanding award are not issued or delivered under the Stock Incentive Plan, then such common shares will again be available for awards under the Stock Incentive Plan. The number of shares available for awards under the Stock Incentive Plan, including any limitation imposed on the number of shares of Common Stock with respect to which an award may be granted in the aggregate or to any participant (i.e., the annual 1,500,000 share cap, assuming such increase is approved by stockholders), and the terms of each outstanding award may be equitably adjusted in the event of a change in capital structure due to stock dividend, stock split, recapitalization, issuance of a new class of common stock, merger, consolidation, spin-off, or other similar corporate change, or any distribution to stockholders other than a regular cash dividend.

Federal Income Tax Consequences

        The following is a brief summary of the material Unites States federal income tax consequences generally arising with respect to awards under the Stock Incentive Plan. This summary is based on the Code and the U.S. Treasury regulations promulgated thereunder in effect as of the date of this proxy statement, any of which may change with retroactive effect. This summary is not intended to be a complete analysis or discussion of all possible tax consequences that may arise.

        Nonqualified Stock Options and SARs—A recipient will not recognize any income at the time a nonqualified stock option or SAR is granted, nor will Aon be entitled to a deduction at that time. When a nonqualified stock option is exercised, the recipient generally will recognize ordinary income (whether the option price is paid in cash or by surrender of shares of Common Stock), in an amount equal to the excess of the fair market value of the shares to which the option exercise relates over the option price. When an SAR is exercised, the recipient will recognize ordinary income equal to the sum of (i) any gross cash proceeds payable and (ii) the fair market value on the exercise date of any shares received.

Aon Corporation 2005

        Incentive Stock Options—A recipient will not recognize any income at the time an incentive stock option ("ISO") is granted. Furthermore, a recipient will not recognize regular taxable income at the time the ISO is exercised. However, the excess of the fair market value of the shares at the time of exercise over the option price will be a preference item that could create an alternative minimum tax liability for the recipient. If a recipient disposes of the shares acquired on exercise of an ISO after the later of two years after the grant of the ISO and one year after exercise of the ISO, the gain recognized by the recipient (i.e., the excess of the proceeds received over the option price), if any, will be long-term capital gain eligible for favorable tax rates under the Code. Conversely, if the recipient disposes of the shares within two years of the grant of the ISO or within one year of the exercise of the ISO, the disposition will generally be a "disqualifying disposition" under the Code, and the recipient will recognize ordinary income in the year of the disqualifying disposition equal to the lesser of (i) the excess of the fair market value of the stock on the date of exercise over the option price or (ii) the excess of the amount received for the shares over the option price. The balance of the gain or loss, if any, will be long-term or short-term capital gain, depending on how long the shares were held.

        Restricted Stock, Restricted Stock Units and Performance Awards—A participant generally will not recognize taxable income upon grant of restricted stock, restricted stock units or performance awards. Instead, the participant will recognize ordinary income at the time of vesting or payout equal to the fair market value (on the vesting or settlement date) of the shares or cash received minus any amount paid. For restricted stock only, a participant instead may elect to be taxed at the time of grant.

        Aon is generally entitled to a tax deduction in connection with an award under the Stock Incentive Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income, provided that the deduction is not disallowed by Section 162(m) of the Code or otherwise limited by the tax laws.

Plan Benefits

        Because all awards to Aon employees under the Stock Incentive Plan are made at the discretion of the Committee, the benefits and amounts that will hereafter be received or allocated under the Stock Incentive Plan are not determinable at this time. Information regarding awards in 2005 under the Stock Incentive Plan to the named executive officers is provided in the Summary Compensation Table and related footnotes on pages 30-33 and in the Option Grants in 2005 Fiscal Year table on page 34. In 2005, under the Stock Incentive Plan, (i) options for 1,600,000 shares and 236,746 restricted stock units were granted to all current executive officers, including named executive officers, as a group, (ii) stock awards for 5,767 shares were granted to members of the Board who are not executive officers and (iii) options for 4,369,559 shares and 4,450,045 restricted stock units were granted to all other eligible employees as a group. In 2006, non-employee directors will receive equity-based awards as described under "Compensation of the Board of Directors—Outside Director Compensation—2006 Changes." On March 22, 2006, the closing sale price per share of Common Stock as reported on the New York Stock Exchange was $41.90.

        With respect to awards to executive officers, by way of reference, Aon is including the following information about performance-based long-term incentive awards to the named executive officers and other eligible executive officers, as a group. On March 16, 2006, the Committee approved performance-based long-term incentive awards to named executive officers and other eligible executive officers, other than Patrick G. Ryan and Gregory C. Case. On March 17, 2006, upon the recommendation of the Committee, the independent directors of Aon's Board approved performance-based long-term incentive awards to Mr. Ryan and Mr. Case. The awards for executive officers were granted pursuant to Aon's Leadership Performance Program, which the Committee approved and adopted on March 16,

Aon Corporation 2005

2006, as a sub-plan of the Stock Incentive Plan. The Leadership Performance Program is part of Aon's broad-based stock award strategy that is intended to drive the overall success of Aon while encouraging employee retention. 75% of each Leadership Performance Program award represents performance share units that will be earned and settled in Common Stock based upon Aon's performance relative to a cumulative earnings per share target over the period beginning January 1, 2006 and ending December 31, 2008 (the "Performance Period"). The total performance score can range from a minimum of 0% to a maximum of 150% of target. The Committee has the discretion to adjust Aon's performance results, if necessary, to take into account extraordinary or unusual items occurring during the Performance Period. The performance share units were valued as of the date of grant based upon the fair market value of Common Stock as of such date. Upon completion of the Performance Period, an award will be determined and settled in Common Stock.

        The remaining 25% of each Leadership Performance Program award is an option to purchase shares of Common Stock that will vest ratably over the Performance Period. The options for each eligible executive officer other than Mr. Ryan and Mr. Case were granted effective March 16, 2006, and the options for Mr. Ryan and Mr. Case were granted effective March 17, 2006. The number of stock options was determined by dividing the dollar value of the award apportioned to stock options (i.e., 25% of the total award value) by the fair market value of a share of Common Stock on the grant date and multiplying the resulting number by three. The exercise price of the options equals the fair market value of a share of Common Stock on the date of grant.

        The following table sets forth information with respect to the performance share units and stock options granted on March 16 and 17, 2006, for the named executive officers and all other current executive officers as a group.

	Performance Share Units
			Number of Shares Underlying Stock Options (#)
Name	Dollar Value of Target Performance Share Units ($)(1)	Number of Target Performance Share Units (#)
Patrick G. Ryan	4,612,528	111,508	111,508
Gregory C. Case(2)	3,746,304	90,567	90,567
Dennis L. Mahoney	1,874,990	45,515	45,515
Dirk P.M. Verbeek	1,874,990	45,515	45,515
Michael D. O'Halleran	1,874,990	45,515	45,515
David P. Bolger	1,874,990	45,515	45,515
All other current executive officers as a group (3 persons)	2,474,996	60,080	60,080

(1)
The dollar values given for performance share units assume achievement of the target level of the award and are based on a price of $41.195 for awards granted on March 16, 2006 and $41.365 for awards granted on March 17, 2006, in each case the average of the high and low prices per share of Common Stock on the NYSE on the date of grant of the awards.

(2)
As consideration for his participation in the Leadership Performance Program, Mr. Case waived his entitlement for each year of the Performance Period to an annual option grant valued not less than $1,800,000 that would otherwise be payable pursuant to his employment agreement, dated April 4, 2005.

Aon Corporation 2005

  Conclusion

        If the stockholders approve this proposal, the proposed 1,500,000 maximum number of shares of Common Stock with respect to which awards, including performance awards, may be granted to an individual in any calendar will be added to the material terms of the performance goals under the Stock Incentive Plan as described above, which means that the annual grant cap will be included in the framework pursuant to which the Committee may grant awards in 2006 or any year prior to the 2011 annual meeting. In addition, if the stockholders approve this proposal, Aon can continue to grant performance awards on a tax-deductible basis, including the performance awards under Aon's Leadership Performance Program. Regardless of the outcome of this proposal, the Stock Incentive Plan (and all awards thereunder) will remain in effect. Furthermore, this proposal does not limit the Company's right to award or pay other forms of compensation (including, but not limited to, salary or performance-based annual cash incentives) to the Company's executive officers, regardless of whether or not the performance goals for equity awards are achieved in any future year, and whether or not payment of such other forms of compensation would be tax deductible. Without approval of the material terms of the performance goals, the compensation paid under the Stock Incentive Plan for awards granted after the Annual Meeting may not meet the exclusion for performance-based compensation.

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO APPROVE THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER, AND THE AMENDMENT TO, THE AON STOCK INCENTIVE PLAN.

Aon Corporation 2005

EQUITY COMPENSATION PLAN INFORMATION

        The following table summarizes the number of shares of Common Stock that may be issued under our equity compensation plans as of December 31, 2005.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)		Weighted average exercise price of outstanding options, warrants, and rights (b)		Number of securities remaining available for future issuance (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	50,878,575	(1)(2)	$28.53	(3)	12,876,054	(4)
Equity compensation plans not approved by security holders(5)	2,239,225		$—	(6)	—	(7)
Total	53,117,800		$—	(6)	12,876,054

(1)
This amount includes the following:

—
35,705,912 shares that may be issued in connection with outstanding stock options;

—
11,784,800 shares that may be issued in connection with restricted stock units or other unit awards;

—
497,102 shares that may be issued in connection with directors' compensation;

—
1,516,918 shares that may be issued in connection with deferred stock awards;

—
35,552 shares that may be issued in connection with deferred stock options; and

—
1,338,291 shares that may be issued to satisfy obligations under the Aon Deferred Compensation Plan.

(2)
On November 1, 2002, the Aon Deferred Compensation Plan was amended to discontinue the distribution of shares with respect to deferrals after November 1, 2002 from the plan. As of December 31, 2005, based on a stock price of $35.95, the maximum number of shares that could be issued under the plan was 1,338,291.

(3)
Indicates weighted average exercise price of 35,705,912 outstanding options under the Aon Stock Incentive Plan.

(4)
The total number of shares of stock authorized for issuance in connection with awards under the Aon Stock Incentive Plan and any pre-existing plans is 18% of total outstanding common shares. As of December 31, 2005, 12,876,054 shares remained according to such calculation. Also includes 2,553,968 shares available for future issuance under the Aon Employee Stock Purchase Plan, including 115,455 shares subject to outstanding options for which the purchase period has not expired. Permissible awards under the Aon Stock Incentive Plan include stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards, including awards the vesting, granting or settlement of which is contingent upon the achievement of specified performance goals, called "performance awards."

Aon Corporation 2005

(5)
Below are the material features of our equity compensation plans that have not been approved by stockholders:

  Aon Alexander & Alexander UK Pension Scheme

  The Aon Alexander & Alexander UK Pension Scheme (the "A&A Scheme") was available to employees of Aon Limited in the United Kingdom until 1999, at which time it was closed to new entrants. As of December 31, 2005, the A&A Scheme contained a Voluntary Equity Plan ("VEP") feature that allowed employees to direct the investment of their contributions in Common Stock, and the company provided a matching contribution of 20 British pounds sterling per month for each month. As of March 31, 2006, 2006, the VEP feature was terminated upon the recommendation of Aon Limited to the trustees of the A&A Scheme. No specific share authorization for the A&A Scheme has been made by Aon. As of December 31, 2005, the number of shares that could be issued under the A&A Scheme was 326,718.

  Employee Stock Purchase Plan (The Netherlands)

  The Netherlands Employee Stock Purchase Plan provides employees of Aon and participating subsidiaries in the Netherlands the opportunity to purchase Common Stock at a 15% discount. Contributions to this plan are made through payroll deductions. The maximum amount is not more than 15% of gross annual income with a maximum of US $10,000. As of December 31, 2005, the number of shares that could be issued under the plan was 805 shares.

  Aon Supplemental Savings Plan

  The Aon Supplemental Savings Plan (the "ASSP") was adopted by the Board of Directors (the "Board") in 1998. It is a nonqualified supplemental retirement plan that provides benefits to participants in the Aon Savings Plan (the "ASP") whose employer matching contributions are limited because of IRS-imposed restrictions. Prior to January 1, 2004, participants covered under the ASSP were credited with additional matching allocation they would have received under the former ASP provisions—100% of the first 1% to 3% of compensation (the First Tier Match) and 75% of the next 4% to 6% of compensation (the Second Tier Match)—had compensation up to $500,000 been considered. Between January 1, 2004 and December 31, 2005, only participants defined as employees of Aon Consulting's Human Resource Outsourcing Group ("HROG) maintained the matching provision in the ASSP elected to have Tier 1 allocations credited to their accounts as if invested in a money market account or as if invested in Common Stock. Tier 1 allocations directed to an Aon common stock account may not be moved to the money market account, regardless of the participant's age. Before the beginning of each plan year, an election may be made by any participant to transfer some or all of a participant's money market account to the Aon common stock account. All amounts credited to the Aon common stock account are credited with dividends and other investment returns as under the ASP fund.

  Effective January 1, 2004, a new ASSP provision went into effect whereby employees hired January 1, 2004 and later are immediately eligible for benefits on plan compensation above the IRS limits (and up to $500,000) under the Aon Retirement Account (the "ARA") provision of the ASP. The ARA replaces benefits that would have been instead provided under the Aon Pension Plan had it not been frozen to new entrants (those generally hired after December 31, 2003). Benefits are in the form of a discretionary non-contributory company contribution made to eligible

Aon Corporation 2005

  employees active at the end of the plan year with 1,000 or more hours of paid service. The ASSP ARA allocation is calculated using the same formula that the Board determines for the ASP ARA. The ASSP ARA allocation and account balances will track the same investment options as selected by the participant under the ASP including the Aon common stock option. However, like the ASP provision, there are no transfer restrictions.

  Aon Supplemental Employee Stock Ownership Plan

  The Aon Supplemental Employee Stock Ownership Plan was a plan established in 1989 as a nonqualified supplemental retirement plan that provided benefits to participants in the Aon Employee Stock Ownership Plan whose employer contributions were limited because of IRS-imposed restrictions. As of 1998, no additional amounts have been credited to participant accounts, although account balances are maintained for participants, and credited with dividends, until distribution is required under the plan. Distributions are made solely in Common Stock. No specific authorization of shares of Common Stock for the plan has been made.

  Awards to Gregory C. Case Pursuant to Employment Agreement

  Pursuant to the Employment Agreement between Gregory C. Case and Aon, dated April 4, 2005, the terms of which are described elsewhere in this proxy statement under the heading "Executive Compensation—Employment and Severance Agreements—Employment Agreements," Mr. Case was granted certain equity compensation awards outside of the Stock Incentive Plan as inducement for his employment with Aon. Those awards consisted of 125,000 restricted stock units and an option to purchase 325,000 shares of Common Stock, for a total of 450,000 shares.

(6)
The weighted-average exercise price of such shares is uncertain and is not included in this column.

(7)
None of these equity compensation plans contains a limit on the number of shares that may be issued under such plans; however, these plans are subject to the limitations set forth in the descriptions of these plans contained in footnote 5 above.

Aon Corporation 2005

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During 2005, the Organization and Compensation Committee was composed of Richard C. Notebaert (Chairman), Lester B. Knight, J. Michael Losh, Andrew J. McKenna, Robert S. Morrison and Gloria Santona. Ms. Santona served on the Committee from September 17, 2004 until May 20, 2005. No member of the Organization and Compensation Committee was, during 2005 or previously, an officer or employee of Aon or any of its subsidiaries. In addition, during 2005, there were no compensation committee interlocks required to be disclosed.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Aon has made contractual arrangements to provide ready access to aircraft for executives of Aon and our subsidiaries for business purposes. These arrangements include two dry leases entered into with two aircraft leasing companies affiliated with Patrick G. Ryan, Globe Leasing, Inc. and 17AN Leasing LLC. In addition, Aon provides hangar space and related operating support to Globe Leasing, Inc. and 17AN Leasing LLC in return for negotiated fees. In 2005, Aon and our subsidiaries paid Globe Leasing, Inc. and 17AN Leasing LLC $411,580 and $532,220, respectively, for usage of aircraft. Globe and 17AN paid Aon $246,722 and $163,384, respectively, for hangar space and operating support. These amounts are presented on an accrual basis. We believe that all of these arrangements are more favorable to us than would have been obtained by negotiating similar transactions with unrelated third parties. The payments represented in excess of 5% of each of Globe's and 17AN's consolidated gross revenues in 2005 and are expected to do so again in 2006. In addition, Globe and 17AN paid us $72,810 and $70,260, respectively, as annual insurance premiums for aircraft liability including bodily injury, property damage and hull physical damage (including war risk). Patrick G. Ryan owns 100% of Globe and serves as a director, Chairman of the Board and treasurer; he also indirectly holds 50% of 17AN and serves as a director, Chairman of the Board and Chief Executive Officer.

        During the year 2005 and during the year 2006 to date, we and one or more of our subsidiaries retained Sidley Austin LLP, a law firm of which R. Eden Martin is Senior Counsel, to perform certain legal services. Mr. Martin is an independent contractor for Sidley Austin LLP and has no continuing ownership interest in the firm. We anticipate that this firm will continue to be retained to perform services in 2006. During 2005, corporations and other entities with which Directors are or were associated effected insurance brokerage or other transactions with us and certain of our subsidiaries and affiliates in the ordinary course of business. All of these transactions were on substantially the same terms as those prevailing at the time for comparable transactions with unrelated parties. None of these transactions involved during 2005, or is expected to involve in 2006, payments from or to us and our subsidiaries and affiliates for property and services in excess of 5% of our or the other entity's consolidated gross revenues during 2005.

        Resource Automotive, Inc. ("RA"), a subsidiary of Aon Warranty Group, entered into a Vendor Agreement (the "Vendor Agreement") with First Look, LLC ("First Look") effective November 4, 2005. The Vendor Agreement replaces a Marketing and Distribution Agreement between the same parties that became effective March 18, 2004 and terminated as of November 4, 2005. Patrick G. Ryan, Jr., the son of Patrick G. Ryan, is the Chief Executive Officer of First Look. The Vendor Agreement grants to RA a non-exclusive right to offer to RA's franchised automobile dealer customers certain proprietary technology and services developed by First Look, and provides that RA is obligated to compensate First Look only when RA's customers actually enroll in RA's Variable Income Partners program. RA believes that its ability to offer its customers the First Look technology and services will

Aon Corporation 2005

help RA differentiate itself from its competitors in an increasingly competitive marketplace, which in turn may result in RA obtaining significantly increased sales of its core products. RA further believes that the Vendor Agreement does not contain terms that would not have been arrived at in arms-length negotiations with First Look, because First Look's products are superior to those offered by other potential suppliers and the pricing offered by First Look is less than, or equal to, what RA could obtain from others. The Vendor Agreement terminates on December 31, 2006.

        The Governance/Nominating Committee of the Board of Directors carefully monitored activity under the original Marketing and Distribution Agreement and concluded that the agreement should be replaced by the Vendor Agreement. The Governance/Nominating Committee briefed the full Board of Directors on the Vendor Agreement.

        On January 1, 2005 one of our subsidiaries entered into a five year consulting agreement with Raymond I. Skilling, who served as Executive Vice President and Chief Counsel of Aon until August 2003. Mrs. Skilling and Mrs. Patrick G. Ryan are sisters. Under the terms of the agreement, Mr. Skilling will perform services related to the subsidiary's professional liability brokerage business. The company will pay him an annual fee of $250,000, provide office support services, and continue to vest the stock options and stock awards granted to him while he was an employee. During 2005, 9,000 stock awards with a market value of $209,318, and 69,800 options vested. The agreement may be terminated after an initial term of two years by either party upon 180 days' notice.

        In 2005, Ryan Enterprises Group LLC ("REG"), of which Patrick G. Ryan is a director and officer, paid Aon the following amounts: (i) $6,988, representing worker's compensation reimbursement; and (ii) $91,917, representing insurance costs, pilot fees and consulting fees.

        In 2005, Patrick G. Ryan and Shirley Ryan paid Aon the following amounts: (i) $210,000 for pilot services in connection with the use of personal aircraft; (ii) $197 for the reimbursement of personal use of company tickets and catering; and (iii) $227,911 for insurance premiums paid to insurers related to brokerage services provided by subsidiaries of Aon.

        In March 1997, an interest-free loan in the amount of £478,189 was made to Dennis L. Mahoney by a subsidiary of Aon in connection with the implementation of a long term incentive plan. The loan is repayable only if Mr. Mahoney leaves the employment of Aon prior to December 31, 2006. As long as Mr. Mahoney remains employed by Aon, the terms of the loan provide that twenty percent (20%) of the loan will be forgiven on December 31 of each of 2002 through 2006.

Aon Corporation 2005

LEGAL PROCEEDINGS AGAINST OFFICERS AND DIRECTORS

        Beginning in 2004, a number of actions were filed against certain current and former directors and officers of Aon. These actions include: (1) putative class actions, pending in the Northern District of Illinois, making allegations under the Employee Retirement Security Act of 1974 ("ERISA") that certain directors, officers and retirement plan ("Plan") fiduciaries knew or should have known that alleged business improprieties at Aon, including contingent commission arrangements, steering and leveraging of alleged insurance placements, made Aon stock an imprudent investment alternative for the Plan and breached their fiduciary duties to Plan participants; (2) putative federal securities class actions brought in the Northern District of Illinois, alleging that certain current and former officers and directors failed adequately to disclose that Aon was engaged in allegedly illegal contingent commission agreements, steering and leveraging of insurance placements, and that these activities resulted in Aon having overstated its revenues; and (3) shareholders' derivative complaints filed in the Circuit Court of Cook County, Illinois, alleging that Aon's directors breached their fiduciary duties to the Company by approving and implementing a business plan that included the receipt of alledgedly unlawful payments from insurance carriers, or alternatively, by failing to be aware of and take steps to alter this business plan. Pursuant to the indemnification provision contained in our Second Amended and Restated Certificate of Incorporation, as amended, Aon will advance expenses (including attorneys' fees) incurred by these current and former directors and officers in defending against these actions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires that each of our directors and executive officers, and any other person who owns more than ten percent of Aon's Common Stock, file with the SEC initial reports of ownership and reports of changes in ownership of Aon's Common Stock. Such directors, executive officers and stockholders are required by regulation to furnish us with copies of such reports. Based solely upon our review of these reports, as well as written representations to the effect that no such other reports were required to be filed, Aon believes that all such SEC filing requirements were met during 2005.

STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

        Stockholders who, in accordance with the SEC's Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2007 Annual Meeting of Stockholders must submit their proposals to the Office of the Corporate Secretary of Aon at 200 East Randolph Street, Chicago, Illinois 60601, on or before December 13, 2006. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion in our proxy statement.

        In accordance with our by-laws, in order to nominate a candidate for election as a Director or properly bring other business before the 2007 Annual Meeting of Stockholders, a stockholder's notice of the matter the stockholder wishes to present must be delivered to the Office of the Corporate Secretary of Aon at 200 East Randolph Street, Chicago, Illinois 60601, not less than 75 nor more than 100 days prior to the first anniversary of the date of this year's Annual Meeting. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our by-laws (and not pursuant to the SEC's Rule 14a-8) must be received no earlier than February 8, 2007 and no later than March 5, 2007.

Aon Corporation 2005

ANNUAL REPORT ON FORM 10-K

        We will furnish without charge to each person whose proxy is being solicited, upon such person's request, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, including the financial statements and schedules thereto, but excluding exhibits. Requests for copies of such report should be directed to the Office of the Corporate Secretary of Aon, 200 East Randolph Street, Chicago, IL 60601. Our Annual Report on Form 10-K will also be available free of charge through our web site (http://www.aon.com).

INCORPORATION BY REFERENCE

        Appendix D to this proxy statement contains our 2005 Annual Financial Report, including our consolidated financial statements and management's discussion and analysis of financial condition and results of operations, as well as certain other financial and other information required by the rules and regulations of the SEC. To the extent that this proxy statement is incorporated by reference into any other filing by Aon with the SEC under the Securities Act of 1933, as amended, or the Exchange Act, the information contained in Appendix D and the sections of this proxy statement entitled "Report of the Audit Committee" (to the extent permitted by the rules of the SEC), the Organization and Compensation Committee Report on Executive Compensation and the Stock Performance Graph, as well as Appendix C to this proxy statement, will not be deemed incorporated, unless specifically provided otherwise in such filing.

OTHER MATTERS

        The Board of Directors is not aware of any business to be acted upon at the Annual Meeting other than that described in this proxy statement. If any other business comes before the Annual Meeting, the proxy holders (as indicated on the accompanying proxy card or cards) will vote the proxies according to their best judgment with respect to such matters.

                      By Order of the Board of Directors,

                      Kevann M. Cooke
                       Senior Vice President and Corporate Secretary

Chicago, Illinois
April 12, 2006

Aon Corporation 2005

APPENDIX A

SENIOR OFFICER INCENTIVE COMPENSATION PLAN
(AS AMENDED AND RESTATED)

        1.    Purpose.    The purpose of the Senior Officer Incentive Compensation Plan (the "Plan") is to encourage the highest level of performance by key employees of Aon Corporation and its operating subsidiaries and affiliates (which subsidiaries and affiliates are herein referred to as the "Company") by quantifiable performance goals.

        2.    Plan Administration.    The Plan shall be administered by the Organization and Compensation Committee (the "Committee") of the Aon Corporation Board of Directors (the "Board"). All questions involving eligibility for awards, interpretations of the provisions of the Plan, or the operation of the Plan shall be decided by the Committee. No member of the Committee shall be eligible to receive an award under the Plan. All determinations of the Committee shall be conclusive. The Committee may obtain such advice or assistance as it deems appropriate from persons not serving on the Committee.

        3.    Eligibility.    Participation in the Plan is limited to key salaried employees of the Company selected by the Committee (a "Participant"). Participation may be revoked at any time by the Committee. An employee whose participation is revoked will be notified, in writing, of such revocation as soon as practicable following such action. An individual who becomes eligible to participate in the Plan during the Plan Year (the one year period beginning January 1 and ending on December 31 of each calendar year) may be approved by the Committee for a partial year of participation. In such case, the Participant's award shall be prorated based on the number of full months of participation.

        4.    Terms and Conditions of Awards.    Each Participant will be entitled to receive an award (the "Award") subject to the performance measures described below. The maximum Award payable under the Plan to a Participant, in any given Plan Year is $5,000,000.

Within the first 90 days of the Plan Year the Committee shall determine the specific Corporate Performance Thresholds that must be met prior to the payment of any Awards determined pursuant to this paragraph. The Corporate Performance Thresholds will be based on one or more of the following business criteria for the Company (on a consolidated basis) and/or specific business units or ventures of the Company: (A) earnings per share; (B) revenues; (C) cash flow; (D) cash flow return on investment; (E) return on assets, return on investment, return on capital, and/or return on equity; (F) identification and/or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans; (G) operating margin; (H) net income, net operating income, pretax earnings, pretax earnings before interest, depreciation and amortization, pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items, and/or operating earnings; (I) total stockholder return; (J) economic value created; and (K) any of the above as compared to the performance of a published or special index deemed applicable by the Compensation Committee.

At the end of the Plan Year, Awards will be computed for each participant. Payment of Awards will be made in cash, subject to applicable tax withholding, as soon as practicable after the achievement of Corporate Performance Thresholds and other material terms of the Plan are certified, and individual Awards are approved by the Committee, provided, however, that the Committee may in its sole discretion reduce individual Awards determined pursuant to this paragraph.

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Aon Corporation 2005

        5.    Employment Termination.    In the event a Participant's employment is terminated due to death or disability during a Plan Year, the Participant's Award will be reduced to reflect the partial year of participation. This reduction will be determined by multiplying the Award by a fraction, the numerator of which is the Participant's total months of participation in the current Plan Year through the date of termination rounded up to whole months, and the denominator of which is twelve (12). The Participant's reduced Award will be paid in accordance with Section 4 hereinabove. In the event a Participant's employment is terminated for reasons other than death or disability, all rights to an Award for the Plan Year will be forfeited.

        6.    No Right to Continued Employment.    Nothing in the plan shall confer on a Participant any right to continue in the employ of the Company or in any way affect the Company's right to terminate the Participant's employment at any time without prior notice and for any or no reason.

        7.    Beneficiary.    Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his lifetime. In the absence of any such designation, or if for any reason such designation is ineffective, in whole or in part, benefits remaining unpaid at the Participant's death shall be paid to his estate.

        8.    Tax Withholding.    Any and all payments made under the Plan shall be subject to applicable federal, state, or local taxes required by law to be withheld.

        9.    Impact on Other Benefits.    Amounts paid under this Plan will not be considered compensation for purposes of other benefit plans offered by the Company unless specifically provided for in such plans.

        10.    Termination or Amendment of the Plan.    The Plan may be modified, amended, or terminated at any time by the Board. The existence of the Plan does not obligate or bind the Company to pay an Award to any Participant (or beneficiary) nor does any Participant (or beneficiary) attain any vested, non-forfeitable right to an Award until the Award has been finalized and approved for payment by the Committee.

        11.    Non-Transferability.    Except as specifically provided herein or as may otherwise be required by law, no undistributed Award payable to the Participant may be sold, transferred, or assigned or encumbered, in whole or in part, by a Participant, and any attempt to so alienate or subject any such amount shall be void.

        12.    Effective Date of the Plan.    The Plan originally became effective (the "Effective Date") upon approval by the Company's stockholders at a meeting of stockholders duly held in accordance with the Delaware General Company Law on April 20, 2001. The Plan is hereby amended and restated effective as of January 1, 2006, contingent up the approval by the Company's stockholders at a meeting of stockholders duly held in accordance with the Delaware General Company Law, or any adjournment thereof in accordance with applicable provisions of the Delaware General Company Law.

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Aon Corporation 2005

APPENDIX B

AON STOCK INCENTIVE PLAN
(AS AMENDED AND RESTATED)

        1.01    Purpose.    The purpose of the Plan is to align the interests of management and key employees of the Company with its stockholders and to attract, motivate and retain valuable and talented personnel to contribute to the long-term success of the Company.

        2.01    Definitions.    For the purpose of the Plan, the following terms shall be defined as set forth below:

  (a)
  "Award" means any Option, SAR, Restricted Stock, Restricted Stock Unit, Dividend Equivalent, Other Stock Based Award, or Performance Award granted to a Participant under the Plan.

  (b)
  "Award Agreement" means any written agreement, contract, or other instrument or document evidencing an Award.

  (c)
  "Beneficiary" means the person, persons, trust or trusts which have been designated by a Participant in his or her most recent written beneficiary designation filed with the Company to receive the benefits specified under this Plan upon the death of the Participant, or, if there is no designated Beneficiary or surviving designated Beneficiary, then the estate of the Participant.

  (d)
  "Board" means the Board of Directors of the Company.

  (e)
  "Code" means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code shall be deemed to include successor provisions and regulations.

  (f)
  "Committee" means the Organization and Compensation Committee of the Board, or such other Board committee as may be designated by the Board to administer the Plan, composed of no fewer than two directors each of whom is a Non-Employee Director and an "outside director" within the meaning of Section 162(m) of the Code.

  (g)
  "Company" means Aon Corporation, a corporation organized under the laws of the State of Delaware, and, where appropriate, its subsidiaries or affiliates, or any successor corporation.

  (h)
  "Dividend Equivalent" means a right, granted to a Participant under Section 6.01(c), to receive cash, Stock, or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or to receive periodic distributions on other specified equity securities of the Company. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award and may be paid currently or on a deferred basis.

  (i)
  "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

  (j)
  "Fair Market Value" means, with respect to Stock, Awards, or other property, the fair market value of such Stock, Awards, or other property determined by such methods or procedures as shall be established from time to time by the Committee. Unless otherwise determined by the Committee in good faith, the Fair Market Value of Stock as of any given date shall mean the per share value of Stock as determined by using the average of the high and low selling prices of such Stock on the New York Stock Exchange on such date (or, if the New York Stock Exchange was not open for trading or the Stock was not traded on that day, the next

Aon Corporation 2005

    preceding day that the New York Stock Exchange was open for trading and the Stock was traded) as reported for such date by The Wall Street Journal.

  (k)
  "ISO" means any Option designated as an incentive stock option within the meaning of Section 422 of the Code.

  (l)
  "NQSO" means any Option that is not an ISO.

  (m)
  "Non-Employee Director" means a person who meets the definition set forth in Rule 16b-3(b)(3) under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission.

  (n)
  "Option" means a right, granted to a Participant under Section 6.01(a), to purchase Stock. An Option may be either an ISO or a NQSO.

  (o)
  "Other Stock Based Award" means a right, granted to a Participant under 6.01(c), that is payable in Stock or based on the amount of dividends paid with respect to or the Fair Market Value of Stock, including, without limitation, rights convertible or exchangeable into Stock purchase rights for Stock, and Awards with value or payment contingent upon the performance of the Company, or upon any other performance condition designated by the Committee.

  (p)
  "Participant" means an executive, other key employee, or Non-Employee Director of the Company and other non-employees who have been granted an Award under the Plan.

  (q)
  "Performance Award" means an Award that is subject to achievement of performance goals specified under 6.01(d) or 6.01(e).

  (r)
  "Plan" means this Aon Stock Incentive Plan, as amended from time to time.

  (s)
  "Preexisting Plans" means the Aon Stock Award Plan, as amended and restated through 2000, the Aon Stock Option Plan, as amended and restated through 1997, the Outside Director Stock Award Plan, the plan reflected in the Outside Directors Deferred Compensation Agreement, and any other similar preexisting plans including similar preexisting plans for Qualified Members.

  (t)
  "Qualified Member" means a member of the Committee who is a "Non-Employee Director" within the meaning of Rule 16b-3(b)(3) under the Exchange Act and an "outside director" within the meaning of Treasury Regulation 1.162-27(e)(3) under Code Section 162(m).

  (u)
  "Restricted Stock" means an award of shares of Stock to a Participant under 6.01(c) that may be subject to certain restrictions and to a risk of forfeiture.

  (v)
  "Restricted Stock Unit" means an award, granted to a Participant under 6.01(c), representing the right to receive either Stock or cash or any combination thereof at the end of a specified deferral period.

  (w)
  "Stock" means the Common Stock, $1.00 par value per share, of the Company or such other securities as may be substituted or re-substituted pursuant to Section 5.01.

  (x)
  "SAR" or "Stock Appreciation Right" means the right, granted to a Participant under 6.01(b), to be paid an amount measured by the appreciation in the Fair Market Value of Stock from the date of grant to the date of exercise of the right, with payment to be made in cash, Stock, other Awards, or other property as specified in the Award or determined by the Committee.

        3.01    Administration.    The Plan shall be administered by the Committee. Subject to the limitations of the Plan, the Committee shall have the authority to: (a) select from the executives and other key employees, nonemployees, and Non-Employee Directors of the Company, those who shall participate in the Plan; (b) make Awards in such forms and amounts as it shall determine; (c) impose such

Aon Corporation 2005

limitations, restrictions and conditions upon such Awards (including-restrictive covenants) as it shall deem appropriate including form of payment of an exercise price with respect to an Option and the terms and conditions with respect to vesting, cancellation and forfeiture of Awards; (d) interpret the Plan and adopt administrative guidelines relating to the Plan; (e) correct any inconsistency in this Plan or in any Award granted hereunder; and (f) make all other determinations and take all other actions deemed necessary for the administration of the Plan. The Committee may, in its sole discretion, delegate such of its powers under the Plan as it deems appropriate to officers or other employees of the Company except that Awards to "executive officers" (as defined by Section 16 of the Exchange Act) may be made solely by the Committee. The Committee's determinations on matters within its authority shall be conclusive and binding upon the Company and all other persons.

At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award to be granted to an executive officer or other individual who is then subject to Section 16 of the Exchange Act in respect of the Company, or relating to Code Section 162(m) and regulations thereunder, may be taken either (i) by a subcommittee composed solely of two or more Qualified Members, or (ii) by the Committee but with each such member who is a not Qualified Member abstaining from such action, provided that the Committee remains composed solely of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan.

Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company, its independent certified public accountants, or other professional retained to assist in the administration of the Plan. No member of the Committee, nor any officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on their behalf shall, to the fullest extent permitted by law, be fully indemnified and protected by the Company with respect to any such action. Notwithstanding the foregoing or anything else to the contrary in the Plan, any action or determination by the Committee specifically affecting or relating to an Award to a Non-Employee Director shall be approved and ratified by the Board.

        4.01    Eligibility.    Executives, key employees, Non-Employee Directors of the Company and other non-employees selected by the Committee or any delegate authorized by the Committee are eligible to be granted Awards under the Plan. In addition, any person who has been offered employment as an executive or key employee of the Company is eligible to be granted Awards under the Plan, provided that such prospective employee may not receive any payment or exercise any right relating to an Award until such person has commenced employment with the Company.

        5.01    Stock Subject to the Plan; Capital Structure Adjustments.

  (a)
  Shares Authorized.    The total number of shares of Stock authorized for issuance in connection with Awards under the Plan and the Preexisting Plans shall be eighteen percent (18%) of the total outstanding common shares of the Company. Such limit shall be applied at the time an Award is granted under the Plan; provided, however, that a reduction in the number of outstanding common shares of the Company that occurs after the grant shall not affect the validity or terms of such Award. In this connection, at the inception of the Plan the Board is approving for issuance nineteen million (19,000,000) shares of Stock plus the additional number of shares of Stock specified in the succeeding sentence. There shall be added to the number of shares of Stock so approved for issuance at the inception of the Plan: (a) shares available for grants of awards under the Preexisting Plans immediately prior to the Effective Date and (b) shares subject to outstanding awards under the Preexisting Plans on the Effective Date and as to which an event occurs (including expiration or forfeiture) which results in such shares again being available for Awards under the Plan as determined pursuant

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    to Section 5.01(b). Shares of Stock issued under the Plan shall be counted against this limit in the manner specified in Section 5.01(b).

  (b)
  Manner of Counting Shares.    If any shares subject to an Award or Preexisting Plan award are forfeited, canceled, exchanged, or surrendered or such Award or award is settled in cash or otherwise terminates without a distribution of shares to the Participant, including (i) the number of shares withheld in payment of any exercise or purchase price of or tax obligation relating to such an Award or award and (ii) the number of shares surrendered in payment of any exercise or purchase price of or tax obligation relating to any Award or award, such number of shares will again be available for Awards under the Plan. The Committee may make determinations and adopt regulations for the counting of shares relating to any Award to ensure appropriate counting, avoid double counting (in the case of tandem or substitute awards), and provide for adjustments in any case in which the number of shares actually distributed differs from the number of shares previously counted in connection with such Award.

  (c)
  Type of Shares Distributable.    Any shares of Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued shares or treasury shares, including shares acquired by purchase in the open market or in private transactions.

  (d)
  Capital Structure Change and Adjustments to Awards.    In the event there is a change in the capital structure of the Company as a result of any stock dividend or split, recapitalization, issuance of a new class of common stock, merger, consolidation, spin-off or other similar corporate change, or any distribution to stockholders of Stock other than regular cash dividends, the Committee may make an equitable adjustment in the number of shares of Stock and forms of the Awards authorized to be granted under the Plan, including any limitation imposed on the number of shares of Stock with respect to which an Award may be granted in the aggregate under the Plan or to any Participant, and to make appropriate adjustments (including exercise price) to any outstanding Awards.

        6.01    Types of Awards.

  (a)
  Stock Options.    The Committee may award an Option in the form of an ISO or a NQSO having such terms and conditions as the Committee may specify. Options will expire no more than 10 years after the date they are granted. The exercise price per share of Stock covered by an Option is determined by the Committee, but cannot be less than 100% of the Fair Market Value of a share of Stock on the date of grant. If the grantee of an ISO beneficially owns more than 10% of the voting power of the shares of common stock of the Company, the ISO will be exercisable for no more than five years from the date of grant and its exercise price must be no less than 110% of the Fair Market Value of a share of Stock on the date of grant or such other price required by the Code. Notwithstanding anything to the contrary herein, not more than nineteen million (19,000,000) shares of Stock may be issued pursuant to ISOs. The exercise price is payable in such form and by such method as the Committee may specify. ISOs shall not be granted to Non-Employee Directors or other nonemployees.

  (b)
  Stock Appreciation Rights (SARs).    SARs may be granted independently of an Option or in conjunction with all or any part of an Option, upon such terms and conditions as the Committee may determine. Upon exercise, an SAR entitles a Participant to receive an amount equal to the positive difference between the fair market value of one share of Stock on the date the SAR is exercised and the exercise price, times the number of shares of Stock with respect to which the SAR is exercised. An SAR or applicable portion thereof shall terminate and no longer be exercisable upon the termination or exercise of any related Option. The Committee will determine whether an SAR shall be settled in cash, Stock or any combination thereof.

Aon Corporation 2005

  (c)
  Other Stock Based Awards.    The Committee may grant other types of Awards of Stock, or Awards based in whole or in part by reference to the fair market value of Stock. Such other Stock Based Awards may include, without limitation, Restricted Stock, Restricted Stock Units, Dividend Equivalents, performance shares or performance share units. NQSOs or SARs may be awarded in connection with or as a part of Other Stock Based Awards. The Committee shall determine whether any Other Stock Based Awards shall be settled in cash, Stock or any combination thereof.

  (d)
  Performance Conditions.    The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award, except as limited herein the case of a Performance Award intended to qualify under Code Section 162(m).

  (e)
  Performance Awards Granted to Designated Participants.    If the Committee determines that a Performance Award should qualify as "performance based compensation" for purposes of Code Section 162(m), the grant and/or settlement of such Performance Award shall be contingent upon achievement of pre-established performance goals and other terms set forth below:

  (i)
  Performance Goals and Performance Periods.    The performance goals for such Performance Awards and the performance periods over which performance is measured shall be established by the Committee consistent with the requirements of Code Section 162(m) and regulations thereunder.

  (ii)
  Business Criteria.    One or more of the following business criteria for the Company (on a consolidated basis), and/or specified business units or ventures of the Company, shall be used by the Committee in establishing performance goals for such Performance Awards: (A) earnings per share; (B) revenues; (C) cash flow; (D) cash flow return on investment; (E) return on assets, return on investment, return on capital, and/or return on equity; (F) identification and/or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans; (G) operating margin; (H) net income, net operating income, pretax earnings, pretax earnings before interest, depreciation and amortization, pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items, and/or operating earnings; (I) total stockholder return; (J) economic value created; and (K) any of the above as compared to the performance of a published or special index deemed applicable by the Committee.

  (iii)
  Settlement of Performance Awards.    Settlement of such Performance Awards shall be in cash, Stock, other Awards, or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Participant in respect of a Performance Award. Performance Awards shall be forfeited in the event of termination of employment by the Participant prior to the end of a performance period, except as specifically approved by the Committee or any delegate authorized by the Committee.

  (iv)
  Written Determinations.    All determinations by the Committee as to the establishment of performance goals, the amount of any Performance Award pool or potential individual Performance Awards and as to the achievement of performance goals relating to Performance Awards shall be made in writing in the case of any Award intended to

Aon Corporation 2005

      qualify under Code Section 162(m). The Committee may not delegate any responsibility relating to such Performance Awards.

    (v)
    Construction.    If any provision of the Plan or any agreement relating to such Performance Awards does not comply or is inconsistent with the requirements of Code Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

  (f)
  Maximum Limits on Awards to a Participant.    The maximum number of shares of Stock with respect to which Awards in the form of Options, SARs and Other Stock Based Awards may be granted to an individual in any calendar year is 1,500,000 shares.

  (g)
  Deferrals.    The Committee may permit the deferral of payment of any Awards under the Plan or may amend existing award agreements under any Preexisting Plan to provide for a deferral feature. The terms and conditions of any such deferral shall be determined by the Committee in its sole discretion.

  (h)
  Repricing.    Except in connection with a change in the Company's capital structure, the Committee may not reduce the exercise price of an outstanding Option or SAR.

  (i)
  Reloads.    No reloads will be permitted; i.e. options that provide for the automatic grant of a new Option or SAR upon the exercise of an outstanding Option or SAR.

  (j)
  Substitution.    An Option or SAR with a lower exercise or base price may not be substituted for an existing Option or SAR.

        7.01    General Provisions.

  (a)
  Compliance with Legal and Exchange Requirements.    The Plan, the granting and exercising of Awards thereunder, and the other obligations of the Company under the Plan and any Award Agreement, shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company, in its discretion, may postpone the issuance or delivery of Stock under any Award until completion of such stock exchange listing or registration or qualification of such Stock or other required action under any state, federal or foreign law, rule or regulation as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Stock in compliance with applicable laws, rules and regulations.

  (b)
  Nontransferability.    Except as otherwise provided in this Section 7.01(b), Awards shall not be transferable by a Participant other than by will or the laws of descent and distribution or pursuant to a designation of a Beneficiary, and Awards shall be exercisable during the lifetime of a Participant only by such Participant or his guardian or legal representative. In addition, except as otherwise provided in this Section 7.01(b), no rights under the Plan may be pledged, mortgaged, hypothecated, or otherwise encumbered, or subject to the claims of creditors. The foregoing notwithstanding, the Committee may, in its sole discretion, provide that Awards (or rights or interests therein) other than ISOs and Awards in tandem with ISOs shall be transferable without consideration, to a Participant's immediate family members (i.e., spouse, children, grandchildren, or siblings, as well as the Participant), to trusts for the benefit of such immediate family members, and to partnerships in which such family members are the only parties, or other transfers deemed by the Committee to be consistent with the purposes of the Plan.

  (c)
  No Right to Continued Employment.    Neither the Plan nor any action taken thereunder shall be construed as giving any employee the right to be retained in the employ of the Company,

Aon Corporation 2005

    nor shall it interfere in any way with the right of the Company to terminate any employee's employment at any time.

  (d)
  Taxes.    The Company is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant's tax obligations. Other provisions of the Plan notwithstanding, only the minimum amount of Stock deliverable in connection with an Award necessary to satisfy statutory withholding requirements will be withheld.

  (e)
  Amendments and Termination.    The Board of Directors may amend, suspend or terminate the Plan at any time, provided, that unless terminated earlier by the Board, the Plan shall terminate on April 20, 2011. Termination of the Plan shall not affect the terms and conditions of any Award that is outstanding on the date that the Plan is terminated. No amendment may impair the rights of a holder of an outstanding Award without the consent of such holder. However, except in the case of an adjustment in connection with a capital structure change (as described above), stockholder approval is required for any amendment to the Plan that requires such approval under the rules of the principal stock exchange on which the stock is then traded or that would (i) increase the number of shares of Stock that may be issued in connection with Awards under the Plan, (ii) increase the maximum number of shares of Stock with respect to which Awards in the form of Options, SARs or Other Stock Based Awards may be granted to any individual in any calendar year or (iii) eliminate or change the restrictions regarding the surrender and repricing of Options and SARs.

  (f)
  No Rights to Awards; No Stockholder Rights.    No Participant or employee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants and employees. No Award shall confer on any Participant any of the rights of a stockholder of the Company unless and until Stock is duly issued or transferred to the Participant in accordance with the terms of the Award.

  (g)
  Unfunded Status of Awards.    The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company.

  (h)
  No effect on other benefits.    The receipt of Awards under the Plan shall have no effect on any benefits to which a Participant may be entitled under another Plan or otherwise, or preclude a Participant from receiving any such benefits.

  (i)
  No Fractional Shares.    No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

  (j)
  Governing Law.    The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award Agreement shall be determined in accordance with the laws of the state of Delaware, without giving effect to principles of conflicts of laws, and applicable federal law.

  (k)
  Effective Date.    The Plan originally became effective (the "Effective Date") upon approval by the Company's stockholders at a meeting of stockholders duly held in accordance with the Delaware General Company Law on April 20, 2001. The Plan is hereby amended and restated

Aon Corporation 2005

    effective as of January 1, 2006, contingent up the approval by the Company's stockholders at a meeting of stockholders duly held in accordance with the Delaware General Company Law, or any adjournment thereof in accordance with applicable provisions of the Delaware General Company Law.

  (l)
  Awards to Participants Outside the United States.    The Committee may modify the terms of any Award under the Plan granted to a Participant who is, at the time of grant or during the term of the Award, resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations and customs of the country in which the Participant is then resident or primarily employed, or to preserve the value and other benefits of the Award to the Participant

  (m)
  Titles and Headings; Certain Terms.    The titles and headings of the sections in the Plan are for convenience of reference only. In the event of any conflict, the text of the Plan, rather than such titles of headings, shall control. The term "including", when used in the Plan, means in each case "including without limitation."

Aon Corporation 2005

APPENDIX C

AON CORPORATION
AMENDED AND RESTATED AUDIT COMMITTEE CHARTER
March 2006

Organization:

        This charter governs the operations of the Audit Committee. At least annually, the Committee shall review and reassess the charter and obtain approval thereof by the Board of Directors.

        The Committee shall be appointed by the Board of Directors and shall be comprised of at least three directors, each of whom meets the independence requirements of the New York Stock Exchange, including the requirements of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, as well as the following additional requirements:

  •
  Committee members may not receive any compensation from the Company other than directors' fees;

  •
  A director who holds 20% or more of the Company's common stock (or who is a general partner, controlling shareholder or officer of any such holder) cannot chair, or be a voting member of, the Committee; and

  •
  Committee members shall be prohibited from receiving any consulting, advisory or compensation fees from the Company.

        In addition, all Committee members shall be financially literate, and at least one Committee member shall qualify as an "audit committee financial expert," as such term is defined by the Securities and Exchange Commission.

Statement of Policy:

        The purpose of the Committee is to (a) assist the Board of Directors in its oversight of (i) the integrity of the Company's financial statements, (ii) the Company's compliance with legal and regulatory requirements and ethics programs established by management and the Board, (iii) the independent auditor's qualifications and independence and (iv) the performance of the Company's internal audit function and independent auditor and (b) prepare the report of the Committee that the Securities and Exchange Commission rules require to be included in the Company's annual proxy statement. In doing so, it is the responsibility of the Committee to maintain free and open communication among the Committee, the independent auditor, the internal auditors and management of the Company. In discharging its oversight role, the Committee is empowered (at the Company's expense) to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and to retain outside counsel or other experts for this purpose.

Responsibilities and Processes:

        An important responsibility of the Committee is to oversee the Company's financial reporting process on behalf of the Board and report the results of its activities to the Board. Management is responsible for the preparation, presentation and integrity of the Company's financial statements, and the independent auditor is responsible for auditing those financial statements. The Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take the appropriate

Aon Corporation 2005

actions to set the overall "tone" for quality financial reporting, sound business practices and ethical behavior.

        The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

  •
  The Committee shall be responsible for the appointment, retention, termination, compensation and oversight of the Company's independent auditor. The Committee shall also be responsible for the resolution of disagreements between management and the independent auditor regarding financial reporting. The Committee shall have a clear understanding with management and the independent auditor that the independent auditor is ultimately accountable to the Board and the Committee, as representatives of the Company's shareholders.

  •
  The Committee shall establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. The Company shall review periodically with management and internal audit these procedures and any significant complaints received.

  •
  The Committee shall preapprove all auditing and non-audit services to be provided to the Company by the independent auditor, subject to any exceptions provided in the Securities Exchange Act of 1934. The Committee may delegate to one or more of its members the authority to grant such preapprovals, provided that any such decision of such member or members must be presented to the full Committee at its next scheduled meeting.

  •
  The Committee shall, at least annually, obtain and review a report by the independent auditor describing: the firm's internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm or by any inquiry or investigation by governmental or professional authorities within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor's independence) all relationships between the independent auditor and the Company.

  •
  After reviewing the foregoing report and the independent auditor throughout the year, the Committee shall evaluate the independent auditor's qualifications, including a review and evaluation of the lead partner of the firm assigned to the Company's audit. The Committee shall consider whether there should be regular rotation of the lead partner or the audit firm itself. The Committee shall present its conclusions with respect to the independent auditor to the full Board.

  •
  The Committee shall meet to review and discuss with management and the independent auditor the annual audited financial statements and quarterly financial statements, including reviewing the Company's specific disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations." This review should include a discussion of the judgments of management and the independent auditor about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. As part of this review and discussion, the Committee shall consider the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditor under auditing standards generally accepted in the United States.

  •
  The Committee shall discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

Aon Corporation 2005

  •
  The Committee shall, as appropriate (at the Company's expense), obtain advice and assistance from outside legal, accounting or other advisors as it deems necessary to carry out its duties without necessarily seeking Board approval.

  •
  The Committee shall discuss guidelines and policies with respect to risk assessment and risk management. The Committee shall discuss the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

  •
  The Committee shall meet separately, periodically, with management, the internal auditors (or other personnel responsible for the internal audit function) and the independent auditor.

  •
  The Committee shall review with the independent auditor any audit problems or difficulties and management's response, including any restrictions on the scope of the independent auditor's activities or on access to requested information, and any significant disagreements with management. The Committee shall review with the independent auditor (a) any accounting adjustments that were noted or proposed by the independent auditor, (b) any communications between the audit team and the audit firm's national office respecting auditing or accounting issues presented by the engagement and (c) any "management" or "internal control" letter issued by the independent auditor. The review shall include a discussion of the responsibilities, budget and staffing of the Company's internal audit function.

  •
  Advance approval by the Committee, or Committee Chair acting on behalf of the Committee, shall be required prior to the appointment, reassignment or dismissal of the senior internal audit executive.

  •
  The Committee shall set clear hiring policies for employees or former employees of the independent auditor. Advance approval by the Committee, or Committee chair acting on behalf of the Committee, shall be required prior to the hiring of any partner or senior manager from the independent auditor who has worked on the Company's account during the past three years.

  •
  The Committee shall report regularly to the Board of Directors.

  •
  The Committee shall conduct an annual performance evaluation of the Committee.

  •
  The Committee shall review: (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles, and major issues as to the adequacy and effectiveness of the Company's internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on financial statements; (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the financial statements of the Company; and (d) earnings press releases (paying particular attention to any use of "pro forma," or "adjusted" non-GAAP, information), as well as financial information and earnings guidance provided to analysts and rating agencies.

  •
  While the Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

Aon Corporation 2005

APPENDIX D

2005 ANNUAL FINANCIAL REPORT

Table of Contents

D-2	Management's Discussion and Analysis of Financial Condition and Results of Operations
D-50	Consolidated Statements of Income
D-52	Consolidated Statements of Financial Position
D-54	Consolidated Statements of Cash Flows
D-55	Consolidated Statements of Stockholders' Equity
D-56	Notes to Consolidated Financial Statements
D-111	Report of Independent Registered Public Accounting Firm on Financial Statements
D-112	Management's Report on Internal Control Over Financial Reporting
D-113	Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting
D-114	Selected Financial Data
D-115	Quarterly Financial Data
D-116	Certifications

Aon Corporation 2005

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management's Discussion and Analysis is organized as follows:

I.	OVERVIEW
Key Drivers of Financial Performance
Executive Summary of 2005 Financial Results
II.	KEY RECENT EVENTS
Restructuring and Other Business Reorganization Initiatives
Investigation by the New York Attorney General and Other Regulatory Authorities
Sale and Strategic Analysis of Certain Businesses
New Chief Executive Officer
Stock Repurchase Program
III.	CRITICAL ACCOUNTING POLICIES AND ESTIMATES
Restructuring
Pensions
Contingencies
Policy Liabilities
Valuation of Investments
Intangible Assets
IV.	REVIEW OF CONSOLIDATED RESULTS
General
Summary Results for 2003 through 2005
Consolidated Results for 2005 Compared to 2004
Consolidated Results for 2004 Compared to 2003
Consolidated Results for Fourth Quarter 2005 Compared to Fourth Quarter 2004
V.	REVIEW BY SEGMENT
General
Risk and Insurance Brokerage Services
Consulting
Insurance Underwriting
Corporate and Other
VI.	FINANCIAL CONDITION AND LIQUIDITY
Liquidity
Cash Flows
Financial Condition
Investments
Borrowings
Stockholders' Equity
Off Balance Sheet Arrangements
Market Risk Exposures
VII.	INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

Aon Corporation 2005

OVERVIEW

Key Drivers of Financial Performance

Segments

        The key drivers of financial performance vary among our segments.

        Risk and Insurance Brokerage Services.    Brokerage segment results are affected by a number of key drivers, including:

  •
  conditions in insurance markets generally (particularly fluctuations in premiums charged by insurance companies)

  •
  success in attracting and keeping clients

  •
  interest income on our investments

  •
  expense management

  •
  retention of employees.

        In addition, in 2005 and 2004, this segment was affected by matters discussed under "Key Recent Events—Investigation by the New York Attorney General (NYAG) and Other Regulatory Authorities" and our related decision to terminate contingent commission arrangements.

        Consulting.    Consulting segment results are principally affected by:

  •
  our clients' employment levels, which are driven mainly by economic conditions

  •
  governmental regulations affecting the health care market, employee benefit programs, and our clients' respective industries

  •
  our success attracting and keeping clients

  •
  expense management

  •
  retention of employees.

        In addition, in 2005 and 2004, this segment was also affected by the matters discussed under "Key Recent Events—Investigation by the New York Attorney General (NYAG) and Other Regulatory Authorities" and our related descision to terminate contingent commission arrangements.

        Insurance Underwriting.    Underwriting segment revenues are affected by:

  •
  consumer buying habits, which are influenced by economic conditions

  •
  competition with other underwriters (including competition based upon claims-paying ratings)

  •
  our success selling new policies, selling existing policyholders more services and having customers renew their policies

  •
  the effectiveness and collectability of our reinsurance contracts, particularly in programs where we serve as the fronting company, ceding substantially all risk

  •
  our investment results.

        Corporate and Other.    The key drivers of results in this segment are investment income and debt financing costs.

Aon Corporation 2005

Liquidity

        Liquidity is derived from cash flows from our business, excluding funds held on behalf of clients and from financing. We use liquidity for capital expenditures, to repay debt, to fund acquisitions and pension obligations, to repurchase shares and to pay dividends to our stockholders. Because we are a holding company, our subsidiaries may not have available cash to pay us dividends; in the case of the insurance underwriting subsidiaries, this ability is limited by regulatory and rating agency considerations. Our access to cash generated from operations outside the U.S. may be affected by tax considerations and by pension funding requirements in our international pension plans.

Executive Summary of 2005 Financial Results

        Our revenues from continuing operations were down 1% or $94 million compared to 2004 due to:

  •
  the loss of $100 million in contingent commissions compared to 2004.

  •
  In 2004, we sold virtually all of our investment in Endurance common stock, although we continue to hold Endurance warrants. In 2004, we recognized a $48 million pretax gain from selling the stock, plus $38 million from our equity investment. In 2005, we recognized a $10 million pretax gain from the change in the fair value of the warrants.

  •
  The absence of $212 million of claim services revenue, principally from our Cambridge Integrated Services Group, Inc. ("Cambridge") business, which we sold late in 2004. This more than offset improved operating results, principally in our U.S. retail brokerage business.

        These factors more than offset higher revenues generated by our core brokerage businesses, especially in the U.S.

        Organic revenue growth (which adjusts revenue growth for the effects of foreign exchange and other factors) was flat for the year. Excluding contingent commissions, organic revenue growth was 1%.

        Income from continuing operations before provision for income tax and minority interest increased $138 million from 2004. The primary drivers for this change were:

  •
  During the first quarter of 2005, we settled investigations with the NYAG and other regulatory authorities. We recorded expenses of $180 million related to this settlement in our 2004 results. The accretion of the discount on this settlement resulted in an expense of $5 million in 2005. We also incurred an expense of $40 million related to the Daniel class action lawsuit in 2004.

  •
  Beginning in the third quarter of 2005, we began a corporate-wide restructuring effort, including workforce reductions and office closures. As a result of this effort, we incurred $158 million in severance expenses, lease consolidation costs, asset impairments and other associated costs.

  •
  The net impact of activity involving our Endurance investment reduced 2005 pretax income by $75 million.

  •
  The remaining increase is primarily attributable to effectively managing our costs.

        Income from discontinued operations included a $239 million pretax gain resulting from the fourth quarter sale of our Swett & Crawford operation. The goodwill allocated to Swett & Crawford was not tax deductible, resulting in a high effective tax rate for the transaction.

Aon Corporation 2005

        We continue to do a better job of generating and managing our cash and investments. More specifically, we:

  •
  are managing our cash to improve our debt to capital ratio, fund our pension plans and increase our return on assets. The decrease in our cash balance of $94 million reflects $463 million of pension contributions, a $76 million payment to the settlement fund for the NYAG investigation (see Note 15 to the consolidated financial statements) and $25 million to repurchase outstanding common stock. These cash decreases were offset by increases in our operating cash flow and cash received from the sale of Swett & Crawford.

  •
  are aggressively restructuring our businesses to reflect changes in our industry. We anticipate these efforts will generate approximately $180 million in annualized cash savings by 2008.

  •
  paid down $12 million of total debt in 2005. We paid down $250 million of domestic long-term debt that was scheduled to be redeemed this year. That decrease was mostly offset by an increase in borrowings at our foreign subsidiaries, in part to offset earnings repatriated to the U.S.

        All of Aon's financial information reflects the application of critical accounting policies, estimates, assumptions and judgments, as discussed below under "Critical Accounting Policies and Estimates."

        These items are discussed further in the remainder of this Management's Discussion and Analysis.

KEY RECENT EVENTS

Restructuring and Other Business Reorganization Initiatives

Plan Summary

        In August 2005, we announced that we were reviewing the revenue potential and cost structure of each of our businesses. As a result of this review, we adopted restructuring initiatives and currently expect these initiatives to result in cumulative pretax charges totaling $262 million over a three-year period, of which we have incurred $158 million. Expected restructuring costs include workforce reductions and lease consolidation costs, asset impairments and other expenses. We expect the remaining expenses to affect our continuing operations through the end of 2007. We anticipate that these initiatives will lead to annualized cost savings of approximately $180 million by 2008.

        The 2005 Restructuring Plan is expected to result in the elimination of 1,800 job positions and space consolidation in certain locations. Office closures will require that we recognize losses on subleases or lease buy-outs and may also trigger asset impairments. See the Critical Accounting Policies and Estimates section for detailed information on significant judgments and estimates, key assumptions and relevant accounting guidance related to our accounting for restructuring costs.

        The following chart details the restructuring and related expenses incurred in 2005 and estimated for 2006 and 2007 by geographic region:

(millions)	United States	United Kingdom	Continent of Europe	Rest of World	Total

2005	$28	$92	$30	$8	$158
2006 estimated	25	44	10	2	81
2007 estimated	12	11	—	—	23

Total incurred and remaining estimated	$65	$147	$40	$10	$262

Aon Corporation 2005

        The following chart is a summary of the 2005 restructuring costs and estimated restructuring and related expenses by type through the end of 2007.

	Actual			Estimated (1)
(millions)	Third Quarter 2005	Fourth Quarter 2005	Total 2005	Full Year 2006	Full Year 2007	Total

Workforce reduction	$2	$114	$116	$33	$8	$157
Lease consolidation	15	5	20	31	6	57
Asset impairments	15	2	17	2	4	23
Other related expenses	3	2	5	15	5	25

Total restructuring and related expenses	$35	$123	$158	$81	$23	$262

(1)
Our estimated costs are forward looking and should be read in connection with our risk factors. Actual costs may vary due to changes in the assumptions built into this plan. Some of the assumptions likely to change when plans are finalized and approved include changes in severance calculations, the assumptions underlying our sublease loss calculations due to changing market conditions and our overall analysis that might cause us to add or cancel component initiatives.

        Year-to-date, restructuring and related expenses amounted to $158 million, which include:

  •
  $116 million in workforce reduction costs.

  •
  $20 million in lease consolidation costs, mostly reflecting leases terminated or abandoned in the U.S. and the U.K.

  •
  $17 million in asset impairments, of which $13 million related to an automated client renewal software program in the U.K. that was abandoned as part of our restructuring efforts.

  •
  $5 million in other related expenses, which represents fees paid to outside parties for work related to the restructuring.

Performance objective of restructuring initiative

        We are restructuring to improve our profitability through operational efficiency. We project that our savings, net of restructuring expenses, will become positive by 2006, with a targeted annualized savings of approximately $180 million by 2008. However, we cannot guarantee that we will achieve the targeted savings given the factors discussed in the note to the preceding table.

Investigation by the New York Attorney General (NYAG) and Other Regulatory Authorities

        In March 2005, we settled regulatory investigations for $190 million with the NYAG and other state regulatory authorities. In the settlement, we agreed not to seek or accept indemnification pursuant to any insurance policy or other reimbursement with respect to any amounts payable under the Settlement Agreement.

        The settlement had two significant effects on our operations:

(1)
Our revenue was $100 million lower in 2005 than 2004 because we terminated contingent commission arrangements.

Aon Corporation 2005

(2)
The impact of the March 2005 settlement was included in our 2004 operations. Since the settlement amount was fixed and determinable, we discounted the liability to the net present value of the payments based on our incremental borrowing rate, following Accounting Principle Board's (APB) Opinion No. 21. This discount is reflected in the $10 million difference between the settlement amount of $190 million and the expense of $180 million. $5 million of the discount was accreted in 2005 and the remainder will accrete into our financial statements as outlined below.

        Below is a summary of the expense and cash payments we have incurred and that we are scheduled to incur because of the settlement.

(millions)	Incurred expense	Cash payment

2004	$180	$—
2005	5	76
2006	4	76
2007	1	38

Total settlement cost	$190	$190

        Below is a summary of our liability for the settlement as of December 31, 2004, changes during the year and the ending liability as of December 31, 2005.

(millions)

Balance as of December 31, 2004	$180
Accretion of discount	5
Cash payment to settlement fund	(76)

Balance as of December 31, 2005	$109

Sale and Strategic Analysis of Certain Businesses

        During 2003, 2004 and 2005, we sold certain businesses, including:

  •
  our U.S. wholesale brokerage business, Swett & Crawford

  •
  our U.K. claims services businesses

  •
  a small non-core consulting subsidiary

  •
  our U.K. reinsurance brokerage runoff unit

  •
  a small U.S. brokerage unit

  •
  our automotive finance servicing business, which had been in run-off since first quarter 2001.

        In addition, at December 31, 2005, we were in the process of selling a small non-core brokerage business in Australia. We completed the transaction in January 2006.

Aon Corporation 2005

        We have classified the operating results of all of these businesses as discontinued operations and reclassified prior year's operating results to discontinued operations, as follows:

(millions) Years ended December 31,	2005	2004	2003

Revenues	$193	$274	$359
Pretax income (loss):
Operations	$(6)	$33	$4
Gain (loss)	236	(23)	(23)

Total	$230	$10	$(19)

After-tax income (loss):
Operations	$(6)	$19	$—
Gain (loss)	101	(18)	(14)

Total	$95	$1	$(14)

        See Note 6 to the consolidated financial statements, "Disposal of Operations," for further information.

        In November 2004, we sold our Cambridge claims administration business to Scandent Holdings Mauritius Limited ("SHM") for $90 million in cash plus convertible preferred stock in SHM, valued at $15 million. Because of our convertible preferred stock holding and other factors, we included Cambridge's results before the sale's effective date, as well as a pretax gain on the sale of $15 million, in income from continuing operations.

        From time to time, we explore strategic alternatives for our various businesses. In fourth quarter 2005, we announced that we were exploring alternatives to our ownership of our warranty, credit and property and casualty businesses to determine if the potential of these businesses can be more fully realized under different ownership.

New Chief Executive Officer

        In April 2005, we announced that Gregory C. Case had become our president and chief executive officer, effective immediately. Mr. Case was also elected to our Board of Directors. He succeeds Patrick G. Ryan, who had served as Aon's CEO since the company's founding. Mr. Ryan continues to serve as Executive Chairman of the Aon Board of Directors.

Stock Repurchase Program

        In November 2005, we announced that our Board of Directors had authorized the repurchase of up to $1 billion of Aon's common stock. Any repurchased common stock will be available for employee stock plans and for other corporate purposes. From time to time, we may purchase shares through the open market or in privately negotiated transactions based on prevailing market conditions, which will be funded from available capital. During fourth quarter 2005, we repurchased 675,000 shares for $25 million.

Aon Corporation 2005

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

        Aon's consolidated financial statements have been prepared according to U.S. generally accepted accounting principles (GAAP). To prepare these financial statements, we made estimates, assumptions and judgments that affect:

  •
  what we report as our assets and liabilities

  •
  what we disclose as contingent assets and liabilities at the date of the financial statements

  •
  the reported amounts of revenues and expenses during the periods presented.

        In accordance with our policies, we:

  •
  regularly evaluate our estimates, assumptions and judgments, including those concerning revenue recognition, investments, intangible assets, income taxes, financing operations, policy liabilities (including future policy benefit reserves, unearned premium reserves and policy and contract claim reserves), restructuring costs, retirement benefits and contingencies and litigation

  •
  base our estimates, assumptions and judgments on our historical experience and on factors we believe reasonable under the circumstances.

        The results involve judgments about the carrying values of assets and liabilities not readily apparent from other sources. If our assumptions or conditions change, the actual results we report may differ from these estimates.

        We believe the following critical accounting policies affect the more significant estimates, assumptions and judgments we used to prepare these consolidated financial statements.

Restructuring

        Restructuring costs are expensed as incurred in accordance with FASB Statement No. 112, Employers Accounting for Postemployment Benefits and FASB Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities. Statement No. 146 applies to one-time workforce reduction benefits and requires companies to use Statement No. 112 when severance is paid under an ongoing severance policy. Lease consolidation costs, asset impairments and other costs associated with restructuring are accounted for under Statement No. 146 and FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

Workforce reduction costs

        We account for workforce reduction costs that result from an ongoing severance plan under Statement No. 112. Such instances occur when (1) we have an established severance policy, (2) statutory requirements dictate the severance amounts, or (3) we have an established pattern of paying by a specific formula.

        We estimate our one-time workforce reduction costs related to exit and disposal activities not resulting from an ongoing severance plan based on the benefits available to the employees being terminated. We recognize these costs when we:

  •
  identify the specific classification (or functions) and locations of the employees being terminated

  •
  notify the employees who might be included in the termination

  •
  expect to terminate employees within the legally required notification period.

Aon Corporation 2005

        When employees are receiving incentives to stay beyond the legally required notification period, we spread the entire cost of their severance over the remaining service period.

Lease consolidation costs

        Where we have provided notice of cancellation pursuant to a lease agreement or abandoned space and have no intention of reoccupying it, we recognize a loss. The loss reflects our best estimate of the net present value of the future cash flows associated with the lease at the date we vacate the property or sign a sublease arrangement. To determine the loss, we make assumptions about the time period over which the building will remain vacant and the sublease terms.

        We estimate sublease income based on current market quotes for similar properties. When we finalize definitive agreements with the sublessee, we adjust our sublease losses for actual outcomes.

Fair value concepts of severance arrangements and sublease losses

        Accounting guidance requires that our exit and disposal accruals reflect the fair value of the liability. Where material, we discount back sublease loss calculations to arrive at their net present value.

        Most workforce reductions happen over a short span of time, so no discounting is necessary. However, we discount the severance arrangement when we terminate an employee who will provide no future service and we pay their severance over an extended period. Accretion of the discount occurs over the remaining life of the liability.

        For the remaining lease term or severance payout, we decrease the liability for payments and increase the liability for accretion of the discount. The discount reflects our incremental borrowing rate, which matches the lifetime of the liability.

Other associated costs of exit and disposal activities

        We recognize other restructuring costs as they are incurred, including moving costs and consulting and legal fees.

        Asset impairments may result from large-scale restructurings and we account for these impairments in the period when they become known. Furthermore, we record impairments in accordance with Statement No. 144 by:

  •
  reducing the book value to the net present value of future cash flows (in situations where the asset had an identifiable cash flow stream)

  or

  •
  accelerating the depreciation to reflect the revised useful life.

Income statement classification of restructuring expenses

        As we incur restructuring expenses, we classify them in our income statement in these categories:

  •
  general expenses includes workforce reduction and lease consolidation costs, along with other costs, and

  •
  depreciation and amortization expense includes asset impairments.

Aon Corporation 2005

Pensions

U.S. Plans

        The U.S. pension plans are closed to new employees. All employees hired after 2003 participate in a defined contribution plan. Over time, this change will reduce the volatility inherent in the accounting for the U.S. pension plans.

        Aon uses a market-related valuation of assets to calculate pension expense. This valuation reflects a five-year average of the difference between the expected return on plan assets and the actual market value return. The prior year market-related value is projected to the current date by adjusting for contributions, benefit payments and expected returns. The asset gain or loss is the difference between the expected return on assets and the actual return on assets. Twenty percent of the asset gain or loss is recognized in the current year's market-related value, with the remaining eighty percent spread evenly over the next four years.

        As of year-end 2005, the market-related value of assets does not yet reflect accumulated asset losses of $69 million. These losses will increase pension expense as they are graded into the market-related asset value and may be offset by future asset gains. As of year-end 2005, we reported a fair value of pension assets of $1,326 million, while the market-related value of assets is $1,395 million. The Company contributed $300 million to the major U.S. pension plan during 2005 to strengthen the funding of the program.

        Under FASB Statement No. 87, Employers' Accounting for Pensions, the full gain or loss on assets and obligations is not recorded as expense in the current period. Statement No. 87 allows changes in the projected benefit obligation and market value of assets to be deferred and amortized as a component of pension expense over several years, based on the average expected future service of active employees, which is currently nine years. Gains and losses on pension obligations include the net effects of changes in the discount rate and other actuarial assumptions, as well as demographic changes in the employee data.

        For the 2005 valuation year, the pension plans have a combined deferred loss of $623 million (comprised of unrecognized asset losses of $69 million and other than deferred asset losses of $554 million) that has not yet been recognized through income in the financial statements. We amortize the non-asset losses of $554 million outside of a corridor, over about nine years; this corridor is defined as 10% of the greater of the market-related value of plan assets or the projected benefit obligation. For 2006, the estimated amortization amount to be recognized in expense is projected to be $46 million. To the extent not offset by future gains, the incremental amortization as calculated above will continue to affect future pension expense in a similar manner until fully amortized.

        To determine future pension expense, we currently assume a long-term rate of return of approximately 8.4%. This expected long-term return was based on capital market expectations for various asset classes (see following table). U.S. equities and fixed income expectations were built using a theoretical Capital Asset Pricing ("CAP") Model. The CAP Model included three factors for equities: current dividend yield (1.6%); corporate earnings nominal growth (7.2%); and P/E ratio repricing (0.0%). The 5.8% fixed income expectation factor included the then current 10-year U.S. Treasury Note yields and simulations of future yields based on expected inflation and other factors. Other asset classes expectations were based on risk premiums relative to U.S. equities and fixed income expected returns. Estimates of volatilities and correlations among asset classes were based on historical data. We then weight the expected returns for each asset class by the plan's target allocation.

Aon Corporation 2005

        This table shows the result of the calculation based on the target asset allocation for year-end 2005. The actual return for the 2005 valuation year of 11.8% was in excess of the assumed return.

Asset Class	Target Allocation	Expected Returns	Weighted Average Expected Rate of Return

Equities	80%
Domestic equities	45	8.8%	4.0%
Limited partnerships and other	15	10.2	1.5
International equities	15	8.8	1.3
Real estate and REITs	5	7.1	0.4
Debt Securities	20
Fixed maturities	20	5.8	1.2
Invested cash	No Target	2.4	—

Total			8.4%

        There are several assumptions that impact the actuarial calculation of pension obligations and, in turn, net periodic pension expense in accordance with Statement No. 87. These assumptions require various degrees of judgment. The most significant assumptions are:

  •
  the expected return on plan assets and

  •
  the discount rate.

        The same assumptions are used for our pension plans and postretirement benefit plans where applicable. Changes in these assumptions can have a material impact on pension obligations and pension expense. For example, holding all other assumptions constant, a one percentage point:

  •
  decrease in our estimated discount rate would increase our estimated 2006 pension expense by approximately $42 million and the estimated 2006 postretirement medical benefit expense by approximately $0.3 million and

  •
  increase in our estimated discount rate would decrease the 2006 estimated pension expense by approximately $35 million and the postretirement medical benefit expense by approximately $0.2 million.

        Similarly, holding other assumptions constant, a one percentage point:

  •
  decrease in our estimated long-term rate of return on plan assets would increase the estimated 2006 pension expense by approximately $14 million and

  •
  increase in the estimated long-term rate of return on plan assets would decrease pension expense by approximately $14 million.

        Required cash contributions are also sensitive to assumptions, however the assumptions used to determine contributions to the plan are changed infrequently. We anticipate cash funding requirements of $6 million in 2006. Under current rules and assumptions, we anticipate funding requirements of $199 million in 2007. Legislation being considered in Congress may reduce the 2007 requirement to $43 million if passed. Pension reform legislation may further change this requirement.

Aon Corporation 2005

Major U.K. Plans

        The U.K. pension plans are closed to new entrants and all employees hired after 1999 become participants in a defined contribution plan. As with the U.S. plans, this change will reduce the volatility inherit in the accounting for U.K. pension plans. The other international plans and the U.K. plans are solely obligations of Aon Corporation subsidiaries.

        For the 2005 valuation year, the major U.K. pension plans have a combined deferred loss (from asset and liability experience) of $1,629 million that has not yet been recognized through income in the financial statements. We amortize the accumulated loss outside of a corridor over 16 years; this corridor is defined as 10% of the greater of the fair value of plan assets or the projected benefit obligation. For 2006, the estimated amortization amount to be recognized in expense is $79 million. To the extent not offset by future gains, incremental amortization as calculated above will continue to affect future pension expense in a similar manner until fully amortized.

        To determine pension expense, the fair market value of plan assets is used. Generally, the U.K. plans' trustees determine the investment policy for each plan. In total, at the end of the 2005 valuation year, the plans were invested 61% in equities, 34% in fixed income securities and 5% in real estate with a fair value of $2,593 million. In determining the expected rate of return, investment community forecasts and current market conditions were analyzed to develop expected returns for each of the asset classes used by the plans. Consideration was given to historic performance data by asset class over long periods. The expected returns for each asset class were then weighted by actual asset allocations of the plans. To determine future pension expense, a long-term rate of return of 7.1% was assumed.

        This table shows the result of the calculation based on the target asset allocation as of year-end 2005. Since there are six major pension plans maintained in the U.K., the Target Allocation represents a weighted average of the target allocation of each plan. Further, target allocations are subject to change. The actual return for the 2005 valuation year of 19% was in excess of the assumed return.

Asset Class	Target Allocation	Historical Returns	Weighted Average Expected Rate of Return

Equities	65%
U.K. equities	39	8.4%	3.3%
Non-U.K. equities	22	8.4	1.8
Property	4	7.9	0.3
Debt Securities	35
Corporate bonds	19	5.0	1.0
Government bonds	16	4.3	0.7
Invested cash	—	4.0	—

Total			7.1%

        With respect to U.K. pension liabilities, a one-percentage point:

  •
  decrease in our estimated discount rate would increase the estimated 2006 pension expense by approximately $55 million and

  •
  increase in our estimated discount rate would decrease the estimated 2006 pension expense by approximately $60 million.

Aon Corporation 2005

        Similarly, a one-percentage point:

  •
  decrease in our estimated long-term rate of return on plan assets would increase the estimated 2006 pension expense by approximately $26 million and

  •
  increase in our estimated long-term rate of return on plan assets would decrease estimated 2006 pension expense by approximately $26 million.

        At year-end 2005, a U.K. pension plan had a prepaid pension asset of $16 million. In the future, if the funded status of the plan deteriorates, this amount could be reflected in a minimum pension liability, which would reduce stockholders' equity.

        Cash flow requirements are also sensitive to assumptions, however, assumptions used for funding the U.K. plans are changed infrequently. Under current rules and assumptions, we anticipate U.K. funding requirements of $159 million in both 2006 and 2007. These contributions reflect minimum funding requirements plus other amounts agreed to with the trustees of the U.K. plans.

Dutch Plan

        To determine pension expense, we use the fair market value of plan assets that, at year-end 2005, amounted to $349 million. At the end of 2005, the Dutch pension plan has a combined deferred loss of $108 million that has not yet been recognized through income in the financial statements. We amortize the accumulated loss outside of a corridor over 20 years; this corridor is defined as 10% of the greater of the fair value of plan assets or the projected benefit obligation. For 2006, the estimated amortization amount to be recognized in expense is $3 million. To the extent not offset by future gains, the incremental amortization as calculated above will continue to affect future pension expense in a similar manner until fully amortized.

        The target asset allocation is 35% equities and 65% fixed income securities, with an allowed deviation of 5%. At year-end 2005, the actual asset allocation was consistent with the target allocation. The expected long-term rate of return is 6%, which results from an expected future return of 8% on equities and a 5% return on fixed income investments.

        With respect to Dutch pension liabilities, a one percentage point:

  •
  decrease in our estimated discount rate would increase the estimated 2006 pension expense by approximately $7 million and

  •
  increase in our estimated discount rate would decrease the estimated 2006 pension expense by approximately $5 million.

        A one percentage point:

  •
  decrease in our estimated long-term rate of return on plan assets would increase the estimated 2006 pension expense by approximately $4 million and

  •
  increase in our estimated long-term rate of return on plan assets would decrease the estimated 2006 pension expense by approximately $4 million.

        At year-end 2005, the Dutch pension plan had a prepaid pension asset of $100 million. In the future, if the funded status of the plan deteriorates, this amount could be reflected in a minimum pension liability, which would reduce stockholders' equity.

Aon Corporation 2005

Contingencies

        We define a contingency as any material condition that involves a degree of uncertainty that will ultimately be resolved. Under GAAP, we are required to establish reserves for contingencies when a loss is probable and we can reasonably estimate its financial impact.

        We are required to assess the likelihood of material adverse judgments or outcomes as well as potential ranges or probability of losses. We determine the amount of reserves required, if any, for contingencies after carefully analyzing each individual issue. The required reserves may change due to new developments in each issue, or changes in approach, such as changing our settlement strategy.

Policy Liabilities

        Through our insurance underwriting operations, we collect premiums from policyholders and we establish liabilities (reserves) to pay benefits to policyholders. The liabilities for policy benefits, claims and unearned premiums are a large portion of the total policy liabilities shown on our balance sheet and are comprised primarily of estimated future payments to policyholders, policy and contract claims and unearned and advance premiums and contract fees.

Accident & Health and Life

        To establish policy liabilities, we develop estimates of reported and anticipated claims, based on our historical experience, other actuarial data and assumptions on investment yields. We base interest rate assumptions on factors such as market conditions and expected investment returns. Although mortality, morbidity, persistency and interest rate assumptions are set when we issue new insurance policies, we may need to provide for additional losses on a product by increasing reserves, reducing previously capitalized acquisition costs established for that product, or establishing premium deficiency reserves if there are significant changes in our experience or assumptions. Since estimating and establishing policy and contract liabilities is inherently uncertain, the actual ultimate cost of a claim may vary materially from the estimated amount reserved.

        Liabilities for incurred but unpaid claims include estimated costs relating to incurred and reported claims and incurred but not reported claims. We base the liability for unpaid claims on the estimated ultimate cost of settling claims using best estimates of past experience. These estimates reflect current trends and any other factors that influence historical data. Actual experience, however, may vary from our estimates, due to changes in claim reporting, processing patterns and variations from historic averages for the amount paid per claim. Variations from historic patterns and averages could result in additional changes that increase or decrease unpaid claim liabilities. As of December 31, 2005, there were no known changes in reporting or processing patterns.

        Except for products that meet the definition of FASB Statement No. 97, Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments, we accrue a liability for future policy benefits relating to long-duration contracts when we recognize premium revenue. The liability represents the present value of future benefits to be paid to policyholders less the present value of future premiums and we estimate the liability using methods that include estimates of expected investment yields, mortality, morbidity and policy persistency.

        Of course, actual experience may vary from our estimates, due to emerging trends in morbidity, mortality, persistency and asset yields—and some of these trends can fluctuate significantly over time. As we realize the actual experience, we take into account the financial impacts of these changes to our

Aon Corporation 2005

original assumptions. When current estimates of the present value of future benefits exceed the present value of future premiums for a product line, we recognize all excess amounts as a loss. There are no current estimates of the overall net gain resulting from improvements from original assumptions.

        We account for long-duration contracts meeting the definition of Statement No. 97, such as universal life type products, consistent with the way we account for interest-bearing or other financial instruments. We do not report payments received on those contracts as revenue and, correspondingly, we do not establish a policy benefit reserve. The liability for policy benefits is equal to:

  •
  the balance that accrues to the benefit of policyholders at the date of the financial statements,

  •
  amounts that have been assessed to compensate the insurer for services to be performed over future periods, and

  •
  amounts previously assessed against policyholders that are refundable when the contract terminates.

Claim Liabilities

        Reserves for claim liabilities were $428 million, $422 million and $447 million as of December 31, 2005, 2004 and 2003, respectively. A 1% increase in the assumed medical cost trends would reduce pretax income by approximately $3 million.

Future Policy Benefits

        Reserves for future policy benefits were $1,671 million, $1,542 million and $1,396 million as of December 31, 2005, 2004 and 2003, respectively. If a 1% unfavorable change were to occur in the mortality and morbidity assumptions for both the accident & health and life books of business, pretax income would be decreased by approximately $7 million.

Warranty

        Compared to traditional underwriting businesses, our warranty business is unique, in that we typically (1) receive a multi-year single premium and (2) claims have low severity and relatively high frequency. Individual program reserves are reviewed quarterly to verify an appropriate amount is held for past and future warranty claims. Our coverage on new products has a long waiting period and does not begin until after the underlying manufacturers warranty expires. Despite an average 3 1/2 year duration overall, terms may extend as far as seven years with a few warranties lasting up to ten years. Used product warranties are also sold but without underlying manufacturer warranty and so revenue recognition begins immediately.

        In addition to the term of the warranty, we take other characteristics into account when we estimate reserves. We review considerations such as the manufacturer or classes of products and embed them in our calculation methodology.

        Similar to other underwriting activities, we use historic loss development factors to project the ultimate loss. For recent periods, we use the Bornhuetter-Ferguson method, commonly used in underwriting businesses. Bornhuetter-Ferguson:

  •
  combines loss development methods with an expected loss ratio technique.

  •
  computes the expected loss ratio using either judgment, recent experience, or other commonly used statistical methods, such as the Cape Cod method.

Aon Corporation 2005

        These methods result in a point estimate of our liability, which was $759 million as of December 31, 2005. We believe that the ultimate development of the recorded liability could be as much as 10% more or 5% less.

        Sources of uncertainty include technological innovations such as plasma TVs and liquid crystal displays. In addition, some of our policies include profit sharing, where the client participates in underwriting profits, but we pay all underwriting losses.

Property & Casualty

        We estimate loss reserves for all property and casualty lines of business by accident year, using a minimum of five standard actuarial techniques; these techniques include, but are not limited to, incurred and paid loss development factors based on both program history and industry development patterns for similar lines of business. We also use the Bornhuetter-Ferguson Method, which incorporates historical loss ratio performance weighted with case emergence to date. When we have the data available, we use frequency and severity methods to evaluate any data on claim count emergence and severity trends.

        We base the selected ultimate loss estimates on the range of estimates discussed above. Typically, we select the average of the estimates, but that selection may be influenced by the consistency of the estimates, knowledge of emerging loss trends and rate or benefit changes.

        We evaluate selected ultimate losses for business on a direct, assumed, ceded and net basis. From the selected ultimate losses, we deduct paid losses to arrive at the total reserve. The total reserve includes case reserves and incurred but not reported reserves.

        At December 31, 2005, our recorded liability was $292 million. Given the current knowledge of the overall variability of property and casualty exposures, we expect loss reserves to fall within 10 loss ratio points (or approximately $22 million) of our selected estimate 95% of the time.

Valuation of Investments

        We periodically review securities with material unrealized losses and evaluate them for other-than-temporary impairment. We analyze various risk factors and determine if any specific asset impairment exists. If there is a specific asset impairment, we recognize a realized loss and adjust the cost basis of the impaired asset to its fair value.

        Each quarter, we review invested assets with material unrealized losses. Those assets are separated into two categories:

  (1)
  Assets with unrealized losses due to issuer-specific events, which are segmented among four categories: fixed-maturity investments; publicly-traded preferred stocks; publicly-traded common stocks; and private common and preferred stocks and other invested assets.

  (2)
  Assets with unrealized losses due to market conditions or industry-related events.

Assets with unrealized losses due to issuer-specific events

        Fixed maturity investments.    At least quarterly, we:

  •
  review the creditworthiness of corporate obligors for changes by nationally recognized credit rating agencies and changes in fundamental financial performance of the underlying entity

Aon Corporation 2005

  •
  monitor cash flow trends and underlying levels of collateral for asset-backed securities

  •
  evaluate all bonds and asset-backed securities whose financial performance has declined for other-than- temporary impairment.

        Publicly-traded preferred stocks.    At least quarterly, we review issuer creditworthiness, including changes in ratings by nationally recognized credit agencies and changes in financial performance of the underlying issuer. We monitor all preferred stock investments with declining financial performance for other-than-temporary impairment.

        Publicly-traded common stocks.    Quarterly, we review each common stock investment to determine if its decline in value is deemed other-than-temporary. Our review includes analyzing issuer financial trends and market expectations based on third-party forward-looking analytical reports, when available.

        Private common and preferred stocks and other invested assets.    Every quarter, we review private issue valuations, which include recent transaction valuations between the issuer and a third party; financial performance reviews; and financial trend comparisons with publicly-traded companies in the same or similar industries.

        We recognize an other-than-temporary impairment loss when appropriate for these investments with continuous material unrealized losses due to issuer-specific events. We base our decision on the facts and circumstances for each investment.

Assets with unrealized losses due to market conditions or industry-related events

        Invested assets with unrealized losses due to market conditions or industry-related events include those impacted by increasing U.S. Treasury or local sovereign interest rates; corporate and asset-backed credit spread widening; common stock price volatility due to conditions in the overall market or a particular industry; and illiquid market conditions.

        Sometimes, we assume that a decline in value below cost is temporary for fixed-maturity investments with unrealized losses due to market conditions or industry-related events when the market is expected to recover and we can hold the investment until maturity or the market recovers, which is a decisive factor when considering an impairment loss. If we decide that holding the investment is no longer appropriate, we will reevaluate that investment for other-than-temporary impairment.

        We evaluate other-than-temporary impairment for preferred and common stock and other investments with continuous material unrealized losses for two consecutive quarters due to market conditions or industry-related events. We recognize an other-than-temporary impairment loss based upon each investment's facts and circumstances. We continue to monitor these securities quarterly to ensure that unrealized losses are not the result of issuer-specific events.

        Note 7 to the consolidated financial statements provides additional information regarding our investments, including unrealized losses segregated by type and period of continuous unrealized loss at December 31, 2005.

Intangible Assets

        Intangible assets represent the excess of cost over the value of net tangible assets of acquired businesses.

Aon Corporation 2005

        We:

  •
  classify our intangible assets as either goodwill, client lists, non-compete agreements, future profits of purchased books of business of the insurance underwriting subsidiaries, or other purchased intangibles.

  •
  allocate intangible assets between goodwill and other intangible assets and determine estimated useful lives based on our internal valuations or valuations from qualified independent appraisers. We calculate these amounts based on estimates and assumptions using historical and pro forma data and recognized valuation methods. Different estimates or assumptions could produce different results.

  •
  amortize intangible assets other than goodwill over their estimated useful lives, while goodwill is not subject to amortization.

  •
  carry intangible assets at cost, less accumulated amortization in the accompanying consolidated statements of financial position.

        Although goodwill is not amortized, we test it for impairment at least annually. We test more frequently if there are indicators of impairment or whenever business circumstances suggest that the carrying value of goodwill may not be recoverable. We perform impairment reviews at the reporting unit level. If the fair value of a reporting unit is determined to be less than the carrying value of the reporting unit, we complete further analysis to determine whether there was an impairment loss. No further analysis was required in 2005 or 2004. We determine fair value based on estimates and assumptions related to the amount and timing of future cash flows and future interest rates. Different estimates or assumptions could produce different results.

REVIEW OF CONSOLIDATED RESULTS

General

        In our discussion of operating results, we sometimes refer to supplemental information derived from consolidated financial information, which U.S. GAAP does not require in the financial statements.

        We use supplemental information related to organic revenue growth to help us and our investors evaluate business growth from existing operations. Organic revenue growth excludes from reported revenues the impact of foreign exchange, acquisitions, divestitures, transfers between business units, investment income, reimbursable expenses, unusual items and for the underwriting segment only, an adjustment between written and earned premium.

        Supplemental organic revenue growth information should be viewed in addition to, not instead of, our consolidated statements of income. Industry peers provide similar supplemental information about their revenue performance, although they may not make identical adjustments.

Aon Corporation 2005

        Since we conduct business in more than 120 countries, foreign exchange rate fluctuations have a significant impact on our business. In comparison to the U.S. dollar, foreign exchange rate movements may be significant and may distort true period-to-period comparisons of changes in revenue or pretax income. Therefore, we have:

  •
  isolated the impact of the change in currencies between periods by providing percentage changes on a comparable currency basis for revenue and disclosed the effect on earnings per share.

  •
  provided this form of reporting to give financial statement users more meaningful information about our operations.

        Some tables in the segment discussions reconcile organic revenue growth percentages to the reported revenue growth percentages for the segments and sub-segments. We separately disclose the impact of foreign currency as well as the impact from acquisitions, divestitures and transfers of business units, which represent the most significant reconciling items. In an "all other" category, we total other reconciling items that are not generally significant individually or in the aggregate. If there is a significant individual reconciling item within the "all other" category, we provide additional disclosure in a note.

Summary of Results for 2003 through 2005

        The consolidated results of continuing operations follow:

(millions) Years ended December 31,	2005	2004	2003

Revenue:
Brokerage commissions and fees	$6,646	$6,822	$6,545
Premiums and other	2,848	2,788	2,609
Investment income	343	321	310

Total consolidated revenue	9,837	9,931	9,464

Expenses:
General expenses	6,914	6,969	6,569
Benefits to policyholders	1,551	1,516	1,427
Depreciation and amortization	277	303	307
Interest expense	125	136	101
Provision for New York and other state settlements	5	180	—
Unusual credit — World Trade Center	—	—	(14)

Total expenses	8,872	9,104	8,390

Income from continuing operations before provision for income tax and minority interest	$965	$827	$1,074

Pretax margin — continuing operations	9.8%	8.3%	11.3%

Consolidated Results for 2005 Compared to 2004

Revenue

        Brokerage commissions and fees decreased by $176 million or 3% from the prior year driven by $100 million in lower contingent commission revenue and net dispositions of $168 million, partially offset by strong renewals and new business.

Aon Corporation 2005

        Premiums and other increased $60 million or 2% from the prior year, driven by growth in our core products and favorable exchange rates, partially offset by reductions in runoff programs and other items as discussed in the Review by Segment section.

        In total, investment income was up $22 million or 7% from last year. Investment income includes related investment expense and income or loss on investment disposals and impairments. See our Review by Segment section for further detail.

        Consolidated revenue by geographic area follows:

(millions) Years ended December 31,	2005	% of Total	2004	% of Total	2003	% of Total

Revenue by geographic area:
United States	$4,859	50%	$5,020	51%	$4,956	52%
United Kingdom	1,567	16	1,732	17	1,756	19
Continent of Europe	1,802	18	1,719	17	1,469	15
Rest of World	1,609	16	1,460	15	1,283	14

Total revenue	$9,837	100%	$9,931	100%	$9,464	100%

        U.S. revenue, which represents 50% of total revenue, decreased $161 million or 3% in 2005 compared to 2004. The decrease primarily reflects the 2004 sale of Cambridge.

        U.K. revenue decreased $165 million or 10%. Excluding the effects of foreign currency exchange, revenue decreased $158 million. This reflects a soft U.K. market and changes in the model for compensation from underwriters in U.K. Specialty, partially offset by a change in the way we estimate installment revenue in the U.K., which added $23 million to revenue in 2005.

        Continent of Europe revenue increased $83 million or 5% and Rest of World revenue increased $149 million or 10%, principally reflecting a weaker U.S. dollar.

Expenses

        Total expenses decreased $232 million or 3% from 2004. Driving factors of this decrease are:

  •
  the 2004 expense from the NYAG and other regulatory authorities as well as the Daniel class action settlements, which accounted for $220 million of expenses in 2004.

  •
  Cambridge expenses, which were $223 million last year. This unit was sold in the fourth quarter of 2004.

  •
  continued focus on reducing expenses.

        These favorable impacts were partially offset by $158 million in restructuring related expenses. For further detail on expenses refer to the Review by Segment section.

Income from Continuing Operations Before Provision for Income Tax and Minority Interest

        Income from continuing operations before provision for income tax and minority interest increased $138 million to $965 million. A number of significant items account for the fluctuation, as previously discussed. Approximately 68% of Aon's 2005 consolidated income from continuing operations before the provision for income tax and minority interest was from international operations.

Aon Corporation 2005

Provision for Income Taxes

        The effective tax rate on income from continuing operations was 33.5% in 2005 and 34.1% in 2004. Differences between the overall effective tax rate and the U.S. federal statutory rate are typically due to U.S. state income taxes and differentials between U.S. and international tax rates. Changes in the mix between our U.S. and international pretax income directly affect our effective tax rates. In 2005 and 2004, our effective tax rate reflects the favorable resolution of tax examination issues, partially offset by the impact of deferred tax adjustments. In 2004, a one-time tax benefit resulting from the difference between our tax and book basis in Cambridge reduced our effective tax rate. For a summary of these effects, please see the rate reconciliation provided in Note 9 to the consolidated financial statements.

Income from Continuing Operations

        Income from continuing operations increased to $642 million ($1.89 per diluted share) from $545 million ($1.63 per diluted share) in 2004. Basic income per share from continuing operations was $1.99 and $1.70 for 2005 and 2004, respectively. Hedging and currency translation gains added $0.08 and $0.05 per share, respectively, to income from continuing operations in 2005.

        To compute income per share, we have deducted dividends paid on the redeemable preferred stock from net income. In accordance with Emerging Issues Task Force (EITF) No. 04-8, The Effect of Contingently Convertible Investments on Diluted Earnings per Share, diluted shares outstanding were increased by 14 million to reflect the possible conversion of Aon's 3.5% convertible debt securities. When calculating the diluted income per share, we added after-tax interest expense on these debt securities to income from continuing operations.

Discontinued Operations

        After-tax income from discontinued operations in 2005 was $95 million ($0.29 and $0.28 per basic and diluted income per share, respectively). In comparison, after-tax income in 2004 from discontinued operations was $1 million (with no impact on basic and diluted income per share). The increase was primarily attributable to the sale of Swett & Crawford, partially offset by losses from certain insurance underwriting subsidiaries acquired with Alexander and Alexander Services, Inc. (A&A).

Consolidated Results for 2004 Compared to 2003

Revenue

        In 2004, revenue increased $467 million or 5% over 2003 to $9.9 billion. This increase was mostly from the movement in foreign exchange rates, as revenue increased $67 million excluding foreign exchange effects.

        Brokerage commissions and fees increased by $277 million or 4% from the prior year, driven almost entirely by favorable foreign exchange rates. There was no organic revenue growth in the Risk and Insurance Brokerage Services segment in large part due to the termination of contingent commission arrangements, as well as a softer insurance market. Consulting organic revenue grew 1%.

        Premiums and other increased $179 million or 7% from the prior year due to increased retentions, a change in an insurance program for a specialty accident and health line and favorable foreign exchange rates. Growth in specialty property and casualty and core accident, health and life business was offset by a planned decrease in the runoff businesses.

Aon Corporation 2005

        Investment income increased by $11 million or 4% over 2003. The net increase reflects improved results at the operating segments driven primarily by an increase in short-term rates that was partially offset by a decline at Corporate.

        U.S. revenue, which represents 51% of total consolidated revenue, increased $64 million or 1% in 2004 compared to 2003. The low revenue growth reflected the softer U.S. retail market that began late in 2003 after a two-year rapid increase in premiums following the September 11 tragedy and lower contingent commission revenue. Additionally, the November 2004 sale of Cambridge resulted in a $19 million loss of revenue in 2004 as compared to 2003.

        U.K. revenue decreased $24 million or 1%. Excluding the positive effects of foreign currency exchange, revenue decreased $198 million or 10%. The decrease in revenue is attributable to the soft market, which resulted in lower premiums and commissions. Additionally, the sale of our U.K. claims services business resulted in an $82 million loss of revenue in 2004 as compared to 2003.

        Continent of Europe revenue increased $250 million or 17% and Rest of World revenue increased $177 million or 14%, principally reflecting a weakening of the U.S. dollar.

Expenses

        Total expenses increased $714 million or 9% over 2003.

        General expenses increased $400 million or 6% over 2003, reflecting the impact of:

  •
  foreign exchange rates

  •
  increase in net periodic pension expenses of $47 million for our major plans over 2003

  •
  a $40 million provision for costs to settle the Daniel class action lawsuit.

        Net gains on currency derivative transactions reduced expenses by $45 million in 2004.

        The 6% increase in benefits to policyholders was driven by the combination of growth in underwriting revenue, the change in an insurance program for a specialty accident and health line and foreign exchange rates. In 2003, expenses increased due to higher claims for National Program Services, Inc. (NPS) of $79 million. NPS was hired to handle quoting, binding, premium collection, claims adjusting and other servicing related to general liability insurance policies issued by one of Aon's subsidiaries. In 2002, we stopped NPS from initiating any new business on our behalf. In 2003, actuaries examined the business that NPS had written and reviewed assumptions, such as historical loss development patterns and expected ultimate loss ratio. As a result of this review, we strengthened our reserves, mainly for accident years 2001 and 2002.

        Interest expense increased $35 million or 35% primarily due to the adoption of FIN 46 on December 31, 2003, which required the deconsolidation of our trust preferred capital securities and which was offset by an increase in notes payable. Interest expense on the notes payable was $58 million for 2004. Without this item, interest expense declined $23 million due principally to lower debt levels during most of the year (see Notes 1 and 11 to the consolidated financial statements for more information).

        Our results include a $180 million provision for settlements resulting from investigations by the NYAG and other regulatory authorities and $40 million for the Daniel class action lawsuit.

        In 2003, total expenses included a $14 million credit related to the World Trade Center property insurance settlement. The 2003 credit represents a $60 million final settlement of our World Trade

Aon Corporation 2005

Center property insurance claim, net of $46 million paid to a third party relating to temporary office space in Manhattan after the World Trade Center was destroyed.

Income from Continuing Operations Before Provision for Income Tax and Minority Interest

        Because the increase in expenses exceeded the increase in revenues (for the reasons described above), income from continuing operations before income tax and minority interest decreased $247 million or 23% in 2004 to $827 million. Approximately 92% of Aon's 2004 consolidated income from continuing operations before provision for income tax was from international operations. The $220 million provisions for settlements resulting from investigations by the NYAG and other regulatory authorities and for costs to settle the Daniel class action lawsuit were considered domestic expenses.

Provision for Income Taxes

        The effective tax rate was 34.1% in 2004 and 36.9% in 2003. Typically, differences between the overall effective tax rate and the U.S. federal statutory rate are due to U.S. state income taxes and differentials between U.S. and international tax rates. Changes in the mix between our U.S. and international pretax income directly impact our effective tax rates. In 2004, a one-time tax benefit resulting from the difference between our tax and book basis in Cambridge reduced our effective tax rate. For a summary of these effects, see the rate reconciliation provided in Note 9 to the consolidated financial statements.

Income from Continuing Operations

        Income from continuing operations decreased to $545 million ($1.63 per diluted income per share) from $642 million ($1.94 per diluted income per share) in 2003. Basic income per share from continuing operations was $1.70 and $2.01 for 2004 and 2003, respectively. Hedging and currency translation gains added $0.11 and $0.07 per share, respectively, to 2004 income from continuing operations.

        To compute income per share, we have deducted dividends paid on the redeemable preferred stock from net income. In accordance with EITF No. 04-8, we increased diluted shares outstanding by 14 million to reflect the possible conversion of Aon's 3.5% convertible debt securities. When calculating the diluted income per share, we added the after-tax interest expense on these debt securities to income from continuing operations.

Discontinued Operations

        After-tax income from discontinued operations in 2004 was $1 million (no impact on basic and diluted income per share). In comparison, after-tax losses in 2003 from discontinued operations were $14 million (a loss of $0.04 per both basic and diluted income per share).

Aon Corporation 2005

Consolidated Results for Fourth Quarter 2005 Compared to Fourth Quarter 2004

        The consolidated results of continuing operations follow:

(millions) Three months ended December 31,	2005	2004

Revenue:
Brokerage commissions and fees	$1,725	$1,791
Premiums and other	700	687
Investment income	105	122

Total consolidated revenue	2,530	2,600

Expenses:
General expenses	1,849	1,855
Benefits to policyholders	375	362
Depreciation and amortization	68	75
Interest expense	31	35
Provision for New York and other state settlements	1	180

Total expenses	2,324	2,507

Income from continuing operations before provision for income tax	$206	$93

Pretax margin — continuing operations	8.1%	3.6%

Revenue

        Brokerage commission and fees decreased by $66 million or 4% from 2004, driven primarily by $37 million in lower revenue from the disposition of Cambridge in 2004 and $9 million less in contingent commission revenue. This decline was partially offset by the impact of the strengthening U.S. dollar of $36 million.

        Premiums and other increased $13 million or 2% from the prior year, primarily driven by strong growth in a supplemental health product and other warranty programs, which more than offset a decline in our European credit business.

        In total, investment income is down $17 million or 14% from fourth quarter 2004. The Risk and Insurance Brokerage Services segment is up $16 million primarily due to an increase in short-term interest rates. Insurance Underwriting is up $7 million, driven by the movement to longer-term, higher-yield investments and improved cash flow. The Corporate segment is down $40 million, driven by the $37 million gain on the sale of virtually all of our Endurance common stock in 2004.

Expenses

        Total expenses decreased $183 million from 2004. The significant drivers of the change include:

  •
  $180 million recorded in 2004 for the settlement with the NYAG and other regulatory authorities compared to $1 million associated with these settlements in 2005.

  •
  $40 million of expense in 2004 relating to the Daniel class action settlement.

  •
  $46 million of Cambridge-related expenses in 2004 with no corresponding expenses recorded in 2005 as we sold the business in fourth quarter 2004.

Aon Corporation 2005

  •
  $40 million favorable impact of foreign currency rates.

        These favorable impacts were partially offset by $123 million in restructuring related expenses.

Income from Continuing Operations Before Provision for Income Tax

        Income from continuing operations before provision for income tax increased from $93 million in 2004 to $206 million in 2005. This increase is due primarily to the impact of the $220 million charge relating to the NYAG and other regulatory authorities and Daniel class action settlements in 2004, which was partially offset by $123 million in restructuring related expenses in 2005.

Provision for Income Taxes

        The effective tax rate was 30.1% in 2005 and 21.5% in 2004. The tax rate for the quarter was positively impacted by favorable resolution of tax issues and lower effective state tax rates, partially offset by the impact of restructuring charges. In 2004, a one-time benefit resulting from the difference between the tax and book basis in Cambridge reduced our effective tax rate.

Income from Continuing Operations

        Income from continuing operations increased to $144 million ($0.42 per diluted income per share) from $73 million ($0.22 per diluted income per share) in 2004. Basic income per share from continuing operations was $0.44 and $0.23 for 2005 and 2004, respectively.

        To compute income per share, we have deducted dividends paid on the redeemable preferred stock from net income. In September 2005, we redeemed all of the preferred stock from the holders and cancelled the shares (see Note 11 to the consolidated financial statements for further information). In accordance with EITF No. 04-8, we increased diluted shares outstanding by 14 million to reflect the possible conversion of Aon's 3.5% convertible debt securities. We have added after-tax interest expense on these debt securities back to income from continuing operations when calculating the diluted income per share.

Discontinued Operations

        After-tax income from our discontinued businesses in 2005 was $80 million ($0.25 and $0.23 per basic and diluted income per share, respectively), reflecting primarily the sale of Swett & Crawford. In comparison, income in 2004 from these discontinued operations was $8 million ($0.02 per basic and diluted income per share).

REVIEW BY SEGMENT

General

        Aon classifies its businesses into three operating segments: Risk and Insurance Brokerage Services, Consulting and Insurance Underwriting (see Note 16 to the consolidated financial statements for further information).

        Aon's operating segments are identified as those that:

  •
  report separate financial information

  •
  are evaluated regularly when we are deciding how to allocate resources and assess performance.

Aon Corporation 2005

        We attribute revenues to geographic areas based on the location of the resources producing the revenues.

        Segment revenue includes investment income generated by invested assets of that segment, as well as the impact of related derivatives. Investment characteristics mirror liability characteristics of the respective segments:

  •
  Our Risk and Insurance Brokerage Services and Consulting businesses invest funds held on behalf of clients and operating funds in short-term obligations.

  •
  In Insurance Underwriting, policyholder claims and other types of non-interest sensitive insurance liabilities are primarily supported by intermediate to long-term fixed-maturity instruments. Investments underlying interest-sensitive capital accumulation insurance liabilities are fixed- or floating-rate fixed-maturity obligations. For this business segment, operating invested assets are approximately equal to average net policy liabilities.

  •
  Our insurance subsidiaries have invested assets that exceed net policy liabilities, which allow us to maintain solid claims paying ratings. Income from these investments is reflected in Corporate and Other segment revenues.

        The following tables and commentary provide selected financial information on the operating segments.

(millions) Years ended December 31,	2005	2004	2003

Operating segment revenue: (1)
Risk and Insurance Brokerage Services	$5,400	$5,497	$5,339
Consulting	1,255	1,247	1,185
Insurance Underwriting	3,188	3,150	2,883

Income before income tax:
Risk and Insurance Brokerage Services	$719	$576	$791
Consulting	110	105	110
Insurance Underwriting	314	254	196

Pretax margins:
Risk and Insurance Brokerage Services	13.3%	10.5%	14.8%
Consulting	8.8%	8.4%	9.3%
Insurance Underwriting	9.8%	8.1%	6.8%

(1)
Intersegment revenues of $62 million, $72 million and $68 million were included in 2005, 2004 and 2003, respectively. See Note 16 to the consolidated financial statements for further information.

Risk and Insurance Brokerage Services

        Aon is a leader in many sectors of the insurance industry: globally, it is the second largest insurance broker, the largest reinsurance broker and the leading manager of captive insurance companies worldwide. Until the fourth quarter of 2005, we were the largest wholesale broker; however, we sold our U.S. wholesale brokerage business (Swett & Crawford) in the fourth quarter. These rankings are based on the most recent surveys compiled and reports printed by Business Insurance.

Aon Corporation 2005

        Changes in premiums have a direct and potentially material impact on the insurance brokerage industry, as commission revenues are generally based on a percentage of the premiums paid by insureds. More specifically, lower premium rates, or a "soft market," generally result in decreased commission revenues.

        Risk and Insurance Brokerage Services generated approximately 55% of Aon's total operating segment revenues in 2005. Revenues are generated primarily through:

  •
  commissions and fees paid by insurance and reinsurance companies

  •
  fees paid by clients

  •
  interest income on funds held on behalf of clients.

        Our revenues vary from quarter to quarter throughout the year as a result of:

  •
  the timing of our clients' policy renewals

  •
  the net effect of new and lost business

  •
  the timing of services provided to our clients

  •
  the income we earn on investments, which is heavily influenced by short-term interest rates.

        Our risk brokerage companies operate in a highly competitive industry and compete with many retail insurance brokerage and agency firms, as well as with individual brokers and agents and direct writers of insurance coverage. Specifically, this segment:

  •
  addresses the highly specialized product development and risk management needs of commercial enterprises, professional groups, insurance companies, governments, healthcare providers and non-profit groups, among others

  •
  provides affinity products for professional liability, life, disability income and personal lines for individuals, associations and businesses

  •
  provides reinsurance services to insurance and reinsurance companies and other risk assumption entities by acting as brokers or intermediaries on all classes of reinsurance

  •
  provides wholesale brokerage, managing underwriting and premium finance services to independent agents and brokers as well as corporate clients. In 2005, we sold our U.S. wholesale brokerage business, Swett & Crawford, and therefore will no longer provide wholesale brokerage services in the U.S.

  •
  provides actuarial, loss prevention and administrative services to businesses and consumers

  •
  provides management of captive insurance companies

  •
  offers claims management and loss cost management services to insurance companies and firms with self-insurance programs. During 2004, we exited most of these activities by completing the sale of our U.K. claims operations in second quarter 2004 and our U.S. third party claims administration business in fourth quarter 2004.

        We review our revenue results using the following sub-segments:

  •
  Risk Management and Insurance Brokerage—Americas (Brokerage—Americas) encompasses our retail brokerage services, affinity products, managing general underwriting, placement and captive management services and premium finance services in North and South America, the Caribbean and Bermuda.

Aon Corporation 2005

  •
  Risk Management and Insurance Brokerage—International (Brokerage—International)offers similar products and services to the parts of the world not included in Brokerage—Americas.

  •
  Reinsurance Brokerage and Related Services (Reinsurance) offers sophisticated advisory services in program design and claim recoveries that:

  —
  enhance the risk/return characteristics of insurance policy portfolios

  —
  improve capital utilization

  —
  evaluate and mitigate catastrophic loss exposures worldwide.

  •
  Claims Services (Claims) offered claims administration and loss cost management services. We exited most of these activities in 2004 by selling our U.S. and U.K. claims administration businesses.

Revenue

        This table details Risk and Insurance Brokerage Services revenue by sub-segment.

(millions) Years ended December 31,	2005	2004	2003

Brokerage—Americas	$2,172	$2,067	$2,040
Brokerage—International	2,383	2,357	2,074
Reinsurance	845	861	873
Claims	—	212	352

Total revenue	$5,400	$5,497	$5,339

        The insurance market remained soft in 2005. Total 2005 Risk and Insurance Brokerage Services revenue was $5.4 billion, a decline of 2% from last year reflecting the impact of $85 million of lost contingent commissions and $212 million due to the sale of our claims services businesses, partially offset by favorable foreign exchange and strong growth in our U.S. retail business.

        This table reconciles organic revenue growth to reported revenue growth in 2005 versus 2004.

Year ended December 31, 2005	Reported Revenue Growth	Less: Currency Impact	Less: Acquisitions, Divestitures & Transfers	Less: All Other	Organic Revenue Growth

Brokerage—Americas	5%	1%	—%	2%	2%
Brokerage—International	1	1	2	—	(2)
Reinsurance	(2)	1	—	2	(5)
Claims	(100)	—	(100)	—	—

Total revenue	(2)%	1%	(3)%	1%	(1)%

        In total, excluding the impact of contingent commissions, organic revenue growth would have been 1%.

        The 5% reported growth in Brokerage-Americas is driven by strong renewals, new business and the positive foreign currency impact of $26 million, partially offset by eliminating $58 million in contingent commissions.

        International Brokerage revenue results include a positive impact of foreign exchange, acquisitions and the impact of refining our techniques for estimating revenue on installment policies in the U.K.,

Aon Corporation 2005

resulting in a $23 million increase to revenue. The organic revenue growth of (2)% is driven largely by pricing, less new business and changes in the model for compensation from underwriters in U.K. Specialty.

        Reinsurance is down 2%, despite a favorable foreign exchange impact of $7 million. Organic revenue growth of (5)% is driven primarily by weaker pricing, lower renewal rates, loss of certain accounts in 2004 and higher risk retention by clients.

        Claims Services revenue included results from Cambridge, which was sold in fourth quarter 2004.

        This table shows Risk and Insurance Brokerage Services revenue by geographic area and total pretax income:

(millions) Years ended December 31,	2005	% of total	2004	% of total	2003	% of total

Revenue by geographic area:
United States	$2,007	37%	$2,151	39%	$2,224	42%
United Kingdom	1,014	19	1,056	19	1,093	20
Continent of Europe	1,279	24	1,265	23	1,112	21
Rest of World	1,100	20	1,025	19	910	17

Total revenue	$5,400	100%	$5,497	100%	$5,339	100%

Income before income tax	$719		$576		$791

  •
  U.S. revenue decreased 7% over 2004 due to the sale of our claims services business and lower contingent commissions, which more than offset growth in our U.S. retail business.

  •
  U.K. revenue declined $42 million or 4%. Excluding the impact of foreign exchange rates, revenue would have declined $37 million. Both the retail and reinsurance sectors declined, primarily as a result of increased pricing pressures, higher retention of risk by clients and less new business.

  •
  Continent of Europe revenue increased 1%; however, absent the impact of favorable foreign exchange rates, revenue was flat.

  •
  The $75 million or 7% growth in the Rest of World is driven primarily by a favorable foreign currency impact and acquisitions.

Income Before Income Tax

        Pretax income increased $143 million or 25% from 2004 to $719 million. In 2005, pretax margins in this segment were 13.3%, up from 10.5% in 2004.

        The primary drivers of the improvement in our results were:

  •
  $153 million provision allocation in 2004 for regulatory settlements, which resulted from the investigation by the NYAG and other regulatory authorities

  •
  increase in investment income of $49 million

  •
  $34 million provision allocation in 2004 for costs to settle the Daniel class action lawsuit

  •
  improved margins in U.S. retail

  •
  positive impact on pretax income and margins resulting from the elimination of Cambridge's operating results in 2005.

Aon Corporation 2005

        Negative impacts to this year's income and margins included:

  •
  $143 million in restructuring costs in 2005 with no corresponding costs in 2004

  •
  $85 million reduction in contingent commission revenue in 2005 compared to 2004 caused by the discontinuance of such arrangements

  •
  fourth quarter 2004 gain on the sale of Cambridge.

Consulting

        Aon Consulting is one of the world's largest integrated human capital consulting organizations. Our consulting segment:

  •
  provides a full range of human capital management services from employee benefits to compensation consulting

  •
  generated 13% of Aon's total operating segment revenues in 2005.

        We review our revenue results using the following sub-segments:

  •
  Consulting Services, which provides human capital consulting services in five practice areas:

  1.
  Employee Benefits advises clients about the structure, funding and administration of employee benefit programs that attract, retain and motivate employees. Benefits consulting includes health and welfare, retirement, executive benefits, absence management, compliance, employer commitment, investment advisory and elective benefit services.

  2.
  Compensation focuses on designing salary, bonus, commission, stock option and other pay structures, with special expertise in the financial services and technology industries.

  3.
  Management Consulting assists clients in process improvement and design, leadership, organization and human capital development and change management.

  4.
  Communications advises clients on how to communicate initiatives that support their corporate vision.

  5.
  Strategic Human Resource Consulting advises complex global organizations on talent, change and organization effectiveness issues, including assessment, selection performance management, succession planning, organization design and related people-management programs.

  •
  Outsourcing, which offers employment processing, performance improvement, benefits administration and other employment-related services.

Revenue

        In 2005, revenues of $1,255 million were 1% over 2004. Revenue on an organic basis was down 2% from last year.

        Contingent commissions decreased $15 million from 2004 in connection with terminating our contingent fee arrangements.

Aon Corporation 2005

        This table details Consulting revenue by sub-segment.

(millions) Years ended December 31,	2005	2004	2003

Consulting services	$981	$949	$898
Outsourcing	274	298	287

Total revenue	$1,255	$1,247	$1,185

        This table reconciles organic revenue growth to reported revenue growth in 2005 versus 2004.

Year ended December 31, 2005	Reported Revenue Growth	Less: Currency Impact	Less: Acquisitions, Divestitures & Transfers	Less: All Other	Organic Revenue Growth

Consulting services	3%	1%	2%	—%	—%
Outsourcing	(8)	—	(2)	1	(7)

Total revenue	1%	—%	1%	2%	(2)%

        Overall Consulting revenue was up $8 million from 2004, as growth from small acquisitions more than offset $15 million of lost contingent commissions.

        On a subsegment basis, Consulting services was up $32 million or 3% due to growth in core services partially offset by the loss of contingent commission revenue. Outsourcing revenue was down 8% due to loss of certain clients and lower employment levels at certain clients.

        This table shows Consulting revenue by geographic area and pretax income:

(millions) Years ended December 31,	2005	% of total	2004	% of total	2003	% of total

Revenue by geographic area:
United States	$730	58%	$754	61%	$762	64%
United Kingdom	206	16	213	17	182	15
Continent of Europe	186	15	162	13	139	12
Rest of World	133	11	118	9	102	9

Total revenue	$1,255	100%	$1,247	100%	$1,185	100%

Income before income tax	$110		$105		$110

  •
  U.S. revenue decreased in 2005, primarily reflecting lower results in the employee benefits and outsourcing practices, along with lower contingent commissions

  •
  Continent of Europe and Rest of World revenues rose on favorable currency exchange impacts, organic revenue growth and the impact of small acquisitions.

Income Before Income Tax

        Pretax income was $110 million, up $5 million or 5% from 2004. 2005 pretax margins in this segment were 8.8%, up from 8.4% in 2004.

        The following items affected the year-to-year comparisons:

  •
  $27 million provision allocation in 2004 for regulatory settlements, which resulted from the investigation by the NYAG and other regulatory authorities

Aon Corporation 2005

  •
  $6 million provision allocation in 2004 for costs to settle the Daniel class action lawsuit

  •
  $15 million reduction of contingent commission revenue, as we terminated these arrangements

  •
  $8 million of 2005 restructuring charges with no corresponding expense in 2004.

Insurance Underwriting

        The Insurance Underwriting segment:

  •
  provides supplemental accident, health and life insurance coverage mostly through direct distribution networks, primarily through more than 6,900 career insurance agents working for our subsidiaries. Our revenues are affected by our success in attracting and retaining these career agents;

  •
  offers extended warranty and credit insurance products that are sold through retailers, automotive dealers, insurance agents and brokers and real estate brokers. Our revenues are affected by new and continuing relationships with these retailers, dealers, agents and brokers;

  •
  offers select commercial property and casualty business on a limited basis through managing general underwriters, primarily Aon-owned companies;

  •
  administers certain extended warranty services on automobiles, electronic goods, personal computers and appliances;

  •
  has operations in the U.S., Canada, Europe, Asia/Pacific and South America;

  •
  generated approximately 32% of Aon's total operating segment revenues in 2005.

        We have:

  •
  expanded product distribution to include affinity groups and worksite marketing, which has created access to new markets and potential new policyholders

  •
  decided to run off certain non-core special risk accident and health business in the U.S. and the U.K., as well as our accident and health insurance underwriting operations in Latin America.

Revenue

        Written premiums and fees are the basis for organic revenue growth in this segment; however, reported revenues reflect earned premiums and fees.

        We review our revenue results using the following sub-segments:

  •
  Accident & Health and Life, through which we provide an array of accident, sickness, short-term disability and other supplemental insurance products. Most of these products are primarily fixed-indemnity obligations and are not subject to escalating medical cost inflation.

  •
  Warranty and Credit, through which we provide warranties on automobiles and a variety of consumer goods, including electronics and appliances. In addition, we provide non-structural home warranties and other warranty products, such as credit card enhancements and affinity warranty programs; and Property & Casualty, through which we provide select commercial property and casualty business on a limited basis.

Aon Corporation 2005

        The table below reflects written and earned premiums and associated reserves:

(millions) Years ended December 31,	2005	2004	2003

Written premiums:
Accident & Health and Life	$1,476	$1,461	$1,460
Warranty and Credit	1,049	1,081	986
Property & Casualty	239	264	221

Total Warranty, Credit, Property & Casualty	1,288	1,345	1,207

Total Insurance Underwriting	$2,764	$2,806	$2,667

Earned premiums:
Accident & Health and Life	$1,696	$1,620	$1,502
Warranty and Credit	918	920	830
Property & Casualty	234	248	217

Total Warranty, Credit, Property & Casualty	1,152	1,168	1,047

Total Insurance Underwriting	$2,848	$2,788	$2,549

Policy and Contract Claim Liabilities:
Accident & Health and Life	$428	$422	$447
Warranty and Credit	177	211	207
Property & Casualty	1,222	1,221	955

Total Warranty, Credit, Property & Casualty	1,399	1,432	1,162

Total Insurance Underwriting	$1,827	$1,854	$1,609

        In 2005, revenues of $3.2 billion increased 1% over 2004. Excluding the effect of foreign exchange rates, revenues were flat to last year.

        This table details Insurance Underwriting revenue by sub-segment.

(millions) Years ended December 31,	2005	2004	2003

Accident & health and life	$1,805	$1,721	$1,594
Warranty, credit and property & casualty	1,383	1,429	1,289

Total revenue	$3,188	$3,150	$2,883

        This table reconciles organic revenue growth to reported revenue growth in 2005 versus 2004.

Year ended December 31, 2005	Reported Revenue Growth	Less: Currency Impact	Less: All Other(1)	Organic Revenue Growth

Accident & health and life	5%	1%	(1)%	5%
Warranty, credit and property & casualty	(3)	—	(2)	(1)

Total revenue	1%	1%	(2)%	2%

(1)
The difference between written and earned premiums and fees, as a percentage change, was (1)% for accident & health, 1% for warranty and 0% for total revenue.

Aon Corporation 2005

        In accident & health and life, revenue increased $84 million, reflecting a 5% increase. The primary drivers of this increase were strong growth in a supplemental health product, improved international revenue and a $16 million favorable impact from foreign exchange rates.

        The favorable impacts were partially offset by planned reductions in certain programs and our runoff businesses.

        Warranty, credit and property & casualty revenue decreased $46 million, primarily due to planned run-off of programs and declines in our European credit business, partially offset by increased investment income, positive foreign exchange and growth in our core business. During the fourth quarter, we determined certain transactions between our warranty businesses were not being properly eliminated. This matter resulted in an $11 million reduction to pretax income.

        This table details Insurance Underwriting revenue by geographic area and pretax income:

(millions) Years ended December 31,	2005	% of total	2004	% of total	2003	% of total

Revenue by geographic area:
United States	$2,175	68%	$2,108	67%	$1,953	68%
United Kingdom	340	11	456	14	460	16
Continent of Europe	330	10	284	9	211	7
Rest of World	343	11	302	10	259	9

Total revenue	$3,188	100%	$3,150	100%	$2,883	100%

Income before income taxes	$314		$254		$196

  •
  In 2005, U.S. revenue increased as a result of growth in a supplemental health product and other accident, health & life core products, along with growth in certain warranty programs, which more than offset a change in our role in certain programs from an insurer to an administrator, as well as planned reductions in certain programs and runoff businesses.

  •
  U.K. revenue was $116 million or 25% lower than last year as a result of lower revenue from a book of U.K. specialty accident and health business that had been placed in runoff, as well as a property & casualty discontinued line of business.

  •
  Continent of Europe and Rest of World posted significant revenue improvement primarily as a result of favorable exchange rates and improvements in our European auto and warranty programs. Rest of World's revenue was impacted negatively by the return of warranty premiums and fees related to a mutual agreement with a Japanese company to retroactively terminate a warranty agreement.

Income Before Income Tax

        Pretax income of $314 million increased 24% from 2004. Pretax margins rose from 8.1% in 2004 to 9.8% in 2005.

        The increase in pretax income and margin results from revenue growth in the accident & health and life products along with a $25 million increase in investment income. These gains were partially offset by $11 million of adjustments for the warranty, credit and property & casualty area as discussed above.

Aon Corporation 2005

Corporate and Other

        Corporate and Other segment revenue consists primarily of investment income (including income or loss on investment disposals and other-than-temporary impairment losses), which is not otherwise reflected in the operating segments. This segment includes:

  •
  invested assets and related investment income not directly required to support the risk and insurance brokerage services and consulting businesses

  •
  the assets in excess of net policyholder liabilities of the insurance underwriting subsidiaries and related income.

        Corporate and Other segment revenue included income from Endurance common stock, which was accounted for under the equity method before the sale of virtually all of our holdings in December 2004 and changes in the valuation of Endurance warrants. We carry our investment in Endurance warrants at fair value and record changes in the fair value through Corporate and Other segment revenue.

        Private equities are principally carried at cost; however, where we have significant influence, they are carried under the equity method. These investments usually do not pay dividends.

        Limited partnerships (LP) are accounted for under the equity method and changes in the value of the underlying LP investments flow through Corporate and Other segment revenue.

        Although our portfolios are highly diversified, they still remain exposed to market, equity and credit risk.

        We:

  •
  periodically review securities with material unrealized losses and evaluate them for other-than- temporary impairments

  •
  analyze various risk factors and identify any specific asset impairments. If we determine there is a specific asset impairment, we recognize a realized loss and adjust the cost basis of the impaired asset to its fair value

  •
  review invested assets with material unrealized losses each quarter.

Aon Corporation 2005

        This table shows the components of Corporate and Other revenue and expenses:

(millions) Years ended December 31,	2005	2004	2003

Revenue:
Income from marketable equity securities and other investments:
Income from change in fair value of Endurance warrants	$10	$—	$80
Equity earnings—Endurance	—	38	46
Other	34	11	11

	44	49	137
Limited partnership investments	1	6	1
Net gain (loss) on disposals and related expenses:
Gain on sale of Endurance stock	1	48	—
Impairment write-downs	(11)	(3)	(36)
Other	21	9	23

	11	54	(13)

Total revenue	56	109	125
Expenses:
General expenses	109	81	61
Interest expense	125	136	101
Unusual credit—World Trade Center	—	—	(14)

Total expenses	234	217	148

Loss before income tax	$(178)	$(108)	$(23)

Revenue

        Corporate and Other revenue decreased $53 million to $56 million in 2005, due primarily to:

  •
  the sale of the remainder of our common stock investment in Endurance, resulting in a $1 million gain in 2005 versus a $48 million gain in 2004, when we sold virtually all of our holdings

  •
  a decline of $38 million in our equity earnings from Endurance, due to the sale of virtually all of our stock in 2004.

        These declines were offset in part by:

  •
  a $10 million non-cash increase in the valuation of our Endurance stock warrants

  •
  increased investment income.

Loss Before Income Tax

        Corporate and Other total expenses were $17 million or 8% higher than in 2004 as a result of increased consulting, recruiting and other employee benefit costs, certain transferred costs from the segments to Corporate, as well as $4 million of restructuring and related expenses.

        Interest expense declined $11 million, primarily due to the repayment of our $250 million 6.9% notes that matured in July 2004.

Aon Corporation 2005

        These revenue and expense comparisons contributed to the overall Corporate and Other pretax loss of $178 million in 2005 versus a pretax loss of $108 million in 2004.

FINANCIAL CONDITION AND LIQUIDITY

Liquidity

        Our routine liquidity needs are for servicing debt and paying dividends on outstanding stock. Our primary source for meeting these requirements is from dividends and internal financing from our operating subsidiaries. After meeting our routine dividend and debt servicing requirements, we used a portion of the remaining funding we received throughout the year for capital expenditures and to repurchase 675,000 shares of common stock.

        Our major U.S. insurance subsidiaries' statutory capital and surplus at year-end 2005 significantly exceeded the risk-based capital target set by the NAIC.

        Our operating subsidiaries anticipate there will be adequate liquidity to meet their needs in the foreseeable future and to provide funds to the parent company. We have used cash flow primarily for dividend payments, business reinvestment, debt reduction, acquisition financing and treasury stock purchases.

        Cash in our consolidated statements of financial position includes funds available for general corporate purposes. We segregate funds we are holding on behalf of clients and to satisfy policyholder liabilities.

        During 2005, we paid the first $76 million installment of the $190 million required under the settlement reached with the NYAG and other regulatory authorities. The remaining payments are scheduled to be paid over the next two years as follows:

(millions)	Cash to be paid

2006	$76
2007	38

Total cash payments	$114

        In addition to the NYAG and other regulatory authorities' investigations, we have $40 million accrued for costs to settle the Daniel class action lawsuit.

        In 2005, total cash contributions to our major defined benefit pension plans were $463 million, an increase of $274 million from 2004. In 2004, we made an early contribution of $18 million to our Netherlands defined benefit pension plan. Under current rules and assumptions, we currently anticipate approximately $186 million in 2006 contributions to our major defined benefit pension plans.

        In connection with one of our U.K. pension plans, our principal U.K. subsidiary has agreed with the trustees of the plan to contribute £20 million ($35 million) per year to the plan for six years with the amount payable increasing by 5.3% on each January 1, beginning in 2005. These contributions are in addition to the normal employer contributions to the plan. The trustees of the plan:

  •
  have certain rights to request that our U.K. subsidiary advance an amount equal to an actuarially determined winding up deficit. As of December 31, 2004, the estimated winding up deficit was £335 million ($580 million)

  •
  have accepted in practice the agreed-upon schedule of contributions and have not requested an advance.

Aon Corporation 2005

        At the last valuation date, September 30, 2005, the estimated deficit between the value of the plan assets and the projected benefit obligation, calculated under U.S. GAAP, was $232 million, of which $199 million was recorded as a minimum pension liability. The U.K. pension plans have been closed to new employees since 1999.

Cash Flows

        Cash flows from operations represent the net income we earned in the reported periods adjusted for non-cash charges and changes in operating assets and liabilities.

        Cash flows provided by operating activities for the years ended December 31, 2005 and 2004 are as follows:

(millions) As of December 31,	2005	2004

Insurance Underwriting operating cash flows	$423	$541
All other operating cash flows	463	693

	886	1,234
Change in funds held on behalf of brokerage and consulting clients	—	(50)

Cash provided by operating activities	$886	$1,184

        Cash flows from operations, excluding the change in funds held on behalf of brokerage and consulting clients declined $348 million compared with 2004. This decline is primarily attributed to an increase in U.S. defined benefit pension contributions to major plans of $274 million and a payment pursuant to the settlement agreement with the NYAG and other regulatory authorities of $76 million, somewhat offset by lower income tax payments of approximately $104 million.

Insurance Underwriting operating cash flows

        Our insurance underwriting operations include accident & health and life and warranty, credit and property & casualty businesses. These insurance products have distinct differences in the timing of premiums earned and payment of future liabilities.

        The operating cash flow from our insurance subsidiaries, which also includes related corporate items, was $423 million for 2005, down $118 million compared to 2004, primarily due to the timing of tax payments and changes in operating assets. For 2005, operating cash flows, analyzed by major income statement component, indicated that premium and other fees collected, net of reinsurance, were $3,193 million compared to $3,167 million in 2004. Investment and other miscellaneous income received was $227 million and $159 million in 2005 and 2004, respectively. Investment income improved in 2005 due to favorable interest rates and an increase in invested assets. Additionally, we moved to longer-term, higher yield investments.

        We used revenues generated from premiums, investments and other miscellaneous income to pay claims and other cash benefits, commissions and general expenses and taxes. Claims and other cash benefits paid were $1,393 million in 2005 versus $1,382 million in 2004. Commissions and general expenses paid were $1,446 million for 2005, compared to $1,325 million in 2004. Tax payments for 2005 were $158 million compared to $78 million last year. The increase reflects payments made on the gain on sale of virtually all our Endurance common stock investment.

        We will invest and use operating cash flows to satisfy future benefits to policyholders and when appropriate, make them available to pay dividends to the Aon parent company. During 2005,

Aon Corporation 2005

Combined Insurance Company of America, one of our major underwriting subsidiaries, declared and paid a cash dividend of $100 million to Aon.

        Generally, we invest in highly liquid and marketable investment grade securities to support policy liabilities. These invested assets are subject to insurance regulations set forth by the various governmental jurisdictions in which we operate, both domestically and internationally. The insurance regulations may restrict both the quantity and quality of various types of assets within the portfolios.

        Our insurance subsidiaries' policy liabilities are segmented among multiple accident and health and property casualty portfolios. Those portfolios have widely varying estimated durations and interest rate characteristics. Generally, our policy liabilities are not subject to interest rate volatility risk. Therefore, in many of the portfolios, asset and policy liability duration are not closely matched. Interest rate sensitive policy liabilities are generally supported by floating rate assets.

Funds held on behalf of clients

        In our Risk and Insurance Brokerage Services and Consulting segments, we typically hold funds on behalf of clients as a result of:

  •
  premiums received from clients that are in transit to insurers. These premiums held on behalf of, or due from, clients are reported as assets with a corresponding liability due to the insurer.

  •
  claims due to clients that are in transit from insurers. Claims held by, or due to us and which are due to clients, are also shown as both assets and liabilities.

        These funds held on behalf of clients can fluctuate significantly depending on when we collect cash from our clients and when premiums are remitted to the insurance carriers.

All other operating cash flows

        The operating cash flow from our Risk and Insurance Brokerage Services and Consulting segments, as well as related corporate items, was $463 million in 2005 compared to $693 million in 2004. These amounts exclude the change in funds held on behalf of clients as described above. The operating cash flows depend on the timing of receipts and payments related to revenues, incentive compensation, other operating expenses and income taxes. Comparing 2005 to 2004, the net decrease in cash from our Risk and Insurance Brokerage Services and Consulting segments and related corporate items of $230 million was primarily affected by an increase in defined benefit pension contributions, a payment pursuant to the settlement agreement with the NYAG and other regulatory authorities and the timing of income tax payments.

        Aon uses the excess cash generated by our brokerage and consulting businesses as well as dividends received from our insurance company subsidiaries to meet its liquidity needs, which consist of servicing its debt, paying dividends to its stockholders and repurchasing outstanding shares.

Investing and Financing Activities

        We used the consolidated cash flow from operations (net of funds held on behalf of clients) of $886 million for:

  •
  investing activities of $769 million. The cash flows used by investing activities included purchases of investments, net of sales, of $926 million and acquisitions, principally made by our international brokerage operations, of $81 million. Additionally, our investing activities included

Aon Corporation 2005

    capital expenditures, net of disposals, of $126 million and proceeds from the sale of operations of $364 million, mainly reflecting the sale of Swett & Crawford.

  •
  financing needs of $204 million. Financing uses primarily included cash dividends paid to shareholders of $193 million and long-term debt repayments, net of issuances, of $17 million, which were partially offset by net issuance of short-term borrowings of $5 million.

        In fourth quarter 2005, we announced that our Board of Directors had authorized the repurchase of up to $1 billion of Aon's common stock. Any repurchased common stock will be available for use in connection with employee stock plans and for other corporate purposes. During 2005, we repurchased 675,000 shares at a cost of $25 million.

Financial Condition

        Since year-end 2004, total assets decreased $0.5 billion to $27.8 billion at December 31, 2005.

        In 2005, total investments increased $0.6 billion to $9.1 billion from December 31, 2004. Fixed maturities increased $736 million, primarily relating to an asset management program. Short-term investments fell $157 million, primarily as a result of a decrease in funds held on behalf of clients.

        Risk and Insurance Brokerage Services and Consulting receivables decreased $163 million in 2005. Corresponding insurance premiums payable decreased $348 million over the same period. The decrease in receivables and payables reflects:

  •
  the timing of receipts and payments

  •
  the decrease in premium rates across most lines of business.

        Other assets decreased $527 million from December 31, 2004. Other assets are comprised principally of prepaid premiums related to reinsurance, prepaid pension assets and assets from companies considered held for sale. The decrease from year-end 2004 is due to the sale of Swett & Crawford in 2005. In 2004, the assets of Swett & Crawford, $511 million, were considered held-for-sale.

        Policy liabilities increased $115 million, but were partially offset by a corresponding increase in reinsurance receivables (reflected in other receivables).

Investments

        We invest in broad asset categories related to our diversified operations. In managing our investments, our objective is to maximize earnings while monitoring asset and liability durations, interest and credit risks and regulatory requirements.

        The Corporate and Other segment contains invested assets and related investment income not directly required to support the insurance brokerage and consulting businesses, together with the assets in excess of net policyholder liabilities of the underwriting business and related income. These insurance assets are publicly traded equities, as well as less liquid private equities and LPs. These assets, owned by the insurance underwriting companies:

  •
  are necessary to support strong claims paying ratings by independent rating agencies

  •
  are unavailable for other uses, such as debt reduction or share repurchases, without considering regulatory requirements (see Note 11 to the consolidated financial statements).

Aon Corporation 2005

        In 2001, we securitized $450 million of our LP investments and associated LP commitments, which represented most of our limited partnership investments, via a sale of PEPS I. The securitization gives our underwriting subsidiaries greater liquidity.

        See Note 7 to our consolidated financial statements for more information on our investments.

Borrowings

        Total debt at December 31, 2005 was $2.1 billion, down $5 million from December 31, 2004. Our notes payable decreased by $10 million compared to year-end 2004. This decrease is due to retiring $250 million of outstanding domestic debt securities due in May 2005, mostly offset by an increase in our Euro credit facility of $247 million.

        We have disclosed future payments of notes payable and operating lease commitments (with initial or remaining non-cancelable lease terms in excess of one year) in Note 8 to the consolidated financial statements.

        In 2002, we completed an offering of $300 million aggregate principal amount of 3.5% convertible senior debentures due 2012. The debentures are unsecured obligations and are convertible into our common stock at an initial conversion price of approximately $21.475 per common share under certain circumstances, including the following:

  •
  If the closing price of our common stock during any fiscal quarter exceeds 120% of the conversion price (i.e. $25.77) for at least 20 trading days in the 30 consecutive trading day period ending on the last trading day of the previous fiscal quarter.

        Or

  •
  Subject to certain exceptions, during the five business day period after any ten consecutive trading day period in which the trading price per $1,000 principal amount of the debentures for each day of the ten trading day period was less than 95% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the debentures.

        Aon has reserved approximately 14 million shares for the potential conversion of these debentures.

        At December 31, 2005, we had a $600 million unused U.S. committed bank credit facility, which expires in February 2010, to support commercial paper and other short-term borrowings. This facility allows us to issue up to $150 million in letters of credit.

        We also have several foreign credit facilities available. At December 31, 2005, we had available to us:

  •
  a five-year €650 million ($770 million) multi-currency facility, of which $581 million was outstanding at December 31, 2005. See Note 8 to the consolidated financial statements for further discussion on both the U.S. and Euro facilities.

  •
  a 364-day £37.5 million ($65 million) facility and a 10 million Canadian dollar ($9 million) facility, both of which expire in September 2006.

  •
  a €20 million ($24 million) open-ended facility.

Aon Corporation 2005

        The major rating agencies' ratings of our debt at February 28, 2006 appear in the table below.

	Senior long-term debt		Commercial paper
	Rating	Outlook	Rating	Outlook
Standard & Poor's	BBB+	Positive	A-2	Positive
Moody's Investor Services	Baa2	Stable	P-2	Stable
Fitch, Inc.	BBB+	Stable	F-2	Stable

        During 2005:

  •
  Fitch, Inc. lowered its ratings on our senior debt from "A-" to "BBB+" and affirmed our commercial paper rating of "F2." They changed their outlook on us from negative to stable.

  •
  S&P affirmed its ratings for Aon, removed us from credit watch and changed their outlook first to stable and then to positive.

  •
  Moody's affirmed its ratings for Aon and changed its outlook from negative to stable.

        A downgrade in the credit ratings of our senior debt and commercial paper would:

  •
  increase our borrowing costs and reduce our financial flexibility. Our 6.20% notes due 2007 ($250 million of which are outstanding with a current interest rate of 6.95%) expressly provide for interest rate increases in the case of certain ratings downgrades.

  •
  increase our commercial paper interest rates or may restrict our access to the commercial paper market altogether. Although we have committed backup lines we cannot ensure that our financial position will not be hurt if we can no longer access the commercial paper market.

Stockholders' Equity

        Stockholders' equity increased $200 million during 2005 to $5.3 billion, primarily reflecting:

  •
  $737 million of net income

  •
  a $152 million increase in paid-in-capital principally due to stock issued in connection with employee benefit plans.

        These equity increases were partially offset by dividends paid to stockholders of $194 million and an increase in our accumulated other comprehensive loss.

        Accumulated other comprehensive loss increased $474 million since December 31, 2004. Compared to year-end 2004:

  •
  net foreign exchange worsened by $240 million because of the strengthening of the U.S. dollar against foreign currencies;

  •
  net derivative losses increased $51 million;

  •
  net unrealized investment losses rose $10 million; and

  •
  our net additional minimum pension liability adjustment increased.

        In past years, some of our defined benefit pension plans, particularly in the U.K., incurred losses due to reduced actuarial return assumptions. U.S. generally accepted accounting principles require a

Aon Corporation 2005

company to maintain, at a minimum, a liability on its balance sheet equal to the difference between the present value of benefits incurred to date for pension obligations and the fair value of the assets supporting these obligations. At year-end 2005, the change in pension obligation caused a $173 million (after-tax) decrease to stockholders' equity. We maintain the related pension plan assets in separate trust accounts; they are not part of our consolidated financial statements. This non-cash adjustment to other comprehensive income did not affect 2005 net income.

        For 2006, we project:

  •
  $246 million in pension expense for our major defined benefit plans. This expense is significantly affected by a lower discount rate.

  •
  $186 million in cash contributions to our major defined benefit pension plans, although we may elect to contribute more cash or certain non-cash assets to the plans.

        Our total debt as a percentage of total capital was 28.5% at December 31, 2005. This is compared to our total debt and preferred securities as a percentage of total capital of 29.8% at year-end 2004. In September 2005, we redeemed all of the outstanding shares of our redeemable preferred stock for $50 million plus accrued but unpaid dividends.

Off Balance Sheet Arrangements

        We record various contractual obligations as liabilities in our consolidated financial statements. Other items, such as certain purchase commitments and other executory contracts, are not recognized as liabilities in our consolidated financial statements, but we are required to disclose them.

        Aon and its subsidiaries have issued letters of credit to cover contingent payments of approximately $11 million for taxes and other business obligations to third parties. We accrue amounts in our consolidated financial statements for these letters of credit to the extent they are probable and estimable.

        Following the guidance of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities and other relevant accounting guidance, we use special purpose entities and qualifying special purpose entities ("QSPE's"), also known as special purpose vehicles, in some of our operations.

Premium Financing

        Some of our subsidiaries make short-term loans (generally with terms of 12 months or less) to businesses to finance insurance premiums and then sell or "securitize," the finance receivables. Our subsidiaries make these sales through securitization transactions that meet the criteria for sale accounting following Statement No. 140. These premium-financing securitizations use special purpose entities which are considered QSPEs, according to Statement No. 140 and FIN 46 and commercial paper multi-seller, non-qualified bank conduit SPEs. Statement No. 140 provides that a QSPE should not be consolidated in the financial statements of a transferor or its affiliates (Aon's subsidiaries).

        Premium financing securitizations performed by our U.S., U.K., Canadian and Australian subsidiaries use multi-seller non-qualified SPEs. By analyzing the qualitative and quantitative factors of the SPEs, we have determined that these subsidiaries are not the sponsors of the SPEs. Additionally, independent third parties:

  •
  have made substantial equity investments in the SPEs

Aon Corporation 2005

  •
  have voting control of the SPEs

  •
  generally have the risks and rewards of ownership of the assets of the SPEs.

        We have determined that non-consolidation remains appropriate given that our subsidiaries do not have a significant variable interest in the SPEs.

        Through the premium financing agreements, we or one of our QSPEs sells undivided interests in specified premium finance receivables to the independent SPEs. Under the terms of these agreements, new receivables increase the amounts available to securitize as collections (administered by Aon) and reduce previously sold receivables. The amount advanced from third parties at any one time under the accounts receivable sales agreement is limited to a maximum of $1.9 billion.

        At both December 31, 2005 and 2004, $1.8 billion was advanced under these programs from the SPEs. We record at fair value the retained interest, which is included in insurance brokerage and consulting services receivables in the consolidated statements of financial position.

        We recorded gains associated with the sale of receivables. When we calculate the gain, we include all fees we incurred related to this facility. The gains, which are included in brokerage commissions and fees revenue in the consolidated statements of income, were $65 million, $81 million and $69 million for the years ended December 31, 2005, 2004 and 2003, respectively.

        We retain servicing rights for sold receivables and earn a servicing fee as income over the servicing period. The servicing fees are included in the gain/loss calculation. At December 31, 2005 and 2004, the fair value of the servicing rights approximates the estimated costs to service the receivables and accordingly, we have not recorded any servicing assets or liabilities related to this servicing activity.

        We estimate fair value by discounting estimated future cash flows from the servicing rights and servicing costs using:

  •
  discount rates that approximate current market rates

  •
  expected future prepayment rates.

        The SPEs bear the credit risks on the receivables, subject to limited recourse in the form of credit loss reserves, which we formerly guaranteed. During 2005, we eliminated the percentage guarantee for all facilities, replacing it with other collateral enhancements. In January 2005, the Canadian facility was amended, reducing the ratings trigger and adding the financial covenants from the credit facility. In December 2005, this facility was extended to December 2008. In June 2005, the Australian facility was renewed for three years and the facility was increased by Australian dollar (AUD)$50 million. In July 2005, the U.S. facility was amended, extending the facility to July 2006 and reducing its size by $100 million.

        All but the Australian facility require Aon to maintain consolidated net worth, as defined, of at least $2.5 billion, and:

  •
  consolidated EBITDA (earnings before interest, taxes, depreciation and amortization) to consolidated net interest of at least 4 to 1

  •
  consolidated indebtedness to consolidated EBITDA of no more than 3 to 1.

        We intend to renew these conduit facilities when they expire. If there were adverse bank, regulatory, tax or accounting rule changes, our access to the conduit facilities and special purpose

Aon Corporation 2005

vehicles would be restricted. These special purpose vehicles are not included in our consolidated financial statements, following the appropriate accounting standards.

PEPS I

        In 2001 we sold the vast majority of our LP portfolio, valued at $450 million, to PEPS I, a QSPE. The common stock interest in PEPS I is held by a limited liability company owned by one of our subsidiaries (49%) and by a charitable trust, which we do not control, established for victims of the September 11th attacks (51%).

        PEPS I:

  •
  sold approximately $171 million of investment grade fixed-maturity securities to unaffiliated third parties.

  •
  paid our insurance underwriting subsidiaries the $171 million in cash and issued them an additional $279 million in fixed-maturity and preferred stock securities.

        Standard & Poor's Ratings Services rated the fixed-maturity securities our subsidiaries received from PEPS I as investment grade. As part of this transaction, the insurance companies had been required to purchase additional fixed-maturity securities from PEPS I in an amount equal to the unfunded LP commitments as they are requested. Beginning in July 2004, Aon Parent assumed this responsibility and funded $12 million of commitments in 2005. As of December 31, 2005, the unfunded commitments amounted to $48 million. These commitments have specific expiration dates and the general partners may decide not to draw on these commitments.

        Subsequent to closing the securitization, one of our insurance subsidiaries sold PEPS I fixed-maturity securities with a value of $20 million to Aon. In second quarter 2004, CICA paid dividends to Aon Parent of $12 million in fixed-maturities securities. We have not included the assets and liabilities and operations of PEPS I in our consolidated financial statements.

        In previous years, Aon has recognized other than temporary impairment writedowns of $59 million, equal to the original cost of one tranche. The preferred stock interest represents a beneficial interest in securitized limited partnership investments. The fair value of the private preferred stock interests depends on the value of the limited partnership investments held by PEPS I. Management assesses other-than-temporary declines in the fair value below cost using a financial model that considers the:

  •
  value of the underlying limited partnership investments of PEPS I

  •
  nature and timing of the cash flows from the underlying limited partnership investments of PEPS I.

Contractual Obligations

        The following table:

  •
  summarizes our significant contractual obligations at December 31, 2005 and the future periods during which we expect to settle these obligations in cash

  •
  reflects the timing of principal payments on outstanding borrowings.

Aon Corporation 2005

        We have provided additional details about these obligations in our notes to the financial statements as noted below.

	Payments due by period
(millions)	Less than 1 year	1-3 years	4-5 years	More than 5 years	Total

Notes payable and short-term borrowings (Note 8)	$593	$257	$2	$1,264	$2,116
Interest expense on notes payable	107	174	173	1,008	1,462
Operating leases (Note 8)	325	556	356	742	1,979
Purchase obligations (1) (2)	216	295	194	40	745
Insurance premiums payable	9,415	12	—	—	9,427
Future policy benefits	50	123	153	1,345	1,671
Policy and contract claims	833	351	107	536	1,827
NYAG and other regulatory authorities settlement (3)	76	38	—	—	114
Other long-term liabilities reflected on the consolidated balance sheet under GAAP	2	3	2	4	11

Total	$11,617	$1,809	$987	$4,939	$19,352

(1)
Included in purchase obligations is a $380 million contract for information technology outsourcing with Computer Sciences Corporation. We are free to terminate this contract at any time for an amount calculated per the contract. However, given the nature of the contract, we have included it in our contractual obligations table.

(2)
Also included in purchase obligations is a $226 million contract for information technology services in the U.K. As of December 31, 2005, we can exit this obligation for approximately $35 million. However, given the nature of the contract, we have included it in our contractual obligations table.

(3)
The $109 million net present value of this liability has been reflected on the December 31, 2005 balance sheet in other liabilities.

Aon Corporation 2005

        We also have obligations with respect to our pension and other benefit plans (see Note 12 to our consolidated financial statements and our discussion on liquidity above).

Market Risk Exposures.

        We are exposed to potential fluctuations in earnings, cash flows and the fair value of certain of our assets and liabilities due to changes in interest rates, foreign exchange rates and equity prices. To manage the risk from these exposures, we enter into a variety of derivative instruments. We do not enter into derivatives or financial instruments for trading purposes.

        The following discussion describes our specific exposures and the strategies we use to manage these risks. See Notes 1 and 14 to the consolidated financial statements for a discussion of our accounting policies for financial instruments and derivatives.

        We are subject to foreign exchange rate risk from translating the financial statements of our foreign subsidiaries into U.S. dollars. Our primary exposures are to the British pound, the Euro, the Canadian dollar and the Australian dollar. We use over-the-counter (OTC) options and forward contracts to reduce the impact of foreign currency fluctuations on the translation of our foreign operations' financial statements.

        Additionally, some of our foreign brokerage subsidiaries receive revenues in currencies that differ from their functional currencies. Our U.K. subsidiary earns approximately 36% of its revenue in U.S. dollars, but most of its expenses are incurred in pounds sterling. Our policy is to convert into pounds sterling sufficient U.S. dollar revenue to fund the subsidiary's pound sterling expenses using OTC options and forward exchange contracts. At December 31, 2005, we have hedged 35% and 29% of our U.K. subsidiaries' expected U.S. dollar transaction exposure for the years ending December 31, 2006 and 2007, respectively. We do not generally hedge exposures beyond three years.

        The potential loss in future earnings from market risk sensitive instruments resulting from a hypothetical 10% adverse change in year-end exchange rates would not be material in 2005 and 2004.

        The nature of our businesses' income is affected by changes in international and domestic short-term interest rates. We monitor our net exposure to short-term interest rates and, as appropriate, hedge our exposure with various derivative financial instruments. A hypothetical, instantaneous parallel decrease in the period end yield curve of 100 basis points would cause a decrease, net of derivative positions, of $10 million to both 2005 and 2004 pretax income.

        The valuation of our fixed-maturity investment portfolio is subject to interest rate risk. A hypothetical 1% (100 basis point) increase in long-term interest rates would decrease the fair value of the portfolio at December 31, 2005 and 2004 by approximately $156 million and $119 million, respectively. We have notes payable outstanding with a fair value of $2.4 billion and $2.3 billion at December 31, 2005 and 2004, respectively. This fair value was greater than the carrying value by $337 million and $165 million at December 31, 2005 and 2004, respectively. A hypothetical 1% decrease in interest rates would increase the fair value by approximately 5% for both December 31, 2005 and 2004.

        The valuation of our marketable equity security portfolio is subject to equity price risk. If market prices were to decrease by 10%, the fair value of the equity portfolio would have a corresponding decrease of $4 million at both December 31, 2005 and 2004. At December 31, 2005 and 2004, there were no outstanding derivatives hedging the price risk on the equity portfolio.

Aon Corporation 2005

        PEPS I—In December 2001, we securitized $450 million of limited partnership investments, plus associated limited partnership commitments, via a sale to PEPS I. Aon received $171 million in cash plus $279 million of newly-issued fixed maturity and preferred stock securities of PEPS I. We used the underlying equity in the limited partnerships to determine the fair value of the cash and securities received in the securitization. At December 31, 2005, a 10% or 20% decrease in the underlying equity of the limited partnerships would have decreased the value of the preferred stock securities by $27 million and $54 million, respectively.

        We have selected hypothetical changes in foreign currency exchange rates, interest rates and equity market prices to illustrate the possible impact of these changes; we are not predicting market events. We believe these changes in rates and prices are reasonably possible within a one-year period.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

        This report contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: general economic conditions in different countries in which we do business around the world, changes in global equity and fixed income markets that could affect the return on invested assets, fluctuations in exchange and interest rates that could influence revenue and expense, rating agency actions that could affect our ability to borrow funds, funding of our various pension plans, changes in the competitive environment, our ability to implement restructuring initiatives and other initiatives intended to yield cost savings, our ability to execute the stock repurchase program, changes in commercial property and casualty markets and commercial premium rates that could impact revenues, changes in revenues and earnings due to the elimination of contingent commissions, other uncertainties surrounding a new compensation model, the impact of investigations brought by state attorneys general, state insurance regulators, federal prosecutors and federal regulators, the impact of class actions and individual lawsuits including client class actions, securities class actions, derivative actions and ERISA class actions, the cost of resolution of other contingent liabilities and loss contingencies, and the difference in ultimate paid claims in our underwriting companies from actuarial estimates.

Aon Corporation 2005

CONSOLIDATED STATEMENTS OF INCOME

(millions, except per share data)	Years ended December 31	2005	2004	2003

	REVENUE
	Brokerage commissions and fees	$6,646	$6,822	$6,545
	Premiums and other	2,848	2,788	2,609
	Investment income	343	321	310

	Total revenue	9,837	9,931	9,464

	EXPENSES
	General expenses	6,914	6,969	6,569
	Benefits to policyholders	1,551	1,516	1,427
	Depreciation and amortization	277	303	307
	Interest expense	125	136	101
	Provision for NewYork and other state settlements	5	180	—
	Unusual credit — World Trade Center	—	—	(14)

	Total expenses	8,872	9,104	8,390

	INCOME FROM CONTINUING OPERATIONS BEFORE PROVISION FOR INCOME TAX AND MINORITY INTEREST	965	827	1,074
	Provision for income tax	323	282	396

	INCOME FROM CONTINUING OPERATIONS BEFORE MINORITY INTEREST	642	545	678
	Minority interest, net of tax — Company-obligated mandatorily redeemable preferred capital securities	—	—	(36)

	INCOME FROM CONTINUING OPERATIONS	642	545	642
	INCOME (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAX	95	1	(14)

	NET INCOME	$737	$546	$628

	NET INCOME AVAILABLE FOR COMMON STOCKHOLDERS	$735	$543	$625

	BASIC NET INCOME (LOSS) PER SHARE:
	Income from continuing operations	$1.99	$1.70	$2.01
	Discontinued operations	0.29	—	(0.04)

	Net income	$2.28	$1.70	$1.97
	DILUTED NET INCOME (LOSS) PER SHARE:
	Income from continuing operations	$1.89	$1.63	$1.94
	Discontinued operations	0.28	—	(0.04)

	Net income	$2.17	$1.63	$1.90

	CASH DIVIDENDS PER SHARE PAID ON COMMON STOCK	$0.60	$0.60	$0.60

	DILUTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING	341.5	336.6	331.8

See accompanying notes to consolidated financial statements.

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Aon Corporation 2005

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(millions)	As of December 31	2005	2004

	ASSETS
	INVESTMENTS
	Fixed maturities at fair value	$4,218	$3,482
	Equity securities at fair value	40	40
	Short-term investments	4,291	4,448
	Other investments	515	483

	Total investments	9,064	8,453

	CASH	476	570
	RECEIVABLES
	Insurance brokerage and consulting services	8,072	8,235
	Other receivables	1,625	1,645

	Total receivables (net of allowance for doubtful accounts: 2005 — $89; 2004 — $186)	9,697	9,880

	CURRENT INCOME TAXES	148	175
	DEFERRED INCOME TAXES	533	512
	DEFERRED POLICY ACQUISITION COSTS	1,186	1,137
	GOODWILL	4,391	4,611
	OTHER INTANGIBLE ASSETS	115	133
	PROPERTY AND EQUIPMENT, NET	537	660
	OTHER ASSETS	1,671	2,198

	TOTAL ASSETS	$27,818	$28,329

See accompanying notes to consolidated financial statements.

Aon Corporation 2005

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(millions)	As of December 31	2005	2004

LIABILITIES AND STOCKHOLDERS' EQUITY
INSURANCE PREMIUMS PAYABLE		$9,427	$9,775
POLICY LIABILITIES
Future policy benefits		1,671	1,542
Policy and contract claims		1,827	1,854
Unearned and advance premiums and contract fees		2,989	2,979
Other policyholder funds		21	18

Total policy liabilities		6,508	6,393
GENERAL LIABILITIES
General expenses		1,661	1,557
Short-term borrowings		7	2
Notes payable		2,105	2,115
Pension, post employment and post retirement liabilities		1,497	1,528
Other liabilities		1,310	1,806

TOTAL LIABILITIES		22,515	23,176

REDEEMABLE PREFERRED STOCK		—	50

STOCKHOLDERS' EQUITY
Common stock-$1 par value
Authorized: 750 shares; issued		344	339
Paid-in additional capital		2,349	2,197
Accumulated other comprehensive loss		(1,155)	(681)
Retained earnings		4,573	4,031
Treasury stock at cost (shares: 2005 — 23.0; 2004 — 22.4)		(808)	(783)

TOTAL STOCKHOLDERS' EQUITY		5,303	5,103

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY		$27,818	$28,329

See accompanying notes to consolidated financial statements.

Aon Corporation 2005

CONSOLIDATED STATEMENTS OF CASH FLOWS

(millions)	Years ended December 31	2005	2004	2003

	CASH FLOWS FROM OPERATING ACTIVITIES
	Net income	$737	$546	$628
	Adjustments to reconcile net income to cash provided by operating activities
	(Gain)/loss from disposal of operations	(240)	8	23
	Insurance operating assets and liabilities, net of reinsurance	160	278	305
	Depreciation and amortization of property, equipment and software	227	253	251
	Amortization of stock awards	69	44	49
	Amortization of intangible assets	50	56	63
	Income taxes	149	(122)	75
	Contributions to major defined benefit pension plans (in excess of) less than expense	(221)	45	(30)
	Expense in excess of cash paid for 2005 restructuring plan	118	—	—
	Provision for New York and other state settlements	(71)	180	—
	Other receivables and liabilities — net	(92)	(104)	(52)

	CASH PROVIDED BY OPERATING ACTIVITIES	886	1,184	1,312

	CASH FLOWS FROM INVESTING ACTIVITIES
	Sale of investments
	Fixed maturities
	Maturities	232	184	153
	Calls and prepayments	234	131	83
	Sales	2,053	1,167	1,256
	Equity securities	11	8	31
	Other investments	18	454	8
	Purchase of investments
	Fixed maturities	(3,408)	(2,102)	(2,069)
	Equity securities	(14)	(4)	(1)
	Other investments	(10)	(64)	—
	Short-term investments — net	(42)	(670)	125
	Acquisition of subsidiaries	(81)	(80)	(56)
	Proceeds from sale of operations	364	133	48
	Property and equipment and other — net	(126)	(80)	(185)

	CASH USED BY INVESTING ACTIVITIES	(769)	(923)	(607)

	CASH FLOWS FROM FINANCING ACTIVITIES
	Issuance of common stock	76	23	—
	Preferred stock redemption	(50)	—	—
	Treasury stock transactions — net	(25)	—	(6)
	Issuances (repayments) of short-term borrowings — net	5	(49)	(77)
	Issuance of long-term debt	569	323	122
	Repayment of long-term debt	(586)	(320)	(430)
	Interest sensitive, annuity and investment-type contracts — withdrawals	—	(51)	(89)
	Cash dividends to stockholders	(193)	(192)	(190)

	CASH USED BY FINANCING ACTIVITIES	(204)	(266)	(670)

	EFFECT OF EXCHANGE RATE CHANGES ON CASH	(7)	35	21

	INCREASE (DECREASE) IN CASH	(94)	30	56
	CASH AT BEGINNING OF YEAR	570	540	484

	CASH AT END OF YEAR	$476	$570	$540

See accompanying notes to consolidated financial statements.

Aon Corporation 2005

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(millions)	Years ended December 31	2005	2004	2003

	Common Stock Balance at January 1	$339	$336	$333
	Issued for employee benefit plans	5	3	3

		344	339	336

	Paid-in Additional Capital Balance at January 1	2,197	2,128	2,059
	Business combinations	5	4	11
	Employee benefit plans	147	65	58

		2,349	2,197	2,128

	Accumulated Other Comprehensive Income (Loss) Balance at January 1	(681)	(861)	(954)
	Net derivative gains (losses)	(51)	(10)	28
	Net unrealized investment gains (losses)	(10)	42	20
	Net foreign exchange translation	(240)	146	231
	Net additional minimum pension liability adjustment	(173)	2	(186)

	Other comprehensive income (loss)	(474)	180	93

		(1,155)	(681)	(861)

	Retained Earnings Balance at January 1	4,031	3,679	3,251
	Net income	737	546	628
	Dividends to stockholders	(194)	(193)	(191)
	Loss on treasury stock reissued	—	(1)	(8)
	Other	(1)	—	(1)

		4,573	4,031	3,679

	Treasury Stock Balance at January 1	(783)	(784)	(794)
	Cost of shares acquired	(25)	—	(5)
	Shares reissued at average cost	—	1	15

		(808)	(783)	(784)

	Stockholders' Equity at December 31	$5,303	$5,103	$4,498

	Comprehensive Income
	Net income	$737	$546	$628
	Other comprehensive income (loss)	(474)	180	93

	Comprehensive income	$263	$726	$721

See accompanying notes to consolidated financial statements.

Aon Corporation 2005

1.     Summary of Significant Accounting Principles and Practices

Principles of Consolidation

        The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles. The consolidated financial statements include the accounts of Aon Corporation and its majority-owned subsidiaries ("Aon" or the "Company"), excluding special-purpose entities ("SPEs") considered variable interest entities ("VIEs") for which Aon is not the primary beneficiary. All material intercompany accounts and transactions have been eliminated.

        The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from the amounts reported.

Segment Reporting

        Aon classifies its businesses into three operating segments: Risk and Insurance Brokerage Services, Consulting and Insurance Underwriting. A fourth segment, Corporate and Other, when combined with the operating segments and after the elimination of intersegment revenues, totals to the amounts included in the consolidated financial statements. Certain amounts in prior years' consolidated financial statements relating to segments have been reclassified to reflect the results of discontinued operations.

Revenue Recognition

        Revenue is recognized when all elements of revenue recognition exist as defined in Staff Accounting Bulleting No. 104. Those elements are (1) persuasive evidence of an agreement with the client; (2) a fixed and determinable price for services; (3) those services have been rendered; and (4) collectibility is reasonably assured.

Brokerage Commission and Fees

        Commission revenue is primarily recognized at the later of the billing or the effective date of the related insurance policy, net of an allowance for estimated policy cancellations. Where all of the elements of revenue recognition have been met, but processing has not yet occurred in the billing system due to timing, an accrual is recorded. For policies that are billed in installments, revenue is recognized when Aon has sufficient information to estimate the amounts. When insurance underwriters directly bill clients, revenue is recognized when the cash is received or amounts due to Aon become determinable. Commissions on premium adjustments are recognized as they occur.

        Policy cancellation reserves and revenue accruals are estimates. Policy cancellations are estimated through an historical evaluation of relevant data. Revenue accruals are estimated through an analysis of the specific transactions.

        Fees for claims services, benefit consulting, human capital outsourcing, reinsurance services and other services are recognized when the services are rendered. Aon has multiple year outsourcing arrangements with clients. Revenues received from these arrangements are recorded on a gross basis, inclusive of amounts ultimately passed through to subcontractors, when Aon maintains the performance obligation and are recorded ratably over the life of the contract.

        The portion of revenues received on extended warranty contracts that are for the marketing, administration and servicing of those contracts are reported as earned consistent with the method used

Aon Corporation 2005

to earn the premium portion of those revenues and revenues that represent administrative fee-for-service arrangements, for which Aon does not bear the underwriting risk, are earned as those services are performed. These fee-for-service arrangements include the marketing and servicing of extended warranty contracts on behalf of other companies and brokerage commissions for accident and health products placed with non-Aon insurance carriers. These revenues are reported in the Insurance Underwriting segment.

Premium Revenue

        For accident and health products, premiums are reported as earned in proportion to insurance protection provided over the period covered by the policies. For life products, premiums are recognized as revenue when due. For extended warranty products, premium revenues represent the portion of revenue from these contracts that are submitted to an Aon insurance carrier for coverage and are earned over the period of risk in proportion to the amount of insurance protection provided in accordance with FASB Statement No. 60, Accounting and Reporting by Insurance Enterprises.

Reinsurance

        Reinsurance premiums, commissions and expense reimbursements on reinsured business are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Premiums and benefits to policyholders ceded to other companies have been reported as a reduction of premium revenue and benefits to policyholders. Expense reimbursements received in connection with reinsurance ceded have been accounted for as a reduction of the related policy acquisition costs. Reinsurance receivables and prepaid reinsurance premium amounts are reported as assets.

Unusual Credit — World Trade Center

        In order to resume business operations and minimize the loss caused by the World Trade Center disaster, Aon secured temporary office space in Manhattan. Subsequently, permanent space was leased and, during first quarter 2003, Aon assigned this temporary space to another company. The costs relating to this assignment were $46 million pretax in 2003. In fourth quarter 2003, Aon reached a final settlement of $200 million for its overall World Trade Center property insurance claim. A cash payment of $92 million was received during fourth quarter 2003, in addition to the $108 million already collected in prior years. This settlement resulted in a pretax gain of $60 million. This gain and the $46 million expense discussed above, were combined and reported as a $14 million Unusual credit — World Trade Center in the 2003 consolidated statement of income.

Income Taxes

        Deferred income taxes are provided for the effect of temporary differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted marginal tax rates and laws that are currently in effect. Valuation allowances are recorded to reduce the net deferred tax assets to an amount that is more likely than not realizable.

Income Per Share

        Basic net income per share is computed by dividing net income available for common stockholders by the weighted-average number of common shares outstanding. Net income available for common stockholders is net of all preferred stock dividends. Diluted net income per share is computed by

Aon Corporation 2005

dividing net income available for common stockholders by the weighted-average number of common shares outstanding, plus the dilutive effect of stock options and awards. The dilutive effect of stock options and awards is calculated under the treasury stock method using the average market price for the period. Certain common stock equivalents related to options were not included in the computation of diluted income per share because those options' exercise price was greater than the average market price of the common shares. The number of options excluded from the calculation was 18 million in 2005, 20 million in 2004 and 24 million in 2003.

        As required by Emerging Issues Task Force (EITF) Issue No. 04-8, The Effect of Contingently Convertible Investments on Diluted Earnings Per Share, Aon includes in its diluted net income per share computation the impact of any contingently convertible instruments regardless of whether the market price trigger has been met. Aon's 3.5% convertible debt securities, issued in November 2002, may be converted into a maximum of 14 million shares of Aon common stock and these shares have been included in the computation of diluted net income per share (see Note 8 for further information).

        Income per share is calculated as follows:

(millions, except per share data)	2005	2004	2003

Basic net income:
Income from continuing operations	$642	$545	$642
Income (loss) from discontinued operations, net of tax	95	1	(14)

Net income	737	546	628
Preferred stock dividends	(2)	(3)	(3)

Net income for basic per share calculation	$735	$543	$625

Diluted net income:
Income from continuing operations	$642	$545	$642
Income (loss) from discontinued operations, net of tax	95	1	(14)

Net income	737	546	628
Interest expense on convertible debt securities, net of tax	7	7	7
Preferred stock dividends	(2)	(3)	(3)

Net income for diluted per share calculation	$742	$550	$632

Basic shares outstanding	322	320	317
Effect of convertible debt securities	14	14	14
Common stock equivalents	5	3	1

Diluted potential common shares	341	337	332

Basic net income (loss) per share:
Income from continuing operations	$1.99	$1.70	$2.01
Discontinued operations	0.29	—	(0.04)

Net income	$2.28	$1.70	$1.97

Diluted net income (loss) per share:
Income from continuing operations	$1.89	$1.63	$1.94
Discontinued operations	0.28	—	(0.04)

Net income	$2.17	$1.63	$1.90

Stock Compensation Plans

        Aon follows Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees and related Interpretations in accounting for its stock-based compensation plans. Under APB No. 25, no compensation expense is recognized for stock options when the exercise price of the

Aon Corporation 2005

options equals the market price of the stock at the date of grant. Compensation expense is recognized on a straight-line basis for stock awards based on the vesting period and market price at the date of the award.

        The following table illustrates pro forma net income and pro forma earnings per share as if Aon had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

(millions, except per share data)		2005	2004	2003

Net income, as reported		$737	$546	$628
Add:	Stock-based compensation expense included in reported net income, net of tax	45	29	31
Deduct:	Stock-based compensation expense determined under fair value method for all awards and options, net of tax	57	47	55

	Proforma net income	$725	$528	$604

Net income per share:
	Basic
	As reported	$2.28	$1.70	$1.97
	Pro forma	2.24	1.64	1.89
	Diluted
	As reported	$2.17	$1.63	$1.90
	Pro forma	2.14	1.58	1.83

        The fair value per share of options and awards granted is estimated as $6.34 and $23.63 in 2005, $6.15 and $25.32 in 2004 and $3.59 and $18.33 in 2003, respectively, on the grant date using the Black-Scholes option pricing model with the following weighted-average assumptions:

	2005	2004	2003

Dividend yield	2.3%	2.3%	2.3%
Expected volatility	30.0%	27.0%	23.4%
Risk-free interest rate	4.0%	3.3%	2.9%
Expected term life beyond vesting date (in years):
Stock options	1.0	1.0	1.0
Stock awards	—	—	—

        The compensation cost as generated by the Black-Scholes model may not be indicative of the future benefit, if any, that may be received by the option holder.

Investments

        Short-term investments include certificates of deposit, money market funds and highly liquid debt instruments purchased with maturities of up to one year and are carried at cost, which approximates fair value.

        Fixed-maturity securities are available for sale and are carried at fair value. The amortized cost of fixed maturities is adjusted for amortization of premiums and the accretion of discounts to maturity, which are included in investment income.

        Marketable equity securities that are held directly by Aon are carried at fair value.

        Mortgage loans and policy loans are generally carried at cost or unpaid principal balance.

Aon Corporation 2005

        Private equity investments are generally carried at cost, which approximates fair value, except where Aon has significant influence, in which case they are carried using the equity method of accounting.

        Unrealized gains and losses on fixed maturities and marketable equity securities are excluded from income and are recorded directly in stockholders' equity as accumulated other comprehensive income or loss, net of deferred income taxes.

        Endurance common stock and warrants — In 2001, Aon invested $227 million in Endurance Specialty Holdings, Ltd. ("Endurance"), a Bermuda-based insurance and reinsurance company. During 2004, Aon sold virtually all of its common stock investment in Endurance, which resulted in a pretax gain of $48 million. In 2005, Aon sold its remaining common stock investment in Endurance, resulting in a pretax gain of $1 million.

        In conjunction with the initial common stock investment, Aon also received 4.1 million stock purchase warrants, which allow Aon to purchase additional Endurance common stock through December 2011. These warrants meet the definition of a derivative, which requires them to be recorded in the financial statements at fair value, with changes in fair value recognized in earnings on a current basis. Aon has valued the warrants using the Black-Scholes pricing methodology with the assistance of an independent third party. Aon has determined that the warrants had a fair value of $90 million and $80 million at December 31, 2005 and 2004, respectively.

        The assumptions used to value the Endurance stock purchase warrants were as follows:

December 31,	2005	2004

• Maturity (in years)	5.96	6.96
• Spot Price	$30.86	$29.31
• Risk Free Interest Rate	4.95%	4.40%
• Dividend Yield	0.00%	0.00%
• Volatility	32%	17%
• Exercise Price	$12.12	$13.20

        The model assumes: the warrants are "European-style," which means that they are valued as if the exercise can only occur on the expiration date; the spot and exercise prices are reduced by expected future dividends; and the dividend remains unchanged during the period the warrants are outstanding. Although Endurance currently pays a dividend, a zero dividend yield is used in the Endurance warrants valuation because the future dividend payment value has been reflected in the spot and exercise prices.

        The change in value during the period was recognized as investment income in the Corporate and Other segment and was $10 million and $80 million in 2005 and 2003, respectively. There was no net change in value during 2004. The future value of the warrants may vary considerably from the value at December 31, 2005 due to the price movement of the underlying shares, as well as the passage of time and changes in other factors that are employed in the valuation model.

        Limited partnership investments are carried using the equity method of accounting. Certain of the limited partnerships in which Aon invests have holdings in publicly-traded equity securities. Changes in market value of these indirectly-held equity securities flow through the limited partnerships' financial statements. Aon's proportionate share of these valuation changes is included in investment income in Aon's Corporate and Other segment.

Aon Corporation 2005

        PEPS I — In 2001, Aon securitized $450 million of limited partnership investments, plus associated limited partnership commitments, via a sale to Private Equity Partnership Structures I, LLC (PEPS I). Aon received $171 million in cash, plus $279 million of newly-issued fixed maturity and preferred stock securities of PEPS I. The underlying equity in the limited partnerships was the basis for determining the fair value of the cash and securities received in the securitization. No significant management assumptions were used in determining the fair value of the cash and securities received in the securitization or the value at December 31, 2005 or 2004.

        General — Income or loss on disposal of investments is computed using the specific cost of the security sold and is reported as investment income in the consolidated statements of income.

        Declines in the fair value of investments below cost are evaluated for other-than-temporary impairment losses on a quarterly basis. Impairment losses for declines in the value of investments attributable to issuer-specific events are determined based upon all relevant facts and circumstances for each investment and are recognized when appropriate in accordance with Staff Accounting Bulletin (SAB) 59, FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities and related guidance. For fixed-maturity investments with unrealized losses due to market conditions or industry-related events where Aon has the positive intent and ability to hold the investment for a period of time sufficient to allow a market recovery or to maturity, declines in value below cost are assumed to be temporary.

        Aon's policy for equity securities is to recognize impairment losses on specific securities that have had continuous material unrealized losses for more than three consecutive quarters, or less due to market conditions or industry-related events.

        Reserves for certain other investments are established based on an evaluation of the respective investment portfolio and current economic conditions. Write-downs and changes in reserves are included in investment income in the consolidated statements of income. In general, Aon ceases to accrue investment income when interest or dividend payments are in arrears.

        Accounting policies relating to derivative financial instruments are discussed in Note 14.

Cash

        Cash includes cash balances and investments with initial maturities of three months or less.

        Aon maintains premium trust bank accounts for premiums collected from insureds but not yet remitted to insurance companies of $2.9 billion and $3.0 billion at December 31, 2005 and 2004, respectively. These funds and a corresponding liability, are included in short-term investments and insurance premiums payable, respectively, in the accompanying consolidated statements of financial position.

Allowance for Doubtful Accounts

        Aon's policy for estimating allowances for doubtful accounts with respect to receivables is to record an allowance based on a historical evaluation of write-offs, aging of balances and other qualitative and quantitative analyses.

Deferred Policy Acquisition Costs

        Costs of acquiring new and renewal insurance underwriting business, principally the excess of new commissions over renewal commissions, and underwriting and sales expenses that vary with and are

Aon Corporation 2005

primarily related to, the production of new business, are deferred and reported as assets. For long-duration life and health products, amortization of deferred policy acquisition costs is related to and based on, the expected premium revenues of the policies. In general, amortization is adjusted to reflect current withdrawal experience. Expected premium revenues are estimated by using the same assumptions used in estimating future policy benefits. For extended warranty and short-duration health insurance, costs of acquiring and renewing business are deferred and amortized as the related premiums and contract fees are earned.

Property and Equipment

        Property and equipment is stated at cost, less accumulated depreciation. Depreciation is generally calculated using the straight-line method over estimated useful lives. Included in this category is internal use software, which is software that is acquired, internally developed or modified solely to meet internal needs, with no plan to market externally. Costs related to directly obtaining, developing or upgrading internal use software are capitalized. These costs are generally amortized using the straight-line method over a range of 1 to 10 years. The weighted-average original life of Aon's software at December 31, 2005 is 5 years.

        The components of property and equipment, net are as follows:

(millions) As of December 31,	2005	2004

Software	$563	$592
Computer equipment	283	305
Land and buildings	132	143
Furniture, fixtures and equipment	368	381
Leasehold improvements	357	360
Automobiles	29	31

	1,732	1,812
Less: Accumulated depreciation	1,195	1,152

Property and equipment, net	$537	$660

        Depreciation expense for the years ended December 31, 2005, 2004 and 2003 was $227 million, $253 million and $251 million, respectively.

Fair Value of Financial Instruments

        The following methods and assumptions were used to estimate fair values of financial instruments:

        Cash and cash equivalents, including short-term investments:    Carrying amounts approximate fair value.

        Fixed-maturity and equity securities:    Fair value is based on quoted market prices or, if they are not actively traded, on estimated values obtained from independent pricing services.

        Derivative financial instruments:    Fair value is based on quoted prices for exchange-traded instruments or the cost to terminate or offset with other contracts.

        Other investments are comprised of Aon's investment in Endurance warrants, mortgage loans, policy loans, private equity investments and limited partnerships.

Aon Corporation 2005

          Endurance warrants:    Fair value is determined with the assistance of an independent third party using the Black-Scholes pricing model.

          Mortgage loans and policy loans:    Fair value is estimated using discounted cash flow analysis, using interest rates currently being offered for similar loans to borrowers with similar credit ratings.

          Private equity investments and limited partnerships:    Carrying amounts approximate fair value, as it is generally not practical to estimate fair value without incurring excessive costs.

        Deposit-type contracts:    Fair value is estimated using discounted cash flow calculations based on interest rates currently being offered for similar contracts with maturities consistent with those remaining for the contracts being valued.

        Notes payable:    Fair value is based on quoted market prices for the publicly-traded portion and on estimates using discounted cash flow analyses based on current borrowing rates for similar types of borrowing arrangements for the nonpublicly-traded portion.

Future Policy Benefits, Policy and Contract Claims, Unearned Premiums and Contract Fees

        Future policy benefit liabilities on life, accident and health products have been provided on the net level premium method. The liabilities are calculated based on assumptions as to investment yield, mortality, morbidity and withdrawal rates that were determined at the date of issue and provide for possible adverse deviations. Interest assumptions have been graded and range from 2% to 6% at December 31, 2005. The interest assumption used on most current issues is a level 4%. Withdrawal assumptions are based principally on insurance subsidiaries' experience and vary by plan, year of issue and duration.

        Policy and contract claim liabilities represent estimates for reported claims, as well as provisions for losses incurred but not yet reported. These claim liabilities are based on historical experience and are estimates of the ultimate amount to be paid when the claims are settled. The estimates are subject to the effects of trends in claim severity and frequency. The process of estimating and establishing policy and contract liabilities is inherently uncertain and the actual ultimate cost of a claim may vary materially from the estimated amount reserved. The estimates are continually reviewed and adjusted as necessary as experience develops or new information becomes known; such adjustments are included in current operations.

        Unearned premiums and contract fees generally are calculated using the pro rata method based on gross premiums. However, in the case of extended warranty, credit life and disability products, the unearned premiums and contract fees are calculated such that the premiums and contract fees are earned over the period of risk in a reasonable relationship to anticipated claims. The Company considers anticipated investment income in determining whether a premium deficiency exists.

Foreign Currency Translation

        Foreign revenues and expenses are translated at average exchange rates. Foreign assets and liabilities are translated at year-end exchange rates. Net foreign exchange gains and losses on translation are reported in stockholders' equity, in accumulated other comprehensive income or loss ("OCI"), net of applicable deferred income taxes. In 2005, management deemed all undistributed earnings of Aon's foreign subsidiaries to be permanently reinvested. The impact of this decision did not have a material effect on Aon's net income. Because of the decision to reinvest the undistributed

Aon Corporation 2005

earnings of these foreign subsidiaries, the deferred tax liability of $31 million previously accrued related to the cumulative foreign currency translation adjustment ("CTA") of those subsidiaries was no longer required, resulting in a credit to OCI in 2005. Aon continues to record deferred taxes related to the CTA of its foreign branches of U.S. underwriting subsidiaries.

U.K. Accounting Matters

        In connection with accounting guidance issued by the Institute of Chartered Accountants in the U.K., Aon, like others in the industry, reassessed whether and to what extent its U.K. businesses have legal obligations to provide future claims handling and administrative services for brokerage clients. With the assistance of outside legal counsel, Aon performed a detailed factual and legal review of each different business and each of several classes of clients. This review was completed in October 2005. Where a legal obligation was determined to exist, the Company estimated and accrued the costs of such an obligation. The liability recorded during 2005 was $22 million.

        Also in connection with accounting guidance issued by the Institute of Chartered Accountants in the U.K., Aon refined techniques used to estimate revenue on installment policies in the U.K. This change in estimate resulted in a one-time $23 million increase to Aon's revenue, which was recorded during 2005.

Accounting and Disclosure Changes

        In 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51 (FIN 46). FIN 46 provides a framework for identifying variable interest entities (VIEs) and determining when a company should include the assets, liabilities, non-controlling interests and result of activities of a VIE in its consolidated financial statements. FIN 46 was effective immediately for VIEs created after January 31, 2003. The provisions of FIN 46 were adopted as of December 31, 2003 for Aon's interests in VIEs that are special purpose entities (SPEs).

        Aon Capital A is a wholly-owned statutory business trust created for the purpose of issuing mandatorily redeemable capital securities (Capital Securities). The sole asset of Aon Capital A is a $726 million aggregate principal amount of Aon's 8.205% Junior Subordinated Deferrable Interest Debentures due January 1, 2027. Aon determined that it is not the primary beneficiary of Aon Capital A, a VIE, and was required to deconsolidate the Trust based on the provisions of FIN 46 on December 31, 2003. Prior to the deconsolidation of Aon Capital A, the after-tax interest incurred on the Capital Securities was reported as minority interest in the consolidated statements of income. Beginning in 2004, interest expense on these notes payable was reported as part of interest expense in the consolidated statements of income. There was no effect on net income or consolidated stockholders' equity as a result of this deconsolidation.

        Aon adopted the provisions of FIN 46 for its variable interests in all other VIEs as of March 31, 2004, which did not have a material effect on the consolidated financial statements. See Note 11 for additional information.

        In 2004, the FASB issued Statement No. 123 (revised 2004) Share-Based Payment ("Statement No. 123(R)"), which is a revision of Statement No. 123. Statement No. 123(R) supersedes APB No. 25 and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in Statement No. 123(R) is similar to the approach described in Statement No. 123. However, Statement No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be

Aon Corporation 2005

recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.

        Statement No. 123(R) originally required adoption no later than July 1, 2005. In April 2005, the Securities and Exchange Commission ("SEC") issued a release that amended the compliance dates for Statement No. 123(R). Under the SEC's new rule, the Company will be required to apply Statement No. 123(R) as of January 1, 2006. Aon plans to adopt Statement No. 123(R) using the modified-prospective method, in which compensation cost is recognized beginning January 1, 2006 (a) based on the requirements of Statement No. 123(R) for all share-based payments granted after January 1, 2006 and (b) based on the requirements of Statement No. 123 for all awards granted to employees prior to January 1, 2006 that remain unvested as of January 1, 2006.

        The effect of adopting Statement No. 123(R) in 2006 for stock options issued prior to January 1, 2006, is currently estimated to be approximately $0.04 per diluted income per share. In addition, Statement No. 123(R) requires an adjustment to record the cumulative effect of a change in accounting principle, net of any tax effect, to reflect the compensation cost that would not have been recognized in prior periods had forfeitures been estimated during those periods. This adjustment applies only to compensation cost previously recognized in the financial statements for awards that are unvested as of January 1, 2006, and is currently estimated to be approximately $0.02 per diluted income per share.

Reclassifications

        Certain amounts in prior years' consolidated financial statements have been reclassified to conform to the 2005 presentation.

Aon Corporation 2005

2.     Goodwill and Other Intangible Assets

        Goodwill represents the excess of cost over the fair market value of the net assets acquired. Goodwill is allocated to various reporting units, which are either its operating segments or one reporting level below the operating segment. Goodwill is not amortized but is subject to impairment testing at least annually. The impairment testing requires Aon to compare the fair value of its reporting units to their carrying value to determine if there is potential impairment of goodwill. If the fair value of a reporting unit is less than its carrying value at the valuation date, an impairment loss would be recorded to the extent that the implied fair value of the goodwill within the reporting unit is less than the recorded amount of goodwill. Fair value is estimated based on various valuation approaches. In the fourth quarter 2005 and 2004, Aon completed its annual impairment review that affirmed there was no impairment as of October 1 (the annual evaluation date).

        When a business entity is sold, goodwill is allocated to the disposed entity based on the fair value of that entity compared to the fair value of the reporting unit in which it is included.

        The changes in the net carrying amount of goodwill by operating segment for the years ended December 31, 2005 and 2004, respectively, are as follows:

(millions)	Risk and Insurance Brokerage Services	Consulting	Insurance Underwriting	Total

Balance as of January 1, 2005	$3,991	$375	$245	$4,611
Goodwill acquired	69	—	6	75
Income tax adjustments related to previous acquisitions	(14)	—	—	(14)
Goodwill related to disposals	(1)	—	—	(1)
Foreign currency revaluation	(281)	3	(2)	(280)

Balance as of December 31, 2005	$3,764	$378	$249	$4,391

Balance as of January 1, 2004	$3,770	$381	$242	$4,393
Goodwill acquired	69	1	—	70
Goodwill related to disposals	(48)	(5)	—	(53)
Intersegment transfers	4	(4)	—	—
Foreign currency revaluation	196	2	3	201

Balance as of December 31, 2004	$3,991	$375	$245	$4,611

        Other intangible assets are classified into three categories:

  •
  "Customer Related and Contract Based" include client lists as well as non-compete covenants;

  •
  "Present Value of Future Profits" represent the future profits of purchased books of business of the insurance underwriting subsidiaries; and

  •
  "Marketing, Technology and Other" are all other purchased intangibles not included in the preceding categories.

Aon Corporation 2005

        Other intangible assets by asset class are as follows:

(millions)	Customer Related and Contract Based	Present Value of Future Profits	Marketing, Technology and Other	Total

As of December 31, 2005
Gross carrying amount	$212	$86	$175	$473
Accumulated amortization	178	79	101	358

Net carrying amount	$34	$7	$74	$115

As of December 31, 2004
Gross carrying amount	$218	$87	$158	$463
Accumulated amortization	176	67	87	330

Net carrying amount	$42	$20	$71	$133

        The cost of other intangible assets is being amortized over a range of 2 to 10 years, with a weighted average original life of 7.6 years. Amortization expense for intangible assets for the years ending December 31, 2006, 2007, 2008, 2009 and 2010 is estimated to be $40 million, $21 million, $17 million, $15 million and $12 million, respectively.

        When impairment indicators arise, Aon assesses the recoverability of its intangible assets through an analysis of expected future cash flows.

Aon Corporation 2005

3.     Other Comprehensive Income (Loss)

        The components of other comprehensive income (loss) and the related tax effects are as follows:

(millions) Year ended December 31, 2005	Pretax	Income Tax (Expense) Benefit	Net of Tax

Net derivative losses arising during the year	$(20)	$8	$(12)
Reclassification adjustment	(64)	25	(39)

Net derivative losses	(84)	33	(51)
Unrealized holding losses arising during the year	(8)	3	(5)
Reclassification adjustment	(8)	3	(5)

Net unrealized investment losses	(16)	6	(10)
Net foreign exchange translation	(248)	8	(240)
Net additional minimum pension liability adjustment	(253)	80	(173)

Total other comprehensive loss	$(601)	$127	$(474)

        In 2005, the pretax net additional minimum pension liability adjustment of $253 million includes $19 million related to defined benefit pension plans in Canada and $4 million related to defined benefit plans in Germany.

(millions) Year ended December 31, 2004	Pretax	Income Tax (Expense) Benefit	Net of Tax

Net derivative gains arising during the year	$33	$(14)	$19
Reclassification adjustment	(48)	19	(29)

Net derivative losses	(15)	5	(10)
Unrealized holding gains arising during the year	70	(27)	43
Reclassification adjustment	(2)	1	(1)

Net unrealized investment gains	68	(26)	42
Net foreign exchange translation	197	(51)	146
Net additional minimum pension liability adjustment	(18)	20	2

Total other comprehensive income	$232	$(52)	$180

Aon Corporation 2005

        In 2004, the pretax net additional minimum pension liability adjustment of $18 million included $17 million related to defined benefit pension plans in Canada and $38 million related to defined benefit plans in Germany.

(millions) Year ended December 31, 2003	Pretax	Income Tax (Expense) Benefit	Net of Tax

Net derivative gains arising during the year	$68	$(27)	$41
Reclassification adjustment	(22)	9	(13)

Net derivative gains	46	(18)	28
Unrealized holding gains arising during the year	31	(11)	20
Reclassification adjustment	—	—	—

Net unrealized investment gains	31	(11)	20
Net foreign exchange translation	379	(148)	231
Net additional minimum pension liability adjustment	(225)	39	(186)

Total other comprehensive income	$231	$(138)	$93

        In 2003, the pretax net additional minimum pension liability adjustment of $225 million included $(4) million related to defined benefit pension plans in Canada.

        The components of accumulated other comprehensive loss, net of related tax, are as follows:

(millions) As of December 31,	2005	2004	2003

Net derivative gains (losses)	$(11)	$40	$50
Net unrealized investment gains	52	62	20
Net foreign exchange translation	(119)	121	(25)
Net additional minimum pension liability	(1,077)	(904)	(906)

Accumulated other comprehensive loss	$(1,155)	$(681)	$(861)

Aon Corporation 2005

4.     Business Combinations

Acquisitions

        In 2005, 2004 and 2003, Aon completed several small acquisitions, primarily related to its insurance brokerage operations. The following table includes the aggregate amounts paid and intangible assets recorded as a result of the acquisitions.

(millions) Years ended December 31,	2005	2004	2003

Amounts paid:
Cash	$81	$80	$56
Common stock	5	—	8

Total	$86	$80	$64

Intangible assets:
Goodwill	$75	$70	$45
Other intangible assets	39	30	11

Total	$114	$100	$56

        Internal funds, short-term borrowings and common stock financed the acquisitions.

        The results of operations of these acquisitions are included in the consolidated financial statements from the dates they were acquired. Pro forma results of these acquisitions are not materially different from reported results.

Aon Corporation 2005

5.     Restructuring Charges

2005 Restructuring Plan

        In 2005, the Company announced that it was reviewing the revenue potential and cost structure of each of its businesses. As a result of this review, the Company has adopted restructuring initiatives that are expected to be completed in 2007 and result in cumulative pretax charges totaling approximately $262 million, including workforce reductions and lease consolidation costs, asset impairments and other expenses necessary to implement the restructuring initiative. Costs related to the restructuring are included in general expenses and depreciation and amortization in the accompanying consolidated statements of income.

        The following is a summary of 2005 restructuring and related expenses by type incurred and estimated to be incurred through the end of the restructuring initiative:

(millions)	Actual 2005	Estimated Total

Workforce reduction	$116	$157
Lease consolidation	20	57
Asset impairments	17	23
Other related expenses	5	25

Total restructuring and related expenses	$158	$262

        The following is a summary of our restructuring and related costs by segment incurred and estimated to be incurred through the end of the restructuring initiative:

(millions)	Actual 2005	Estimated Total

Risk & Insurance Brokerage Services	$143	$233
Consulting	8	18
Insurance Underwriting	3	4
Corporate & Other	4	7

Total restructuring and related expenses	$158	$262

        As of December 31, 2005, the Company's restructuring liabilities are as follows:

(millions)

Balance at January 1, 2005	$—
Expensed in 2005	141
Cash payments in 2005	(23)
Foreign currency revaluation	(2)

Balance at December 31, 2005	$116

Aon Corporation 2005

Restructuring charges—prior years

        In 1996 and 1997, Aon recorded restructuring liabilities as a result of the acquisition of Alexander & Alexander Services, Inc. ("A&A") and Bain Hogg. The remaining liability of $26 million is primarily for lease abandonments and is being paid out over a number of years, as planned.

        The following table sets forth the activity related to these liabilities:

(millions)

Balance at January 1, 2003	$51
Cash payments in 2003	(14)
Foreign currency revaluation	3

Balance at December 31, 2003	40
Cash payments in 2004	(9)
Foreign currency revaluation	2

Balance at December 31, 2004	$33
Cash payments in 2005	(5)
Foreign currency revaluation	(2)

Balance at December 31, 2005	$26

Aon Corporation 2005

6.     Disposal of Operations

        In 2004, Aon sold Cambridge Integrated Services Group ("Cambridge"), its U.S. claims services business, which was included in the Risk and Insurance Brokerage Services segment, to Scandent Holdings Mauritius Limited ("SHM"), for $90 million in cash plus convertible preferred stock in SHM valued at $15 million.

        Because of Aon's convertible preferred stock holding and other factors, the results of Cambridge prior to the sale date and the pretax gain of $15 million on the sale of this business remained in income from continuing operations. Due to a book-tax basis difference resulting primarily from goodwill, a tax benefit of $26 million was recorded on the sale.

Discontinued Operations

        In fourth quarter 2005, Aon completed the sale of Swett & Crawford ("Swett"), its U.S.-based wholesale insurance brokerage unit. Previously, Swett was included in the Risk and Insurance Brokerage Services segment. The sale resulted in a pretax gain of $239 million.

        In fourth quarter 2005, Aon committed to sell a non-core Australian brokerage unit, which was previously included in the Risk and Insurance Brokerage Services segment. This operation was sold in early first quarter 2006 for a nominal pretax gain, which will be recognized in first quarter 2006.

        In 2004, Aon sold the following businesses:

  •
  A small non-core U.S. brokerage unit, resulting in a pretax loss of $4 million on the revaluation of this business, which was previously included in the Risk and Insurance Brokerage Services segment.

  •
  Its U.K. reinsurance brokerage runoff unit, which was previously included in the Risk and Insurance Brokerage Services segment, resulting in a pretax gain of $1 million.

  •
  Its U.K. claims services businesses, which were previously included in the Risk and Insurance Brokerage Services segment, resulting in a pretax loss of $24 million.

  •
  A non-core Consulting subsidiary, resulting in a pretax gain of $4 million.

        In 2003, Aon sold its automotive finance servicing business, which had been in run-off since first quarter 2001 and was included in the Corporate and Other segment. A pretax loss on the revaluation of the business of $23 million was recorded in 2003.

A&A Discontinued Operations

        Prior to its acquisition by Aon, A&A discontinued its property and casualty insurance underwriting operations in 1985, some of which were then placed into run-off, with the remainder sold in 1987. In connection with those sales, A&A provided indemnities to the purchaser for various estimated and potential liabilities, including provisions to cover future losses attributable to insurance pooling arrangements, a stop-loss reinsurance agreement and actions or omissions by various underwriting agencies previously managed by an A&A subsidiary.

        As of December 31, 2005 and 2004, the liabilities associated with the foregoing indemnities were included in other liabilities in the consolidated statements of financial position. Such liabilities amounted to $5 million and $16 million, respectively, net of reinsurance recoverables and other assets of $83 million and $82 million, respectively. In 2005, a pretax expense of $11 million was recorded for

Aon Corporation 2005

consulting and legal costs related to completed and contemplated settlements and actuarial refinements to claims reserves and reinsurance recoverables. The insurance liabilities represent estimates of known and future claims expected to be settled over the next 20 to 30 years, principally with regards to asbestos, pollution and other health exposures. Although these insurance liabilities represent a best estimate of the probable liabilities, adverse developments may occur given the nature of the information available and the variables inherent in the estimation processes.

        The operating results of all these businesses are classified as discontinued operations and prior years' operating results have been reclassified to discontinued operations, as follows.

(millions) Years ended December 31,	2005	2004	2003

Revenues:
Swett	$183	$228	$242
U.K. brokerage units	—	29	79
Automotive finance servicing business	—	—	13
Other	10	17	25

Total revenues	$193	$274	$359

Pretax gain (loss):
Operations:
Swett	$2	$49	$53
U.K. brokerage units	—	(16)	(16)
Automotive finance servicing business	—	(1)	(32)
Other	(8)	1	(1)

	(6)	33	4
Gain (loss) on sale:
Swett	239	—	—
U.K. brokerage units	(3)	(23)	—
Automotive finance servicing business	—	—	(23)

	236	(23)	(23)

Total pretax gain (loss)	$230	$10	$(19)

After-tax gain (loss):
Operations	$(6)	$19	$—
Sale	101	(18)	(14)

Total	$95	$1	$(14)

Aon Corporation 2005

7.     Investments

        The components of investment income are as follows:

(millions) Years ended December 31,	2005	2004	2003

Short-term investments	$162	$94	$92

Fixed maturities:
Interest income	164	120	93
Income on disposals	16	8	21
Losses (1)	(6)	(7)	(19)

Total	174	121	95

Equity securities:
Dividend income	2	3	4
Income on disposals	—	4	9
Losses (1)	—	(3)	(2)

Total	2	4	11

Limited partnerships — equity earnings	1	6	1

Other investments:
Interest, dividend and other income	13	8	11
Endurance — warrants	10	—	80
Endurance — equity earnings	—	38	46
Net gains (losses) (1)	(13)	56	(19)

Total	10	102	118

Gross investment income	349	327	317
Less: investment expenses	6	6	7

Investment income	$343	$321	$310

(1)
In addition to losses on disposals, includes other-than-temporary impairment write-downs of $11 million, $3 million and $36 million in 2005, 2004 and 2003, respectively.

        The components of net unrealized investment gains are as follows:

(millions) As of December 31,	2005	2004	2003

Fixed maturities	$(39)	$12	$(4)
Equity securities	(1)	1	5
Other investments	125	88	32
Deferred taxes	(33)	(39)	(13)

Net unrealized investment gains	$52	$62	$20

        The pretax changes in net unrealized investment gains are as follows:

(millions) Years ended December 31,	2005	2004	2003

Fixed maturities	$(51)	$16	$—
Equity securities	(2)	(4)	2
Other investments	37	56	29

Total	$(16)	$68	$31

Aon Corporation 2005

        The amortized cost and fair value of investments in fixed maturities by type and equity securities are as follows:

(millions) As of December 31, 2005	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Government:
U.S. government and agencies	$439	$2	$(8)	$433
U.S. state and political subdivisions	111	—	(1)	110
Foreign governments:
Canada	662	3	(7)	658
U.K.	221	1	—	222
Other	959	6	(13)	952

Total foreign governments	1,842	10	(20)	1,832
Corporate securities:
Basic materials	68	—	(1)	67
Consumer cyclical	46	—	(1)	45
Consumer staples	58	—	(1)	57
Diversified	107	—	—	107
Energy	129	1	(2)	128
Financial	748	1	(11)	738
Technology	147	1	(3)	145
Transport & services	27	—	—	27
Utilities	87	1	(2)	86
Other	25	—	—	25

Total	1,442	4	(21)	1,425
Mortgage-and asset-backed securities	423	1	(6)	418

Total fixed maturities	4,257	17	(56)	4,218
Total equity securities	41	—	(1)	40

Total	$4,298	$17	$(57)	$4,258

Aon Corporation 2005

(millions) As of December 31, 2004	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Government:
U.S. government and agencies	$408	$3	$(4)	$407
U.S. state and political subdivisions	66	1	—	67
Foreign governments:
Canada	625	9	(1)	633
U.K.	359	—	(2)	357
Other	699	7	(5)	701

Total foreign governments	1,683	16	(8)	1,691
Corporate securities:
Basic materials	53	1	—	54
Consumer cyclical	46	2	(1)	47
Consumer staples	59	1	—	60
Diversified	197	—	—	197
Energy	131	4	—	135
Financial	518	4	(7)	515
Technology	55	—	(1)	54
Utilities	98	1	—	99
Other	16	—	—	16

Total	1,173	13	(9)	1,177
Mortgage-and asset-backed securities	140	1	(1)	140

Total fixed maturities	3,470	34	(22)	3,482
Total equity securities	39	1	—	40

Total	$3,509	$35	$(22)	$3,522

        The amortized cost and fair value of fixed maturities by contractual maturity as of December 31, 2005, are as follows:

(millions)	Amortized Cost	Fair Value

Due in one year or less	$291	$289
Due after one year through five years	1,953	1,933
Due after five years through ten years	1,222	1,212
Due after ten years	368	366
Mortgage-and asset-backed securities	423	418

Total fixed maturities	$4,257	$4,218

        Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Aon Corporation 2005

        The following table analyzes our investment positions with unrealized losses segmented by type and period of continuous unrealized loss as of December 31, 2005.

	Investment Grade
($ in millions)	0-6 Months	6-12 Months	>12 Months	Total

FIXED MATURITIES
U.S. government and agencies
# of positions	31	15	18	64
Fair Value	$122	$63	$176	$361
Amortized Cost	123	64	182	369
Unrealized Loss	(1)	(1)	(6)	(8)
States and political subdivisions
# of positions	20	8	2	30
Fair Value	$69	$7	$6	$82
Amortized Cost	70	7	6	83
Unrealized Loss	(1)	—	—	(1)
Foreign government
# of positions	72	45	28	145
Fair Value	$605	$289	$248	$1,142
Amortized Cost	611	295	256	1,162
Unrealized Loss	(6)	(6)	(8)	(20)
Corporate securities
# of positions	293	141	57	491
Fair Value	$556	$256	$172	$984
Amortized Cost	564	262	179	1,005
Unrealized Loss	(8)	(6)	(7)	(21)
Mortgage and asset backed securities
# of positions	194	170	18	382
Fair Value	$177	$116	$20	$313
Amortized Cost	179	119	21	319
Unrealized Loss	(2)	(3)	(1)	(6)
TOTAL FIXED MATURITIES
# of positions	610	379	123	1,112
Fair Value	$1,529	$731	$622	$2,882
Amortized Cost	1,547	747	644	2,938
Unrealized Loss	(18)	(16)	(22)	(56)
% of Total Unrealized Loss	31%	28%	39%	98%
	Not Rated
($ in millions)	0-6 Months	6-12 Months	>12 Months	Total

TOTAL EQUITY SECURITIES
# of positions	3	1	—	4
Fair Value	$32	$1	$—	$33
Amortized Cost	33	1	—	34
Unrealized Loss	(1)	—	—	(1)
% of Total Unrealized Loss	2%	0%	0%	2%

Aon Corporation 2005

        For categorization purposes, Aon considers any rating of Baa or higher by Moody's Investor Services or equivalent rating agency to be investment grade. Aon had no fixed maturities below investment grade with an unrealized loss.

        Aon's fixed-maturity portfolio in total had a $56 million gross unrealized loss at December 31, 2005 and is subject to interest rate, market and credit risks. No single position had an unrealized loss greater than $2 million. With a carrying value of approximately $4.2 billion at December 31, 2005, Aon's total fixed-maturity portfolio is approximately 98% investment grade based on market value. Fixed-maturity securities with an unrealized loss are all investment grade and have a weighted average rating of "Aa" based on amortized cost. Aon's non publicly-traded fixed maturity portfolio had a carrying value of $366 million, including $81 million in notes issued by PEPS I to Aon since December 2001. In February 2006, Aon, via its U.K. subsidiary, contributed $33 million of these notes to one of the U.K. pension plans. Valuations of these securities primarily reflect the fundamental analysis of the issuer and current market price of comparable securities.

        Aon's equity portfolio is comprised of non-redeemable preferred stocks, publicly traded common stocks and other common and preferred stocks not publicly traded. This portfolio had $1 million of gross unrealized losses at December 31, 2005 and is subject to interest rate, market, credit, illiquidity, concentration and operational performance risks.

        Limited Partnership Securitization.    In 2001, Aon sold the vast majority of its limited partnership (LP) portfolio, valued at $450 million, to PEPS I, a QSPE. The common stock interest in PEPS I is held by a limited liability company which is owned by one of Aon's subsidiaries (49%) and by a charitable trust, which is not controlled by Aon, established for victims of the September 11th attacks (51%). Approximately $171 million of investment grade fixed-maturity securities were sold by PEPS I to unaffiliated third parties. PEPS I then paid Aon's insurance underwriting subsidiaries the $171 million in cash and issued to them an additional $279 million in fixed-maturity and preferred stock securities. The fixed-maturity securities Aon subsidiaries received from PEPS I are rated as investment grade by Standard & Poor's Ratings Services. Aon recognized impairment writedowns on a portion of the preferred stock securities of $27 million in 2003.

        As part of this transaction, the insurance underwriting subsidiaries were required to purchase from PEPS I additional fixed-maturity securities in an amount equal to the unfunded limited partnership commitments, as they are requested. In 2004, Aon's insurance underwriting subsidiaries funded $13 million of commitments. Beginning in July 2004, Aon Parent is funding all future commitments. Aon Parent funded $12 million and $7 million of commitments in 2005 and 2004, respectively. As of December 31, 2005, these unfunded commitments amounted to $48 million. These commitments have specific expiration dates and the general partners may decide not to draw on these commitments.

        To achieve the benefits of the securitization, Aon gave up all future voting interests in and control over the limited partnership interests sold to PEPS I and has no voting interest, control or significant influence over the business activities of PEPS I. Aon obtained a true sale/non-consolidation opinion from qualified external legal counsel.

Aon Corporation 2005

        PEPS I holds limited partnership investments. The legal documents that established PEPS I specify the actions that PEPS I and the servicer will undertake when PEPS I is required to make a voting decision (due to the general partner of a limited partnership calling for the vote of limited partners or proxy voting on a money market fund that PEPS I is invested in). Additionally, the legal documents contain specific instructions regarding actions to be taken if PEPS I receives (or has the ability to receive) distributions of investments held by limited partnerships in which it is invested. In instances where the general partner of a given investment may distribute underlying invested company shares to the limited partners (such as PEPS I), the legal documents that establish PEPS I outline specific disposal instructions.

        Throughout the life of PEPS I, at least 10% of the beneficial interests will be held by parties other than Aon, its affiliates, or its agents. This 10% threshold is accomplished through the first tranche notes outstanding to unaffiliated third party investors.

        PEPS I invests cash collected from the limited partnerships pending distribution to holders of beneficial interests. PEPS I invests only in relatively risk free investments with maturities no later than an expected distribution date.

        All holders of the beneficial interests have the right to pledge or exchange (sell), without any constraints, the beneficial interests that they hold. As such, there are no conditions that constrain the beneficial interest holders from pledging or exchanging their beneficial interest(s) and provide the transferor with more than a trivial benefit.

Other

        Securities on deposit for regulatory authorities as required by law, all relating to the insurance underwriting subsidiaries, amounted to $739 million at December 31, 2005 and $606 million at December 31, 2004.

        At December 31, 2005 and 2004, Aon had $195 million and $173 million, respectively, of non-income producing investments, which excludes derivatives that are marked to market through the income statement, as well as private equity investments carried on the equity method, held for at least twelve months, that have not declared dividends during 2005 and 2004.

Aon Corporation 2005

8.     Debt and Lease Commitments

Notes Payable

        The following is a summary of outstanding notes payable:

(millions) As of December 31,	2005	2004

8.205% junior subordinated deferrable interest debentures, due January 2027	$726	$726
3.5% convertible debt securities, due November 2012	297	297
6.2% debt securities, due January 2007 (1)	250	250
7.375% debt securities, due December 2012	224	223
8.65% debt securities, due May 2005	—	250
Euro credit facility	581	334
Notes payable, due in varying installments, with interest at 0.9% to 15.9%	27	35

Total notes payable	$2,105	$2,115

(1)
Rate increased to 6.7% in January 2003 and 6.95% in January 2005.

        Aon created Aon Capital A, a wholly-owned statutory business trust, for the purpose of issuing mandatorily redeemable preferred capital securities. Aon received cash and an investment in 100% of the common equity of Aon Capital A by issuing 8.205% Junior Subordinated Deferrable Interest Debentures (subordinated debt) to Aon Capital A. Aon determined that it is not the primary beneficiary of Aon Capital A, a VIE and was required to deconsolidate Aon Capital A upon the adoption of FIN 46 on December 31, 2003. As a result of the deconsolidation, Aon increased its notes payable for the subordinated debt by $726 million. See Note 11, "Redeemable Preferred Stock, Capital Securities and Stockholders' Equity" for further information on Aon Capital A.

        In 2002, Aon completed a private offering of $300 million aggregate principal amount of 3.5% convertible senior debentures due in 2012. The net proceeds from this offering were $296 million. The debentures are unsecured obligations and are convertible into Aon common stock at an initial conversion price of approximately $21.475 per common share under certain circumstances including (1) during any fiscal quarter, if the closing price of Aon's common stock exceeds 120% of the conversion price (i.e. $25.77) for at least 20 trading days in the 30 consecutive trading day period ending on the last trading day of the previous fiscal quarter, or (2) subject to certain exceptions, during the five business day period after any ten consecutive trading day period in which the trading price per $1,000 principal amount of the debentures for each day of the ten trading day period was less than 95% of the product of the closing sale price of Aon's common stock and the number of shares issuable upon conversion of $1,000 principal amount of the debentures. Aon will be required to pay additional contingent interest, beginning November 15, 2007, if the trading price of the debentures for each of the five trading days immediately preceding the first day of the six month interest period equals or exceeds 120% of the par value of the debentures. Aon has reserved approximately 14 million shares for the potential conversion of these debentures. Beginning November 19, 2007, Aon may redeem any of the debentures at an initial redemption price of 101% of the principal amount, plus accrued interest. The debentures were sold to qualified institutional buyers.

        In 2001, Aon issued $250 million of 6.2% debt securities due January 2007. The interest rate on these debt securities is subject to adjustment in the event that Aon's credit ratings change. Due to ratings downgrades during 2002 and 2004, the interest rate on the 6.2% debt securities was increased to 6.7% effective January 2003 and 6.95% effective January 2005.

Aon Corporation 2005

        In 2001, certain of Aon's European subsidiaries entered into a committed bank credit facility. At December 31, 2004, Aon had borrowed €250 million ($334 million) under the facility, which was classified as notes payable in the consolidated statements of financial position. In February 2005, Aon replaced this facility with a new €650 million multi-currency revolving loan credit facility. The new facility included a €325 million three-year and a €325 million five-year revolving loan facility. In October 2005, Aon amended this facility. The amendment extends the term of each revolving loan facility to five years from the date of the amendment, with an option to extend each facility for two additional one-year periods. Thus, this facility will mature in October 2010, unless Aon opts to extend the facility. In addition, the amendment eliminates the requirement that a representation regarding material adverse change be made at the time of each borrowing request and on the first day of each interest period, deletes certain covenants related to acquisitions and investments and revises certain covenants related to mergers and dispositions. Commitment fees of 8.75 basis points are payable on the unused portion of the facility. At December 31, 2005, Aon has borrowed €490 million ($581 million) under this facility, which is classified as notes payable in the consolidated statements of financial position. Aon has guaranteed the obligations of its subsidiaries with respect to this facility.

        At December 31, 2004, Aon had a $775 million U.S. committed bank credit facility to support commercial paper and other short-term borrowings. No amounts were outstanding under this facility at December 31, 2004. In February 2005, Aon replaced this facility with a new $600 million three-year revolving credit facility. This facility permits the issuance of up to $150 million in letters of credit. In September 2005, Aon amended the facility. The three-year term of the facility was extended to a five-year term with a maturity date of February 2010, certain covenants related to guarantors and acquisitions were deleted and certain covenants related to mergers, acquisitions and indebtedness were revised. At December 31, 2005, Aon had $20 million in letters of credit outstanding. Based on Aon's current credit ratings, commitment fees of 10 basis points are payable on the unused portion of the facility.

        For both the U.S. and Euro facilities, Aon is required to maintain consolidated net worth, as defined, of at least $2.5 billion, a ratio of consolidated EBITDA (earnings before interest, taxes, depreciation and amortization) to consolidated interest expense of 4 to 1 and a ratio of consolidated debt to EBITDA of not greater than 3 to 1.

        Aon also has other foreign facilities available, which include a 364-day £37.5 million ($65 million) facility and a 10 million Canadian dollar ($9 million) facility, both of which expire in September 2006 and a €20 million ($24 million) facility, which has no set expiration date.

        Outstanding debt securities, including Aon Capital A's, are not redeemable by Aon prior to maturity except for the 3.5% convertible debt securities, which are redeemable by Aon beginning in 2007. There are no sinking fund provisions. Interest is payable semi-annually on most debt securities. Repayments of notes payable are $593 million, $255 million, $2 million, $1 million and $1 million in 2006, 2007, 2008, 2009 and 2010, respectively.

        Information related to notes payable and short-term borrowings is as follows:

Years ended December 31,	2005	2004	2003

Interest paid (millions)	$130	$147	$103
Weighted-average interest rates — short-term borrowings	3.5%	3.5%	2.6%

Aon Corporation 2005

Lease Commitments

        Aon has noncancelable operating leases for certain office space, equipment and automobiles. These leases expire at various dates and may contain renewal and expansion options. In addition to base rental costs, occupancy lease agreements generally provide for rent escalations resulting from increased assessments for real estate taxes and other charges. Approximately 82% of Aon's lease obligations are for the use of office space. Rental expense for operating leases amounted to $345 million, $387 million and $381 million for 2005, 2004 and 2003, respectively, after deducting rentals from subleases ($29 million, $34 million and $31 million for 2005, 2004 and 2003, respectively).

        At December 31, 2005, future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year, net of sub-lease rental income, most of which pertain to real estate leases, are as follows:

(millions)

2006	$325
2007	305
2008	251
2009	200
2010	156
Later years	742

Total minimum payments required	$1,979

Aon Corporation 2005

9.     Income Taxes

        Aon and its principal domestic subsidiaries are included in a consolidated life-nonlife federal income tax return. Aon's international subsidiaries file various income tax returns in their jurisdictions.

        Income from continuing operations before income tax and minority interest and the provision for income tax consist of the following:

(millions) Years ended December 31,	2005	2004	2003

Income from continuing operations before income tax and minority interest:
U.S.	$306	$66	$313
International	659	761	761

Total	$965	$827	$1,074

Provision for income tax:
Current:
Federal	$12	$105	$70
International	194	277	213
State	17	32	41

Total current	223	414	324

Deferred (credit):
Federal	51	(140)	45
International	39	14	18
State	10	(6)	9

Total deferred	100	(132)	72

Provision for income tax	$323	$282	$396

        Income from continuing operations before income tax and minority interest shown above is based on the location of the corporate unit to which such earnings are attributable. However, because such earnings in some cases may be subject to taxation in more than one country, the income tax provision shown above as U.S. or International may not correspond to the geographic attribution of the earnings.

        In 2003, Aon's consolidated statement of income reflected a tax benefit of $22 million on the 8.205% Capital Securities (see Note 11). As a result of the adoption of FIN 46 on December 31, 2003, Aon was required to deconsolidate the Capital Securities, which was completely offset by an increase in notes payable. In 2005 and 2004, interest expense on these notes payable was reported as a part of interest expense in the consolidated statements of income and the related tax benefit is included in the provision for income tax.

Aon Corporation 2005

        A reconciliation of the income tax provisions based on the U.S. statutory corporate tax rate to the provisions reflected in the consolidated financial statements is as follows:

Years ended December 31,	2005	2004	2003

Statutory tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	1.8	2.0	3.0
Taxes on international operations	(0.7)	(0.7)	(2.4)
Adjustments to prior year taxes	(5.4)	(1.9)	0.6
Deferred tax adjustments	1.9	1.3	—
Basis difference in businesses sold	—	(3.9)	—
Other — net	0.9	2.3	0.7

Effective tax rate	33.5%	34.1%	36.9%

        Significant components of Aon's deferred tax assets and liabilities are as follows:

(millions) As of December 31,	2005	2004

Deferred tax assets:
Employee benefit plans	$501	$548
Unearned and advanced premiums and contract fees	211	168
Net operating loss and tax credit carryforwards	52	66
Certain purchase accounting and special charges	69	90
Other	19	43

	852	915
Valuation allowance on deferred tax assets	(26)	(41)

Total	826	874

Deferred tax liabilities:
Policy acquisition costs	(191)	(210)
Unrealized investment gains	(26)	(65)
Unrealized foreign exchange gains	(22)	(59)
Other	(54)	(28)

Total	(293)	(362)

Net deferred tax asset	$533	$512

        Valuation allowances have been established primarily with regard to the tax benefits of certain net operating loss and tax credit carryforwards. Valuation allowances were reduced to $26 million in 2005 from $41 million in 2004, attributable largely to the assessment of the potential future utilization of U.S. Federal tax net operating loss carryforwards and the realization of U.S. federal alternative minimum tax credit carryforwards. To the extent valuation allowances were provided originally through acquisition accounting, the tax benefits recognized for such items have been recorded as a reduction in goodwill. Although future earnings cannot be predicted with certainty, management believes that the realization of the net deferred tax asset is more likely than not.

        Aon recognized, as an adjustment to additional paid-in-capital, income tax benefits attributable to employee stock compensation as follows: 2005, $11 million; 2004, $0 million; and 2003, $2 million.

Aon Corporation 2005

        U.S. deferred income taxes are not provided on unremitted foreign earnings that are considered permanently reinvested, which at December 31, 2005 amounted to approximately $1.8 billion. It is not practicable to determine the income tax liability that might be incurred if all such earnings were remitted to the U.S. The American Jobs Creation Act of 2004 introduced a temporary incentive for U.S. multinationals to repatriate, in 2004 or 2005, certain foreign earnings at an effective tax rate of 5.25%. In 2005, Aon repatriated $101 million pursuant to this legislation and incurred a current tax expense of $5 million.

        At December 31, 2005, Aon had domestic federal operating loss carryforwards of $27 million that will expire at various dates from 2006 to 2021, state operating loss carryforwards of $349 million that will expire at various dates from 2006 to 2024 and foreign operating loss carryforwards of $89 million, which expire at various dates.

        Prior to 1984, life insurance companies were required to accumulate certain untaxed amounts in a memorandum policyholders' surplus account ("PSA"). Under the Tax Reform Act of 1984, the PSA balances were "capped" at December 31, 1983 and the balances were to be taxed only to the extent distributed to stockholders or when they exceed certain prescribed limits. The American Jobs Creation Act of 2004 suspended for 2005 and 2006 the application of the rules imposing income tax on distributions from the PSA. As of December 31, 2005, the combined PSA of Aon's life insurance subsidiaries is approximately $262 million. Aon's life insurance subsidiaries do not intend to make any taxable distributions or exceed the prescribed limits in the foreseeable future; therefore, no income tax provision has been made. However, if such taxes were assessed, the amount of taxes payable would be approximately $92 million.

        The amount of income taxes paid in 2005, 2004 and 2003 was $309 million, $413 million and $296 million, respectively.

Aon Corporation 2005

10.   Reinsurance and Claim Reserves

        Aon's insurance subsidiaries are involved in both the cession and assumption of reinsurance with other companies. Aon's reinsurance consists primarily of short-duration contracts that are entered into with the captive insurance operations of numerous automobile dealerships and insurers, certain newer accident and health initiatives, as well as certain property casualty lines. Aon's insurance subsidiaries remain liable to the extent that the reinsurers are unable to meet their obligations.

        A summary of reinsurance activity is as follows:

(millions) Years ended December 31,	2005	2004	2003

Ceded premiums earned	$1,106	$1,379	$1,261
Ceded premiums written	1,039	1,226	1,307
Assumed premiums earned	208	336	366
Assumed premiums written	206	336	382
Ceded benefits to policyholders	548	804	796

        Activity in the liability for policy and contract claims is summarized as follows:

(millions) Years ended December 31,	2005	2004	2003

Liabilities at beginning of year	$825	$751	$529
Incurred losses:
Current year	1,389	1,435	1,319
Prior years (1)	20	(1)	87

Total	1,409	1,434	1,406

Payment of claims:
Current year	(942)	(915)	(798)
Prior years	(467)	(445)	(386)

Total	(1,409)	(1,360)	(1,184)

Liabilities at end of year
(net of reinsurance recoverables:
2005 — $1,002; 2004 — $1,029; 2003 — $858)	$825	$825	$751

(1)
For 2003, prior years' incurred losses primarily represent losses from business produced by NPS. NPS stopped initiating any new business in mid-2002.

Aon Corporation 2005

11.   Redeemable Preferred Stock, Capital Securities and Stockholders' Equity

Redeemable Preferred Stock

        At December 31, 2004, 1 million shares of redeemable preferred stock were outstanding. Dividends were cumulative at an annual rate of $2.55 per share. These shares were redeemable at the option of Aon or the holders, in whole or in part, at $50.00 per share plus accrued but unpaid dividends, beginning one year after the death of the last of the original two owners, which occurred in September 2004. In September 2005, Aon redeemed all of the outstanding shares of redeemable preferred stock.

Capital Securities

        Aon Capital A is a wholly-owned statutory business trust created for the purpose of issuing mandatorily redeemable preferred capital securities ("Capital Securities"). The sole asset of Aon Capital A is the $726 million aggregate principal amount of Aon's 8.205% Junior Subordinated Deferrable Interest Debentures (subordinated debt) due January 1, 2027. The back-up guarantees, in the aggregate, provide a full and unconditional guarantee of Aon Capital A's obligations under the Capital Securities.

        Aon Capital A issued $800 million of 8.205% capital securities in January 1997. The proceeds from the issuance of the Capital Securities were used to finance a portion of the A&A acquisition. Aon received $800 million in cash and a $24 million investment in 100% of the common equity of Aon Capital A by issuing $824 million of subordinated debt. During 2002, approximately $98 million (face value) of the Capital Securities were repurchased on the open market and were used to retire $98 million of the debt to Aon Capital A. The Capital Securities are subject to mandatory redemption on January 1, 2027 (upon the maturity of the subordinated debt) or are redeemable in whole, but not in part, at the option of Aon (through its prepayment of the subordinated debt) upon the occurrence of certain events. Interest is payable semi-annually on the Capital Securities.

        Aon has determined that it is not the primary beneficiary of Aon Capital A, a VIE and was required to deconsolidate the Trust upon the adoption of FIN 46 on December 31, 2003, which was completely offset by an increase in notes payable. Prior to the deconsolidation of Aon Capital A, the after-tax interest incurred on the Capital Securities was reported as minority interest in the consolidated statements of income. Beginning in 2004, interest expense on these notes payable was reported as part of interest expense in the consolidated statements of income. There was no effect on net income or consolidated stockholders' equity as a result of this deconsolidation.

Common Stock

        In November 2005, Aon announced that its Board of Directors had authorized the repurchase of up to $1 billion of Aon's common stock. Shares may be repurchased through the open market or in privately negotiated transactions from time to time, based on prevailing market conditions and will be funded from available capital. Any repurchased shares will be available for use in connection with employee stock plans and for other corporate purposes. The Company repurchased 0.7 million shares at a cost of $25 million in 2005. In 2004, Aon did not repurchase any of its common stock. In 2003, Aon repurchased 0.1 million shares. In 2006, through March 6, the Company has repurchased 3.2 million shares at a cost of $126 million.

Aon Corporation 2005

        In connection with the acquisition of two entities controlled by Aon's then-Chairman and Chief Executive Officer in 2001, Aon obtained approximately 22.4 million shares of its common stock. These treasury shares are restricted as to their reissuance.

        In 2005, Aon issued 4.1 million new shares of common stock for employee benefit plans, 0.7 million shares in connection with employee stock purchase plans and 0.2 million shares in connection with acquisitions.

Dividends

        A summary of dividends paid is as follows:

(millions) Years ended December 31,	2005	2004	2003

Redeemable preferred stock	$2	$3	$3
Common stock	191	189	187

Total dividends paid	$193	$192	$190

        Dividends paid per common share were $0.60 for the years ended December 31, 2005, 2004 and 2003.

Statutory Capital and Surplus

        Generally, the capital and surplus of Aon's insurance subsidiaries available for transfer to the parent company is limited to the amount that the insurance subsidiaries' statutory capital and surplus exceeds minimum statutory capital requirements; however, payments of the amounts as dividends in excess of $197 million may be subject to approval by regulatory authorities. See Note 9 for possible tax effects of distributions made out of untaxed earnings.

        Net statutory income (loss) of the insurance subsidiaries is summarized as follows:

(millions) Years ended December 31,	2005	2004	2003

Accident & Health and Life	$157	$193	$95
Warranty, Credit and Property & Casualty	78	123	(21)

        Statutory capital and surplus of the insurance subsidiaries are summarized as follows:

(millions) As of December 31,	2005	2004	2003

Accident & Health and Life	$901	$840	$700
Warranty, Credit and Property & Casualty	702	676	611

Aon Corporation 2005

12.   Employee Benefits

Savings and Profit Sharing Plans

        Aon subsidiaries maintain savings plans with both contributory and non-contributory accounts for the benefit of U.S. salaried and commissioned employees. The non-contributory accounts were established in lieu of a defined pension benefit in 2004 for certain U.S. employees. Provisions made for these plans were $47 million, $43 million and $54 million in 2005, 2004 and 2003, respectively.

Pension and Other Postretirement Benefits

        Aon sponsors defined benefit pension and postretirement health and welfare plans that provide retirement, medical and life insurance benefits. The postretirement healthcare plans are contributory, with retiree contributions adjusted annually; the life insurance and pension plans are noncontributory.

        Effective January 1, 2004, the U.S. pension plans were closed to new employees.

        In 1999, Aon's U.K. pension plans were closed to new employees. All new employees became participants in a defined contribution plan. The provisions for the defined contribution plan were $20 million, $20 million and $19 million in 2005, 2004 and 2003, respectively.

U.S. Pension and Other Benefit Plans

        The following tables provide a reconciliation of the changes in obligations and fair value of assets for the years ended December 31, 2005 and 2004 and a statement of the funded status as of

Aon Corporation 2005

December 31, 2005 and 2004, for both qualified and nonqualified plans. The measurement date for the U.S. plans is November 30.

	Pension Benefits		Other Benefits
(millions)	2005	2004	2005	2004

Reconciliation of benefit obligation
Projected benefit obligation at beginning of period	$1,546	$1,340	$79	$74
Service cost	62	67	3	3
Interest cost	93	85	4	4
Participant contributions	—	—	8	8
Curtailment	(8)	(8)	—	—
Plan amendment	20	—	—	—
Actuarial loss (gain)	43	68	(8)	1
Benefit payments	(61)	(57)	(12)	(13)
Change in discount rate	63	51	1	2

Projected benefit obligation at end of period	$1,758	$1,546	$75	$79

Accumulated benefit obligation at end of period	$1,614	$1,421	$75	$79

Reconciliation of fair value of plan assets
Fair value at beginning of period	$969	$929	$8	$8
Actual return on plan assets	114	94	—	—
Participant contributions	—	—	8	8
Employer contributions	304	3	4	5
Benefit payments	(61)	(57)	(12)	(13)

Fair value at end of period	$1,326	$969	$8	$8

Market related value at end of period	$1,395	$1,111	$8	$8

Funded status
Funded status at end of period	$(432)	$(577)	$(67)	$(71)
Unrecognized prior-service cost	14	(7)	(10)	(11)
Unrecognized loss (gain)	623	584	(4)	3

Net amount recognized	$205	$—	$(81)	$(79)

Amounts recognized in the statements of financial position consist of:
Accrued benefit liability (included in pension, post employment and post retirement liabilities)	$(288)	$(452)	$(81)	$(79)
Intangible pension asset (included in other assets)	14	—	—	—
Other comprehensive income	479	452	—	—

Net amount recognized	$205	$—	$(81)	$(79)

        The increase in amounts recognized in other comprehensive income related to the minimum pension liability for U.S. pension plans was $27 million and $108 million in 2005 and 2004, respectively.

Aon Corporation 2005

        In 2005, plans with a projected benefit obligation ("PBO") and an accumulated benefit obligation ("ABO") in excess of the fair value of plan assets had a PBO of $1.8 billion, an ABO of $1.6 billion and plan assets with a fair value of $1.3 billion.

        In 2004, plans with a PBO and ABO in excess of the fair value of plan assets had a PBO of $1.5 billion, an ABO of $1.4 billion and plan assets with a fair value of $1.0 billion.

        The following table provides the components of net periodic benefit cost for the plans:

(millions) Pension Benefits	2005	2004	2003

Service cost	$62	$67	$52
Interest cost	93	85	77
Expected return on plan assets	(93)	(92)	(78)
Amortization of prior-service cost	(2)	(2)	(2)
Amortization of net loss	39	22	11

Net periodic benefit cost	$99	$80	$60

(millions) Other Benefits	2005	2004	2003

Service cost	$3	$3	$3
Interest cost	4	4	5
Amortization of prior-service cost	(1)	(1)	—

Net periodic benefit cost	$6	$6	$8

        The weighted-average assumptions used to determine future U.S. benefit obligations are as follows:

	Pension Benefits		Other Benefits
	2005	2004	2005	2004

Discount rate	5.75%	6.0%	5.75%	6.0%
Rate of compensation increase	3.5	3.5	—	—

        The weighted-average assumptions used to determine the U.S. net periodic benefit cost are as follows:

	Pension Benefits			Other Benefits
	2005	2004	2003	2005	2004	2003

Discount rate	6.0%	6.25%	7.0%	6.0%	6.25%	7.0%
Expected return on plan assets	8.5	8.5	8.5	—	—	—
Rate of compensation increase	3.5	3.5	3.5	—	—	3.5

Aon Corporation 2005

Expected Return on Plan Assets

        To determine the expected long-term rate of return on plan assets, the historical performance, investment community forecasts and current market conditions are analyzed to develop expected returns for each asset class used by the plans. The expected returns for each asset class are weighted by the target allocations of the plans.

Plan Assets

        Aon's U.S. pension plan asset allocation as of December 31, 2005 and 2004 is as follows:

		Fair Value of Plan Assets
	Target Allocation
Asset Class		2005	2004

Equities	80%	61%	74%

Domestic equities	45	38	45
International equities	15	8	11
Limited partnerships and other	15	11	11
Real estate and REITs	5	4	4
Aon common stock	—	—	3

Debt securities	20	39	26

Fixed maturities	20	22	23
Invested cash	No target	17	3

Total		100%	100%

        Pension plan assets did not include any Aon common stock at December 31, 2005. At December 31, 2004, pension plan assets included $30 million of Aon common stock. Dividends from Aon stock received by the plan in 2005 and 2004 were $0.4 million and $0.9 million, respectively. In November 2005, Aon contributed $200 million to its U.S. pension plan. As of the plan measurement date, these funds were invested in invested cash.

Investment Policy and Strategy

        The investment policy, as established by the Aon Pension Plan Investment Committee, seeks reasonable asset growth at prudent risk levels within target allocations. Aon believes that plan assets are well-diversified and are of appropriate quality. The investment portfolio asset allocation is reviewed quarterly and re-balanced to within policy target allocations. The investment policy is reviewed at least annually and revised, as deemed appropriate by the Aon Pension Plan Investment Committee.

        Aon's U.S. other benefit plan assets of $8 million at both December 31, 2005 and 2004 were invested in money market instruments.

Aon Corporation 2005

Cash Flows

Contributions

        Based on current assumptions, Aon expects to contribute $6 million to U.S. pension plans during 2006 to satisfy minimum funding requirements and $4 million to fund other postretirement benefit plans during 2006.

Estimated Future Benefit Payments

        Estimated future benefit payments for U.S. plans are as follows at December 31, 2005:

(millions)	Pension Benefits	Other Benefits

2006	$63	$4
2007	66	4
2008	70	4
2009	75	4
2010	81	4
2011 — 2015	527	24

Assumptions for Other Postretirement Benefits

        Assumed health care cost trend rates at December 31:

	2005	2004

Assumed healthcare cost trend rate	12%	10.5%
Ultimate trend rate	5%	5.5%
Year that the ultimate trend rate is reached	2012	2014

        Aon's liability for future plan cost increase for pre-65 and Medical Supplement plan coverage is limited to 5% per annum. Because of this cap, net employer trend rates for these plans are effectively limited to 5% per year in the future. The $50 per month subsidy for future post-65 retirees is assumed not to increase in future years. Therefore, there is no employer trend for future post-65 retirees. As a result, a 1% change in assumed healthcare cost trend rates has no effect on the service and interest cost components of net periodic postretirement healthcare benefit cost or on the accumulated postretirement benefit obligation for the measurement period ended in 2005.

Aon Corporation 2005

International Pension Plans

        The following tables provide a reconciliation of the changes in the benefit obligations and fair value of assets for the years ended December 31, 2005 and 2004 and the funded status as of December 31, 2005 and 2004, for material international pension plans, which are located in the U.K. and The Netherlands. The measurement dates for these plans are September 30 and December 31, respectively.

	International Pension Plans
(millions)	2005	2004

Reconciliation of benefit obligation
Projected benefit obligation at beginning of period	$3,847	$3,324
Service cost	60	64
Interest cost	197	185
Participant contributions	4	3
Actuarial loss	285	139
Benefit payments	(106)	(103)
Change in discount rate	345	(63)
Foreign exchange translation	(430)	298

Projected benefit obligation at end of period	$4,202	$3,847

Accumulated benefit obligation at end of period	$3,720	$3,385

Reconciliation of fair value of plan assets
Fair value at beginning of period	$2,718	$2,239
Actual return on plan assets	463	188
Employer contributions	168	181
Participant contributions	4	3
Benefit payments	(106)	(103)
Foreign exchange translation	(305)	210

Fair value at end of period	$2,942	$2,718

Funded status
Funded status at end of period	$(1,260)	$(1,129)
Unrecognized prior service	1	2
Unrecognized loss	1,737	1,635

Net amount recognized	$478	$508

Amounts recognized in the statement of financial position consist of:
Prepaid benefit cost and intangible pension asset (included in other assets)	$116	$123
Accrued benefit liability (included in pension, post employment and post retirement liabilities)	(815)	(694)
Other comprehensive income	1,177	1,079

Net amount recognized	$478	$508

Aon Corporation 2005

        The change in amounts recognized in other comprehensive income related to the minimum pension liability was an increase of $98 million and a decrease of $46 million in 2005 and 2004, respectively.

        In 2005, plans with a PBO in excess of the fair value of plan assets had a PBO of $4.2 billion and plan assets with a fair value of $2.9 billion and plans with an ABO in excess of the fair value of plan assets had an ABO of $3.4 billion and plan assets with a fair value of $2.6 billion.

        In 2004, plans with a PBO in excess of the fair value of plan assets had a PBO of $3.8 billion and plan assets with a fair value of $2.7 billion and plans with an ABO in excess of the fair value of plan assets had an ABO of $3.0 billion and plan assets with a fair value of $2.4 billion.

        The following table provides the components of net periodic benefit cost for the international plans:

(millions) Years ended December 31,	2005	2004	2003

Service cost	$60	$64	$51
Interest cost	197	185	152
Expected return on plan assets	(184)	(165)	(134)
Amortization of prior service cost	1	—	—
Amortization of net loss	69	70	58

Net periodic benefit cost	$143	$154	$127

        The range of weighted-average assumptions used to determine the international benefit obligations are as follows:

Pension Benefits	2005	2004

Discount rate	4.0 – 5.1%	4.5 – 5.6%
Rate of compensation increase	3.25 – 3.5	3.25 – 3.5

        The range of weighted-average assumptions used to determine the international net periodic benefit costs are as follows:

Pension Benefits	2005	2004	2003

Discount rate	4.5 – 5.6%	5.25 – 5.5%	5.5 – 5.75%
Expected return on plan assets	6.0 – 7.25	6.0 – 7.25	6.0 – 7.5
Rate of compensation increase	3.25 – 3.5	3.5 – 4.0	3.75 – 4.0

Expected Return on Plan Assets

        To determine the expected long-term rate of return on plan assets, the historical performance, investment community forecasts and current market conditions are analyzed to develop expected returns for each asset class used by the plans. The expected returns for each asset class are weighted by the target allocations of the plans.

Aon Corporation 2005

Plan Assets

        Aon's international pension plan asset allocation at December 31, 2005 and 2004 is as follows:

			Fair Value of Plan Assets
	Allocation Range	Target Allocation
Asset Class			2005	2004

Equities	43 – 71%	61%	63%	61%

Equities			58	57
Real estate			5	4

Debt securities	29 – 57	39	37	39

Fixed maturities			37	37
Invested cash			—	2

Total			100%	100%

Investment Policy and Strategy

        The investment policies for international plans are established by the local pension plan trustees and seek to maintain the plans' ability to meet liabilities and to comply with local minimum funding requirements. Plan assets are invested, within asset allocation ranges as shown above, in diversified portfolios that provide adequate levels of return at an acceptable level of risk. The investment policies are reviewed at least annually and revised, as deemed appropriate to ensure that the objectives are being met.

Cash Flows

Contributions

        Based on current assumptions, Aon expects to contribute $180 million to its international pension plans during 2006 to satisfy minimum funding requirements.

Estimated Future Benefit Payments

        Estimated future pension benefit payments for international plans are as follows at December 31, 2005:

(millions)

2006	$93
2007	97
2008	110
2009	116
2010	123
2011-2015	769

Aon Corporation 2005

13.   Stock Compensation Plans

        Aon's Stock Incentive Plan provides for the grant of non-qualified and incentive stock options, stock appreciation rights, restricted stock and restricted stock units. The annual rate at which awards are granted each year is based upon financial and competitive business conditions. The number of shares authorized to be issued under the plan is equal to 18% of the number of common shares outstanding.

Stock Awards

        Stock awards, in the form of restricted stock units, are granted to certain officers and employees of Aon. Generally, employees are required to complete three continuous years of service before stock awards begin to vest in increments until the completion of a 10-year period of continuous employment. In 2003 and 2002, a large number of stock awards were granted that vest annually over five years, with the initial vesting occurring after one year of continuous service. In 2005 and 2004, a large number of stock awards were granted that will not vest until five years after the date of grant. For most employees, beginning in 2005, individual incentive compensation over $50,000 will partially be paid in restricted stock units, which will vest ratably over three years. In general, most stock awards are issued as they become vested. In certain circumstances, an employee can elect to defer the receipt of vested shares to a later date. With certain limited exceptions, any break in continuous employment will cause forfeiture of all unvested awards. The compensation cost associated with each stock award is deferred and amortized over the period of continuous employment using the straight-line method. At December 31, 2005, 2004 and 2003, the number of shares available for stock awards is included with options available for grant.

        Common stock awards outstanding consist of the following:

(shares in thousands) Years ended December 31,	2005	2004	2003

Shares outstanding at beginning of year	8,784	7,061	6,483
Granted	4,842	3,439	2,529
Vested	(1,164)	(1,330)	(1,413)
Canceled	(677)	(386)	(538)

Shares outstanding at end of year	11,785	8,784	7,061

Stock Options

        Options to purchase common stock are granted to certain officers and employees of Aon and its subsidiaries at 100% of market value on the date of grant. Generally, employees are required to complete two continuous years of service before the options begin to vest in increments until the completion of a 4-year period of continuous employment. For all grants made prior to an amendment to the former stock option plan in 2000, employees were required to complete three continuous years of service before the options began to vest in increments until the completion of a 6-year period of continuous employment.

Aon Corporation 2005

        A summary of Aon's stock option and related information is as follows:

(shares in thousands) Years ended December 31,	2005		2004		2003

	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price

Beginning outstanding	34,188	$29	31,627	$29	24,478	$32
Granted	6,295	24	5,233	27	9,226	20
Exercised	(2,671)	24	(475)	23	(13)	24
Canceled	(2,100)	29	(2,197)	29	(2,064)	27

Ending outstanding	35,712	$29	34,188	$29	31,627	$29

Exercisable at end of year	18,178	$32	15,060	$32	9,574	$32

Options available for grant	10,322		11,885		15,742

        A summary of options outstanding and exercisable is as follows:

(Shares in thousands) As of December 31, 2005	Options Outstanding			Options Exercisable

Range of Exercise Prices	Shares Outstanding	Weighted- Average Remaining Contractual Life (years)	Weighted- Average Exercise Price	Shares Exercisable	Weighted- Average Exercise Price

$14.92 – $19.70	5,135	7.17	$19.43	1,398	$19.15
19.76 – 23.94	8,013	6.81	22.91	3,526	23.54
23.95 – 27.03	6,455	8.99	26.12	60	25.50
27.16 – 32.53	5,988	5.38	30.28	4,365	31.38
32.64 – 36.88	7,181	5.72	35.99	5,890	35.83
37.13 – 49.29	2,940	2.77	43.28	2,939	43.28

$14.92 – $49.29	35,712	6.47	$28.53	18,178	$32.26

Employee Stock Purchase Plan

        Aon has an employee stock purchase plan that provides for the purchase of a maximum of 7.5 million shares of Aon's common stock by eligible U.S. employees. Under the plan, shares of Aon's common stock may be purchased at 3-month intervals at 85% of the lower of the fair market value of the common stock on the first or the last day of each 3-month period. In 2005, 2004 and 2003, 697,000 shares, 754,000 shares and 734,000 shares, respectively, were issued to employees under the plan. There was no compensation expense associated with this plan.

Aon Corporation 2005

14.   Financial Instruments

Financial Risk Management

        Aon is exposed to market risk from changes in foreign currency exchange rates, interest rates and equity security prices. To manage the risk related to these exposures, Aon enters into various derivative transactions. The derivatives have the effect of reducing Aon's market risks by creating offsetting market exposures. Aon does not enter into derivative transactions for trading purposes.

        Derivative transactions are governed by a uniform set of policies and procedures covering areas such as authorization, counterparty exposure and hedging practices. Positions are monitored using techniques such as market value and sensitivity analyses.

        Certain derivatives also give rise to credit risks from the possible non-performance by counterparties. The credit risk is generally limited to the fair value of those contracts that are favorable to Aon. Aon has limited its credit risk by using master netting agreements, entering into non-exchange-traded derivatives with highly rated major financial institutions and by using exchange-traded instruments. Aon closely monitors the credit-worthiness of, and exposure to, its counterparties and considers its credit risk to be minimal. At December 31, 2005 and 2004, Aon placed cash and securities relating to these derivative contracts in escrow amounting to $6 million and $5 million, respectively.

Accounting Policy for Derivative Instruments

        All derivative instruments are recognized in the consolidated statements of financial position at fair value. Unless otherwise noted, derivative instruments with a positive fair value are reported in other receivables and derivative instruments with a negative fair value are reported in other liabilities in the consolidated statements of financial position. Where Aon has entered into master netting agreements with counterparties, the derivative positions are netted by program and are reported accordingly in other receivables or other liabilities. Changes in the fair value of derivative instruments are recognized immediately in earnings, unless the derivative is designated as a hedge and qualifies for hedge accounting.

        FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, identifies three hedging relationships where a derivative (hedging instrument) may qualify for hedge accounting: (i) a hedge of the change in fair value of a recognized asset or liability or firm commitment ("fair value hedge"), (ii) a hedge of the variability in cash flows from a recognized variable-rate asset or liability or forecasted transaction ("cash flow hedge"), and (iii) a hedge of the net investment in a foreign subsidiary ("net investment hedge"). Under hedge accounting, recognition of derivative gains and losses can be matched in the same period with that of the hedged exposure and thereby minimize earnings volatility.

        In order for a derivative to qualify for hedge accounting, the derivative must be formally designated as a fair value, cash flow, or a net investment hedge by documenting the relationship between the derivative and the hedged item. The documentation will include a description of the hedging instrument, the hedge item, the risk being hedged, Aon's risk management objective and strategy for undertaking the hedge, and the method for assessing the effectiveness of the hedge. Additionally, the hedge relationship must be expected to be highly effective at offsetting changes in either the fair value or cash flows of the hedged item at both inception of the hedge and on an ongoing basis. Aon assesses the ongoing effectiveness of its hedges at the end of each quarter.

Aon Corporation 2005

        For a fair value hedge, the change in fair value of the hedging instrument and the change in fair value of the hedged item attributable to the risk being hedged are both recognized currently in earnings. For a cash flow hedge, the effective portion of the change in fair value of a hedging instrument is recognized in OCI and subsequently reclassified to income when the hedged item affects earnings. The ineffective portion of the change in fair value of a cash flow hedge is recognized immediately in earnings. For a net investment hedge, the effective portion of the change in fair value of the hedging instrument is reported in OCI as part of the cumulative translation adjustment while the ineffective portion is recognized immediately in earnings.

        Changes in the fair value of a derivative that is not designated as an accounting hedge (known as an "economic hedge") are recorded in either investment income or general expenses (depending on the hedged exposure) in the current period's consolidated statements of income.

        Aon discontinues hedge accounting prospectively when (1) the derivative expires or is sold, terminated, or exercised, (2) it determines that the derivative is no longer effective in offsetting changes in the hedged item's fair value or cash flows, (3) a hedged forecasted transaction is no longer probable of occurring in the time period described in the hedge documentation, (4) the hedged item matures or is sold, or (5) management elects to discontinue hedge accounting voluntarily.

        When hedge accounting is discontinued because the derivative no longer qualifies as a fair value hedge, Aon will continue to carry the derivative in the consolidated statements of financial position at its fair value, recognize subsequent changes in the fair value of the derivative in current-period earnings, cease to adjust the hedged asset or liability for changes in its fair value, and begin to amortize the hedged item's cumulative basis adjustment into earnings over the remaining life of the hedged item using a method that approximates the level-yield method.

        When hedge accounting is discontinued because the derivative no longer qualifies as a cash flow hedge, Aon will continue to carry the derivative in the consolidated statements of financial position at its fair value, recognize subsequent changes in the fair value of the derivative in current-period earnings, and continue to defer the derivative gain or loss in accumulated OCI until the hedged forecasted transaction affects earnings. If the hedged forecasted transaction is probable of not occurring in the time period described in the hedge documentation or within a two month period of time thereafter, the deferred derivative gain or loss would be reclassified immediately to earnings.

Foreign Exchange Risk Management

        Certain of Aon's foreign brokerage subsidiaries, primarily in the U.K., receive revenues in currencies (primarily in U.S. dollars) that differ from their functional currencies. The foreign subsidiary's functional currency revenue will fluctuate as the currency exchange rates change. To reduce this variability, Aon uses foreign exchange forwards to hedge the foreign exchange risk of the forecasted revenue for up to a maximum of three years in the future. Aon has designated these derivatives as cash flow hedges of its forecasted foreign currency denominated revenue. As of December 31, 2005, a $13 million pretax loss has been deferred to OCI, $9 million of which is expected to be reclassified to earnings as an adjustment to general expenses in 2006. Deferred gains or losses will be reclassified from OCI to general expenses when the hedged revenue is recognized. This hedge had no material ineffectiveness in 2005. Aon also uses over-the-counter options and forward contracts, which have not been designated as hedges for accounting purposes, to hedge economic risks that arise from fluctuations in the currency exchange rates. Changes in the fair value of these derivatives are recorded in general expenses in the consolidated statements of income.

Aon Corporation 2005

        Aon uses over-the-counter options and forward contracts to reduce the impact of foreign currency fluctuations on the translation of the financial statements of Aon's foreign operations. These derivatives are not eligible for hedge accounting treatment and changes in the fair value of these derivatives are recorded in general expenses in the consolidated statements of income.

        Aon also uses foreign currency forward contracts to offset foreign exchange risk associated with foreign denominated (primarily British pounds) inter-company notes. These derivatives were not designated as a hedge because changes in their fair value were largely offset in earnings by remeasuring the notes for changes in spot exchange rates. Changes in the fair value of these derivatives were recorded in general expenses in the consolidated statements of income.

        Aon also uses foreign currency forward contracts to hedge certain of its net investments in foreign underwriting operations (primarily Canadian dollar, Euro and British pound). During 2005, this hedge had no ineffectiveness, and a $15 million pretax loss has been included in OCI.

        In 2005, Aon subsidiaries entered into cross-currency swaps to hedge the foreign currency risks associated with foreign denominated fixed-rate term intercompany borrowings. These swaps have been designated as cash flow hedges. As of December 31, 2005, a $1 million pretax loss has been deferred to OCI, which is expected to be reclassified to earnings in 2006 as an adjustment to interest income. The reclassification from OCI will offset the related Statement No. 52 transaction gain or loss arising from the remeasurement of the borrowing due to changes in spot exchange rates and to record interest income at the interest rate implicit in the derivative. This hedge had no material ineffectiveness in 2005.

Interest Rate Risk Management

        Aon uses futures contracts and purchased options on futures contracts to reduce the price volatility of its fixed-maturity portfolio. Derivatives designated as hedging the aggregate interest rate exposure of the fixed-maturity portfolio do not qualify as hedges. Changes in their fair value were recorded in investment income. Derivatives designated as hedging specific fixed-income securities are accounted for as fair value hedges. Changes in the fair value of the hedge and the hedged item are recorded in investment income.

        Aon occasionally enters into receive-fixed-pay-floating interest rate swaps to hedge changes in the fair value of its fixed-rate notes. The interest rate swaps qualify as fair value hedges and have no ineffectiveness because their critical terms (e.g., amount, maturity date) match those of the hedged debt. Upon the termination of this type of hedge, the swap realized gains and losses that have been deferred as an adjustment to the cost basis of the hedged item are amortized into interest expense over the remaining life of the hedged items.

        Aon enters into exchange-traded futures and options to limit its net exposure to decreasing short-term interest rates, primarily relating to U.S. dollar denominated brokerage funds held on behalf of clients in the U.S. and U.K. These derivatives were not designated as a hedge and changes in their fair value were recorded in investment income in the consolidated statements of income.

        In 2005 and 2004, receive-fixed-pay-floating interest rate swaps were designated as cash flow hedges of the interest rate risk of a portion of Aon's U.S. dollar denominated brokerage funds held on behalf of U.K. clients and other U.S. and U.K. operating funds. These interest rate swaps do not have maturities greater than one year. Changes in the fair value of the swaps were recorded in OCI and will be reclassified to earnings as an adjustment to investment income over the term of the swap. As of December 31, 2005, a $2 million pretax loss related to this hedge was recorded in OCI, which is

Aon Corporation 2005

expected to be reclassified to investment income in 2006. This hedge had no material ineffectiveness in 2005.

Equity Price Risk Management

        Aon sells futures contracts and purchases options to reduce the price volatility of its equity securities portfolio and equity securities it owns indirectly through limited partnership investments. These derivatives were not designated as a hedge and changes in their fair value were recorded in investment income in the consolidated statements of income.

Unconsolidated SPEs Excluding PEPS I

        Certain of Aon's subsidiaries make short-term loans (generally with terms of 12 months or less) to businesses to finance insurance premiums and then sell ("securitize") the finance receivables through securitization transactions that meet the criteria for sale accounting in accordance with FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. These premium financing securitizations are accomplished by using special purpose entities which are considered qualifying SPEs ("QSPEs") pursuant to Statement No. 140 and FIN 46 and commercial paper multi-seller, non-qualified bank conduits (SPEs). Statement No. 140 provides that a QSPE should not be consolidated in the financial statements of a transferor or its affiliates (Aon's subsidiaries).

        Premium financing securitizations performed by Aon's U.S., U.K., Canadian and Australian subsidiaries use multi-seller non-qualified SPEs. By analyzing the qualitative and quantitative factors of the SPEs, Aon has determined that these subsidiaries are not the sponsor of the SPEs. Additionally, independent third parties (i) have made substantial equity investments in the SPEs, (ii) have voting control of the SPEs and (iii) generally have the risks and rewards of ownership of the assets of the SPEs. Based on these factors and the fact that these subsidiaries do not have a significant variable interest in the multi-seller SPEs, Aon has determined that non-consolidation is appropriate.

        Aon or one of its QSPEs sells undivided interests in specified premium financing receivables to the independent SPEs. Under the terms of these agreements, new receivables increase the amounts available to securitize as collections (administered by Aon) reduce previously sold receivables. The amount advanced from third parties at any one time under the accounts receivable sales agreement was limited to a maximum of $1.9 billion and $2 billion at December 31, 2005 and 2004, respectively.

        At both December 31, 2005 and 2004, $1.8 billion was advanced under these programs from the SPEs. Aon records at fair value the retained interest, which is included in insurance brokerage and consulting services receivables in the consolidated balance sheets.

        Aon recorded gains associated with the sale of receivables. When Aon calculated the gains, all fees related to this facility were included. The gains included in revenue in the consolidated statements of income, were $65 million, $81 million and $69 million for the years ended December 31, 2005, 2004 and 2003, respectively.

        Aon retains servicing rights for sold receivables and a servicing fee is earned as income over the servicing period. The servicing fees are included in the gain/loss calculation. At December 31, 2005 and 2004, the fair value of the servicing rights approximates the estimated costs to service the receivables and accordingly, Aon has not recorded any servicing assets or liabilities related to this servicing activity.

        Aon estimates fair value by discounting estimated future cash flows from the servicing rights and servicing costs using discount rates that approximate current market rates and expected future prepayment rates.

Aon Corporation 2005

        The SPEs bear the credit risks on the receivables, subject to limited recourse in the form of credit loss reserves, which were formerly guaranteed by Aon. During 2005, Aon eliminated the percentage guarantee for all facilities, replacing it with other collateral enhancements. Also in 2005, the Canadian facility was amended, reducing the ratings trigger and adding the financial covenants from the credit facility. The Australian facility was renewed, increasing the facility by AUD50 million. The U.S. facility was amended in 2005, extending the facility to July 2006 and reducing its size by $100 million.

        Aon intends to renew these conduit facilities when they expire. If there are adverse bank, regulatory, tax or accounting rule changes, the Company's access to the conduit facilities and SPEs would be restricted.

Fair Value of Financial Instruments

        Accounting standards require the disclosure of fair values for certain financial instruments. The fair value disclosures are not intended to encompass the majority of policy liabilities, various other non-financial instruments or other intangible assets related to Aon's business. Accordingly, care should be exercised in deriving conclusions about Aon's business or financial condition based on the fair value disclosures. The basis for determining the fair value of financial instruments is discussed in Note 1. The carrying value and fair value of certain of Aon's financial instruments are as follows:

(millions) As of December 31,	2005		2004

	Carrying Value	Fair Value	Carrying Value	Fair Value

Assets:
Fixed maturities and equity securities	$4,258	$4,258	$3,522	$3,522
Other investments	515	514	483	482
Cash, receivables and short-term investments	14,376	14,376	14,749	14,749
Derivatives	88	88	149	149
Liabilities:
Deposit-type insurance contracts	21	21	18	18
Short-term borrowings, premium payables and general expenses	11,095	11,095	11,334	11,334
Notes payable	2,105	2,442	2,115	2,280
Derivatives	91	91	86	86

Guarantees and Indemnifications

        Aon provides a variety of guarantees and indemnifications to its customers and others. The maximum potential amount of future payments represents the notional amounts that could become payable under the guarantees and indemnifications if there were a total default by the guaranteed parties, without consideration of possible recoveries under recourse provisions or other methods. These amounts may bear no relationship to the expected future payments, if any, for these guarantees and indemnifications. Any anticipated amounts payable which are deemed to be probable and estimable are accrued in Aon's consolidated financial statements.

        Guarantees associated with Aon's limited partnership securitization are disclosed in Note 7. Indemnities related to discontinued operations are disclosed in Note 6.

        Aon and its subsidiaries have issued letters of credit to cover contingent payments of approximately $11 million for taxes and other business obligations to third parties. Amounts are

Aon Corporation 2005

accrued in the consolidated financial statements for these letters of credit to the extent they are probable and estimable.

        Aon has certain contractual contingent guarantees for premium payments owed by clients to certain insurance companies. Costs associated with these guarantees, to the extent estimable and probable, are provided in Aon's allowance for doubtful accounts. The maximum exposure with respect to such contractual contingent guarantees was approximately $17 million at December 31, 2005.

        Aon expects that as prudent business interests dictate, additional guarantees and indemnifications may be issued from time to time.

Aon Corporation 2005

15.   Contingencies

        Aon and its subsidiaries are subject to numerous claims, tax assessments, lawsuits and proceedings that arise in the ordinary course of business. The damages claimed in these matters are or may be substantial, including, in many instances, claims for punitive, treble or extraordinary damages. Aon has purchased errors and omissions ("E&O") insurance and other appropriate insurance to provide protection against losses that arise in such matters. Accruals for these items, net of insurance receivables, when applicable, have been provided to the extent that losses are deemed probable and are reasonably estimable. These accruals and receivables are adjusted from time to time as developments warrant.

        In 2004, Aon, other insurance brokers, insurers and numerous other industry participants received subpoenas and other requests for information from the office of the Attorney General of the State of New York and from other states relating to certain practices in the insurance industry.

        On March 4, 2005, Aon entered into an agreement (the "Settlement Agreement") with the Attorney General of the State of New York, the Superintendent of Insurance of the State of New York, the Attorney General of the State of Connecticut, the Illinois Attorney General and the Director of the Division of Insurance, Illinois Department of Financial and Professional Regulation (collectively, the "State Agencies") to resolve all the issues related to investigations conducted by the State Agencies.

        As has been described in detail in Aon's previous financial filings, the Settlement Agreement requires Aon to pay between 2005-2007 a total of $190 million into a fund (the "Fund") to be distributed to certain Eligible Policyholder clients. The Settlement Agreement set forth the procedures under which Aon mailed notices to its Eligible Policyholder clients and distributes the Fund to Participating Policyholder clients. In order to obtain a payment from the Fund, Participating Policyholders were required to tender a release of claims against the Company arising from acts, omissions, transactions or conduct that are the subject of the lawsuits.

        As required by the Settlement Agreement, within 60 days of the effective date of that agreement, the Company commenced the implementation of certain business reforms, including agreeing not to accept contingent compensation as defined in the Settlement Agreement.

        In accordance with APB Opinion No. 21, Interest on Receivables and Payables, the Company discounted the payment stream associated with the Settlement Agreement and recorded the present value of the liability and corresponding expense of $180 million in the financial statements as of December 31, 2004. The discount was determined using Aon's incremental borrowing rate. The Company did not discount the payment made on September 1, 2005. The settlement was considered fully tax deductible and is not treated as a permanent difference in the Company's tax calculation.

        Purported clients have also filed civil litigation against Aon and other companies under a variety of laws and legal theories relating to broker compensation practices and other issues under investigation by New York and other states. As previously reported, a putative class action styled Daniel v. Aon (Affinity) has been pending in the Circuit Court of Cook County, Illinois since August 1999. On March 9, 2005, the Court gave preliminary approval to a nationwide class action settlement within the $40 million reserve established in the fourth quarter of 2004. The Court held hearings in the fourth quarter of 2005 to consider whether to grant final approval to the settlement, and is expected to issue a decision in first quarter 2006.

        Beginning in June 2004, a number of other putative class actions have been filed against Aon and other companies by purported clients under a variety of legal theories, including state tort, contract, fiduciary duty, antitrust and statutory theories and federal antitrust and Racketeer Influenced and

Aon Corporation 2005

Corrupt Organizations Act theories. These actions are currently pending at early stages in state court in California and Illinois and in federal court in New Jersey. Aon believes it has meritorious defenses in all of these cases and intends to vigorously defend itself against these claims. The outcome of these lawsuits, and any losses or other payments that may occur as a result, cannot be predicted at this time.

        Beginning in late October 2004, several putative securities class actions have been filed against Aon in the U.S. District Court for the Northern District of Illinois. Also beginning in late October 2004, several putative ERISA class actions were filed against Aon in the U.S. District Court for the Northern District of Illinois. Aon believes it has meritorious defenses in all of these cases and intends to vigorously defend itself against these claims. The outcome of these lawsuits, and any losses or other payments that may occur as a result, cannot be predicted at this time.

        In May 2005, the Office of the U.S. Attorney for the Southern District of New York and the Securities and Exchange Commission sent to Aon subpoenas seeking information relevant to these agencies' industry-wide investigations of finite risk insurance. Aon is fully cooperating with these investigations.

        In July 2004, several subsidiaries of Aon were joined as defendants in an action in a U.K. court between British Petroleum ("BP") and underwriters who subscribed to policies of insurance covering various offshore energy projects on which BP and its co-venturers have incurred losses. BP settled on confidential terms with underwriters, but asserted a claim against Aon for approximately $96 million, which BP claims is a shortfall between its total losses and what it recovered in the settlements with underwriters, plus interest and costs. The trial in this matter concluded in December 2005, and judgment is expected to be issued sometime in the first half of 2006. Aon believes it has meritorious defenses and has vigorously defended itself against these claims. The ultimate outcome of this matter, and any losses or other payments that may occur as a result, cannot be predicted at this time.

        In February 2006, Lloyds announced that it had brought suit in London against Benfield and a subsidiary of Aon to recover alleged losses relating to these brokers' placement of insurance for Lloyds's New Central Fund. Lloyds alleges that its brokers did not fairly present the risk to reinsurers and thus that the brokers should be held liable for reinsurers' failure to pay approximately £325 million ($563 million based on December 31, 2005 exchange rate) in claims. Aon disputes Lloyds's allegations, believes that it has meritorious defenses and intends to vigorously defend itself against Lloyd's claims.

        Fiduciary Counselors, Inc., a former Aon subsidiary, has asked Aon Consulting, Inc. of New Jersey to defend and indemnify it with regard to claims that may be asserted in an arbitration relating to the former subsidiary's service from November 1999 to November 2000 as an independent fiduciary for the development and construction of the Diplomat Resort and Country Club in Hollywood and Hallendale, Florida (the "Project"). Aon has conditionally agreed to defend and indemnify Fiduciary Counselors with respect to the potential arbitration demand. The prospective claimants, a labor union pension fund that owns the Project and its current independent fiduciary, allege that Fiduciary Counselors breached fiduciary duties and other obligations under ERISA. The prospective claimants have asserted that their claims are valued at over $100 million. Aon believes that there are meritorious defenses both as to liability and damages and continues to evaluate whether the matter may be resolved without formal arbitration.

        Although the ultimate outcome of all matters referred to above cannot be ascertained, and liabilities in indeterminate amounts may be imposed on Aon or its subsidiaries, on the basis of present information, amounts already provided, availability of insurance coverages and legal advice received, it is the opinion of management that the disposition or ultimate determination of such claims will not have a material adverse effect on the consolidated financial position of Aon. However, it is possible that future results of operations or cash flows for any particular quarterly or annual period could be materially affected by an unfavorable resolution of these matters.

Aon Corporation 2005

16.   Segment Information

        Aon classifies its businesses into three operating segments: Risk and Insurance Brokerage Services, Consulting and Insurance Underwriting. A fourth segment, Corporate and Other, when combined with the operating segments and after the elimination of intersegment revenues, totals to the amounts in the accompanying consolidated financial statements. Certain segment information in prior periods' consolidated financial statements has been reclassified to reflect sold business reported as discontinued operations.

        The accounting policies of the operating segments are the same as those described in Note 1, except that the disaggregated financial results have been prepared using a management approach, which is consistent with the basis and manner in which Aon senior management internally disaggregates financial information for the purposes of assisting in making internal operating decisions. Aon evaluates performance based on stand-alone operating segment income before income taxes and generally accounts for intersegment revenue as if the revenue were from third parties, that is, considered by management to be at current market prices.

        Revenues are generally attributed to geographic areas based on the location of the resources producing the revenues. Intercompany revenues and expenses are eliminated in computing consolidated revenues and income before tax.

        Consolidated revenue by geographic area is as follows:

(millions)	Total	United States	United Kingdom	Continent of Europe	Rest of World

Years ended December 31:
2005	$9,837	$4,859	$1,567	$1,802	$1,609
2004	9,931	5,020	1,732	1,719	1,460
2003	9,464	4,956	1,756	1,469	1,283

        The Risk and Insurance Brokerage Services segment consists principally of Aon's retail and reinsurance brokerage operations, as well as related insurance services, including underwriting management, captive insurance company management services, claims services and premium financing. During 2004, Aon sold essentially all of its claim services businesses.

        The operations of the Consulting segment provide a full range of human capital management services. These services are delivered predominantly to corporate clientele utilizing six major practices: employee benefits, human resource outsourcing, compensation, management consulting, communications and strategic human resource consulting.

        The Insurance Underwriting segment provides specialty insurance products including supplemental accident, health and life insurance coverage through several distribution networks, most of which are directly owned by Aon's subsidiaries. Extended warranty and select property and casualty insurance products are sold through automobile dealership retailers, independent agents and brokers, Aon brokers and other channels.

Aon Corporation 2005

        Operating segment revenue by sub-segment is as follows:

(millions) Years ended December 31,	2005	2004	2003

Risk management and insurance brokerage — Americas	$2,172	$2,067	$2,040
Risk management and insurance brokerage — International	2,383	2,357	2,074
Reinsurance brokerage and related services	845	861	873
Claims services	—	212	352

Total Risk and Insurance Brokerage Services	5,400	5,497	5,339
Consulting services	981	949	898
Outsourcing	274	298	287

Total Consulting	1,255	1,247	1,185
Accident & health and life	1,805	1,721	1,594
Warranty, credit and property & casualty	1,383	1,429	1,289

Total Insurance Underwriting	3,188	3,150	2,883
Intersegment revenues	(62)	(72)	(68)

Total operating segments	$9,781	$9,822	$9,339

Selected information for Aon's operating segments is as follows:

	Risk and Insurance Brokerage Services			Consulting			Insurance Underwriting
(millions) Years ended December 31,	2005	2004	2003	2005	2004	2003	2005	2004	2003

Revenue by geographic area:
United States	$2,007	$2,151	$2,224	$730	$754	$762	$2,175	$2,108	$1,953
United Kingdom	1,014	1,056	1,093	206	213	182	340	456	460
Continent of Europe	1,279	1,265	1,112	186	162	139	330	284	211
Rest of World	1,100	1,025	910	133	118	102	343	302	259

Total revenues (1)	5,400	5,497	5,339	1,255	1,247	1,185	3,188	3,150	2,883
General expenses (1) (2) (3)	4,677	4,768	4,548	1,144	1,115	1,075	1,323	1,380	1,260
Benefits to policyholders	—	—	—	—	—	—	1,551	1,516	1,427
Provision for New York and other state settlements	4	153	—	1	27	—	—	—	—

Total expenses	4,681	4,921	4,548	1,145	1,142	1,075	2,874	2,896	2,687

Income before income tax	$719	$576	$791	$110	$105	$110	$314	$254	$196

Identifiable assets at December 31	$12,566	$13,235	$13,174	$319	$333	$296	$7,233	$7,122	$6,598

(1)
Excludes the elimination of intersegment revenues and expenses of $62 million, $72 million and $68 million for 2005, 2004 and 2003, respectively.

(2)
Insurance underwriting general expenses include amortization of deferred acquisition costs of $433 million, $437 million and $399 million in 2005, 2004 and 2003, respectively.

(3)
Includes depreciation and amortization expense.

        Corporate and Other segment revenue consists of investment income from equity, fixed-maturity and short-term investments that are assets primarily of the insurance underwriting subsidiaries that exceed policyholders liabilities. These assets may include non-income producing equities, valuation changes in limited partnership investments and income and losses on disposals of all securities,

Aon Corporation 2005

including those pertaining to assets maintained by the operating segments. Corporate and Other segment general expenses include administrative and certain information technology costs.

Selected information for Aon's Corporate and Other segment is as follows:

	Corporate and Other
(millions) Years ended December 31,	2005	2004	2003

Revenue	$56	$109	$125

General expenses (1)	109	81	61
Interest expense	125	136	101
Unusual credit —World Trade Center	—	—	(14)

Total expenses	234	217	148

Loss before income tax	$(178)	$(108)	$(23)

Identifiable assets at December 31	$7,700	$7,639	$6,959

(1)
Includes depreciation expense.

Selected information for Aon's investment income is as follows:

(millions) Years ended December 31,	2005	2004	2003

Risk and Insurance Brokerage Services (primarily short-term investments)	$129	$80	$68
Consulting (primarily short-term investments)	4	3	2
Insurance Underwriting (primarily fixed maturities)	154	129	115
Corporate and Other (primarily equity and other investments and limited partnerships)	56	109	125

Total investment income	$343	$321	$310

Aon Corporation 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON FINANCIAL STATEMENTS

Board of Directors and Stockholders
Aon Corporation

        We have audited the accompanying consolidated statements of financial position of Aon Corporation as of December 31, 2005 and 2004 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Aon Corporation as of December 31, 2005 and 2004 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 1, as of December 31, 2003 the Company changed its method of accounting for its involvement with certain variable interest entities.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company's internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 7, 2006 expressed an unqualified opinion thereon.

Chicago, Illinois
March 7, 2006

Aon Corporation 2005

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

        Management of Aon Corporation and its subsidiaries is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. The Company's internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

        Management assessed the effectiveness of the Company's internal control over financial reporting as of December 31, 2005. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework.

        Based on our assessment, management believes that the Company maintained effective internal control over financial reporting as of December 31, 2005.

        Our assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005 has been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report on page D-113.

/s/ GREGORY C. CASE Gregory C. Case President & Chief Executive Officer March 8, 2006	/s/ DAVID P. BOLGER David P. Bolger Executive Vice President, Chief Financial Officer & Chief Administrative Officer March 8, 2006

Aon Corporation 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON
INTERNAL CONTROL OVER FINANCIAL REPORTING

Board of Directors and Stockholders
Aon Corporation

        We have audited management's assessment, included in the accompanying Management's Report on Internal Control Over Financial Reporting, that Aon Corporation maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Aon Corporation's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Company's internal control over financial reporting based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

        A Company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A Company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company's assets that could have a material effect on the financial statements.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

        In our opinion, management's assessment that Aon Corporation maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, Aon Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on the COSO criteria.

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of financial position of Aon Corporation as of December 31, 2005 and 2004 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2005 and our report dated March 7, 2006 expressed an unqualified opinion thereon.

Chicago, Illinois
March 7, 2006

Aon Corporation 2005

SELECTED FINANCIAL DATA

(millions except common stock and per share data)	2005	2004	2003	2002	2001

INCOME STATEMENT DATA
Brokerage commissions and fees	$6,646	$6,822	$6,545	$5,853	$5,193
Premiums and other	2,848	2,788	2,609	2,368	2,027
Investment income	343	321	310	249	206

Total revenue	$9,837	$9,931	$9,464	$8,470	$7,426

Income from continuing operations	$642	$545	$642	$464	$146
Discontinued operations	95	1	(14)	2	1

Net Income	$737	$546	$628	$466	$147

DILUTED PER SHARE DATA
Income from continuing operations	$1.89	$1.63	$1.94	$1.63	$0.53
Discontinued operations	0.28	—	(0.04)	0.01	—

Net income	$2.17	$1.63	$1.90	$1.64	$0.53

BASIC NET INCOME PER SHARE
Income from continuing operations	$1.99	$1.70	$2.01	$1.64	$0.54
Discontinued operations	0.29	—	(0.04)	0.01	—

Net income	$2.28	$1.70	$1.97	$1.65	$0.54

BALANCE SHEET DATA
ASSETS
Investments	$9,064	$8,453	$7,240	$6,443	$6,090
Brokerage and consulting receivables	8,072	8,235	8,335	8,120	6,843
Intangible assets	4,506	4,744	4,659	4,296	4,062
Other	6,176	6,897	6,793	6,475	5,335

Total assets	$27,818	$28,329	$27,027	$25,334	$22,330

LIABILITIES AND STOCKHOLDERS' EQUITY
Insurance premiums payable	$9,427	$9,775	$9,816	$9,420	$7,933
Policy liabilities	6,508	6,393	5,932	5,310	4,990
Notes payable	2,105	2,115	2,095	1,671	1,694
General liabilities	4,475	4,893	4,636	4,286	3,398

Total liabilities	22,515	23,176	22,479	20,687	18,015
Redeemable preferred stock	—	50	50	50	50
Capital securities	—	—	—	702	800
Stockholders' equity	5,303	5,103	4,498	3,895	3,465

Total liabilities and stockholders' equity	$27,818	$28,329	$27,027	$25,334	$22,330

COMMON STOCK AND OTHER DATA
Dividends paid per share	$0.60	$0.60	$0.60	$0.825	$0.895
Price range	37.14-20.65	29.40-18.17	26.79-17.41	39.63-13.50	44.80-29.75
At year-end:
Stockholders' equity per share	$16.51	$16.11	$14.32	$12.56	$12.82
Market price	$35.95	$23.86	$23.94	$18.89	$35.52
Common stockholders	10,523	11,291	11,777	11,419	13,273
Shares outstanding (in millions)	321.2	316.8	314.0	310.2	270.2
Number of employees	46,600	47,900	54,400	55,100	53,300

Aon Corporation 2005

QUARTERLY FINANCIAL DATA

(millions except per share data)	1Q	2Q	3Q	4Q	2005

INCOME STATEMENT DATA
Brokerage commissions and fees	$1,675	$1,664	$1,582	$1,725	$6,646
Premiums and other	698	718	732	700	2,848
Investment income	91	74	73	105	343

Total revenue	$2,464	$2,456	$2,387	$2,530	$9,837

Income from continuing operations	$198	$180	$120	$144	$642
Discontinued operations	2	11	2	80	95

Net income	$200	$191	$122	$224	$737

PER SHARE DATA
Diluted:
Income from continuing operations	$0.58	$0.54	$0.35	$0.42	$1.89
Discontinued operations	0.01	0.03	0.01	0.23	0.28

Net income	$0.59	$0.57	$0.36	$0.65	$2.17

Basic:
Income from continuing operations	$0.61	$0.56	$0.36	$0.44	$1.99
Discontinued operations	0.01	0.03	0.01	0.25	0.29

Net income	$0.62	$0.59	$0.37	$0.69	$2.28

COMMON STOCK DATA
Dividends paid per share	$0.15	$0.15	$0.15	$0.15	$0.60
Stockholders' equity per share	16.19	16.49	16.65	16.51	16.51
Price range	25.44-21.35	26.10-20.65	32.87-24.90	37.14-30.62	37.14-20.65
Shares outstanding	317.8	318.5	320.0	321.2	321.2
Average monthly trading volume	24.5	25.6	25.7	27.7	25.9

(millions except per share data)	1Q	2Q	3Q	4Q	2004

INCOME STATEMENT DATA
Brokerage commissions and fees	$1,739	$1,691	$1,601	$1,791	$6,822
Premiums and other	692	716	693	687	2,788
Investment income	80	69	50	122	321

Total revenue	$2,511	$2,476	$2,344	$2,600	$9,931

Income from continuing operations	$193	$167	$112	$73	$545
Discontinued operations	(23)	6	10	8	1

Net income	$170	$173	$122	$81	$546

PER SHARE DATA
Diluted:
Income from continuing operations	$0.58	$0.50	$0.33	$0.22	$1.63
Discontinued operations	(0.07)	0.02	0.03	0.02	—

Net income	$0.51	$0.52	$0.36	$0.24	$1.63

Basic:
Income from continuing operations	$0.60	$0.52	$0.35	$0.23	$1.70
Discontinued operations	(0.07)	0.02	0.03	0.02	—

Net income	$0.53	$0.54	$0.38	$0.25	$1.70

COMMON STOCK DATA
Dividends paid per share	$0.15	$0.15	$0.15	$0.15	$0.60
Stockholders' equity per share	14.77	14.94	15.38	16.11	16.11
Price range	29.10-23.47	29.04-25.15	29.40-24.46	29.05-18.17	29.40-18.17
Shares outstanding	315.1	315.8	316.5	316.8	316.8
Average monthly trading volume	18.6	21.9	17.0	46.0	25.9

(1)
Includes $140 million after-tax charge for settlements with the New York Attorney General and other regulatory authorities and for costs to settle the Daniel class action lawsuit.

Aon Corporation 2005

CERTIFICATIONS

        Aon Corporation has submitted to the New York Stock Exchange a certificate of the Chief Executive Officer of Aon certifying that he is not aware of any violation by Aon of New York Stock Exchange corporate governance listing standards. In addition, Aon has included as Exhibits 31.1 and 31.2 to its Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission certificates of the Chief Executive Officer and Chief Financial Officer of Aon certifying the quality of Aon's public disclosure.

Aon Corporation 2005

CORPORATE INFORMATION
BOARD OF DIRECTORS

Patrick G. Ryan
Executive Chairman

Gregory C. Case
President and Chief Executive Officer

Edgar D. Jannotta
Chairman
William Blair & Company, L.L.C.

Jan Kalff
Former Chairman of the Managing Board
ABN AMRO Holding N.V./
ABN AMRO Bank N.V.
International Advisory Committee
Federal Reserve Bank of New York

Lester B. Knight
Founding Partner
RoundTable Healthcare Partners

J. Michael Losh
Chief Financial Officer and
Executive Vice President (retired)
General Motors Corporation

R. Eden Martin
Senior Counsel
Sidley Austin LLP
President
Civic Committee
The Commercial Club of Chicago

Andrew J. McKenna
Chairman, Schwarz
Non-Executive Chairman
McDonald's Corporation

Robert S. Morrison
Vice Chairman (retired)
PepsiCo, Inc.
Chairman, President and
Chief Executive Officer (retired)
The Quaker Oats Company

Richard C. Notebaert
Chairman and
Chief Executive Officer
Qwest Communications International Inc.

John W. Rogers, Jr.
Chairman and
Chief Executive Officer
Ariel Capital Management, LLC
Trustee – Ariel Investment Trust

Gloria Santona
Executive Vice President,
General Counsel and Secretary
McDonald's Corporation

Carolyn Y. Woo
Dean
Mendoza College of Business
University of Notre Dame

Aon Corporation 2005

CORPORATE OFFICERS

Patrick G. Ryan
Executive Chairman

Gregory C. Case
President and Chief Executive Officer

Michael D. O'Halleran
Senior Executive Vice President

David P. Bolger
Executive Vice President,
Chief Financial Officer and
Chief Administrative Officer

Ted T. Devine
Executive Vice President and
Head of Corporate Strategy

D. Cameron Findlay
Executive Vice President and
General Counsel

Dennis L. Mahoney
Chairman and Chief Executive Officer
Aon Limited

Dirk P.M. Verbeek
Chairman and Chief Executive Officer
Aon Risk Services International

Andrew M. Appel
Chief Executive Officer
Aon Consulting Worldwide, Inc.

Steven P. McGill
Chief Executive Officer
Aon Risk Services Americas

Diane M. Aigotti
Senior Vice President and Treasurer

Michael A. Conway
Senior Vice President and
Senior Investment Officer

Kevann M. Cooke
Senior Vice President,
Corporate Secretary and
Chief Governance Officer

Jeremy G.O. Farmer
Senior Vice President and
Head of Human Resources

Daniel F. Hunger
Senior Vice President and Controller

Richard E. Barry
Vice President and Deputy General Counsel

Carl J. Bleecher
Vice President
Internal Audit

Bobbie Gregg
Vice President and
Chief Compliance Officer

Vaughn Hooks
Vice President
Taxes

Robert S. Rivkin
Vice President and Deputy General
Counsel – Litigation and Government Affairs

Craig A. Streem
Vice President
Investor Relations

Corbette Doyle
Chief Diversity Officer

Aon Corporation 2005

CORPORATE AND STOCKHOLDER INFORMATION

Aon Corporation Aon Center 200 East Randolph Street Chicago, IL 60601 (312) 381-1000
Stock Trading Aon Corporation's common stock is listed on the New York Stock Exchange.
Trading symbol: AOC
Annual Stockholders' Meeting The 2006 Annual Meeting of Stockholders will be held on May 19, 2006 at 10:00 a.m. (Central Time) at:
Aon Center The Indiana Room 200 East Randolph Street Chicago, IL 60601
Transfer Agent and Dividend Reinvestment Services Administrator Computershare Trust Company, N.A. P.O. Box 43069 Providence, RI 02940-3069
Within the U.S. and Canada: (800) 446-2617 Outside the U.S. and Canada: (781) 575-2723 TDD/TTY for hearing impaired: (800) 952-9245
Internet: www.computershare.com/Equiserve

Stockholder Information
Copies of the Annual Report, Forms 10-K and 10-Q, and other Aon information may be obtained from the Investors section of our Internet website, www.aon.com, or by calling Stockholder Communications:
Within the U.S. and Canada: (888) 858-9587 Outside the U.S. and Canada: (858) 244-2082
Independent Registered Public Accounting Firm Ernst & Young LLP
Products and Services For more information on Aon's products and services, please refer to our website, www.aon.com.

Aon Corporation 2005

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS,

PROXY STATEMENT AND 2005 ANNUAL FINANCIAL REPORT

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		☐	Mark this box with an X if you have made changes to your name or address details above.

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A
Election of Directors    PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.
1.	The Board of Directors recommends a vote FOR the listed nominees.
		For	Withhold		For	Withhold		For	Withhold
	01 - Patrick G. Ryan	☐	☐	06 - J. Michael Losh	☐	☐	11 - Richard C. Notebaert	☐	☐
	02 - Gregory C. Case	☐	☐	07 - R. Eden Martin	☐	☐	12 - John W. Rogers, Jr.	☐	☐
	03 - Edgar D. Jannotta	☐	☐	08 - Andrew J. McKenna	☐	☐	13 - Gloria Santona	☐	☐
	04 - Jan Kalff	☐	☐	09 - Robert S. Morrison	☐	☐	14 - Carolyn Y. Woo	☐	☐
	05 - Lester B. Knight	☐	☐	10 - Richard B. Myers	☐	☐
B
Issues
The Board of Directors recommends a vote FOR the following proposals.
		For	Against	Abstain			For	Against	Abstain
2.	Ratification of appointment of Ernst & Young LLP as Aon's Independent Registered Public Accounting Firm.	☐	☐	☐	4.	Approval of material terms of the performance goals under, and an amendment to, the Aon Stock Incentive Plan.	☐	☐	☐
3.	Approval of material terms of the performance goals under, and an amendment to, the Senior Officer Incentive Compensation Plan.	☐	☐	☐	5.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.	☐	☐	☐
					☐	Mark this box with an X if you have made comments below.

C
Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

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Proxy/Voting Instruction Card - Aon Corporation

Chicago, Illinois

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on May 19, 2006

The undersigned hereby appoints Gregory C. Case, D. Cameron Findlay or Kevann M. Cooke, each individually and each with powers of substitution, as proxies for the undersigned to vote all the shares of Common Stock the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Aon Corporation called to be held on May 19, 2006 at Indiana Room, Aon Center, 200 East Randolph Street, Chicago, IL 60601 at 10:00 A.M. CDT, or any adjournment or postponement thereof in the manner indicated on the reverse side of this proxy, and upon such other business as may lawfully come before the meeting. IF NO DIRECTION AS TO THE MANNER OF VOTING THE PROXY IS MADE, THE PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 THROUGH 4 AS INDICATED ON THE REVERSE SIDE HEREOF. This card also constitutes voting instructions by the undersigned participant, as a named fiduciary under the Aon Savings Plan, to the trustees of the ESOP Account of the Aon Savings Plan, and the trustees of the Aon Stock Fund of the Aon Savings Plan, respectively, for all shares votable by the undersigned participant and held of record by such trustees, if any. If there are any shares for which instructions are not timely received, the trustees of each plan will cause all such shares to be voted in the same manner and proportion as the shares of the respective plans for which timely instructions have been received, unless to do so would be contrary to ERISA. All voting instructions for shares held of record by the plans shall be confidential.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE) but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations.

This proxy, when properly executed, will be voted in the manner directed herein. The Board of Directors recommends a vote "FOR" the listed nominees and Proposals 2 through 4.

Stockholder Service Information

Cash Dividend Payments—U.S. Based Stockholders:

Aon encourages all stockholders who do not participate in the Dividend Reinvestment Plan to authorize the electronic deposit of their quarterly dividend payments directly into their checking or savings accounts. To take advantage of this free service, please mail a VOIDED check directly to Computershare at the address listed below along with your request for enrollment.

Dividend Reinvestment:

If you currently receive a cash payment for your dividend and wish to reinvest your dividend into additional shares of Aon Corporation common stock, you may view the Dividend Reinvestment Plan brochure through the Internet at www.computershare.com\equiserve or you may telephone a customer service representative at one of the numbers listed below and request that one be sent to you.

Internet Account Services:

Stockholders can access their account information on-line at www.computershare.com\equiserve. Through the Internet, you can view your certificate holdings and dividend reinvestment plan history. You can also request address changes and dividend reinvestment plan statements.

Frequently Asked Questions:

For general information pertaining to stock transfers, please visit the FAQ section, under "Shareholder Services" at www.computershare.com\equiserve. If you have further questions regarding stock transfer related issues please call our stock transfer agent, Computershare Trust Company. Representatives are available to assist you Monday through Friday, 9:00 A.M. through 5:00 P.M. Eastern Time. The automated voice response telephone system is available 24 hours a day, 7 days a week.

Computershare Contact Information:

Computershare Trust Company, N.A.	Via Telephone: Inside the U.S.	(800) 446-2617
P.O. Box 43069	Outside the U.S.:	(781) 575-2723
Providence, RI 02940-3069	Hearing Impaired:	(800) 952-9245
Via Internet: www.computershare.com\equiserve

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)		To vote using the Internet
•	Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	•	Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE
•	Follow the simple instructions provided by the recorded message.	•	Enter the information requested on your computer screen and follow the simple instructions.

VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 11.59 p.m., Eastern Time, on May 18, 2006.
THANK YOU FOR VOTING

QuickLinks

PRINCIPAL HOLDERS OF VOTING SECURITIES
AGENDA ITEM NO. 1--ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMPENSATION OF THE BOARD OF DIRECTORS
BOARD OF DIRECTORS—CORPORATE GOVERNANCE
BOARD OF DIRECTORS—COMMITTEES AND MEETINGS
REPORT OF THE AUDIT COMMITTEE
AGENDA ITEM NO. 2--RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
EXECUTIVE COMPENSATION
STOCK PERFORMANCE GRAPH
ORGANIZATION AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
EQUITY COMPENSATION PLAN INFORMATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
LEGAL PROCEEDINGS AGAINST OFFICERS AND DIRECTORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING
INCORPORATION BY REFERENCE
OTHER MATTERS
APPENDIX A
APPENDIX B
APPENDIX C
APPENDIX D
OVERVIEW
KEY RECENT EVENTS
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
REVIEW OF CONSOLIDATED RESULTS
REVIEW BY SEGMENT
FINANCIAL CONDITION AND LIQUIDITY
  Market Risk Exposures.
INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS